Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 13, 2017

Registration Statement No. 333-217126

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-11
FOR REGISTRATION
UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

KKR Real Estate Finance Trust Inc.
(Exact name of registrant as specified in its governing instruments)

9 West 57th Street, Suite 4200
New York, New York 10019
Tel: (212) 750-8300
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

KKR Real Estate Finance Manager LLC
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: General Counsel
Tel: (212) 750-8300
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Tel: (212) 455-2000	Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 W. 52nd Street New York, New York 10019 Tel: (212) 878-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☐
Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)

Common stock, $0.01 par value per share	$100,000,000	$11,590	(3)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares of common stock subject to the underwriters' option to purchase additional shares of common stock.

(3)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated April 13, 2017

            Shares

KKR Real Estate Finance Trust Inc.

Common Stock

        This is an initial public offering of shares of common stock of KKR Real Estate Finance Trust Inc. We are offering all of the                 shares of our common stock to be sold in this offering.

        It is currently estimated that the initial public offering price per share will be between $            and $            per share. Prior to this offering, there has been no public market for our common stock. We intend to apply for listing of the common stock on the New York Stock Exchange ("NYSE") under the symbol "KREF".

        We are a real estate finance company that focuses primarily on originating and acquiring senior loans secured by commercial real estate assets. We are externally managed and advised by KKR Real Estate Finance Manager LLC, a subsidiary of KKR & Co. L.P. (together with its subsidiaries, "KKR"). We are a Maryland corporation, and we have elected to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes. Shares of our common stock are subject to limitations on ownership and transfer that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our common stock, including, subject to certain exceptions, a 9.8% limit, in value or by number of shares, whichever is more restrictive, on the ownership of any class or series of our outstanding capital stock. See "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law—REIT Qualification Restrictions on Ownership and Transfer."

        Upon the completion of this offering, KKR will continue to control a majority of the voting power of shares eligible to vote in the election of our directors. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Management—Controlled Company Exception."

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 32 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
Please see the section entitled "Underwriting" for a complete description of the compensation payable to the underwriters.

        The underwriters have the option to purchase up to an additional                shares of our common stock from us at the public offering price less the underwriting discount within 30 days after the date of this prospectus.

        The shares sold in this offering are expected to be ready for delivery in New York, New York on or about                        , 2017.

Wells Fargo Securities	Morgan Stanley	KKR
Barclays	Goldman, Sachs & Co.	J.P. Morgan
Keefe, Bruyette & Woods, Inc.
A Stifel Company

Prospectus dated                        , 2017.

        You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We and the underwriters are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales thereof are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

        Except where the context requires otherwise, the terms "company," "we," "us," "our" and "KREF" refer to KKR Real Estate Finance Trust Inc., a Maryland corporation, and its subsidiaries; "Manager" refers to KKR Real Estate Finance Manager LLC, a Delaware limited liability company, our external manager; and "KKR" refers to KKR & Co. L.P., a Delaware limited partnership, and its subsidiaries.

i

 MARKET AND OTHER INDUSTRY DATA

        This prospectus includes market and other industry data and estimates that are based on our management's knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates' experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this prospectus, and we believe our estimates to be accurate as of the date of this prospectus or such other date stated in this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.

ii

PROSPECTUS SUMMARY

        This summary does not contain all of the information that you should consider before investing in shares of our common stock. You should read the entire prospectus carefully before making an investment decision, especially the risks discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

 Our Company

        KREF is a real estate finance company that focuses primarily on originating and acquiring senior loans secured by commercial real estate ("CRE") assets. Our investment strategy is to originate or acquire senior loans collateralized by institutional-quality CRE assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. Our target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. Our investment objective is capital preservation and generating attractive risk-adjusted returns for our stockholders over the long term, primarily through dividends.

        We began our investment activities in October 2014, with KKR committing $400.0 million in equity capital since that time. We raised an additional $438.1 million in equity commitments from third-party investors and certain current and former employees of and consultants to KKR as of December 31, 2016, bringing our total committed capital base to $838.1 million, which will be fully drawn prior to the completion of this offering. As of December 31, 2016, we had originated and established an $840.8 million diversified portfolio of performing CRE debt investments, including senior loans, mezzanine loans, preferred equity and the junior-most bonds ("CMBS B-Pieces") of commercial mortgage-backed securities ("CMBS"), with $482.7 million of equity invested. As of December 31, 2016, we had undrawn equity capital commitments of $355.3 million remaining for future deployment.

Our Manager and KKR

        We are externally managed by KKR Real Estate Finance Manager LLC ("our Manager"), a registered investment adviser and a subsidiary of KKR & Co. L.P., a leading global investment firm with a 40-year history of leadership, innovation and investment excellence. KKR manages investments across multiple asset classes, including private equity, real estate, energy, infrastructure, credit and hedge funds. KKR & Co. L.P. is listed on the New York Stock Exchange (NYSE: KKR) and reported $129.6 billion of assets under management as of December 31, 2016. KKR's "One-Firm" culture encourages collaboration and leveraging resources and relationships across KKR to help find creative solutions for clients seeking capital and strategic partnerships. We believe our Manager's relationship with KKR and its differentiated global investment management platform provides us with significant advantages in sourcing, evaluating, underwriting and managing our investments.

        In connection with the performance of its duties, our Manager benefits from the resources, relationships and expertise of KKR's global real estate group ("KKR Real Estate"), which provides equity and debt capital across a variety of real estate sectors and strategies. Established in 2011 under the leadership of Ralph F. Rosenberg, Global Head of KKR Real Estate and Chairman of our board of directors, KKR Real Estate has invested or committed over $3.0 billion of capital through December 31, 2016. Mr. Rosenberg, who has 28 years of real estate equity and debt transaction experience, is supported at KKR Real Estate by a team of over 45 dedicated investment professionals across seven offices globally. We believe that KKR Real Estate's global relationships with property owners, managers, lenders, brokers and advisors and real-time knowledge derived from its broadly diversified real estate holdings provide our Manager with access to sourcing channels as well as operational and strategic insights to help our Manager evaluate and monitor individual investment opportunities. Additionally, our Manager leverages the proprietary information available to us through

KKR's global investment platforms to conduct thorough underwriting and due diligence and develop a deeper understanding of the opportunities, risks and challenges of the investments that we review. Further, our Manager benefits from KKR Capital Markets ("KCM"), a subsidiary of KKR & Co. L.P., comprised of a team of over 40 investment professionals that advise KKR's investment teams and portfolio companies on executing equity and debt capital markets solutions.

        Our Manager is led by an experienced team of senior real estate professionals, including Christen E.J. Lee and Matthew A. Salem, our Co-Chief Executive Officers and Co-Presidents, and W. Patrick Mattson, our Chief Operating Officer, who collectively average over 17 years of CRE experience. Our Manager's senior leadership team is supported by 10 other investment professionals with significant expertise in executing our investment strategy. Our Manager's investment committee, which is comprised of Messrs. Rosenberg, Lee, Salem, Mattson, Todd A. Fisher, Global Chief Administrative Officer of KKR and a member of our board of directors, and Jamie M. Weinstein, Global Co-Head of KKR Special Situations, advises and consults with our Manager and its investment professionals with respect to our investment strategy, portfolio construction, financing and investment guidelines and risk management and approves all of our investments. See "Management" and "Our Manager and the Management Agreement" for biographical information regarding these individuals.

Market Opportunity

        We believe there is strong demand for CRE debt capital driven by a high volume of over-leveraged, near-term loan maturities, strong transaction volume fueled by improved economic conditions and CRE fundamentals, and continued global capital inflows for CRE investment in the United States. In addition, constrained supply of CRE debt capital driven in large part by more restrictive underwriting standards from conventional financing sources compounded by increasing regulatory pressures have created a potential opportunity for alternative lenders like us to serve as attractive debt capital solutions providers to the real estate market. We believe our Manager's expertise in sourcing transactions and underwriting complex real estate risk, complemented by KKR's broader institutional investment capabilities, allow us to capitalize on current market dynamics and execute on investment opportunities that earn attractive risk-adjusted yields. In a rising interest rate environment, we believe that our investment strategy of originating or acquiring primarily shorter-term, floating-rate senior loans positions us to grow our earnings and dividends to the extent short-term rates increase.

        The CRE market has largely recovered from the global financial crisis that began in mid-2007. However, one legacy of the credit boom that preceded the economic recession in 2008 and 2009 is that many existing CRE loans originated at the peak of the market are scheduled to mature in the near term, resulting in the continuation of a wave of CRE loan maturities that will need to be refinanced or recapitalized. In the United States, $398.9 billion of CRE loans, including $136.1 billion of CMBS, are scheduled to mature in 2017 alone. The chart below illustrates historical and projected debt maturities by lender type.

(1)
Data is through December 2016.

  Source: Trepp, LLC, December 2016.

        According to Morningstar Credit Ratings, the CMBS maturity payoff rate (which estimates, on a weighted average basis, over a specified period the percentage of maturing senior loans that are capable of being refinanced without additional debt or equity recapitalization) is expected to drop below 65% in 2017 (based on Morningstar LTVs of more than 80%, which Morningstar uses as a measure of estimating refinancing prospects). Based on this Morningstar payoff rate and CRE loan data from Trepp, LLC, we estimate that approximately $47.7 billion of maturing CMBS loans alone may require alternative or additional financing beyond traditional replacement senior loans at maturity during 2017.

        We believe economic growth trends in the U.S. macroeconomic environment continue to benefit CRE fundamentals, resulting in increased demand for almost all real estate sectors in many major U.S. markets. Early in the post-crisis recovery, gateway cities, such as New York City, Los Angeles, San Francisco, Boston and Washington, D.C., were the predominant beneficiaries of capital flows due to the perception of relative economic stability, and in turn, were the first to see a recovery in real estate values from the trough of the cycle. However, there has since been considerable broadening of the economic recovery, with many markets benefiting from employment gains and consequently experiencing increased CRE demand and real estate values.

        Despite the increase in CRE demand driven by continued economic expansion, rates of new supply remain low, with current deliveries well below the median levels experienced over much of the last two decades. While certain sectors in select gateway cities have experienced meaningful supply increases, supply growth is generally in line with or below long-term trends and existing demand levels in most markets across the country. New property completions as a percentage of existing stock is over 50% below the 36 year historical average between 1980 and 2016, resulting in a more stable environment in which to deploy capital.

        As a result of increased CRE demand and continued global capital inflows into real estate, CRE transaction volume has been strong in recent years. According to Real Capital Analytics, 2016 transaction volume was $491.7 billion through December 2016. From 2010 to 2016, transaction volume grew at a compounded annual growth rate of 21.8%. While total 2016 transaction volume decreased year-over-year from 2015, it was only exceeded by 2007 and 2015 levels, which we believe evidences a healthy real estate investment market that is driving strong continued transaction pace, and in turn, creating acquisition financing opportunities. In addition, individual deal volume increased every year from 2009 to 2015, remaining level in 2016.

(1)
Based on independent reports of properties and portfolios $2.5 million and greater. Prior to 2005, RCA primarily captured sales valued at $5.0 million and above.

(2)
Data is through December 2016.

Source: Real Capital Analytics, December 2016.

        Despite strong demand for CRE debt capital, leverage from conventional financing sources and supply from CMBS lenders remains constrained, creating an opportunity for alternative lenders like us to fill the capital void.

        The limited supply of CRE debt capital is attributable to a reduction in the number of financial institutions that historically satisfied much of the CRE financing demand, current lending practices that are more conservative than those prior to the economic crisis, muted new issuance of CMBS, including multi-borrower, floating-rate CMBS, which accounted for a meaningful portion of the CRE lending market during the last real estate cycle, and a restrictive regulatory environment.

        Although banks and CMBS lenders have returned to the market following retraction coming out of the financial crisis, we believe that significant changes in the regulatory environment and institutional risk tolerance have reduced many lenders' capacity and appetite for CRE lending. Absent legislative change, in particular as a result of the 2016 Presidential and Congressional elections, we expect the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the most recent capital framework established by the Basel Committee on Banking Supervision ("Basel III") to continue to restrict the scope of lending at many regulated financial institutions and increase financing costs from traditional sources of real estate capital. The primary drivers of these increased costs are provisions requiring higher bank capital charges on certain types of CRE loans, and enhanced risk-retention requirements for CMBS.

Our Strategic Affiliation with KKR

Substantial Investment from KKR, Creating Strong Alignment of Interests

        KKR has committed to invest an aggregate of $400.0 million in our company and, upon completion of this offering, KKR will continue to beneficially own shares representing        % of our outstanding common stock. We expect the ownership percentage of KKR upon completion of this offering to significantly exceed manager affiliate contributions for public commercial mortgage REITs managed by firms that we consider to be our competitors, which ranged from approximately 3% to 10% upon the completion of their respective initial public offerings. In addition to KKR's investment, certain current and former employees of and consultants to KKR, including our Manager's senior management team and certain key senior investment professionals, have also committed an aggregate of $11.8 million to our equity capital prior to this offering. We believe that these significant investments create a strong alignment of interest among KKR, our Manager and our stockholders as it relates to credit assessment, prioritizing capital preservation, risk management, investment selection and maximizing returns.

Leveraging KKR's Global Platform

        We benefit from our Manager's ongoing affiliation with KKR, which provides our Manager with access to proprietary information, resources and relationships across KKR's global platform. Given our Manager's access to KKR Real Estate and KKR's broader resources, we believe we are well positioned to evaluate real estate and market trends to help us identify value in opportunities that our competitors might not pursue.

        Established in 1976, KKR was a pioneer of the leveraged buyout industry and is one of the world's largest and most successful private equity firms through four decades of economic cycles and private equity market changes. KKR is a leading global investment management firm that manages investments across multiple asset classes, including private equity, real estate, energy, infrastructure, credit and hedge funds. KKR & Co. L.P. is listed on the New York Stock Exchange and reported $129.6 billion of assets under management as of December 31, 2016. Our real estate credit investing strategy leverages all of these competencies.

        KKR's "One-Firm" culture encourages the sharing of information, resources and relationships, where appropriate and permitted under applicable legal, regulatory and compliance requirements, to help us conduct comprehensive due diligence and devise creative financing solutions for our borrowers. Our Manager's ability to leverage KKR's market, sector and operational expertise through its diverse investments across industries and markets are key differentiators in our ability to source, evaluate and structure our target investments and risk manage the portfolio.

        Through our Manager's integration within KKR's global platform, we believe that we benefit from:

  •
  The Power of the "KKR Brand", which provides us with access to property owners, operators, intermediaries and financial institutions to gain a strategic edge in sourcing, securing and executing investments. KKR's institutional reputation and successful track record of investing provide us with credibility in the marketplace and instill high confidence in our borrowers regarding certainty of execution.

  •
  KKR's Financial Institution Relationships, which are broad-based and far reaching across KKR's global platform. These relationships afford us access to financing facilities from some of the largest financial institutions with favorable terms that create a differentiated cost of capital.

  •
  KKR Business Operations, which provide our Manager with the operational oversight and administrative competencies of KKR. As of December 31, 2016, KKR & Co. L.P. reported $129.6 billion of assets under management and had a $15.2 billion market capitalization based on KKR & Co. L.P. adjusted units as of December 31, 2016 and the closing price of KKR & Co. L.P. common units on the New York Stock Exchange on April 11, 2017. Our Manager has access to KKR's finance, tax, legal, compliance and information technology departments, among others, as well as KKR's comprehensive and institutional policies, procedures and infrastructure, to assist with the management of our company.

  •
  KKR's Private Equity Team, which, as of December 31, 2016, included 166 dedicated investment professionals, including 64 in the United States, provides our Manager with real-time, comprehensive views on a broad range of industries and sectors adjacent to the real estate asset class. Through the 119 portfolio companies that KKR managed as of December 31, 2016 and its ongoing research and expertise regarding competitors, suppliers and customers of its portfolio companies, our Manager is able to access proprietary insights into tenants associated with the investments we pursue. We expect our Manager to leverage KKR's experience in listing and managing public companies, as well as its corporate governance experience through its portfolio holdings.

  •
  KKR's Credit Team, which, as of December 31, 2016, included 94 dedicated investment professionals and has a current portfolio of approximately 800 issuers, allows our Manager to conduct meaningful due diligence on companies, industries and credits to gain insights into the creditworthiness of existing and prospective tenants in the assets we finance.

  •
  KKR's Capital Markets Team, or KCM, which, as of December 31, 2016, included 40 dedicated professionals who advise KKR, its portfolio companies and other third parties on both traditional and non-traditional capital markets solutions with expertise in debt, equity, derivatives, structuring, securities transactions and markets. KCM provides our Manager with strategic advantages in devising innovative approaches to financing and executing our investments, as well as sourcing new equity capital through its access to and experience in the equity capital markets. Since its inception in 2007, KCM has assisted companies in raising $21.0 billion across 22 initial public offerings and $70.7 billion across 105 follow-on offerings as of December 31, 2016.

  •
  KKR's Global Macro and Asset Allocation Team, which assists our KKR investment teams in their investment decision-making, provides our Manager with research and outlooks on macro-economic developments on a global and regional scale, enabling our Manager to develop thematic and specific investment views during due diligence, assess market, industry and sector trends to identify opportunities, and conduct a proactive asset management of our investment portfolio.

  •
  KKR's Network of Over 30 Senior and Industry Advisors around the globe, which includes leading executives at major global corporations as well as mid-sized businesses and, along with numerous other consultants and advisors in the real estate industry who work with KKR Real Estate, provide our Manager with access to sourcing channels as well as operational and strategic insights to help us evaluate individual investment opportunities.

  •
  KKR's Public Affairs Team provides our Manager with the ability to proactively manage our investment portfolio through governmental, community, regulatory, labor and environmental issues as necessary.

 Our Competitive Strengths

Experienced Senior Management and Established Team and Infrastructure

        Our Manager's investment team is comprised of 13 investment professionals with diverse backgrounds in sourcing, underwriting, structuring, closing, acquiring, managing and syndicating CRE debt investments. We believe that the strength and depth of this team, together with our Manager's infrastructure and proven ability to execute, will allow us to continue to scale our operations and grow our investment portfolio. Our Manager is led by Christen E.J. Lee and Matthew A. Salem, our Co-Chief Executive Officers and Co-Presidents, and W. Patrick Mattson, our Chief Operating Officer, who collectively average over 17 years of CRE experience, including real estate finance, lending, equity investment, capital markets and securities trading. The senior leadership team is supported by four senior origination professionals and six investment and underwriting professionals with significant expertise in executing our investment strategy.

        The investment committee of our Manager is comprised of a multi-disciplinary team of KKR senior personnel including Messrs. Rosenberg, Fisher, Weinstein, Lee, Salem and Mattson. Our Manager's investment committee advises and consults with our Manager's senior management team with respect to our investment strategy, portfolio construction, financing and investment guidelines and risk management and approves all of our investments. See "Our Manager and the Management Agreement."

        In addition to its key personnel, our Manager benefits from the operational oversight and administrative competencies of KKR. This allows us to access KKR's finance, tax, legal, compliance and information technology departments, among others, and provides us with institutional policies, procedures and infrastructure.

Fully Integrated Global Real Estate Investing Platform

        Our Manager benefits from being part of KKR Real Estate, an integrated, global real estate investment platform. KKR Real Estate was established in March 2011 to provide equity capital across multiple investment strategies including opportunistic equity, which has since expanded to include a dedicated real estate credit investment platform and other strategic platforms. Since its formation, KKR Real Estate has invested or committed over $3.0 billion of capital through December 31, 2016 to more than 60 real estate transactions across North America, Europe and Asia. KKR's first real estate investment fund, KKR Real Estate Partners Americas, began operations in May 2013 having raised $1.2 billion in commitments, and has generated substantial value for its investors. KKR Real Estate is led by Ralph F. Rosenberg, Global Head of KKR Real Estate and Chairman of our board of directors, who has 28 years of real estate equity and debt experience, including holding senior management roles at Eton Park as well as Goldman Sachs, where he oversaw the investment and management of real estate transactions worldwide. As of December 31, 2016, KKR Real Estate consisted of over 45 dedicated investment professionals across seven offices globally.

        KKR Real Estate provides us with access to extensive institutional relationships with borrowers and intermediaries, expertise in identifying, evaluating and structuring real estate investments, and real-time information on markets in which KKR Real Estate's investment funds own and operate real estate assets. We believe our adjacency to KKR Real Estate's private equity business provides us with differentiated sourcing and underwriting advantages relative to standalone real estate lending platforms. We often pursue lending opportunities that were initially sourced and underwritten by KKR Real Estate for equity investment, providing us with institutional knowledge about certain investments that allows our Manager to expedite its deal reviews and make more informed investment decisions. Additionally, we leverage KKR Real Estate's operating partner relationships, which provide us with supplemental sourcing channels and assist us in evaluating and underwriting our investments, including the review of business plans and budgets. We believe that our Manager's integration with KKR and its affiliates as real estate owners across major asset classes in many major markets favorably positions us relative to many of our standalone competitors that do not have a complementary real estate private equity business.

        Although our strategy is to invest in performing loans, there may be instances that require us to take a more active role in managing an asset in our portfolio. Through KKR Real Estate's experience owning, operating and repositioning real estate through its private equity business, we believe our Manager has adequate resources to protect and maximize the value of an investment if it becomes sub-performing or non-performing.

Diversified, Performing Portfolio Demonstrates Execution of Investment Strategy

        We began operations in October 2014 and have established an $840.8 million portfolio of diversified investments consisting of performing senior loans, mezzanine loans, preferred equity and CMBS B-Pieces as of December 31, 2016. We believe our current portfolio, comprised of target assets representative of our investment philosophy, validates our ability to execute on our stated market opportunity and investment strategy, including lending against high-quality real estate in liquid markets with strong fundamentals to experienced and well-capitalized sponsors. As we continue to scale our portfolio, we expect that our originations will be more heavily weighted toward floating-rate loans. We expect the majority of our future investment activity to focus on originating floating-rate senior loans that we finance with our repurchase facilities, with a secondary focus on originated floating-rate loans for which we syndicate a senior position and retain a subordinated interest for our portfolio. As a result, we expect that the percentage of our target portfolio comprised of CMBS B-Pieces will decrease over time and the percentage of floating-rate loans, including senior loans, will increase over time. As of December 31, 2016, our portfolio had experienced no impairments and did not contain any legacy assets that were originated prior to October 2014. The following charts illustrate the diversification of our portfolio, based on type of investment, underlying property type and location, and interest rate category, as of December 31, 2016:

The charts above are based on total assets. Total assets reflect (i) the current principal amount of our senior and mezzanine loans, net of a 5% noncontrolling interest in the entity that holds certain of our mezzanine loans; (ii) the cost basis of our preferred equity investment, net of a 20% noncontrolling interest in the entity that holds our preferred equity investment; and (iii) the cost basis of our CMBS B-Pieces, net of VIE liabilities. In accordance with GAAP, we carry our CMBS B-Pieces at fair value, which we valued above our cost basis as of December 31, 2016.

(1)
Excludes CMBS B-Pieces. Our CMBS B-Piece portfolio diversification is as follows:

•
Vintage:    2015 (65.6%), 2016 (34.4%).

•
Geography:    California (23.0%), Texas (12.7%), New York (9.2%), Illinois (7.1%), Florida (5.5%), Other (42.5%). As of December 31, 2016, no other individual geography comprised more than 5% of our total CMBS B-Piece portfolio.

•
Property Type:    Office (26.3%), Retail (25.2%), Hospitality (15.1%), Multifamily (10.6%), Other (22.8%). As of December 31, 2016, no other individual property type comprised more than 10% of our total CMBS B-Piece portfolio.

        Our senior loans had a weighted average LTV of 65.2% as of December 31, 2016, and we have focused our portfolio on senior positions in the capital structure where the sponsor has meaningful cash or imputed equity subordinated to our position to provide what we believe is meaningful downside protection in the event of credit impairment at the asset level. As of December 31, 2016, we maintained a controlling position in all of our senior loans and subordinate debt positions (subject to the terms of our master repurchase agreements, as applicable).

Our Investment Philosophy—the "KKR Edge"

        Our investment philosophy begins with the broader investment approach that KKR has employed for four decades. KKR is a long-term fundamental investor focused on value creation and producing attractive risk-adjusted returns for investors. Within KKR's real estate direct lending strategy, we seek opportunities where we have a sourcing, underwriting or execution advantage by leveraging KKR's brand, industry knowledge and relationships. Our experienced team is complemented by a deep bench of investment professionals in KKR's private equity, real assets, credit and capital markets businesses, among others, that allow us to employ a differentiated approach to investing.

        A substantial portion of our investments to date have involved our Manager working collaboratively with other KKR professionals in capacities ranging from idea generation and sourcing, to structuring, execution, financing and asset management. We believe that our Manager's ability to leverage the experience, relationships and expertise that KKR has developed over four decades of investing provides the cornerstone of our competitive advantage in the real estate credit sector.

Extensive Sourcing Capabilities

        We employ a relationship-focused approach to sourcing, whereby our investment professionals utilize a rigorous direct sponsor and broker coverage model to maximize market penetration, cultivate relationships and open new sourcing channels. We have a targeted lending profile and thoughtful approach to capital deployment and portfolio construction, with a particular emphasis on investments that are strategic for our portfolio and demonstrate relative value in a dynamic market. We focus on delivering speed and certainty of execution to our borrowers, earning trust and confidence through our performance and by leveraging the KKR brand.

        The KKR Real Estate team has extensive relationships with real estate owners, operators, intermediaries and financial institutions that yield what we believe to be a robust pipeline of lending opportunities in our target assets. Our Manager's integration within KKR Real Estate creates sourcing angles with clients who desire more broad-based institutional relationships with a fully integrated debt and equity platform as compared to standalone real estate lenders.

        These relationships are supplemented by sourcing channels made available to us through KKR's broad global network of professional relationships, which provides us with differentiated access to information and deal flow. These relationships include global financial institutions, public and private real estate owners, high-net worth families, chief executives of large companies, co-investors, real estate advisory institutions and other intermediaries, as well as KKR's investment professionals who interact with companies and intermediaries throughout the world on a daily basis and serve as complementary sourcing engines for us to procure financing opportunities.

Differentiated Underwriting and Due Diligence

        Our Manager benefits from the diverse experience and strong underwriting and structuring proficiencies of KKR's investment professionals. Additionally, we benefit from our Manager's integration within KKR Real Estate, which provides us with real-time insights into markets and asset performance through our portfolio holdings, as well as access to the investing and operating expertise of our real estate equity colleagues who assist us in analyzing transactions, reviewing business plans and budgets, and evaluating key risks in transactions that we review. Our Manager leverages the proprietary information available to us through KKR's global investment strategies to conduct thorough and differentiated underwriting and due diligence and develop a deeper understanding of the opportunities, risks and challenges of the investments that we review. We leverage adjacencies between real estate and private equity sectors such as retail, healthcare, hospitality, energy and telecom where KKR has considerable experience and relationships, and benefit from differentiated insights into credits, tenants, markets and operations through KKR's private equity and credit teams. Our Manager regularly engages with KKR's Global Macro and Asset Allocation Team as part of our underwriting and due diligence processes to understand macro-economic trends that can affect markets and underlying investments, and utilizes KKR's Public Affairs Team to assist with financing opportunities that have governmental, community, regulatory, labor or environmental considerations.

Disciplined Investment Selection

        We employ a credit-minded approach to risk assessment and investment selection, focused on downside protection and preservation of stockholder capital. Our highly selective investment process is predicated on our core thesis of financing high-quality real estate for well-capitalized and experienced sponsors in liquid markets with strong long-term underlying fundamentals. Additionally, we focus on identifying relative value in our target assets, and formulating our own independent determination of value for each prospective investment through comprehensive due diligence, underwriting and credit assessment. Lastly, we seek to create well-structured, downside-protected investments that generate attractive risk-adjusted returns.

        Prospective investments are subject to a rigorous screening and approval process in an effort to ensure only the most creditworthy opportunities are pursued. We employ a multi-tiered approach to credit assessment, from initial deal team review through formal investment committee approval. Our Manager's investment committee is comprised of a multi-disciplinary team of KKR senior personnel, including both real estate and non-real estate personnel, to leverage diverse experiences and perspectives in our credit evaluation process. We believe this committee composition creates a thorough vetting process that enables us to evaluate potential transactions through multiple lenses. Our Manager supplements this process with expertise and capabilities from across KKR when and as appropriate and relevant before making formal investment decisions.

        From March 31, 2016 to December 31, 2016, we reviewed approximately $17.9 billion of financing requests for what we deemed to be target assets that were consistent with our investment strategy. Of these investment opportunities, approximately $10.7 billion were underwritten (60% of reviewed requests) and approximately $4.5 billion were quoted (25% of reviewed requests). During this time period, $539.6 million of financings were closed, evidencing our highly selective investment approach.

Active and Informed Asset Management

        Our Manager's investment professionals, who are experienced in CRE debt asset management, regularly monitor the credit and performance of our portfolio, proactively identify property and market issues to manage our risks, and report their findings to our Manager through a comprehensive quarterly asset management review process. This quarterly process includes a comprehensive review and presentation of updated loan, property, market and sponsor information, as applicable, for each investment in our portfolio. In the ordinary course of our business, our Manager is in regular contact with borrowers, servicers and local market experts monitoring the performance of our collateral to anticipate issues and enforce our rights and remedies when appropriate. We believe our Manager's integration with KKR's global investment platforms provides us with extensive information relating to markets, sector trends and operations as well as credit and capital markets considerations that we use to proactively manage our investments. In addition, we believe that the dedicated asset management capabilities and broad network of operating partner relationships of the broader KKR Real Estate platform favorably positions us to own and operate real estate if necessary.

Our Investment Strategy

        Our investment strategy is to originate or acquire senior loans collateralized by institutional-quality CRE assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. We also intend to invest in mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The strength and depth of the experience of our Manager's management team and its infrastructure allows us to effectively source, underwrite, structure, close, acquire, manage and syndicate CRE debt investments. Through our Manager, we can draw on KKR's integrated, global real estate investment platform and its established sourcing, underwriting and structuring capabilities to develop our own view on value and evaluate and structure credit risk from an owner's and a lender's perspective. In addition, we benefit from our access to KKR's global network and real estate and other investment holdings, which provide our Manager with access to information and market data that is not available to many of our competitors. In many instances, we are able to make investments where we believe we have a sourcing, underwriting or execution advantage by leveraging the KKR brand, industry knowledge and proprietary relationships.

        Our primary focus is on capital preservation. We believe that the three most important pillars of capital preservation are: the basis of our investments relative to the value of the underlying loan collateral; the alignment of incentives between us and our borrowers through loan covenants and structure; and the capitalization and liquidity profile of our company.

        We pursue opportunities for which we believe that we are lending at a substantial discount to our Manager's view of intrinsic real estate value, which our Manager substantiates through an independent assessment of value. We also seek investment opportunities where there is the potential to increase the value of the underlying loan collateral through improving property management or implementing strategic capital improvement initiatives, and as such, focus on lending to sponsors with histories of successful execution in their respective asset classes or markets. Additionally, we endeavor to make loans with covenants and structural features that align the incentives of us and our borrowers to the extent that the operating performance of the underlying collateral deteriorates.

        We believe that our ability to perform and protect stockholder capital in various market environments, including late in investment cycles and through volatile periods in the capital markets, is important to our long-term success. To this end, we employ what we believe to be prudent leverage levels on the investments that we seek to finance based on our Manager's assessment of the credit, liquidity, price volatility and other risks of each investment. With respect to our senior loans that we finance, the leverage that we use generally does not exceed, on a debt to equity basis, a ratio of 3-to-1, but may do so from time to time when our Manager deems additional leverage to be appropriate. Additionally, we do not currently leverage any of our subordinate debt or CMBS B-Pieces. Given our primary focus on capital preservation, we believe that our investment strategy is one that we can execute through various real estate cycles.

        Our financing strategy and investment process are discussed in more detail in "Business—Our Financing Strategy" and "Business—Investment Process."

 Our Target Assets

        The assets in which we intend to invest will primarily include senior loans, as well as mezzanine loans, preferred equity and other debt-oriented investments:

  •
  Senior Loans—We intend to focus on originating and acquiring senior loans that are backed by CRE assets. These loans are secured by real estate and evidenced by a first-priority mortgage. The loans may vary in duration, bear interest at a fixed or floating rate and amortize, and typically require a balloon payment of principal at maturity, but are typically anticipated to be floating rate and shorter-term duration. These investments may include whole loans or pari passu participations within such senior loans. Senior loans also include similar credit quality loans, including related junior participations in our originated senior loans for which we have syndicated the senior participations to other investors and retained the junior participations for our portfolio, typically structured as mezzanine loans. The retained junior participation is secured by a pledge of 100% of the equity ownership interests in the owner of the real estate and structurally subordinate to the lien of the third-party lender that owns the senior participation.

  •
  Mezzanine Loans—We may directly originate or acquire mezzanine loans. These are loans (including pari passu participations in such loans) made to the owner of a mortgage borrower and secured by a pledge of equity interests in the mortgage borrower. These loans are subordinate to a senior loan, but senior to the owner's equity. These loans may be tranched into senior and junior mezzanine loans, with the junior mezzanine lenders secured by a pledge of the equity interests in the more senior mezzanine borrower. The mezzanine lender typically has additional rights as compared to the more senior lenders, including the right to cure defaults under the senior loan and any senior mezzanine loan and purchase the senior loan and any senior mezzanine loan, in each case under certain circumstances following a default on the senior loan. Following a default on a mezzanine loan, and subject to negotiated terms with the mortgage lender or other mezzanine lenders, the mezzanine lender generally has the right to foreclose on its equity interest and become the owner of the property, directly or indirectly, subject to the lien of the senior loan and any other debt senior to it including any outstanding senior mezzanine loans.

  •
  Preferred Equity—We may make investments that are subordinate to any mortgage or mezzanine loan, but senior to the common equity of the mortgage borrower or owner of a mortgage borrower, as applicable. Preferred equity investments typically pay a preferred return from the investment's cash flow rather than interest payments and often have the right for such preferred return to accrue if there is insufficient cash flow for current payment. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effect a change of control with respect to the ownership of the property.

  •
  CMBS B-Pieces (New Issue)—We may also make investments that consist of below investment-grade bonds comprising some or all of the BB-rated, B-rated and unrated tranches of a CMBS securitization pool. The underlying loans are typically aggregated into a pool and sold as securities to different investors. Under the pooling and servicing agreements that govern these pools, the loans are administered by a trustee and servicers, who act on behalf of all investors and distribute the underlying cash flows to the different classes of securities in accordance with their seniority and ratings. The below-investment grade securities that comprise each CMBS B-Piece have generally in the past been acquired in aggregate. Due to their first loss position, these investments are typically offered at a discount to par. These investments typically carry a 10-year weighted average life due to prepayment restrictions. We generally intend to hold these investments through maturity, but may, from time to time, opportunistically sell positions should liquidity become available or be required. Under the risk retention rules under the Dodd-Frank Act that went into effect in December 2016, CMBS B-Piece investments may also include

    BBB-rated securities and are subject to certain additional restrictions that, among other things, prohibit hedging CMBS B-Pieces or selling CMBS B-Pieces for a period of at least five years from the date the investment was made. We currently expect to make our CMBS B-Piece investments indirectly through our investment in an aggregator vehicle alongside KKR Real Estate Credit Opportunity Partners L.P., a recently established KKR-managed investment fund. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Portfolio."

  •
  Other Real Estate Securities—We may make investments in real estate that take the form of CMBS (other than CMBS B-Pieces) or collateralized loan obligations ("CLOs") that are collateralized by pools of real estate debt instruments, often senior loans. We may also acquire the debt securities of other REITs or other entities engaged in real estate operating or financing activities, but generally not for the purpose of exercising control over such entities.

        Following the completion of this offering, our investment allocation strategy will be influenced by prevailing market conditions at the time we invest, including interest rate, economic and credit market conditions. In addition, in the future we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from registration under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Our Financing Strategy

        The disciplined implementation of our financing strategy is important to the success and growth of our company. As part of our mortgage financing strategy, we anticipate using both direct and structural leverage. Our use of direct leverage includes the utilization of repurchase facilities, and we currently have master repurchase agreements with Goldman Sachs Bank USA ("Goldman Sachs"), JPMorgan Chase Bank, National Association ("JPMorgan"), Wells Fargo Bank, National Association ("Wells Fargo"), and Morgan Stanley Bank, N.A. ("Morgan Stanley"), under which we had total capacity of $1.5 billion as of December 31, 2016. In addition, we may use structural leverage by syndicating senior participations in our originated senior loans to other investors and retaining a subordinated debt position for our portfolio. We may also choose to syndicate pari passu interests in our originated mortgage positions or syndicate participating interests in an originated subordinated debt position if we believe such an approach is consistent with our investment strategy and beneficial in generating attractive yield.

Investment Guidelines

        Under the management agreement with our Manager, our Manager will be required to manage our business in accordance with certain investment guidelines, which include:

  •
  seeking to invest our capital in a broad range of investments in or relating to CRE debt;

  •
  not making investments that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

  •
  not making investments that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;

  •
  allowing allocation of investment opportunities sourced by our Manager to one or more KKR funds advised by our Manager or its affiliates in addition to us, in accordance with the allocation policy then in effect, as applied by our Manager in a fair and equitable manner;

  •
  prior to the deployment of capital into investments, causing our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Manager to be of high quality;

  •
  investing not more than 25% of our "equity" in any individual investment without the approval of a majority of our board of directors or a duly constituted committee of our board of directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment for purposes of the foregoing limitation will be deemed to be multiple investments in such underlying securities, instruments and assets and not such particular vehicle, product or other arrangement in which they are aggregated); and

  •
  not making an investment with a total cost of more than $400.0 million without the approval of our board of directors or a duly constituted committee of our board of directors (with total cost being equal to the sum of (x) the aggregate equity committed by us in such investment together with any upfront fees received by us in connection with such investment plus (y) without duplication, the aggregate outstanding indebtedness with respect to such investment that we and/or vehicles that we control incur, syndicate and/or co-originate).

        These investment guidelines may be amended, restated, modified, supplemented or waived by our board of directors (which must include a majority of the independent directors of our board of directors) without the approval of our stockholders.

Recent Developments

        We anticipate the book value per share of our common stock will be between approximately $            and $            per share as of March 31, 2017. This estimated range of the book value per share of our common stock is preliminary and subject to completion of financial and operating closing procedures for the three months ended March 31, 2017.

        On March 31, 2017, we called the remaining $207.6 million of equity capital commitments from KKR and third-party investors. We also added borrowing capacity by upsizing our repurchase facility with Wells Fargo subsequent to March 31, 2017, providing us with an additional $250.0 million in debt financing capacity. We also extended the maturity of this facility to April 2020. In addition, we are currently negotiating the terms of a two-year, $75.0 million secured revolving credit agreement with Barclays Bank PLC that we expect to enter into prior to completion of this offering.

        In the three months ended March 31, 2017, we originated three new senior loans with an aggregate committed principal amount of $291.0 million, of which we invested $81.9 million of capital and advanced $147.0 million from our repurchase facilities. Subsequent to March 31, 2017, we originated one new senior loan with a committed principal amount of $162.1 million, of which we invested $88.8 million of capital and advanced $41.0 million from one of our repurchase facilities.

        For more information about our estimated range of book value per share, as well as information about our drawdown of equity capital commitments, borrowing capacity and developments relating to our portfolio subsequent to December 31, 2016, see "Recent Developments."

Summary Risk Factors

        An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing shares of our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

  •
  We operate in a competitive market for lending and investment opportunities, and competition may limit our ability to originate or acquire desirable loans and investments in or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition and results of operations.

  •
  Our loans and investments expose us to risks associated with debt-oriented real estate investments generally.

  •
  B-Notes, mezzanine loans, preferred equity and other investments that are subordinated or otherwise junior in an issuer's capital structure and that involve privately negotiated structures expose us to greater risk of loss.

  •
  CRE-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

  •
  Fluctuations in interest rates could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations.

  •
  Our investment strategy may be changed without stockholder consent.

  •
  Maintenance of our exclusion from registration under the Investment Company Act imposes significant limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

  •
  Our indebtedness may subject us to increased risk of loss and could adversely affect our results of operations and financial condition.

  •
  We leverage certain of our target assets, which may adversely affect our return on our investments and may reduce cash available for distribution.

  •
  Our master repurchase agreements impose, and additional lending facilities may impose, restrictive covenants, which would restrict our flexibility to determine our operating policies and investment strategy and to conduct our business.

  •
  We depend on our Manager and its personnel for our success. We may not find a suitable replacement for our Manager if the management agreement is terminated, or if key personnel cease to be employed by our Manager and its affiliates or otherwise become unavailable to us.

  •
  The historical returns generated by funds managed by affiliates of our Manager should not be considered indicative of our future results or of any returns expected on an investment in shares of our common stock.

  •
  Our Manager's fee structure may not create proper incentives or may induce our Manager and its affiliates to make certain loans or investments, including speculative investments, which increase the risk of our loan and investment portfolio.

  •
  There are various conflicts of interest in our relationship with KKR, including with our Manager and in the allocation of investment opportunities to KKR investment vehicles and us, which could result in decisions that are not in the best interests of our stockholders.

  •
  We do not own the KKR name, but we will use it as part of our corporate name pursuant to a license agreement with an affiliate of KKR. Use of the name by other parties or the termination of our license agreement may harm our business.

  •
  Certain of our existing stockholders also hold interests in our Manager, but investors in this offering will not receive interests in our Manager.

  •
  Our Manager manages our portfolio pursuant to very broad investment guidelines and is not required to seek the approval of our board of directors for each investment, financing, asset allocation or hedging decision made by it, which may result in riskier loans and investments and which could adversely affect our results of operations and financial condition.

  •
  If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

  •
  REITs, in certain circumstances, may incur tax liabilities that would reduce our cash available for distribution to you.

  •
  Complying with REIT requirements may cause us to forego otherwise attractive opportunities and limit our expansion opportunities.

  •
  Upon the listing of our common stock on the NYSE, we will be a "controlled company" within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

 Our Structure

        The following chart summarizes our organizational structure and equity ownership after giving effect to the drawdown of all existing unfunded capital commitments and this offering. This chart is provided for illustrative purposes only and does not show all of our legal entities or ownership percentages of such entities.

(1)
KKR has made a $400.0 million equity capital commitment to our company, which will be fully drawn down prior to this offering. Shares of our common stock are held by KKR REFT Holdings L.P. The general partner of KKR REFT Holdings L.P. is KKR REFT Holdings GP LLC, which is wholly owned by KKR REFT Asset Holdings LLC ("KKR REFT Asset Holdings"), a majority-owned indirect subsidiary of KKR & Co. L.P. See "Principal Stockholders." KKR REFT Asset Holdings also holds the one share of our special voting preferred stock. Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the share of our special voting preferred stock gives KKR Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors. See "Description of Capital Stock—Preferred Stock—Special Voting Preferred Stock."

(2)
As of December 31, 2016, we had raised $438.1 million in equity capital commitments from third-party investors and certain current and former employees of and consultants to KKR, which will be fully drawn down prior to completion of this offering.

(3)
In connection with our existing investors' subscription for shares of our common stock in the private placements prior to this offering, those investors were also allocated a class of non-voting limited liability company interests in our Manager (the "Non-Voting Manager Units"). To facilitate compliance by one investor with regulatory requirements applicable to it, we issued the investor one share of our special non-voting preferred stock in lieu of that investor receiving Non-Voting Manager Units. The corresponding Non-Voting Manager Units are held by a taxable REIT subsidiary of our company. All distributions received by our subsidiary from these Non-Voting Manager Units are passed through to the investor as preferred distributions on its non-voting preferred stock, less applicable taxes and withholdings. The Non-Voting Manager Units held by our subsidiary constitute 4.7% of our Manager's outstanding Units. Except for the Non-Voting Manager Units, the limited liability company interests of our Manager are owned and controlled by an indirect subsidiary of KKR. See "Our Manager and the Management Agreement—Non-Voting Manager Units."

(4)
We are the general partner of KKR Real Estate Finance Holdings L.P. (our "Operating Partnership"), our indirect wholly owned subsidiary. All limited partner interests are indirectly owned by us.

(5)
Reflects our portfolio as of December 31, 2016. SteepRock Capital II LLC ("SteepRock"), an unaffiliated third party, owns a 5% noncontrolling interest in the entity that holds certain of our mezzanine loans. See "Our Manager and the Management Agreement—Relationship with SteepRock." An unaffiliated third party owns a 20% noncontrolling interest in the entity that holds our preferred equity investment. For information on our portfolio, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Portfolio."

Our Management Agreement

        Pursuant to the management agreement, our Manager manages our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager is responsible for, among other matters, (1) the selection, origination or purchase and sale of our portfolio investments, (2) our financing activities and (3) providing us with investment advisory services. Our Manager is also responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our investments and business and affairs as may be appropriate. Our investment decisions are approved by an investment committee of our Manager that is comprised of senior investment professionals of KKR, including senior investment professionals of KKR Real Estate.

        The initial term of the management agreement expires on October 8, 2017 and will be automatically renewed for a one-year term each anniversary thereafter unless previously terminated as described below. Following the initial term, the management agreement may be terminated annually, without cause, upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us and our subsidiaries taken as a whole or (2) our determination that the management fee and incentive fee payable to our Manager are not fair, subject to our Manager's right to prevent any termination due to unfair fees by accepting a reduction of management and/or incentive fees agreed to by at least two-thirds of our independent directors. We must provide our Manager 180 days' written notice of any termination. Unless terminated for cause as described below, our Manager will be paid a termination fee equal to three times the sum of (i) the average annual management fee and (ii) the average annual incentive fee, in each case earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination.

        We may also terminate the management agreement at any time, without the payment of any termination fee, with at least 30 days' prior written notice from us upon the occurrence of a cause event as defined in the management agreement. Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days' written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance or observance of any material term, condition or covenant contained in the management agreement and the default continues for a period of 30 days after written notice to us requesting that the default be remedied within that period, our Manager may terminate the management agreement upon 60 days' written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

        The following table summarizes the fees and expense reimbursements that we pay to our Manager:

Type	Description
Management Fee	The greater of: (i) $250,000 per annum ($62,500 per quarter); and (ii) 1.50% per annum (0.375% per quarter) of our "Equity." The management fee is payable in cash, quarterly in arrears.

For purposes of calculating the management fee, our "Equity" means: (a) the sum of (1) the net proceeds received by us (or, without duplication, our subsidiaries) from all issuances of our or our subsidiaries' equity securities since inception (allocated on a pro rata basis for such issuances during the calendar quarter of any such issuance), plus (2) our cumulative Core Earnings (as defined below) from and after October 8, 2014 to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our stockholders (or owners of our subsidiaries (other than us or any of our subsidiaries)), (2) any amount that we or any of our subsidiaries have paid to repurchase our common stock or common equity securities of our subsidiaries since October 8, 2014 and (3) any incentive compensation (as described below) paid following October 8, 2014. All items in the foregoing sentence (other than clause (a)(2)) are calculated on a daily weighted average basis. The amount of net proceeds received will be subject to the determination of our board of directors to the extent such proceeds are other than cash. Our Equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders' equity shown on our financial statements prepared in accordance with GAAP.

The management fee that we have historically paid to our Manager was calculated based on the portion of equity capital commitments that had been drawn down. As a result, the management fee that we pay to our Manager will increase in connection with the drawdown of our remaining equity capital commitments and upon completion of this offering.

Type	Description
Incentive Compensation

Our Manager is entitled to incentive compensation which is calculated and payable in cash with respect to each calendar quarter (or part thereof that the management agreement is in effect) in arrears in an amount, not less than zero, equal to the excess of (1) the product of (a) 20% and (b) the excess of (i) our Core Earnings for the previous 12-month period, over (ii) the product of (A) our Equity in the previous 12-month period, and (B) 7% per annum, over (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive compensation is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters in the aggregate is greater than zero. For an example of how we calculate our Manager's incentive compensation, see "Our Manager and the Management Agreement—Management Agreement—Management Fee, Incentive Fees, and Expense Reimbursements—Illustrative Incentive Compensation Calculation."

"Core Earnings" means: the net income (loss) attributable to our stockholders or, without duplication, owners of our subsidiaries (excluding the unaffiliated third party that owns a 20% interest in our preferred equity investment), computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and our board of directors (and after approval by a majority of the independent directors). Pursuant to the terms of the management agreement, the exclusion of depreciation and amortization from the calculation of Core Earnings will only apply to debt investments related to real estate to the extent that we foreclose upon the property or properties underlying such debt investments.

Type	Description
Reimbursement of Expenses

We are required to reimburse our Manager or its affiliates for documented costs and expenses incurred by it and its affiliates on our behalf except those specifically required to be borne by our Manager under the management agreement. Upon completion of this offering, our reimbursement obligation will not be subject to any dollar limitation. Our Manager is responsible for, and we do not reimburse our Manager or its affiliates for, the expenses related to investment personnel of our Manager and its affiliates who provide services to us. However, we do reimburse our Manager for our allocable share of compensation (including annual base salary, bonus, any related withholding taxes and employee benefits) paid to (1) our Manager's personnel serving as our Chief Financial Officer based on the percentage of his or her time spent on our affairs and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs, based on the percentage of time devoted by such personnel to our affairs. We reimbursed our Manager and its affiliates for expenses of $5.3 million from October 2, 2014 (commencement of operations) through December 31, 2016. We expect to reimburse our Manager and its affiliates for expenses of $1.8 million (excluding deal-related costs) for the year ended December 31, 2017. For more information on the expenses we are required to reimburse to our Manager and its affiliates, see "Our Manager and the Management Agreement—Management Fee, Incentive Fees and Expense Reimbursements—Reimbursement of Expenses."

Termination Fee

Equal to three times the sum of (i) the average annual management fee and (ii) the average annual incentive fee, in each case earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination. The termination fee will be payable to our Manager upon termination of the management agreement by us without cause or by our Manager if we materially breach the management agreement.

Conflicts of Interest and Related Policies

        Businesses or Services Provided by Our Manager to Others.    The management agreement expressly provides that it does not (i) prevent our Manager or any of its affiliates, or any of its or their officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other person or entity, whether or not the investment objectives or policies of any such other person or entity are similar to those of ours, including, without limitation, the sponsoring, closing and/or managing of any investment funds, vehicles, accounts, products and/or other similar arrangements sponsored, advised and/or managed by KKR or its affiliates, whether currently in existence or subsequently established (in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with KKR's or its affiliates' side-by-side or additional general partner investments with respect thereto) ("KKR funds"), that employ investment objectives or strategies that overlap, in whole or in part, with our investment guidelines, (ii) in any way bind or restrict our Manager or any of its affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom our Manager or any of its affiliates, or any of its or their officers, directors or employees may be acting, or (iii) prevent our Manager or any of its affiliates from receiving fees or other compensation or profits from the activities described in clauses (i) or (ii) above that will be for our Manager's (and/or its affiliates') sole benefit.

        Allocation of Future Investment Opportunities.    The management agreement expressly acknowledges that, while information and recommendations supplied to us will, in our Manager's reasonable and good faith judgment, be appropriate under the circumstances and in light of our investment objectives and policies, such information and recommendations may be different in certain material respects from the information and recommendations supplied by our Manager or any affiliate of our Manager to others (including, for greater certainty, KKR funds and their investors, including KKR funds in which our Manager or its affiliates may have a beneficial interest, as described below). In addition, as acknowledged in the management agreement, (i) affiliates of our Manager sponsor, advise and/or manage one or more KKR funds and may in the future sponsor, advise and/or manage additional KKR funds, and (ii) our Manager will allocate investment opportunities that overlap with our investment guidelines and those of one or more of the KKR funds in accordance with the investment allocation policy and procedures of our Manager and/or its affiliates with respect to the allocation of investment opportunities among us and one or more KKR funds (the "allocation policy").

        The allocation policy of our Manager and its affiliates is intended to fairly and equitably distribute investment opportunities among relevant KKR funds over time. This allocation policy may and is expected to change and be updated from time to time, for example, to reflect KKR's ongoing experience with respect to allocation matters, changes in circumstances, such as changes in relevant market conditions, and the establishment of new KKR funds. Generally, investments are allocated primarily based on the strategy and geographic characteristics of the investment opportunity, which in most cases is straightforward but in other cases is subject to KKR's discretion. Where more than one KKR fund may participate in an investment opportunity at the same level of priority pursuant to their allocation rights, the relevant opportunity will generally be allocated among such KKR funds at the discretion of our Manager and its affiliates on the basis of (i) the suitability of the investment opportunity for each KKR fund and (ii) other relevant considerations, including, but not limited to, investment objectives; available capital, the timing of capital inflows and outflows and anticipated capital commitments; applicable concentration limits and other investment restrictions; mandatory minimum investment rights and other contractual obligations applicable to participating KKR funds and/or to their investors; portfolio diversification; tax efficiencies and potential adverse tax consequences; policies and regulatory restrictions applicable to participating KKR funds and investors that could limit a KKR fund's ability to participate in a proposed investment; the overall risk profile of a portfolio; the potential return available from a debt investment as compared to an equity investment; and any other considerations deemed relevant by our Manager and its affiliates. As of December 31, 2016, there were 13 other KKR funds with investment objectives or guidelines that overlapped with ours that were in their investing stage, with approximately $5.1 billion of unused capital commitments in the aggregate.

        Pursuant to the terms of the management agreement, we acknowledged and/or agreed that (i) as part of KKR's or its affiliates' regular businesses, personnel of our Manager and its affiliates may from time to time work on other projects and matters (including with respect to one or more KKR funds), and that conflicts may arise with respect to the allocation of personnel between us and one or more KKR funds and/or our Manager and such other affiliates, (ii) there may be circumstances where investments that are consistent with our investment guidelines may be shared with or allocated to one or more KKR funds (in lieu of us) in accordance with the allocation policy, (iii) KKR funds may invest, from time to time, in investments in which we may also invest (including at a different level of an issuer's capital structure (e.g., an investment by a KKR fund in an equity or mezzanine interest with respect to the same portfolio entity in which we own a debt interest or vice versa) or in a different tranche of fundraising with respect to an issuer in which we have an interest) and while KKR and its affiliates will seek to resolve any such conflicts in a fair and equitable manner in accordance with the allocation policy and its prevailing policies and procedures with respect to conflicts resolution among KKR funds generally, such transactions are not required to be presented to our board of directors for approval, and there can be no assurance that any conflicts will be resolved in our favor, (iv) our Manager and its affiliates may from time to time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees, administrative fees or advisory or asset management fees, including with respect to KKR funds and related portfolio entities, and while such fees may give rise to conflicts of interest we will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such KKR funds (including with respect to the economic, reporting, and other rights afforded to investors in such KKR funds) are materially different from the terms and conditions applicable to us and our stockholders, and neither we nor any of our stockholders (in such capacity) will have the right to receive the benefit of any such different terms applicable to investors in such KKR funds as a result of an investment in us or otherwise. In addition, pursuant to the terms of the management agreement, our Manager is required to keep our board of directors reasonably informed on a periodic basis in connection with the foregoing. With regard to transactions that present conflicts contemplated by clause (iii) above, our Manager is required to provide our board of directors with quarterly updates in respect of such matters.

        Transactions with any KKR Fund or Affiliate.    Pursuant to the terms of the management agreement, and subject to applicable law, our Manager will not consummate on our behalf any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from KKR, any KKR fund or any of their affiliates unless such transaction (A) is on terms no less favorable to us than could have been obtained on an arm's length basis from an unrelated third party and (B) has been approved in advance by a majority of our independent directors. In addition, pursuant to the terms of the management agreement, it is agreed that our Manager will seek to resolve any conflicts of interest in a fair and equitable manner in accordance with the allocation policy and its prevailing policies and procedures with respect to conflicts resolution among KKR funds generally, but only those transactions set forth in this paragraph will be required to be presented for approval by the independent directors.

        See "Risk Factors—Risks Related to Our Relationship with Our Manager and Its Affiliates—There are various conflicts of interest in our relationship with KKR, including with our Manager and in the allocation of investment opportunities to KKR funds and us, which could result in decisions that are not in the best interests of our stockholders."

        Corporate Opportunities.    Our charter includes a provision that, among other things, subject to certain exceptions, neither our Manager nor its affiliates (including those serving as our directors or officers) will have any duty to refrain from engaging, directly or indirectly, in any business opportunities (except those opportunities that are expressly offered to such person in his or her capacity as a director or officer of our company), including any business opportunities in the same or similar business activities or lines of business in which we or any of our affiliates may from time to time be engaged or propose to engage, or from competing with us. In addition, with respect to two of our existing, unaffiliated investors and the directors nominated by such investors, our board of directors will adopt a resolution providing each investor and its nominee the same rights and benefits as our Manager and its affiliates relating to corporate opportunities, which resolution will remain in effect as long as the investor's nominee is one of our directors. See "Management—Composition of the Board of Directors Upon Completion of this Offering" for more information on these investors' nomination rights.

Operating and Regulatory Structure

REIT Qualification

        We elected to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2014 and believe that we have operated and expect to continue to operate so as to qualify as a REIT. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on net taxable income that we distribute annually to our stockholders. In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the real estate qualification of sources of our income, the composition and values of our assets, the amounts we distribute to our stockholders and the diversity of ownership of our stock. In order to comply with REIT requirements, we may need to forego otherwise attractive opportunities and limit our expansion opportunities and limit the manner in which we conduct our operations.

        See "Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items."

Investment Company Act Exclusion

        We currently conduct, and intend to continue to conduct, our operations so that we are not required to register as an investment company under the Investment Company Act.

        We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, we, through our subsidiaries, are primarily engaged in non-investment company businesses related to real estate. In addition, we intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the Investment Company Act because less than 40% of our total assets on an unconsolidated basis will consist of "investment securities." Excluded from the term "investment securities" (as that term is defined in the Investment Company Act) are securities issued by majority-owned subsidiaries that are themselves not investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

        We hold our assets primarily through direct or indirect wholly owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. To qualify for the exclusion pursuant to 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in "qualifying" real estate assets and (ii) at least 80% of its assets in "qualifying" real estate assets and real estate—related assets. For our subsidiaries that maintain this exclusion or another exclusion or exception under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof), our interests in these subsidiaries do not and will not constitute "investment securities."

        As a consequence of our seeking to maintain our exclusion from the Investment Company Act on an ongoing basis, we and/or our subsidiaries may be restricted from making certain investments or may structure investments in a manner that would be less advantageous to us than would be the case in the absence of such requirements. In particular, a change in the value of any of our assets could negatively affect our ability to maintain our exclusion from registration under the Investment Company Act and cause the need for a restructuring of our investment portfolio. For example, these restrictions may limit our and our subsidiaries' ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of senior loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate, however, we and our subsidiaries may invest in such securities to a certain extent. In addition, seeking to maintain our exclusion from the Investment Company Act may cause us and/or our subsidiaries to acquire or hold additional assets that we might not otherwise have acquired or held or dispose of investments that we and/or our subsidiaries might not have otherwise disposed of, which could result in higher costs or lower proceeds to us than we would have paid or received if we were not seeking to comply with such requirements. Thus, compliance with the exclusion from the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

        There can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an unregistered investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the Securities and Exchange Commission ("SEC"), that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns.

        If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our ability to pay distributions to our stockholders.

        See "Risk Factors—Risks Related to Our Company—Maintenance of our exclusion from registration under the Investment Company Act imposes significant limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act" and "Business—Operating and Regulatory Structure—Investment Company Act Exclusion."

Restrictions on Ownership of Our Common Stock

        To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended (the "Code"), among other purposes, our charter prohibits, with certain exceptions, any person from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from this limitation if it obtains such representations, covenants and undertakings as it deems appropriate to conclude that granting the exemption will not cause us to lose our status as a REIT.

        Our charter also prohibits any person from, among other things:

  •
  beneficially owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Code;

  •
  transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by less than 100 persons;

  •
  beneficially or constructively owning shares of our capital stock if such ownership would cause us to constructively own 10% or more of the ownership interests in a tenant of our company (other than a taxable REIT subsidiary); and

  •
  any other beneficial or constructive ownership of our capital stock that would otherwise cause us to fail to qualify as a REIT.

        Any attempted transfer of our capital stock that, if effective, would result in violation of the above limitations (except for a transfer that results in shares being owned by less than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee will not acquire any rights in the shares) will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the intended transferee will not acquire any rights in the shares.

Implications of Being an Emerging Growth Company

        As a company with less than $1.07 billion in revenues during our most recently completed fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended (the "Securities Act"), as modified by the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:

  •
  reduced disclosure about our executive compensation arrangements;

  •
  exemption from the requirement to seek non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

  •
  exemption from the requirement to obtain an auditor attestation of our internal control over financial reporting.

        We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our stock held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some or all of these reduced disclosure obligations.

        The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required for public companies that are not emerging growth companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Corporate Information

        KKR Real Estate Finance Trust Inc. was incorporated in Maryland on October 2, 2014. Our principal executive offices are located at 9 West 57th Street, Suite 4200, New York, New York 10019, and our telephone number is (212) 750-8300. Our website is                        . The information on or otherwise accessible through our website does not constitute a part of this prospectus.

 The Offering

Common stock offered by us	shares (plus up to an additional shares of our common stock that we may issue and sell upon the exercise of the underwriters' option to purchase additional shares of common stock).
Common stock outstanding after giving effect to this offering	shares (or shares, if the underwriters exercise their option to purchase additional shares of common stock in full).
Voting rights	The holders of our common stock will be entitled to one vote per share.

The one share of our special voting preferred stock is held by KKR REFT Asset Holdings. Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the one share of our special voting preferred stock gives KKR REFT Asset Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors. See "Description of Capital Stock—Preferred Stock—Special Voting Preferred Stock."

After giving effect to this offering, KKR will own        % of the outstanding shares of our common stock (or        %, if the underwriters exercise their option to purchase additional shares of common stock in full).

Use of proceeds

We estimate that the net proceeds we will receive from this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, will be approximately $        , or approximately $        if the underwriters exercise in full their option to purchase additional shares of common stock from us, assuming an initial public offering price of $        per share, which is the midpoint of the initial public offering price range set forth on the cover page of this prospectus. For a sensitivity analysis as to the offering price and other information, see "Use of Proceeds."

We plan to use all the net proceeds from this offering to acquire our target assets in a manner consistent with our investment strategy and investment guidelines described in this prospectus. See "Business—Our Investment Strategy," "—Our Target Assets" and "—Investment Guidelines." Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Manager to be of high quality and that are consistent with our intention to maintain our qualification as a REIT and maintain our exclusion from registration under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets. In addition, prior to the time we have fully invested the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions, repurchase shares of our common stock or temporarily reduce amounts outstanding under our repurchase facilities with a portion of such net proceeds.

Distribution policy

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. We currently expect to distribute substantially all of our net taxable income to our stockholders on an annual basis.

Any distributions we make to our stockholders will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations and liquidity. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see "Distribution Policy."

Share repurchase program

Following completion of this offering, we will adopt a program to repurchase in the open market up to $100.0 million in shares of our common stock during the period commencing four full calendar weeks after the completion of this offering and ending 12 months thereafter. Of this amount, a total of $50.0 million will be required to be repurchased during such times when the market price per share of our common stock is below book value, with the remaining $50.0 million available at any time during the repurchase period, in each case based upon guidelines adopted by our board of directors. See "Certain Relationships and Related Transactions—Stockholders Agreement."

Listing	We expect to apply to list our common stock on the NYSE under the symbol "KREF".
Risk factors

You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 31 of this prospectus and all other information in this prospectus before investing in our common stock.

        Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

  •
  assumes completion of this offering for purposes of the management agreement and stockholders agreement;

  •
  assumes no exercise of the underwriters' option to purchase additional shares of our common stock; and

  •
  does not reflect                shares of common stock reserved for future issuance under the Amended and Restated KKR Real Estate Finance Trust Inc. 2016 Omnibus Incentive Plan (the "2016 Omnibus Incentive Plan") as of                . See "Management—Executive and Director Compensation—2016 Omnibus Incentive Plan."

Summary Financial and Other Data

        The following table sets forth our summary consolidated financial and other data as of the dates and for the periods indicated. The summary consolidated financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 was derived from our audited consolidated financial statements included elsewhere in this prospectus.

        The summary consolidated financial and other data should be read in conjunction with "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
(in thousands, except share and per share data)	2016	2015
STATEMENT OF OPERATIONS DATA:
Net Interest Income
Interest income	$32,659	$12,536
Interest expense	7,432	554

Total net interest income	25,227	11,982

Other Income
Realized gain on sale of investments	285	1,155
Change in net assets related to consolidated variable interest entities	15,461	8,868
Other income	222	305

Total other income	15,968	10,328

Operating Expenses
General and administrative	2,270	1,994
Management fees to affiliate	5,934	2,620
Incentive compensation to affiliate	365	131

Total operating expenses	8,569	4,745

Income Before Income Taxes, Noncontrolling Interests and Preferred Dividends	32,626	17,565
Income tax expense	354	393

Net Income	32,272	17,172
Redeemable Noncontrolling Interests in Income of Consolidated Joint Venture	302	272
Noncontrolling Interests in Income of Consolidated Joint Venture	813	137

Net Income Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	31,157	16,763
Preferred Stock Dividends	16	15

Net Income Attributable to Common Stockholders	$31,141	$16,748

PER SHARE INFORMATION:
Net income per share of common stock	$1.61	$1.95
Weighted average number of shares of common stock outstanding	19,299,597	8,605,876
Dividends declared per share of common stock(1)	$1.22	$0.73
Shares of common stock issued and outstanding at period end	24,158,392	13,636,416
Book value per share of common stock(2)	$20.60	$20.64

	Year Ended December 31,
(in thousands, except share and per share data)	2016	2015
BALANCE SHEET DATA (at period end):
Total assets(3)	$951,829	$420,090
Total debt(4)	439,144	122,133
Redeemable noncontrolling interests in equity of consolidated joint venture	3,030	4,643
Preferred stock	125	125
Total KKR Real Estate Finance Trust Inc. stockholders' equity	497,698	281,460
Noncontrolling interests in equity of consolidated joint venture	7,339	4,914
Total equity(5)	$508,067	$291,017
OTHER FINANCIAL DATA (unaudited):
Core Earnings(6)	$28,143	$13,226
Core Earnings per weighted average share(6)	$1.46	$1.54
Undrawn capital commitments(7)	$355,319	$127,272

(1)
Equal to dividends declared on shares of common stock divided by the shares outstanding as of the distribution record date.

(2)
Equal to total KKR Real Estate Finance Trust Inc. stockholders' equity divided by shares of common stock issued and outstanding at period end.

(3)
Includes senior loans held in variable interest entities ("VIEs"), net of VIE liabilities.

(4)
Does not include VIE liabilities, which are liabilities that are included in our consolidated balance sheets in accordance with GAAP.

(5)
Represents temporary equity, which includes redeemable noncontrolling interests in equity of consolidated joint venture, and permanent equity, which includes total KKR Real Estate Finance Trust Inc. stockholders' equity and noncontrolling interests in equity of consolidated joint venture.

(6)
We use Core Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Core Earnings is a measure that is not prepared in accordance with GAAP. We define Core Earnings as net income (loss) attributable to common stockholders or, without duplication, owners of our subsidiaries (excluding the unaffiliated third party that owns a 20% interest in our preferred equity investment), computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and our board of directors (and after approval by a majority of the independent directors). The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent we foreclose upon the property or properties underlying such debt investments.

We believe providing Core Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. Core Earnings should not be considered as a substitute for GAAP net income. We caution readers that our methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Core Earnings may not be comparable to similar measures presented by other REITs.

  We also use Core Earnings to determine the management and incentive fees we pay our Manager. For information on the fees we pay our Manager, see "Our Manager and the Management Agreement—The Management Agreement—Management Fee, Incentive Fees and Expense Reimbursements."

  The following table provides a reconciliation of Core Earnings to GAAP net income attributable to common stockholders (in thousands, except per share data):

	Year Ended December 31,
	2016	2015
Net Income Attributable to Common Stockholders	$31,141	$16,748
Adjustments
Non-cash equity compensation expense	—	—
Incentive compensation to affiliate	365	131
Depreciation and amortization	—	—
Unrealized (gains) or losses	(3,363)	(3,653)

Core Earnings	$28,143	$13,226

Weighted average number of shares of common stock outstanding	19,299,597	8,605,876

Core Earnings per Weighted Average Share	$1.46	$1.54

(7)
Reflects the amount of undrawn capital commitments at period end from investors in private placements of our common stock, which includes commitments from KKR, certain current and former employees of and consultants to KKR through a feeder vehicle and unaffiliated third parties.

RISK FACTORS

        An investment in shares of our common stock involves various risks. You should consider carefully the following risk factors in conjunction with the other information included in this prospectus before purchasing shares of our common stock. If any of the risks discussed in this prospectus actually occur, our business, financial condition or results of operations could be materially and adversely affected. This could cause the market price of our common stock to decline and could cause you to lose all or part of your investment.

Risks Related to Our Lending and Investment Activities

We operate in a competitive market for lending and investment opportunities, and competition may limit our ability to originate or acquire desirable loans and investments in or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition and results of operations.

        A number of entities compete with us to make the types of loans and investments we seek to originate or acquire. Our profitability depends, in large part, on our ability to originate or acquire target assets on attractive terms. In originating or acquiring target assets, we compete with a variety of institutional lenders and investors, including other REITs, specialty finance companies, public and private funds (including funds that KKR or its affiliates may in the future sponsor, advise and/or manage), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs have raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for lending and investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. government. Many of our competitors are not subject to the operating constraints associated with REIT rule compliance or maintenance of an exclusion from registration under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to the yields of such assets decreasing, which may further limit our ability to generate satisfactory returns. In addition, changes in the financial regulatory regime following the 2016 U.S. Presidential election could decrease the current restrictions on banks and other financial institutions and allow them to compete with us for investment opportunities that were previously not available to them. See "—Risks Related to Our Company—Financial deregulation measures proposed by the Trump administration and members of the U.S. Congress may create regulatory uncertainty for the financial sector, increase competition among alternative lenders and adversely affect our business, financial condition and results of operations."

        As a result of this competition, desirable loans and investments in our target assets may be limited in the future and we may not be able to take advantage of attractive lending and investment opportunities from time to time. In addition, reduced CRE transaction volume could increase competition for available investment opportunities. We can provide no assurance that we will be able to identify and originate loans or make investments that are consistent with our investment objectives. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

        In addition, our investment strategy with respect to certain types of investments may depend, in part, on our ability to enter into satisfactory relationships with operating partners and/or strategic co-investors. There can be no assurance that current relationships with such parties, such as SteepRock, will continue (whether on currently applicable terms or otherwise) or that we will be able to establish relationships with other such persons in the future if desired and on terms favorable to us.

Our loans and investments expose us to risks associated with debt-oriented real estate investments generally.

        We seek to invest primarily in debt investments in or relating to real estate-related businesses, assets or interests. Any deterioration of real estate fundamentals generally, and in the United States in particular, could negatively impact our performance, increase the default risk applicable to borrowers, and/or make it relatively more difficult for us to generate attractive risk-adjusted returns. Changes in general economic conditions will affect the creditworthiness of borrowers and/or the value of underlying real estate collateral relating to our investments and may include economic and/or market fluctuations, changes in environmental, zoning and other laws, casualty or condemnation losses, regulatory limitations on rents, decreases in property values, changes in the appeal of properties to tenants, changes in supply and demand of real estate products, fluctuations in real estate fundamentals, energy and supply shortages, various uninsured or uninsurable risks, natural disasters, changes in government regulations (such as rent control), changes in real property tax rates and operating expenses, changes in interest rates, changes in the availability of debt financing and/or mortgage funds which may render the sale or refinancing of properties difficult or impracticable, increased mortgage defaults, increases in borrowing rates, negative developments in the economy and/or real estate values generally and other factors that are beyond our control.

        We cannot predict the degree to which economic conditions generally, and the conditions for real estate debt investing in particular, will improve or decline. Any declines in the performance of the U.S. and global economies or in the real estate debt markets could have a material adverse effect on our business, financial condition, and results of operations. Market conditions relating to real estate debt investments have evolved since the global financial crisis, which has resulted in a modification to certain loan structures and/or market terms. Any such changes in loan structures and/or market terms may make it relatively more difficult for us to monitor and evaluate our loans and investments.

B-Notes, mezzanine loans, preferred equity and other investments that are subordinated or otherwise junior in an issuer's capital structure and that involve privately negotiated structures expose us to greater risk of loss.

        We invest in debt instruments (including CMBS B-Pieces) and preferred equity that are subordinated or otherwise junior in an issuer's capital structure and that involve privately negotiated structures. Our investments in subordinated debt and mezzanine tranches of a borrower's capital structure and our remedies with respect thereto, including the ability to foreclose on any collateral securing such investments, are subject to the rights of any senior creditors and, to the extent applicable, contractual intercreditor and/or participation agreement provisions. Significant losses related to such loans or investments could adversely affect our results of operations and financial condition.

        Investments in subordinated debt involve greater credit risk of default than the senior classes of the issue or series. As a result, with respect to our investments in CMBS B-Pieces, mezzanine loans and other subordinated debt, we would potentially receive payments or interest distributions after, and must bear the effects of losses or defaults on the senior debt (including underlying senior loans, senior mezzanine loans, B-Notes, preferred equity or senior CMBS bonds, as applicable) before the holders of other more senior tranches of debt instruments with respect to such issuer. As the terms of such loans and investments are subject to contractual relationships among lenders, co-lending agents and others, they can vary significantly in their structural characteristics and other risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction.

        Like B-Notes, mezzanine loans are by their nature structurally subordinated to more senior property-level financings. If a borrower defaults on our mezzanine loan or on debt senior to our loan, or if the borrower is in bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full. As a result, a partial loss in the value of the underlying collateral can result in a total loss of the value of the mezzanine loan. In addition, even if we are able to foreclose on the underlying collateral following a default on a mezzanine loan, we would be substituted for the defaulting borrower and, to the extent income generated on the underlying property is insufficient to meet outstanding debt obligations on the property, may need to commit substantial additional capital and/or deliver a replacement guarantee by a creditworthy entity, which could include us, to stabilize the property and prevent additional defaults to lenders with existing liens on the property.

        Investments in preferred equity involve a greater risk of loss than conventional debt financing due to a variety of factors, including their non-collateralized nature and subordinated ranking to other loans and liabilities of the entity in which such preferred equity is held. Accordingly, if the issuer defaults on our investment, we would only be able to proceed against such entity in accordance with the terms of the preferred equity, and not against any property owned by such entity. Furthermore, in the event of bankruptcy or foreclosure, we would only be able to recoup our investment after all lenders to, and other creditors of, such entity are paid in full. As a result, we may lose all or a significant part of our investment, which could result in significant losses.

        In addition, our investments in senior loans may be effectively subordinated to the extent we borrow under a warehouse loan (which can be in the form of a repurchase agreement) or similar facility and pledge the senior loan as collateral. Under these arrangements, the lender has a right to repayment of the borrowed amount before we can collect on the value of the senior loan, and therefore if the value of the pledged senior loan decreases below the amount we have borrowed, we would experience a loss.

We may not have control over certain of our loans and investments.

        Our ability to manage our portfolio of loans and investments may be limited by the form in which they are made. In certain situations, we may:

  •
  acquire investments subject to rights of senior classes, special servicers or collateral managers under intercreditor, servicing agreements or securitization documents;

  •
  pledge our investments as collateral for financing arrangements;

  •
  acquire only a minority and/or a non-controlling participation in an underlying investment;

  •
  co-invest with others through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests; or

  •
  rely on independent third-party management or servicing with respect to the management of an asset.

        Therefore, we may not be able to exercise control over all aspects of our loans or investments. Such financial assets may involve risks not present in investments where senior creditors, junior creditors, servicers or third parties controlling investors are not involved. Our rights to control the process following a borrower default may be subject to the rights of senior or junior creditors or servicers whose interests may not be aligned with ours. A partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals that are inconsistent with ours, or may be in a position to take action contrary to our investment objectives. In addition, we may, in certain circumstances, be liable for the actions of our partners or co-venturers.

CRE-related investments that are secured, directly or indirectly, by real property are subject to delinquency, foreclosure and loss, which could result in losses to us.

        CRE debt instruments that are secured by commercial property are subject to risks of delinquency and foreclosure and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things:

  •
  tenant mix and tenant bankruptcies;

  •
  success of tenant businesses;

  •
  property management decisions, including with respect to capital improvements, particularly in older building structures;

  •
  property location and condition;

  •
  competition from other properties offering the same or similar services;

  •
  changes in laws that increase operating expenses or limit rents that may be charged;

  •
  any liabilities relating to environmental matters at the property;

  •
  changes in national, regional or local economic conditions and/or specific industry segments;

  •
  declines in national, regional or local real estate values;

  •
  declines in national, regional or local rental or occupancy rates;

  •
  changes in interest rates and in the state of the debt and equity capital markets, including diminished availability or lack of debt financing for CRE;

  •
  changes in real estate tax rates and other operating expenses;

  •
  changes in governmental rules, regulations and fiscal policies, including environmental legislation;

  •
  acts of God, terrorism, social unrest and civil disturbances, which may decrease the availability of or increase the cost of insurance or result in uninsured losses; and

  •
  adverse changes in zoning laws.

        In addition, we are exposed to the risk of judicial proceedings with our borrowers and entities in which we invest, including bankruptcy or other litigation, as a strategy to avoid foreclosure or enforcement of other rights by us as a lender or investor. In the event that any of the properties or entities underlying or collateralizing our loans or investments experiences any of the foregoing events or occurrences, the value of, and return on, such investments could decline and could adversely affect our results of operations and financial condition.

Fluctuations in interest rates could reduce our ability to generate income on our loans and other investments, which could lead to a significant decrease in our results of operations.

        Our primary interest rate exposures will relate to the yield on our investments and the financing cost of debt, as well as any interest rate swaps that we utilize for hedging purposes. Changes in interest rates will affect our net income from loans and other investments, which is the difference between the interest and related income earned on interest-earning investments and the interest and related expense incurred in financing these investments. Interest rate fluctuations resulting in our interest and related expense exceeding interest and related income would result in operating losses for us. Changes in the level of interest rates may also affect our ability to make loans or investments and the value of our loans and investments. Changes in interest rates may also negatively affect demand for loans and could result in higher borrower default rates.

Loans on properties in transition will involve a greater risk of loss than conventional mortgage loans.

        We may invest in transitional loans to borrowers who are typically seeking short-term capital to be used in an acquisition or rehabilitation of a property. The typical borrower under a transitional loan has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to improve according to the borrower's projections, or if the borrower fails to improve the quality of the asset's management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the transitional loan, and we bear the risk that we may not recover some or all of our investment.

        In addition, borrowers usually use the proceeds of a conventional mortgage to repay a transitional loan. Transitional loans therefore are subject to risks of a borrower's inability to obtain permanent financing to repay the transitional loan. In the event of any default under transitional loans that may be held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the transitional loan. To the extent we suffer such losses with respect to these transitional loans, it could adversely affect our results of operations and financial condition.

Prepayment rates may adversely affect the value of our portfolio of assets.

        Generally, our borrowers may repay their loans prior to their stated final maturities. In periods of declining interest rates and/or credit spreads, prepayment rates on loans generally increase. If general interest rates or credit spreads decline at the same time, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the value of our assets may be affected by prepayment rates on loans. If we originate or acquire mortgage-related securities or a pool of mortgage securities, we anticipate that the underlying mortgages will prepay at a projected rate generating an expected yield. If we purchase assets at a premium to par value, when borrowers prepay their loans faster than expected, the corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will have to amortize the related premium on an accelerated basis. Conversely, if we purchase assets at a discount to par value, when borrowers prepay their loans slower than expected, the decrease in corresponding prepayments on the mortgage-related securities may reduce the expected yield on such securities because we will not be able to accrete the related discount as quickly as originally anticipated. In addition, as a result of the risk of prepayment, the market value of the prepaid assets may benefit less than other fixed income securities from declining interest rates.

        Prepayment rates on loans may be affected by a number of factors including, but not limited to, the then-current level of interest rates and credit spreads, fluctuations in asset values, the availability of mortgage credit, the relative economic vitality of the area in which the related properties are located, the servicing of the loans, possible changes in tax laws, other opportunities for investment, and other economic, social, geographic, demographic and legal factors and other factors beyond our control. Consequently, such prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks.

Difficulty in redeploying the proceeds from repayments of our existing loans and investments may cause our financial performance and returns to investors to suffer.

        In light of our investment strategy and the need to be able to deploy capital quickly to capitalize on potential investment opportunities, we may from time to time maintain cash pending deployment into investments, which may at times be significant. Such cash may be held in an account of ours for the benefit of stockholders or may be invested in money market accounts or other similar temporary investments. While the expected duration of such holding period is expected to be relatively short, in the event we are unable to find suitable investments, such cash positions may be maintained for longer periods. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and such low interest payments on the temporarily invested cash may adversely affect our financial performance and returns to investors.

The due diligence process that our Manager undertakes in regard to investment opportunities may not reveal all facts that may be relevant in connection with an investment and if our Manager incorrectly evaluates the risks of our investments, we may experience losses.

        Before making investments for us, our Manager conducts due diligence that it deems reasonable and appropriate based on the facts and circumstances relevant to each potential investment. When conducting diligence, our Manager may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of potential investment. Relying on the resources available to it, our Manager evaluates our potential investments based on criteria it deems appropriate for the relevant investment. Our Manager's loss estimates may not prove accurate, as actual results may vary from estimates. If our Manager underestimates the asset-level losses relative to the price we pay for a particular investment, we may experience losses with respect to such investment.

        In addition, it is difficult for real estate debt investors in certain circumstances to receive full transparency with respect to underlying investments because transactions are often effectuated on an indirect basis through pools or conduit vehicles rather than directly with the borrower. Loan structures or the terms of investments may make it difficult for us to monitor and evaluate investments. Therefore, we cannot assure you that our Manager will have knowledge of all information that may adversely affect such investment.

Investments may be concentrated in terms of geography, asset types and sponsors, which could subject us to increased risk of loss.

        We are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our investments in our target assets may at times be concentrated in certain property types that may be subject to higher risk of default or foreclosure, or secured by properties concentrated in a limited number of geographic locations.

        To the extent that our assets are concentrated in any one region or type of asset, downturns generally relating to such type of asset or region may result in defaults on a number of our investments within a short time period, which could adversely affect our results of operations and financial condition. In addition, because of asset concentrations, even modest changes in the value of the underlying real estate assets could have a significant impact on the value of our investment. As a result of any high levels of concentration, any adverse economic, political or other conditions that disproportionately affects those geographic areas or asset classes could have a magnified adverse effect on our results of operations and financial condition, and the value of our stockholders' investments could vary more widely than if we invested in a more diverse portfolio of loans.

Our investments in CMBS pose additional risks, including the risk that we will not be able to recover some or all of our investment, the possibility that the CMBS market will be significantly affected by current or future regulation and the risk that we will not be able to hedge or transfer our CMBS B-Piece investments for a significant period of time.

        We have invested and may from time to time invest in pools or tranches of CMBS. The collateral underlying CMBS generally consists of commercial mortgages or real property that have a multifamily or commercial use, such as retail space, office buildings, warehouse property and hotels. CMBS have been issued in a variety of issuances, with varying structures including senior and subordinated classes. Our investments in CMBS are subject to losses. In general, losses on a mortgaged property securing a senior loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, then by the holder of a mezzanine loan or B-Note, if any, then by the "first loss" subordinated security holder (generally, the B-Piece buyer) and then by the holder of a higher-rated security. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit, mezzanine loans or B-Notes, and any classes of securities junior to those in which we invest, we will not be able to recover some or all of our investment in the securities we purchase. There can be no assurance that our CMBS underwriting practices will yield their desired results and there can be no assurance that we will be able to effectively achieve our investment objective or that projected returns will be achieved.

        In addition, the CMBS market may be significantly affected by current or future regulation. The risk retention rules under the Dodd-Frank Act, which generally require a sponsor of a CMBS transaction to retain, directly or indirectly, at least 5% of the credit risk of the securitized assets collateralizing the CMBS, went into effect in December 2016. There remains general uncertainty as to how these requirements will be implemented and what their implementation will mean in practice. The impact of these requirements on the CMBS securitization market generally are uncertain and may result in many CMBS market participants ceasing origination of and investment in CMBS, a lack of liquidity in the CMBS market and increased costs in CMBS transactions. As a result, there may be little or no CMBS investment opportunities available to us and any opportunities that are available may be less attractive than CMBS opportunities prior to the effectiveness of the risk retention rules. The rules may also negatively affect the market value of our current CMBS holdings as well as the larger commercial real estate debt markets.

        If we invest in a CMBS B-Piece because a sponsor of a CMBS utilizes us as an eligible third-party purchaser to satisfy the risk retention rules under the Dodd-Frank Act, we will be required to meet certain conditions, including holding the related CMBS B-Piece, without transferring or hedging the CMBS B-Piece, for a significant period of time (at least five years), which could prevent us from mitigating losses on the CMBS B-Piece. Even if we seek to transfer the CMBS B-Piece after five years, any subsequent purchaser of the CMBS B-Piece will be required to satisfy the same conditions that we were required to satisfy when we acquired the interest from the CMBS sponsor. Accordingly, no assurance can be given that any secondary market liquidity will exist for such CMBS B-Pieces.

        We currently expect to make our CMBS B-Piece investments indirectly through our investment in an aggregator vehicle alongside KKR Real Estate Credit Opportunity Partners L.P., a recently established KKR-managed investment fund. See "—Risks Related to Our Relationship with Our Manager and Its Affiliates—There are various conflicts of interest in our relationship with KKR, including with our Manager and in the allocation of investment opportunities to KKR investment vehicles and us, which could result in decisions that are not in the best interests of our stockholders" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Portfolio."

We may need to foreclose on certain of the loans we originate or acquire, which could result in losses that harm our results of operations and financial condition.

        We may find it necessary or desirable to foreclose on certain of the loans we originate or acquire, and the foreclosure process may be lengthy and expensive. Whether or not we have participated in the negotiation of the terms of any such loans, we cannot assure you as to the adequacy of the protection of the terms of the applicable loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted by lenders or borrowers that might interfere with enforcement of our rights. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us, including, without limitation, lender liability claims and defenses, even when the assertions may have no basis in fact, in an effort to prolong the foreclosure action and seek to force the lender into a modification of the loan or a favorable buy-out of the borrower's position in the loan. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process and potentially results in a reduction or discharge of a borrower's debt. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss. Furthermore, any costs or delays involved in the foreclosure of the loan or a liquidation of the underlying property will further reduce the net proceeds and, thus, increase any such loss to us.

We may be subject to lender liability claims, and if we are held liable under such claims, we could be subject to losses.

        In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed "lender liability." Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any distressed loans or investments we make, or loans and investments that later become distressed, may subject us to losses and other risks relating to bankruptcy proceedings.

        While our investment strategy focuses primarily on investments in "performing" real estate-related interests, our investment program may include making distressed investments from time to time (e.g., investments in defaulted, out-of-favor or distressed bank loans and debt securities) or may involve investments that become "non-performing" following our acquisition thereof. Certain of our investments may, therefore, include specific securities of companies that typically are highly leveraged, with significant burdens on cash flow and, therefore, involve a high degree of financial risk. During an economic downturn or recession, securities of financially troubled or operationally troubled issuers are more likely to go into default than securities of other issuers. Securities of financially troubled issuers and operationally troubled issuers are less liquid and more volatile than securities of companies not experiencing financial difficulties. The market prices of such securities are subject to erratic and abrupt market movements and the spread between bid and asked prices may be greater than normally expected. Investment in the securities of financially troubled issuers and operationally troubled issuers involves a high degree of credit and market risk.

        In certain limited cases (e.g., in connection with a workout, restructuring and/or foreclosing proceedings involving one or more of our debt investments), the success of our investment strategy with respect thereto will depend, in part, on our ability to effectuate loan modifications and/or restructures. The activity of identifying and implementing any such restructuring programs entails a high degree of uncertainty. There can be no assurance that we will be able to successfully identify and implement such restructuring programs. Further, such modifications and/or restructuring may entail, among other things, a substantial reduction in the interest rate and a substantial writedown of the principal of such loan, debt securities or other interests. However, even if a restructuring were successfully accomplished, a risk exists that, upon maturity of such real estate loan, debt securities or other interests replacement "takeout" financing will not be available.

        These financial difficulties may never be overcome and may cause borrowers to become subject to bankruptcy or other similar administrative proceedings. There is a possibility that we may incur substantial or total losses on our investments and in certain circumstances, become subject to certain additional potential liabilities that may exceed the value of our original investment therein. For example, under certain circumstances, a lender who has inappropriately exercised control over the management and policies of a debtor may have its claims subordinated or disallowed or may be found liable for damages suffered by parties as a result of such actions. In any reorganization or liquidation proceeding relating to our investments, we may lose our entire investment, may be required to accept cash or securities with a value less than our original investment and/or may be required to accept payment over an extended period of time. In addition, under certain circumstances, payments to us and distributions by us to the stockholders may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, bankruptcy laws and similar laws applicable to administrative proceedings may delay our ability to realize on collateral for loan positions held by us or may adversely affect the priority of such loans through doctrines such as equitable subordination or may result in a restructure of the debt through principles such as the "cramdown" provisions of the bankruptcy laws.

We may experience a decline in the fair value of our assets.

        A decline in the fair value of our assets may require us to recognize an "other-than-temporary" impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient to allow for recovery to the original acquisition cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale. If we experience a decline in the fair value of our assets, it could adversely affect our results of operations and financial condition.

Some of our portfolio investments may be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments.

        Some or all of our portfolio investments may be in the form of positions or securities that are not publicly traded. The fair value of investments that are not publicly traded may not be readily determinable. Our Manager will value these investments at fair value which may include unobservable inputs. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our Manager's determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our results of operations and financial condition could be adversely affected if our Manager's determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

We may invest in derivative instruments, which would subject us to increased risk of loss.

        Subject to maintaining our qualification as a REIT, we may also invest in, or use as part of our investment strategy, certain derivative instruments, including swaps, futures, forwards and options. Generally, a derivative is a financial contract the value of which depends upon, or is derived from, the value of an underlying asset, reference rate or index and may relate to individual debt or equity instruments, interest rates, currencies or currency exchange rates, commodities, related indices or other assets. The gross returns to be exchanged or swapped between the parties under a derivative instrument are generally calculated with respect to a "notional amount," which may be significantly greater than the amount of cash or assets required to establish or maintain the derivative position. Accordingly, trading in derivative instruments can result in large amounts of leverage, which may magnify the gains and losses experienced by us in respect of derivative instruments and may result in a loss of capital that is more exaggerated than would have resulted from an investment that did not involve the use of leverage inherent in the derivative contract.

        While the judicious use of derivative instruments can be beneficial, such instruments involve risks different from, and, in certain cases, greater than, the risks presented by more traditional investments. Many of the derivative instruments used by us will be privately negotiated in over-the-counter ("OTC") markets. Such derivatives are highly specialized instruments that require investment techniques and risk analyses different from those associated with equities and bonds. The use of derivative instruments also requires an understanding not only of the underlying asset, reference rate or index but also of the derivative itself, without the benefit of observing the performance of the derivative under all possible market conditions. The use of derivative instruments may also require us to sell or purchase portfolio securities at inopportune times or for prices below or above the current market values, may limit the amount of appreciation we can realize on an investment or may cause us to hold a security that it might otherwise want to sell. We may also have to defer closing out certain derivative positions to avoid adverse tax consequences and there may be situations in which derivative instruments are not elected that result in losses greater than if such instruments had been used. Furthermore, amounts paid by us as premiums and cash or other assets held in margin accounts with respect to our derivative instruments would not be available to us for other investment purposes, which may result in lost opportunities for gain.

        Investing in derivative instruments may present various additional market and counterparty-related risks including, but not limited to:

  •
  Lack of Liquidity:  Derivative instruments, especially when purchased in large amounts, may not be liquid in all circumstances, so that in volatile markets we may not be able to close out a position without incurring a loss. Although both OTC and exchange-traded derivative markets may experience the lack of liquidity, OTC non-standardized derivative transactions are generally less liquid than exchange-traded instruments, particularly because participants in OTC markets are not required to make continuous markets in the contracts they trade.

  •
  Volatility:  The prices of derivative instruments, including swaps, futures, forwards and options, are highly volatile and such instruments may subject us to significant losses. The value of such derivatives also depends upon the price of the underlying asset, reference rate or index, which may also be subject to volatility. In addition, actual or implied daily limits on price fluctuations and speculative position limits on the exchanges or over-the-counter markets in which we may conduct our transactions in derivative instruments may prevent prompt liquidation of positions, subjecting us to the potential of greater losses. In addition, significant disparities may exist between "bid" and "asked" prices for derivative instruments that are traded over-the-counter and not on an exchange.

  •
  Imperfect Correlation:  When used for hedging purposes, an imperfect or variable degree of correlation between price movements of the derivative instrument and the underlying asset, reference rate or index sought to be hedged may prevent us from achieving the intended hedging effect or expose us to the risk of loss. The imperfect correlation between the value of a derivative and the underlying assets may result in losses on the derivative transaction that are greater than the gain in the value of the underlying assets in our portfolio.

  •
  Valuation Risk:  The derivative instruments used by us may be difficult to value or involve the risk of mispricing or improper valuation, especially where the markets for such derivatives instruments are illiquid and/or such derivatives involve complex structures, or where there is imperfect correlation between the value of the derivative instrument and the underlying asset, reference rate or index.

  •
  Counterparty Risk:  Derivative instruments also involve exposure to counterparty risk, since contract performance depends in part on the financial condition of the counter. See "—Risks Related to Our Financing and Hedging—We will be subject to counterparty risk associated with any hedging activities."

        Additionally, our Manager may cause us to take advantage of investment opportunities with respect to derivative instruments that are neither presently contemplated nor currently available, but which may be developed in the future, to the extent such opportunities are both consistent with our investment objectives and legally permissible. Any such investments may expose us to unique and presently indeterminate risks, the impact of which may not be capable of determination until such instruments are developed and/or our Manager determines to make such an investment on our behalf.

Transactions denominated in foreign currencies may subject us to foreign currency risks.

        Although we have not done so to date, we may originate, invest in or acquire assets denominated in foreign currencies, which may expose us to foreign currency risk. As a result, a change in foreign currency exchange rates may have an adverse impact on the valuation of our assets, as well as our income and distributions. Any such changes in foreign currency exchange rates may impact the measurement of such assets or income for the purposes of the REIT tests and may affect the amounts available for payment of dividends on our common stock. See "—Risks Related to Our REIT Status and Certain Other Tax Items."

Loans or investments involving international real estate-related assets are subject to special risks that we may not manage effectively, which would have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

        Our investment guidelines permit investments in non-U.S. assets, subject to the same guidelines as investments in U.S. assets. To the extent that we invest in non-U.S. real estate-related assets, we may be subject to certain risks associated with international investment generally, including, among others:

  •
  currency exchange matters, including fluctuations in currency exchange rates and costs associated with conversion of investment principal and income from one currency to another;

  •
  less developed or efficient financial markets than in the United States, which may lead to potential price volatility and relative illiquidity;

  •
  the burdens of complying with international regulatory requirements and prohibitions that differ between jurisdictions;

  •
  changes in laws or clarifications to existing laws that could impact our tax treaty positions, which could adversely impact the returns on our investments;

  •
  a less developed legal or regulatory environment, differences in the legal and regulatory environment or enhanced legal and regulatory compliance;

  •
  political hostility to investments by foreign investors;

  •
  higher inflation rates;

  •
  higher transaction costs;

  •
  difficulty enforcing contractual obligations;

  •
  fewer investor protections;

  •
  potentially adverse tax consequences; or

  •
  other economic and political risks.

If any of the foregoing risks were to materialize, they could adversely affect our results of operations and financial condition.

The lack of liquidity in certain of our target assets may adversely affect our business.

        The illiquidity of some or all of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, certain of our investments may become less liquid after investment as a result of periods of delinquencies, defaults or turbulent market conditions, which may make it more difficult for us to dispose of such assets at advantageous times or in a timely manner. Moreover, many of our investments will not be registered under the relevant securities laws, resulting in prohibitions against their transfer, sale, pledge or their disposition except in transactions that are exempt from registration requirements or are otherwise in accordance with such laws. As a result, many of our investments are expected to be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment to the extent that we or our Manager has or could be attributed as having material, non-public information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic or other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

Should we choose to employ non-recourse long-term securitizations in the future, such structures may expose us to risks that could result in losses to our company.

        We may seek to enhance the returns of all or a senior portion of our senior loans through securitizations. To securitize our portfolio investments, we may create a wholly owned subsidiary and contribute a pool of assets to the subsidiary. This could include the sale of interests in the subsidiary on a non-recourse basis to purchasers whom we would expect to be willing to accept a lower interest rate to invest in investment grade loan pools, and we would retain a portion of the equity in the securitized pool of portfolio investments. The successful securitization of our portfolio investments might expose us to losses as the CRE investments in which we do not sell interests will tend to be those that are riskier and more likely to generate losses. Securitization financings could also restrict our ability to sell assets when it would otherwise be advantageous to do so.

Risks Related to Our Company

Our investment strategy may be changed without stockholder consent.

        While we primarily seek to make real estate-related debt investments, our Manager may otherwise implement on our behalf strategies or discretionary approaches it believes from time to time may be best suited to prevailing market conditions in furtherance of that purpose, subject to the supervision and direction of our board of directors and the limitations set forth in our organizational documents and governing agreements. There can be no assurance that our Manager will be successful in implementing any particular investment strategy. Our Manager may change our investment strategy or asset allocation at any time without the consent of stockholders, which could result in our Manager making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may also increase our exposure to interest rate and real estate market fluctuations and could adversely affect our results of operations and financial condition.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions, which could impact our ability to timely prepare consolidated financial statements.

        Accounting rules for transfers of financial assets, securitization transactions, consolidation of VIEs, and other aspects of our operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders. Changes in accounting interpretations or assumptions could also impact our consolidated financial statements and our ability to timely prepare our consolidated financial statements. Our inability to timely prepare our consolidated financial statements in the future would likely have a significant adverse effect on our stock price.

Operational risks may disrupt our business, result in losses or limit our growth.

        We rely heavily on KKR's financial, accounting, communications and other data processing systems. Such systems may fail to operate properly or become disabled as a result of tampering or a breach of the network security systems or otherwise. In addition, such systems are from time to time subject to cyberattacks. Breaches of our network security systems could involve attacks that are intended to obtain unauthorized access to our proprietary information, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses, cyberattacks and other means and could originate from a wide variety of sources, including unknown third parties outside the firm. Although KKR takes various measures to ensure the integrity of such systems, there can be no assurance that these measures will provide protection. If such systems are compromised, do not operate properly or are disabled, we could suffer financial loss, a disruption of our businesses, liability to investors, regulatory intervention or reputational damage.

        In addition, we are highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us.

        Furthermore, we depend on our headquarters in New York City, where most of our personnel are located, for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct business, or directly affecting our headquarters, could have a material adverse impact on our ability to continue to operate our business without interruption. KKR's disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

        Finally, we rely on third-party service providers for certain aspects of our business, including for certain information systems, technology and administration. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of our operations and could affect our reputation and hence adversely affect our business.

All of our assets may be subject to recourse.

        All of our assets, including any investments made by us and any funds held by us, may be available to satisfy all of our liabilities and other obligations. If we become subject to a liability, parties seeking to have the liability satisfied may have recourse to our assets generally and not be limited to any particular asset, such as the asset representing the investment giving rise to the liability.

State licensing requirements will cause us to incur expenses and our failure to be properly licensed may have a material adverse effect on us and our operations.

        Nonbank companies are generally required to hold licenses in a number of U.S. states to conduct lending activities. State licensing statutes vary from state to state and prescribe or impose various recordkeeping requirements; restrictions on loan origination and servicing practices, including limits on finance charges and the type, amount and manner of charging fees; disclosure requirements; requirements that licensees submit to periodic examination; surety bond and minimum specified net worth requirements; periodic financial reporting requirements; notification requirements for changes in principal officers, stock ownership or corporate control; restrictions on advertising; and requirements that loan forms be submitted for review. Obtaining and maintaining licenses will cause us to incur expenses and failure to be properly licensed under state law or otherwise may have a material adverse effect on us and our operations.

Maintenance of our exclusion from registration under the Investment Company Act imposes significant limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

        We currently conduct, and intend to continue to conduct, our operations so that we are not required to register as an investment company under the Investment Company Act. We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. In addition, we intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the Investment Company Act because less than 40% of our total assets on an unconsolidated basis will consist of "investment securities" (the "40% test"). Excluded from the term "investment securities" (as that term is defined in the Investment Company Act) are securities issued by majority-owned subsidiaries that are themselves not investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

        To maintain our status as a non-investment company, the securities issued to us by any wholly owned or majority-owned subsidiaries that we may form in the future that are excluded from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure ongoing compliance with this test, but there can be no assurance that we will be able to maintain an exclusion or exemption from registration. The 40% test limits the types of businesses in which we may engage through our subsidiaries. In addition, the assets we and our subsidiaries may originate or acquire are limited by the provisions of the Investment Company Act and the rules and regulations promulgated under the Investment Company Act, which may adversely affect our business.

        We hold our assets primarily through direct or indirect wholly owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. To qualify for the exclusion pursuant to 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in "qualifying" real estate assets and (ii) at least 80% of its assets in "qualifying" real estate assets and real estate-related assets. For our subsidiaries that maintain this exclusion or another exclusion or exception under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof), our interests in these subsidiaries do not and will not constitute "investment securities."

        As a consequence of our seeking to maintain our exclusion from the Investment Company Act on an ongoing basis, we and/or our subsidiaries may be restricted from making certain investments or may structure investments in a manner that would be less advantageous to us than would be the case in the absence of such requirements. In particular, a change in the value of any of our assets could negatively affect our ability to maintain our exclusion from registration under the Investment Company Act and cause the need for a restructuring of our investment portfolio. For example, these restrictions may limit our and our subsidiaries' ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of senior loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate, however, we and our subsidiaries may invest in such securities to a certain extent. In addition, seeking to maintain our exclusion from the Investment Company Act may cause us and/or our subsidiaries to acquire or hold additional assets that we might not otherwise have acquired or held or dispose of investments that we and/or our subsidiaries might not have otherwise disposed of, which could result in higher costs or lower proceeds to us than we would have paid or received if we were not seeking to comply with such requirements. Thus, compliance with the exclusion from the Investment Company Act may hinder our ability to operate solely on the basis of maximizing profits.

        We will determine whether an entity is a majority-owned subsidiary of our company. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC or its staff approve our treatment of any entity as a majority-owned subsidiary, and neither has done so. If the SEC or its staff were to disagree with our treatment of one or more subsidiary entities as majority-

owned subsidiaries, we may need to adjust our strategy and our assets in order to continue to pass the 40% test. Any adjustment in our strategy or assets could have a material adverse effect on us.

        We will classify our assets for purposes of certain of our subsidiaries' 3(c)(5)(C) exclusion from the Investment Company Act based upon no-action positions taken by the SEC staff and interpretive guidance provided by the SEC and its staff. Based on such guidance, to qualify for the exclusion pursuant to 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in "qualifying" real estate assets and (ii) 80% of its assets in "qualifying" real estate assets and real estate-related assets. "Qualifying" real estate assets for this purpose include senior loans, certain B-Notes and certain mezzanine loans that satisfy various conditions as set forth in SEC staff no-action letters and other guidance, and other assets that the SEC staff in various no-action letters and other guidance has determined are the functional equivalent of senior loans for the purposes of the Investment Company Act. We treat as real estate-related assets B-Notes and mezzanine loans that do not satisfy the conditions set forth in the relevant SEC staff no-action letters and other guidance, and debt and equity securities of companies primarily engaged in real estate businesses. Unless a relevant SEC no-action letter or other guidance applies, we expect to treat preferred equity interests as real estate-related assets. The SEC has not published guidance with respect to the treatment of CMBS for purposes of the Section 3(c)(5)(C) exclusion. Unless the SEC or its staff issues guidance with respect to CMBS, we intend to treat CMBS as a real estate-related asset. These no-action positions are based on specific factual situations that may be substantially different from the factual situations we and our subsidiaries may face, and a number of these no-action positions were issued more than twenty years ago. There may be no guidance from the SEC staff that applies directly to our factual situations and as a result we may have to apply SEC staff guidance that relates to other factual situations by analogy. No assurance can be given that the SEC or its staff will concur with our classification of our assets. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act, including for purposes of our subsidiaries' compliance with the exclusion provided in Section 3(c)(5)(C) of the Investment Company Act. There is no guarantee that we will be able to adjust our assets in the manner required to maintain our exclusion from the Investment Company Act and any adjustment in our strategy or assets could have a material adverse effect on us.

        To the extent that the SEC or its staff provide more specific guidance regarding any of the matters bearing upon the definition of investment company and the exemptions to that definition, we may be required to adjust our strategy accordingly. On August 31, 2011, the SEC issued a concept release and request for comments regarding the Section 3(c)(5)(C) exclusion (Release No. IC-29778) in which it contemplated the possibility of issuing new rules or providing new interpretations of the exemption that might, among other things, define the phrase "liens on and other interests in real estate" or consider sources of income in determining a company's "primary business." Any additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

        There can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an unregistered investment company. If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties, that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company, and that we would be subject to limitations on corporate leverage that would have an adverse impact on our investment returns.

        If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our ability to pay distributions to our stockholders.

Changes in laws or regulations governing our operations, changes in the interpretation thereof or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us, subject us to increased competition or otherwise adversely affect our business.

        The laws and regulations governing our operations, as well as their interpretation, may change from time to time, and new laws and regulations may be enacted. Accordingly, any change in these laws or regulations, changes in their interpretation, or newly enacted laws or regulations and any failure by us to comply with these laws or regulations, could require changes to certain of our business practices, negatively impact our operations, cash flow or financial condition, impose additional costs on us or otherwise adversely affect our business. For example, from time to time the market for real estate debt transactions has been adversely affected by a decrease in the availability of senior and subordinated financing for transactions, in part in response to regulatory pressures on providers of financing to reduce or eliminate their exposure to such transactions. Furthermore, if regulatory capital requirements—whether under the Dodd-Frank Act, Basel III or other regulatory action—are imposed on private lenders that provide us with funds, or were to be imposed on us, they or we may be required to limit, or increase the cost of, financing they provide to us or that we provide to others. Among other things, this could potentially increase our financing costs, reduce our ability to originate or acquire loans and reduce our liquidity or require us to sell assets at an inopportune time or price.

        There has been increasing commentary amongst regulators and intergovernmental institutions on the role of nonbank institutions in providing credit and, particularly, so-called "shadow banking," a term generally taken to refer to credit intermediation involving entities and activities outside the regulated banking system. For example, in August 2013, the Financial Stability Board issued a policy framework for strengthening oversight and regulation of "shadow banking" entities. The report outlined initial steps to define the scope of the shadow banking system and proposed general governing principles for a monitoring and regulatory framework. A number of other regulators, such as the Federal Reserve, and international organizations, such as the International Organization of Securities Commissions, are studying the shadow banking system. At this time, it is too early to assess whether any rules or regulations will be proposed or to what extent any finalized rules or regulations will have on the nonbank lending market. If rules or regulations were to extend to us or our affiliates the regulatory and supervisory requirements, such as capital and liquidity standards, currently applicable to banks, then the regulatory and operating costs associated therewith could adversely impact the implementation of our investment strategy and our returns. In an extreme eventuality, it is possible that such regulations could render the continued operation of our company unviable.

        In the United States, the process established by the Dodd-Frank Act for designation of systemically important non-bank firms has provided a means for ensuring that the perimeter of prudential regulation can be extended as appropriate to cover large shadow banking institutions. The Dodd-Frank Act established the Financial Stability Oversight Council (the "FSOC"), which is comprised of representatives of all the major U.S. financial regulators, to act as the financial system's systemic risk regulator. The FSOC has the authority to review the activities of non-bank financial companies predominantly engaged in financial activities and designate those companies determined to be "systemically important" for supervision by the Federal Reserve. Such designation is applicable to companies where material distress could pose risk to the financial stability of the United States. To date, the Federal Reserve has made designations of four nonbank companies as "systemically important" subject to Federal Reserve supervision, none of which included private equity firms or funds. On December 18, 2014, the FSOC released a notice seeking public comment on the potential risks posed by aspects of the asset management industry, including whether asset management products and activities may pose potential risks to the U.S. financial system in the areas of liquidity and redemptions, leverage, operational functions, and resolution, or in other areas. On April 18, 2016, the FSOC released an update on its multi-year review of asset management products and activities and created an interagency working group to assess potential risks associated with certain leveraged funds. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business.

Financial deregulation measures proposed by the Trump administration and members of the U.S. Congress may create regulatory uncertainty for the financial sector, increase competition from banks and other financial institutions and adversely affect our business, financial condition and results of operations.

        The Trump administration's legislative agenda may include certain deregulatory measures for the U.S. financial services industry, including changes to existing risk retention requirements, Basel III capital requirements, the FSOC's authority and other aspects of the Dodd-Frank Act. On February 3, 2017, President Trump signed an executive order calling for the administration to review U.S. financial laws and regulations in order to determine their consistency with a set of core principles identified in the order. One bill, the Financial CHOICE Act (the "CHOICE Act"), which was sponsored by Rep. Jeb Hensarling last year, is being discussed as an avenue for amending the Dodd-Frank Act and may be subject to certain revisions in the near-term. The CHOICE Act would, among other things, revise risk retention rules to remove the risk retention requirement for all asset-backed securitizations other than for certain non-qualifying residential mortgage securitizations, eliminate the power of the FSOC to designate non-bank financial institutions as systemically important and ease regulatory capital requirements for certain banking organizations.

        Whether the CHOICE Act will be enacted, and if so, whether additional amendments would be added during the legislative process remains unclear. However, the results of the November 2016 elections have increased the likelihood that the CHOICE Act or similar financial reform legislation will be enacted. In addition, in the absence of legislative change, the Trump administration may influence the substance of regulatory supervision through the appointment of individuals to the Federal Reserve Board and other financial regulatory bodies.

        Measures focused on deregulation of the U.S. financial services industry may have the effect of increasing competition for our business. Increased competition from banks and other financial institutions in the credit markets could have the effect of reducing credit spreads, which may adversely affect our revenues.

        Determining the full extent of the impact on us of any such potential financial reform legislation, or whether any such particular proposal will become law, is impossible. However, any such changes may impose additional costs on us, require the attention of our senior management or result in limitations on the manner in which business is conducted, or may ultimately have an adverse impact on the competitiveness of certain non-bank financial service providers compared to traditional banking organizations.

Changes in laws or regulations governing the operations of borrowers could affect our returns with respect to those borrowers.

        Government counterparties or agencies may have the discretion to change or increase regulation of a borrower's operations, or implement laws or regulations affecting a borrower's operations, separate from any contractual rights it may have. A borrower could also be materially and adversely affected as a result of statutory or regulatory changes or judicial or administrative interpretations of existing laws and regulations that impose more comprehensive or stringent requirements on such company. Governments have considerable discretion in implementing regulations, including, for example, the possible imposition or increase of taxes on income earned by a borrower or gains recognized by us on our investment in such borrower, that could impact a borrower's business as well as our return on our investment with respect to such borrower.

We are subject to risks from litigation filed by or against us.

        Legal or governmental proceedings brought by or on behalf of third parties may adversely affect our financial results. Our investment activities may include activities that are hostile in nature and will subject it to the risks of becoming involved in such proceedings. The expense of defending claims against us and paying any amounts pursuant to settlements or judgments would be borne by us and would reduce net assets. Our Manager will be indemnified by us in connection with such proceedings, subject to certain conditions. Similarly, we may from time to time institute legal proceedings on behalf of ourselves or others, the ultimate outcome of which could cause us to incur substantial damages and expenses, which could have a material adverse effect on our business.

The obligations associated with being a public company will require significant resources and attention from our Manager's senior management team.

        As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the requirements of the Exchange Act, certain corporate governance provisions of the Sarbanes-Oxley Act, related regulations of the SEC and requirements of the NYSE, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. These reporting and other obligations will place significant demands on our Manager's senior management team, administrative, operational and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and other controls, reporting systems and procedures, and create or outsource an internal audit function. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired.

If we are unable to implement and maintain effective internal controls over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may be negatively affected.

        As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our second annual report on Form 10-K, we will be required to furnish a report by management on the effectiveness of our internal controls over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Once we are no longer an emerging growth company, our independent registered public accounting firm will be required to formally attest to the effectiveness of our internal controls over financial reporting on an annual basis. The process of designing, implementing and testing the internal controls over financial reporting required to comply with this obligation is time consuming, costly and complicated. If we identify material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal controls over financial reporting is effective or if, once we are no longer an emerging growth company, our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. We could also become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

        We are an "emerging growth company" as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if we have more than $1.07 billion in annual revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our stock held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our per share trading price may be adversely affected and more volatile.

Risks Related to Our Financing and Hedging

Our indebtedness may subject us to increased risk of loss and could adversely affect our results of operations and financial condition.

        We currently have outstanding indebtedness and, subject to market conditions and availability, we may incur a significant amount of additional debt through bank credit facilities (including term loans and revolving facilities), warehouse facilities and structured financing arrangements, public and private debt issuances and derivative instruments, in addition to transaction or asset-specific funding arrangements and additional repurchase agreements. We may also issue debt or equity securities to fund our growth. The percentage of leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, the type of asset we are funding, whether the financing is recourse or non-recourse, debt restrictions contained in those financing arrangements and the lenders' and rating agencies' estimate of the stability of our investment portfolio's cash flow. We may significantly increase the amount of leverage we utilize at any time without approval of our board of directors. In addition, we may leverage individual assets at substantially higher levels. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

  •
  our cash flow from operations may be insufficient to make required payments of principal of and interest on our debt or we may fail to comply with covenants contained in our debt agreements, which is likely to result in (1) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision), which we then may be unable to repay from internal funds or to refinance on favorable terms, or at all, (2) our inability to borrow undrawn amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements, which would result in a decrease in our liquidity, and/or (3) the loss of some or all of our collateral assets to foreclosure or sale;

  •
  our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase in an amount sufficient to offset the higher financing costs;

  •
  we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes; and

  •
  we may not be able to refinance any debt that matures prior to the maturity (or realization) of an underlying investment it was used to finance on favorable terms or at all.

There can be no assurance that a leveraging strategy will be successful and may subject us to increased risk of loss and could adversely affect our results of operations and financial condition.

We leverage certain of our target assets, which may adversely affect our return on our investments and may reduce cash available for distribution.

        We leverage certain of our target assets through borrowings under our repurchase agreements. Leverage can enhance our potential returns but can also exacerbate losses. The return on our investments and cash available for distribution to stockholders may be reduced if market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired, which could adversely affect the price of our common stock. In addition, our debt service payments will reduce cash flow available for distributions to stockholders. As a borrower, we are also subject to the risk that we may not be able to meet our debt service obligations. To the extent that we cannot meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

The utilization of any of our repurchase facilities is subject to the pre-approval of the lender.

        We utilize repurchase agreements to finance the purchase of certain investments. In order for us to borrow funds under a repurchase agreement, our lender must have the right to review the potential assets for which we are seeking financing and approve such assets in its sole discretion. Accordingly, we may be unable to obtain the consent of a lender to finance an investment and alternate sources of financing for such asset may not exist.

Our master repurchase agreements impose, and additional lending facilities may impose, restrictive covenants, which would restrict our flexibility to determine our operating policies and investment strategy and to conduct our business.

        We borrow funds under master repurchase agreements with various counterparties. The documents that govern these master repurchase agreements and the related guarantees contain, and additional lending facilities may contain, customary affirmative and negative covenants, including financial covenants applicable to us that may restrict our flexibility to determine our operating policies and investment strategy. In particular, our master repurchase agreements require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would otherwise choose, which could reduce our return on assets. If we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We may also be subject to cross-default and acceleration rights in our other debt facilities. Further, this could also make it difficult for us to satisfy the requirements necessary to maintain our qualification as a REIT for U.S. federal income tax purposes or to maintain our exclusion from registration under the Investment Company Act. Our master repurchase agreements also grant certain consent rights to the lenders thereunder which give them the right to consent to certain modifications to the pledged collateral. This could limit our ability to manage a pledged investment in a way that we think would provide the best outcome for our stockholders.

        These types of financing arrangements also involve the risk that the market value of the assets pledged or sold by us to the provider of the financing may decline in value, in which case the lender or counterparty may require us to provide additional collateral or lead to margin calls that may require us to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources including by selling assets at a time when we might not otherwise choose to do so, which we may not be able to achieve on favorable terms or at all. Posting additional margin would reduce our cash available to make other, higher yielding investments (thereby decreasing our return on equity). If we cannot meet these requirements, the lender or counterparty could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from it, which could materially and adversely affect our financial condition and ability to implement our investment strategy. In the case of repurchase transactions, if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will likely incur a loss on our repurchase transactions.

We depend on repurchase agreements, and may depend on bank credit facilities, warehouse facilities and structured financing arrangements, public and private debt issuances and derivative instruments, in addition to transaction or asset-specific funding arrangements and other sources of financing to execute our business plan, and our inability to access funding could have a material adverse effect on our results of operations, financial condition and business.

        Our ability to fund our investments may be impacted by our ability to secure bank credit facilities (including term loans and revolving facilities), warehouse facilities and structured financing arrangements, public and private debt issuances and derivative instruments, in addition to transaction or asset-specific funding arrangements and additional repurchase agreements on acceptable terms. We may also rely on short-term financing that would be especially exposed to changes in availability. Our access to sources of financing will depend upon a number of factors, over which we have little or no control, including:

  •
  general economic or market conditions;

  •
  the market's view of the quality of our assets;

  •
  the market's perception of our growth potential;

  •
  our current and potential future earnings and cash distributions; and

  •
  the market price of the shares of our common stock.

        We may need to periodically access the capital markets to raise cash to fund new investments. Unfavorable economic or capital market conditions may increase our funding costs, limit our access to the capital markets or could result in a decision by our potential lenders not to extend credit. An inability to successfully access the capital markets could limit our ability to grow our business and fully execute our business strategy and could decrease our earnings and liquidity. In addition, any dislocation or weakness in the capital and credit markets could adversely affect our lenders and could cause one or more of our lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, as regulatory capital requirements imposed on our lenders are increased, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price. No assurance can be given that we will be able to obtain any such financing on favorable terms or at all.

Interest rate fluctuations could increase our financing costs, which could lead to a significant decrease in our results of operations, cash flows and the market value of our investments.

        To the extent that our financing costs will be determined by reference to floating rates, such as LIBOR or a Treasury index, the amount of such costs will depend on the level and movement of interest rates. In a period of rising interest rates, our interest expense on floating-rate debt would increase, while any additional interest income we earn on our floating-rate investments may be subject to caps and may not compensate for such increase in interest expense. At the same time, the interest income we earn on our fixed-rate investments would not change, the duration and weighted average life of our fixed-rate investments would increase and the market value of our fixed-rate investments would decrease. Similarly, in a period of declining interest rates, our interest income on floating-rate investments would decrease, while any decrease in the interest we are charged on our floating-rate debt may be subject to floors and may not compensate for such decrease in interest income and interest we are charged on our fixed-rate debt would not change. Any such scenario could adversely affect our results of operations and financial condition.

We are subject to counterparty risk associated with our debt obligations.

        Our counterparties for critical financial relationships may include both domestic and international financial institutions. These institutions could be severely impacted by credit market turmoil, changes in legislation, allegations of civil or criminal wrongdoing and may as a result experience financial or other pressures. In addition, if a lender or counterparty files for bankruptcy or becomes insolvent, our borrowings under financing agreements with them may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to financing and increase our cost of capital. If any of our counterparties were to limit or cease operation, it could lead to financial losses for us.

We may utilize a wide variety of derivative financial instruments for risk management purposes, the use of which may entail greater than ordinary investment risks.

        While not anticipated to be a meaningful component of our investment strategy, we may, subject to maintaining our qualification as a REIT, utilize a wide variety of derivative financial instruments for risk management purposes, the use of which is a highly specialized activity that may entail greater than ordinary investment risks. Any such hedging transactions may not be effective in mitigating risk in all market conditions or against all types of risk (including unidentified or unanticipated risks), thereby resulting in losses to us. Engaging in hedging transactions may result in a poorer overall performance for us than if we had not engaged in any such hedging transaction, and our Manager may not be able to effectively hedge against, or accurately anticipate, certain risks that may adversely affect our investment portfolio. In addition, our investment portfolio will always be exposed to certain risks that cannot be fully or effectively hedged, such as credit risk relating both to particular securities and counterparties.

Hedging may adversely affect our earnings, which could reduce our cash available for distribution to stockholders.

        Subject to maintaining our qualification as a REIT, we may pursue various hedging strategies to seek to reduce our exposure to adverse changes in interest rates and fluctuations in currencies. Our hedging activity will vary in scope based on the level and volatility of interest rates, exchange rates, the type of assets held and other changing market conditions. Interest rate and currency hedging may fail to protect or could adversely affect us because, among other things:

  •
  interest, currency and/or credit hedging can be expensive and may result in us receiving less interest income;

  •
  available interest or currency rate hedges may not correspond directly with the interest rate or currency risk for which protection is sought;

  •
  due to a credit loss, prepayment or asset sale, the duration of the hedge may not match the duration of the related asset or liability;

  •
  the amount of income that a REIT may earn from hedging transactions (other than hedging transactions that satisfy certain requirements of the Code or that are done through a taxable REIT subsidiary) to offset interest rate losses is limited by U.S. federal income tax provisions governing REITs;

  •
  the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;

  •
  we may fail to recalculate, readjust and execute hedges in an efficient manner; and

  •
  legal, tax and regulatory changes could occur and may adversely affect our ability to pursue hedging strategies and/or increase the costs of implementing such strategies.

        Any hedging activity in which we engage may materially and adversely affect our results of operations and cash flows. Therefore, while we may enter into such transactions seeking to reduce risks, unanticipated changes in interest rates, credit spreads or currencies may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

        In addition, some hedging instruments involve additional risk because they are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, we cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses. In addition, certain regulatory requirements with respect to derivatives, including record keeping, financial responsibility or segregation of customer funds and positions are still under development and could impact our hedging transactions and how we and our counterparty must manage such transactions.

We will be subject to counterparty risk associated with any hedging activities.

        We will be subject to credit risk with respect to the counterparties to derivative contracts (whether a clearing corporation in the case of exchange-traded instruments or to our hedge counterparty in the case of over-the-counter instruments). If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, we may experience significant delays in obtaining any recovery under the derivative contract in a dissolution, assignment for the benefit of creditors, liquidation, winding-up, bankruptcy, or other analogous proceeding. In the event of the insolvency of a counterparty to a derivative transaction, the derivative transaction would typically be terminated at its fair market value. If we are owed this fair market value in the termination of the derivative transaction and our claim is unsecured, we will be treated as a general creditor of such counterparty, and will not have any claim with respect to the underlying security. We may obtain only a limited recovery or may obtain no recovery in such circumstances. In addition, the business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default, which may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price.

        Currently, certain categories of interest rate and credit default swaps are subject to mandatory clearing, and more are expected to be cleared in the future. The counterparty risk for cleared derivatives is generally lower than for uncleared OTC derivative transactions because generally a clearing organization becomes substituted for each counterparty to a cleared derivative contract and, in effect, guarantees the parties' performance under the contract as each party to a trade looks only to the clearing house for performance of financial obligations. However, there can be no assurance that a clearing house, or its members, will satisfy the clearing house's obligations to us. Counterparty risk with respect to certain exchange-traded and over-the-counter derivatives may be further complicated by recently enacted U.S. financial reform legislation.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

        Subject to maintaining our qualification as a REIT, part of our investment strategy may involve entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due with respect to an early termination would generally be equal to the unrealized loss of such open transaction positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely affect our results of operations and financial condition.

If we enter into certain hedging transactions or otherwise invest in certain derivative instruments, failure to obtain and maintain an exemption from being regulated as a commodity pool operator by our Manager could subject us to additional regulation and compliance requirements which could materially adversely affect our business and financial condition.

        The Commodity Exchange Act of 1936, as amended, and rules promulgated thereunder (the "CFTC Rules") by the U.S. Commodity Futures Trading Commission (the "CFTC") establish a comprehensive regulatory framework for certain derivative instruments, including swaps, futures and foreign exchange derivatives ("Regulated CFTC Instruments"). Under this regulatory framework, mortgage real estate investment trusts ("mREITs") that trade in Regulated CFTC Instruments are considered "commodity pools" and the operators of such mREITs would be considered "commodity pool operators" ("CPOs"). Absent an exemption, a CPO of an mREIT must register with the CFTC and become subject to CFTC Rules applicable to registered CPOs, including with respect to disclosure, reporting, recordkeeping and business conduct in respect of the mREIT. We may from time to time, directly or indirectly, invest in Regulated CFTC Instruments, which may subject us to oversight by the CFTC.

        Our Manager has qualified for the exemption from the CPO registration requirement in respect of our company pursuant to the no-action relief issued by the CFTC staff to operators of qualifying mREITs and has filed a notice of exemption with the CFTC. Our Manager qualifies for the exemption in respect of our company on the basis that we identify as a "mortgage REIT" for U.S. federal income tax purposes and our trading in Regulated CFTC Instruments does not exceed a certain de minimis threshold identified in the no-action relief. Subject to any amendments to CFTC Rules or the position of the CFTC staff, including the continuing availability of the mREIT no-action relief, our Manager will seek to either comply with CFTC Rules without relying on any exemption from CPO registration or rely on other exemptions (which may prevent us from trading in Regulated CFTC Instruments in order to satisfy the conditions for the relevant exemption).

        The CFTC has substantial enforcement power with respect to violations of the laws over which it has jurisdiction, including anti-fraud and anti-manipulation provisions. Among other things, the CFTC may suspend or revoke the registration of a person who fails to comply, prohibit such a person from trading or doing business with registered entities, impose civil money penalties, require restitution and seek fines or imprisonment for criminal violations. Additionally, a private right of action exists against those who violate the laws over which the CFTC has jurisdiction or who willfully aid, abet, counsel, induce or procure a violation of those laws. In the event we fail to receive interpretive relief from the CFTC on this matter, are unable to claim an exemption from registration and fail to comply with the regulatory requirements of these new rules, we may be unable to use certain types of hedging instruments or we may be subject to significant fines, penalties and other civil or governmental actions or proceedings, any of which could adversely affect our results of operations and financial condition.

Risks Related to Our Relationship with Our Manager and Its Affiliates

We depend on our Manager and its personnel for our success. We may not find a suitable replacement for our Manager if the management agreement is terminated, or if key personnel cease to be employed by our Manager and its affiliates or otherwise become unavailable to us.

        We do not have any employees and are externally managed and advised by our Manager, a subsidiary of KKR. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. Accordingly, our success depends on the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our Manager and its affiliates. Our Manager is managed by senior professionals of KKR Real Estate. These individuals evaluate, negotiate, execute and monitor our loans and investments and advise us regarding maintenance of our qualification as a REIT and exclusion from registration under the Investment Company Act; therefore, our success will depend on their skill and management expertise and continued service with our Manager and its affiliates. Furthermore, there is increasing competition among financial sponsors, investment banks and other real estate debt investors for hiring and retaining qualified investment professionals and there can be no assurance that such professionals will continue to be associated with us, our Manager or its affiliates or that any replacements will perform well. The departure of any of the officers or key personnel of our Manager and its affiliates could have a material adverse effect on our performance.

        In addition, we can offer no assurance that our Manager will remain our investment manager or that we will continue to have access to our Manager's officers and key personnel. The current term of the management agreement extends to October 8, 2017 and will be automatically renewed for additional one-year terms thereafter; provided, however, that our Manager may terminate the management agreement annually upon 180 days' prior notice. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Termination of the management agreement would be costly.

        Termination of the management agreement without cause will be difficult and costly. Following the initial three-year term ending on October 8, 2017, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us and our subsidiaries taken as a whole or (2) our determination that the management fee and incentive fee payable to our Manager are not fair, subject to our Manager's right to prevent any termination due to unfair fees by accepting a reduction of management and/or incentive fees agreed to by at least two-thirds of our independent directors. We must provide our Manager 180 days' written notice of any termination. Additionally, upon such a termination, or if we materially breach the management agreement and our Manager terminates the management agreement, the management agreement provides that we will pay our Manager a termination fee equal to three times the sum of the average annual management fee and the average annual incentive fee, in each case earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination. These provisions increase the cost to us of terminating the management agreement and adversely affect our ability to terminate the management agreement without cause.

Our Manager's liability is limited under the management agreement and we have agreed to indemnify our Manager against certain liabilities.

        Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder in good faith and is not responsible for any action of our board of directors in following or declining to follow any advice or recommendations of our

Manager, including as set forth in the investment guidelines of the management agreement. Under the terms of the management agreement, our Manager and its affiliates and their respective directors, officers, employees, managers, trustees, control persons, partners, equityholders and stockholders are not liable to us, our directors, stockholders or any subsidiary of ours, or their directors, officers, employees or stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its affiliates and their respective directors, officers, employees and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, fraud, willful misconduct, gross negligence, or reckless disregard of duties, performed or not performed in good faith in accordance with and pursuant to the management agreement. As a result, we could experience poor performance or losses for which our Manager would not be liable.

The historical returns generated by funds managed by affiliates of our Manager should not be considered indicative of our future results or of any returns expected on an investment in shares of our common stock.

        We have presented in this prospectus under the section entitled "Our Manager and the Management Agreement—Historical Performance of Certain Real Estate Funds Managed by KKR," information relating to the historical performance of certain vehicles advised by affiliates of our Manager. The past performance of these funds, as well as KKR's and its affiliates' other investment funds, vehicles and accounts, is not predictive of our performance, in particular because the investment objectives of such other funds, vehicles and accounts differ from our investment objectives. Investors should not assume that they will experience returns, if any, comparable to those experienced by investors in such vehicles. Moreover, we and the other vehicles advised by affiliates of our Manager are different in several respects, including:

  •
  asset or instrument types targeted may differ;

  •
  our use of leverage and hedging strategies may differ;

  •
  our fee structures differ;

  •
  we may not acquire or sell assets at similar times; and

  •
  the other vehicles advised by affiliates of our Manager have operated under market conditions that may differ materially from market conditions that will exist at the time we make investments.

Our Manager has limited experience managing a REIT and maintaining an exclusion from registration under the Investment Company Act.

        Our Manager has limited experience managing a portfolio of assets under guidelines designed to allow us to qualify and remain qualified as a REIT and to maintain our exclusion from registration under the Investment Company Act, which may hinder its ability to achieve our investment objectives. Even though our Manager will be overseen by KKR, our investment focus, qualification as a REIT and exclusion from registration under the Investment Company Act is different from those of other entities that are or have been managed by investment professionals associated with such affiliates. In addition, maintaining our REIT qualification and exclusion from registration under the Investment Company Act will limit the types of investments we are able to make. If our Manager is unable to achieve our investment strategy and invest in our target assets as expected, our results of operations and financial condition could be adversely affected.

Our Manager's fee structure may not create proper incentives or may induce our Manager and its affiliates to make certain loans or investments, including speculative investments, which increase the risk of our loan and investment portfolio.

        We pay our Manager base management fees regardless of the performance of our portfolio. Our Manager's entitlement to base management fees, which are not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking loans and investments that provide attractive risk-adjusted returns for our portfolio. Because the base management fees are also based in part on our outstanding equity, our Manager may also be incentivized to advance strategies that increase our equity, and there may be circumstances where increasing our equity will not optimize the returns for our stockholders. Consequently, we are required to pay our Manager base management fees in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.

        In addition, our Manager has the ability to earn incentive fees each quarter based on our earnings, which may create an incentive for our Manager to invest in assets with higher yield potential, which are generally riskier or more speculative, or sell an asset prematurely for a gain, in an effort to increase our short-term net income and thereby increase the incentive fees to which it is entitled. If our interests and those of our Manager are not aligned, the execution of our business plan and our results of operations could be adversely affected, which could adversely affect our results of operations and financial condition.

There are various conflicts of interest in our relationship with KKR, including with our Manager and in the allocation of investment opportunities to KKR investment vehicles and us, which could result in decisions that are not in the best interests of our stockholders.

        We are subject to conflicts of interest arising out of our relationship with KKR, including our Manager and its affiliates. Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the share of our special voting preferred stock gives KKR REFT Asset Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors and thereby control our policy and operations. In addition, pursuant to our stockholders agreement, so long as KKR REFT Asset Holdings and its affiliates own at least 25% of the outstanding shares of our common stock, KKR REFT Asset Holdings will have the right to nominate at least half of the directors to our board of directors. In addition, we are managed by our Manager, a KKR affiliate, and our executive officers are employees of our Manager or one or more of its affiliates. There is no guarantee that the policies and procedures adopted by us, the terms and conditions of the management agreement or the policies and procedures adopted by our Manager, KKR and their affiliates, will enable us to identify, adequately address or mitigate these conflicts of interest.

        Some examples of conflicts of interest that may arise by virtue of our relationship with our Manager and KKR include:

  •
  Fees and expenses.  KKR may earn fees and/or other compensation from us, our holding vehicles and other entities through which we invest, and, in connection with equity investments made by us, if any, entities in which we invest ("portfolio entities"). In particular, KKR may act as underwriter or placement agent in connection with an offering of securities or instruments by us and other entities in which we invest and may also provide syndication services to such entities, including in respect of co-investments in transactions in which we participate. The fee potential inherent in a particular investment or transaction could be viewed as an incentive for our

    Manager to seek to refer, allocate or recommend an investment or transaction to us. In addition, we or our portfolio entities may engage consultants, including KKR Capstone, a group of entities that are not KKR affiliates but operate under several consulting agreements with KKR, and our Manager's network of senior advisors, industry advisors and real estate consultants. We will directly bear, or indirectly bear through portfolio entities, the cost of operating and consulting services provided by these consultants. While our Manager believes that the fees, reimbursable expenses and other compensation paid to KKR consultants are reasonable and generally at market rates for the relevant activities, such compensation is not negotiated at arm's length and from time to time may be in excess of fees, reimbursable expenses or other compensation that may be charged by comparable third parties. In addition, we may provide loans or otherwise invest alongside one or more KKR investment vehicles or with KKR (investing for their own account) and other co-investors. We and KKR investment vehicles may also pursue similar real estate credit investment strategies. Our Manager and KKR will determine, in their sole discretion, the appropriate allocation of investment-related expenses, including broken deal expenses incurred in respect of unconsummated investments and expenses more generally relating to a particular investment strategy, among the funds, vehicles and accounts participating or that would have participated in such investments or that otherwise participate in the relevant investment strategy, as applicable, which may result in us bearing more or less of these expenses than other participants or potential participants in the relevant investments.

  •
  KKR's investment advisory and proprietary activities.  KKR may make strategic investments or enter into transactions for operational funding purposes, which, in each case, will be investments or transactions that are not offered to us, and also may make opportunistic investments pursuant to investment strategies that mirror, or are similar to in whole or in part, investment strategies implemented by us and KKR on behalf of itself and KKR investment vehicles. Therefore, KKR and its affiliates may compete with, and have interests adverse to us. The existence of KKR, its affiliates and KKR investment vehicles investing in the same or similar investments that may be made by us could, among other adverse consequences, affect the terms of loans and other investments pursued by us and the demand for such financing. In such circumstances, KKR's interest in maximizing the investment return of its proprietary entities creates a conflict of interest in that our Manager may be motivated to allocate more attractive investments to the proprietary entities under its management and allocate less attractive investments to us. Similarly, KKR may be motivated to allocate scarce investment opportunities to the proprietary entities under its management rather than to us. Additionally, KKR has in the past given and is expected to continue to give advice or take action (including entering into short sales or other "opposite way trading" activities) with respect to the investments held by, and transactions of, KKR investment vehicles or proprietary entities of KKR that are different from or otherwise inconsistent with, the advice given or timing or nature of any action taken with respect to the investments held by us and our transactions. Additionally, the investment programs employed by KKR for KKR investment vehicles or proprietary entities of KKR could conflict with the transactions and strategies employed by our Manager in managing our company. Where our company, proprietary entities of KKR and KKR investment vehicles have provided financing to the same borrower, their interests may be in conflict irrespective of whether their investments are at different levels of the capital structure.

  •
  Other KKR activities.  Conflicts of interest may arise in allocating time, services or resources among our investment activities, KKR investment vehicles, KKR, other entities affiliated with KKR and the senior officers of KKR. Although members of the KKR Real Estate team intend to devote such time as may be necessary to conduct our business affairs in an appropriate manner, our Manager and KKR will continue to devote the resources necessary to manage the investment activities of KKR, KKR investment vehicles, other entities affiliated with KKR and the executives of KKR and, therefore, conflicts may arise in the allocation of time, services and resources. KKR is not precluded from conducting activities unrelated to us. In addition, KKR may expand the range of services that it provides over time. Except as and to the extent expressly provided in the management agreement with our Manager, our Manager and KKR will not be restricted in the scope of their business or in the performance of any such services (whether now offered or undertaken in the future) even if such activities could give rise to conflicts of interest.

  •
  No assurance of ability to participate in investment opportunities.  As indicated above, certain KKR investment vehicles, including any seed investments, do and may in the future pursue the same investment opportunities as us. Subject to our organizational documents and governing agreements, KKR has sole discretion to determine the manner in which investment opportunities are allocated between us, KKR and KKR investment vehicles. This allocation presents inherent conflicts of interest where demand exceeds available supply. As a result, our share of investment opportunities may be materially affected by competition from KKR investment vehicles and from proprietary entities of KKR. The conflicts inherent in making such allocation decisions may not always be resolved to our advantage. Generally, and subject to our organizational documents and governing agreements, our Manager will allocate investment opportunities between us and KKR investment vehicles in a manner that is consistent with an allocation methodology established by our Manager reasonably designed to help ensure allocations of opportunities are made over time on a fair and equitable basis. However, we will not necessarily have any priority in respect of any category of investments, and the allocation of investment opportunities in accordance with our Manager's allocation methodology may result in us being allocated less than a pro rata share of an investment opportunity or none of such opportunity. For example, on January 10, 2017 we made a $40.0 million commitment to an aggregator vehicle alongside KKR Real Estate Credit Opportunity Partners L.P., a recently established KKR-managed investment fund. During the aggregator vehicle's investment period, investment opportunities available to KKR that fall within the primary investment strategy of acquiring newly issued CMBS B-Pieces will be shared pro rata between such aggregator vehicle and another KKR aggregator vehicle based on capital commitments. In respect of investments that are within the vehicles' investment objective but outside the primary investment strategy that are suitable for us or other KKR investment vehicles, KKR will allocate such opportunities among the aggregators, us and such other KKR investment vehicles in their sole discretion. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Portfolio." In addition, certain KKR investment vehicles have priority investment rights to certain investment opportunities that may be suitable for us, and such vehicles with priority investment rights could be established by KKR in the future. These include, but are not limited to, KKR's special situations, mezzanine and real estate funds.

  •
  Duties owed to KKR investment vehicles.  KKR, including our Manager, may structure an investment as a result of which one or more KKR investment vehicles are offered the opportunity to participate in the same or separate debt tranche of an investment allocated to us. As advisor to such KKR investment vehicles, KKR, including our Manager, may owe a fiduciary or other duty to the KKR investment vehicles and may face a conflict of interest in respect of the advice they give to, or the decisions made with regard to, us and such KKR investment vehicles.

  •
  Co-investments.  We may co-invest together with KKR investment vehicles and/or KKR proprietary balance sheet entities in some or all of our investment opportunities. KKR may also offer co-investment opportunities to vehicles in which KKR personnel, KKR consultants and other associated persons of KKR or any of its affiliate entities may invest and to third-party co-investors. In such circumstances, the size of the investment opportunity otherwise available to us may be less than it would otherwise have been, and we may participate in such opportunities on different and potentially less favorable economic terms than such parties if our Manager deems such participation as being otherwise in our best interests. Furthermore, when KKR proprietary entities or KKR investment vehicles have interests or requirements that do not align with our interests, including differing liquidity needs or desired investment horizons, conflicts may arise in the manner in which any voting or control rights are exercised with respect to the relevant investment, potentially resulting in an adverse impact on us. Generally, such transactions are not required to be presented to our board of directors for approval, and there can be no assurances that any conflicts will be resolved in our favor.

  •
  Investments in which KKR and/or KKR investment vehicles have a different principal interest.  Without the approval of KKR's Global Conflicts Committee, we will not acquire a controlling interest in any class or tranche of debt securities of any borrower in which KKR or any KKR investment vehicle has a pre-existing controlling equity interest (excluding any investments shared by us and such parties upon initial investment or any related follow-on investment). However, in circumstances where KKR's Global Conflicts Committee approves a transaction of this type, approval by our board of directors is generally not required, and our interests and those of KKR or such KKR investment vehicle may not always be aligned, which may give rise to actual or potential conflicts of interest and actions taken for us may be adverse to KKR or such KKR investment vehicle, or vice versa.

  •
  Competing interests; allocation of resources.   KKR may make investments on behalf of itself and/or KKR investment vehicles that are competitive with our investments. In providing advice and recommendations to, or with respect to, such investments and in dealing in such investments on behalf of such KKR investment vehicles or KKR, to the extent permitted by law, KKR will not take into consideration our interests or our Manager's investments. Accordingly, such advice, recommendations and dealings may result in adverse consequences to us and our investments. Conflicts of interest may also arise with respect to the allocation of our Manager's time and resources between our investments and other investments. In addition, conflicts of interest may arise where KKR personnel and KKR consultants serve as directors or interim executives of, or otherwise are associated with, our portfolio entities (e.g., if the entity is in financial difficulty) or entities that are competitors of certain of our portfolio entities.

  •
  Information sharing.  Although we plan to leverage KKR's firm-wide resources to help source, conduct due diligence on, structure, syndicate and create value for our investments, the information-sharing policies and procedures of KKR relating to confidential information and the information barrier between the public and private side of KKR, as well as certain legal and contractual and tax constraints, could significantly limit our ability to do so. In addition, in providing services in respect of our investments and other investments, our Manager may come into possession of information that it is prohibited from acting on (including on our behalf) or disclosing as a result of applicable confidentiality requirements or applicable law, even though such action or disclosure would be in our interests. Furthermore, to the extent not restricted by confidentiality requirements or applicable law, KKR may apply experience and information gained in providing services to our investments to provide services to competing investments of KKR investment vehicles, which may have adverse consequences for us or our investments.

  •
  Other affiliate transactions.  We may borrow money from multiple lenders, including KKR. Although our Manager will approve such transactions only on terms, including the consideration to be paid, that are determined by our Manager in good faith to be appropriate for us, it is possible that the interests of such affiliated lender could be in conflict with ours and the interests of our stockholders. KKR may also, on our behalf, effect transactions, including transactions in the secondary markets where KKR is also acting as a broker or other advisor on the other side of the same transaction. Notwithstanding that KKR may not receive commissions from such agency cross-transactions, it may nonetheless have a potential conflict of interest with respect to us and the other parties to those transactions to the extent it receives commissions or other compensation from such other parties.

  •
  KKR stakes and seed business; KKR Prisma portfolio funds.  KKR has stakes in, or seeds, third-party hedge fund managers. Funds and accounts managed by such third-party managers and underlying portfolio funds and accounts in KKR's hedge fund business managed by Prisma Capital Partners LP ("KKR Prisma") may invest in securities or other financial instruments of companies in which we may also have an interest, or in competitors of ours or our investments. Actions taken by any of these third-party stakes and seed managers or the managers of KKR Prisma portfolio funds or accounts in respect of any of the foregoing may adversely impact our company.

  •
  Transactions with any KKR fund or affiliate.   Pursuant to the terms of the management agreement, and subject to applicable law, our Manager will not consummate on our behalf any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from KKR, any KKR fund or any of their affiliates unless such transaction (A) is on terms no less favorable to us than could have been obtained on an arm's length basis from an unrelated third party and (B) has been approved in advance by a majority of our independent directors. Although our Manager will seek to resolve any conflicts of interest in a fair and equitable manner in accordance with the allocation policy and its prevailing policies and procedures with respect to conflicts resolution among KKR funds generally, only those transactions set forth in this paragraph will be required to be presented for approval by the independent directors.

  •
  Management agreement.  The management agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain an ongoing relationship with our Manager.

  •
  Service providers.  Certain advisors and other service providers, or their affiliates (including accountants, administrators, lenders, bankers, brokers, attorneys, consultants and investment or commercial banking firms), to us and our investments may also provide goods or services to or have business, personal, political, financial or other relationships with KKR (including our Manager). Such advisors and service providers may be investors in KKR investment vehicles, sources of investment opportunities for KKR, our company or KKR investment vehicles or may otherwise be co-investors with or counterparties to transactions involving the foregoing. These relationships may influence our Manager in deciding whether to select or recommend such a service provider to perform services for us or a borrower (the cost of which will generally be borne directly or indirectly by us or such borrower, as applicable).

Our Manager manages our portfolio pursuant to very broad investment guidelines and is not required to seek the approval of our board of directors for each investment, financing, asset allocation or hedging decision made by it, which may result in riskier loans and investments and which could adversely affect our results of operations and financial condition.

        Our Manager is authorized to follow very broad investment guidelines that provide it with broad discretion in investment, financing, asset allocation and hedging decisions. These investment guidelines may be changed at any time without the consent of our stockholders. Our board of directors will periodically review our investment guidelines and our loan and investment portfolio but will not, and will not be required to, review and approve in advance all of our proposed loans and investments or our Manager's financing, asset allocation or hedging decisions. In addition, in conducting periodic reviews, our directors may rely primarily on information provided to them by our Manager or its affiliates. Subject to maintaining our REIT qualification and our exclusion from registration under the Investment Company Act, our Manager has significant latitude within the broad investment guidelines in determining the types of loans and investments it makes for us, and how such loans and investments are financing or hedged, which could result in investment returns that are substantially below expectations or that result in losses, which could adversely affect our results of operations and financial condition.

We do not own the KKR name, but we will use it as part of our corporate name pursuant to a license agreement with KKR. Use of the name by other parties or the termination of our license agreement may harm our business.

        We intend to enter into a license agreement with KKR pursuant to which it will grant us a fully paid-up, royalty-free, non-exclusive license to use the name "KKR Real Estate Finance Trust Inc." and the ticker symbol "KREF". Under this agreement, we will have a right to use this name and ticker symbol for so long as our Manager (or another affiliate of KKR) serves as our Manager pursuant to the management agreement and our Manager (or another managing entity) remains an affiliate of KKR under the license agreement. The license agreement may also be earlier terminated by either party as a result of certain breaches or for convenience upon 90 days' prior written notice. KKR and its affiliates will retain the right to continue using the "KKR" name. We will further be unable to preclude KKR and its affiliates from licensing or transferring ownership of the "KKR" name to third parties, some of whom may compete with us. Consequently, we will be unable to prevent any damage to goodwill that may occur as a result of the activities of KKR or others. Furthermore, in the event that the license agreement is terminated, we will be required to change our name and ticker symbol and cease using the "KKR" name. Any of these events could disrupt our recognition in the marketplace, damage any goodwill we may have generated and otherwise harm our business.

Risks Related to Our REIT Status and Certain Other Tax Items

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability.

        We expect to continue to operate so as to qualify as a REIT under the Code. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Our continued qualification as a REIT will depend on our continuing ability to meet various requirements concerning, among other things, our sources of income, the nature of our investments, the amounts we distribute to our stockholders and the ownership of our stock. Notwithstanding the availability of cure provisions in the Code, various compliance requirements could be failed and could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to continue to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

  •
  we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on taxable income at regular corporate income tax rates;

  •
  any resulting tax liability could be substantial and could have a material adverse effect on our book value;

  •
  unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we do not qualify as a REIT and for which we had taxable income; and

  •
  we generally would not be eligible to elect to be taxed as a REIT for the subsequent four full taxable years.

REITs, in certain circumstances, may incur tax liabilities that would reduce our cash available for distribution to you.

        Even if we maintain our qualification as a REIT, we may become subject to U.S. federal income taxes and related state and local taxes. For example, net income from the sale of properties that are "dealer" properties sold by a REIT (a "prohibited transaction" under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if we were to fail an income or asset test (and did not lose our REIT status because such failure was due to reasonable cause and not willful neglect), we would have to pay a penalty tax, which could be material. We also may decide to retain net capital gain we earn from the sale or other disposition of our investments and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which we indirectly own assets. For example, our taxable REIT subsidiaries are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to stockholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities and limit our expansion opportunities.

        In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature of our investments in real estate and related assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

        In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investments in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer unless we and such issuer jointly elect for such issuer to be treated as a taxable REIT subsidiary under the Code. The total value of all of our investments in taxable REIT subsidiaries cannot exceed 25% (20% for any taxable year beginning after December 31, 2017) of the value of our total assets. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer other than a taxable REIT subsidiary, and no more than 25% of our assets can consist of debt of "publicly offered" REITs (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act) that is not secured by real property or interests in real property. If we fail to comply with these requirements, we must dispose of a portion of our assets or otherwise come into compliance within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

        The REIT provisions of the Code substantially limit our ability to hedge liabilities and assets. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets or to manage risk of currency fluctuations with respect to our REIT qualifying income does not constitute "gross income" for purposes of the 75% or 95% gross income tests that we must satisfy in order to maintain our qualification as a REIT. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of these gross income tests. As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiaries would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our taxable REIT subsidiaries will generally not provide any tax benefit, except for being carried forward against future taxable income in the taxable REIT subsidiaries.

Our charter does not permit any person (including certain entities treated as individuals for this purpose) to own more than 9.8% of any class or series of our outstanding capital stock, and attempts to acquire shares of any class or series of our capital stock in excess of this 9.8% limit would not be effective without an exemption from those prohibitions by our board of directors.

        To maintain our qualification as a REIT, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Our charter provides that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock, provided that KKR and certain of its affiliates are excluded from this limitation. Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from this limitation if it obtains such representations, covenants and undertakings as it deems appropriate to conclude that granting the exemption will not cause us to lose our status as a REIT. The constructive ownership rules under the Code and our charter are complex and may cause shares of our outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 9.8% of any class or series of our outstanding capital stock by an individual or entity could cause an individual to own constructively in excess of 9.8% of such class or series of our outstanding capital stock, and thus violate the ownership limit. Any attempted transfer of our capital stock that, if effective, would result in a violation of the ownership limit, will cause the number of shares causing the violation to automatically be transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the intended transferee will acquire no rights in the shares. See "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law." Despite these restrictions, it is possible that there could be five or fewer individuals who own more than 50% in value of our outstanding capital stock, which could cause us to fail to continue to qualify as a REIT. In addition, there can be no assurance that our board of directors, as permitted in our charter, will increase, or will not decrease, this ownership limit in the future (provided, however, that a decreased stock ownership limit will not be effective for any person whose ownership of our stock is in excess of the decreased ownership limit until such person's ownership percentage of our stock equals or falls below the decreased ownership limit).

        The ownership limit may have the effect of precluding a change in control of us by a third party, even if such change in control would be in the best interests of the our stockholders or would result in receipt of a premium to the price of our common stock (and even if such change in control would not reasonably jeopardize our REIT status). The exemptions to the ownership limit granted to date may limit our board of directors' power to increase the ownership limit or grant further exemptions in the future.

We may choose to make distributions in the form of shares of our own stock, in which case stockholders may be required to pay income taxes without receiving any cash dividends.

        In connection with our qualification as a REIT, we are required to annually distribute to our stockholders at least 90% of our REIT taxable income (which does not equal net income, as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 90% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. holders may be required to pay income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, U.S. holders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. holder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount it must include in income with respect to the distribution, depending on the value of our shares at the time of the sale. Furthermore, with respect to certain non-U.S. holders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

        Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed by the Internal Revenue Service (the "IRS"). No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been met.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        The maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. holders has been reduced by legislation to 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the price of our common stock.

        In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. In addition, according to publicly released statements, a top legislative priority of the Trump administration and of the next Congress may be significant reform of the Code, including significant changes to taxation of business entities. There is a substantial lack of clarity around both the timing and the details of any such tax reform and the impact of any potential tax reform on an investment in us. We cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. Our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has duties to us and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our company.

Our taxable income may be greater than our cash flow available for distribution, including as a result of our investments in certain debt instruments, causing us to recognize "phantom income" for U.S. federal income tax purposes, and certain modifications of debt instruments by us could cause the modified debt to not qualify as a good REIT asset, thereby jeopardizing our REIT qualification.

        Our taxable income may substantially exceed our net income as determined based on GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may acquire assets, including debt securities requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as "phantom income." In addition, if a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders. Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

        As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms, (c) distribute amounts that would otherwise be used for future acquisitions or used to repay debt, or (d) make a taxable distribution of our common stock as part of a distribution in which stockholders may elect to receive shares of our common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.

        We may agree to modify the terms of distressed and other debt instruments that we hold. If the amendments to the outstanding debt are "significant modifications" under the applicable U.S. Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt taxable exchange with the borrower. In certain circumstances, this deemed reissuance may prevent the modified debt from qualifying as a good REIT asset if the underlying security has declined in value and could cause us to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

        We originate and acquire mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Our mezzanine loans typically do not meet all of the requirements of this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan's treatment as a real estate asset for purposes of the REIT asset and income tests and, if such a challenge were sustained, we could fail to qualify as a REIT, unless we are able to qualify for a statutory REIT "savings" provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

We may fail to qualify as a REIT if the IRS successfully challenges the treatment of our mezzanine loans as debt for U.S. federal income tax purposes or successfully challenges the treatment of our preferred equity investments as equity for U.S. federal income tax purposes.

        There is limited case law and administrative guidance addressing whether instruments similar to our mezzanine loans and preferred equity investments will be treated as equity or debt for U.S. federal income tax purposes. We expect that our mezzanine loans generally will be treated as debt for U.S. federal income tax purposes, and our preferred equity investments generally will be treated as equity for U.S. federal income tax purposes, but we typically do not anticipate obtaining private letter rulings from the IRS or opinions of counsel on the characterization of those investments for U.S. federal income tax purposes. If a mezzanine loan is treated as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan and we would be treated as receiving our proportionate share of the income of that entity. If that partnership or limited liability company owned nonqualifying assets or earned nonqualifying income, we may not be able to satisfy all of the REIT income or asset tests. Alternatively, if the IRS successfully asserts a preferred equity investment is debt for U.S. federal income tax purposes, then that investment may be treated as a nonqualifying asset for purposes of the 75% asset test and as producing nonqualifying income for 75% gross income test. In addition, such an investment may be subject to the 10% value test and the 5% asset test, and it is possible that a preferred equity investment that is treated as debt for U.S. federal income tax purposes could cause us to fail one or more of the foregoing tests. Accordingly, we could fail to qualify as a REIT if the IRS does not respect our classification of our mezzanine loans or preferred equity for U.S. federal income tax purposes unless we are able to qualify for a statutory REIT "savings" provision, which may require us to pay a significant penalty tax to maintain our REIT qualification.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing or syndicating mortgage loans that would be treated as sales for U.S. federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax with no offset for losses. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we dispose of, securitize or syndicate loans in a manner that was treated as a sale of the loans, if we frequently buy and sell securities in a manner that is treated as dealer activity with respect to such securities for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose to engage in certain sales of loans through a taxable REIT subsidiary and not at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

The failure of assets subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

        We have entered into financing arrangements that are structured as sale and repurchase agreements pursuant to which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the assets sold pursuant thereto. We believe that we are treated for REIT asset and income test purposes as the owner of the assets that are the subject of such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we do not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Liquidation of assets may jeopardize our REIT qualification.

        To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Certain financing activities may subject us to U.S. federal income tax and could have negative tax consequences for our stockholders.

        We may enter into securitization transactions and other financing transactions that could result in us, or a portion of our assets, being treated as a taxable mortgage pool for U.S. federal income tax purposes. If we enter into such a transaction in the future, we could be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool, referred to as "excess inclusion income," that is allocable to the percentage of our shares held in record name by disqualified organizations (generally tax-exempt entities that are exempt from the tax on unrelated business taxable income, such as state pension plans and charitable remainder trusts and government entities). In that case, we could reduce distributions to such stockholders by the amount of tax paid by us that is attributable to such stockholder's ownership.

        If we were to realize excess inclusion income, IRS guidance indicates that the excess inclusion income would be allocated among our stockholders in proportion to the dividends paid. Excess inclusion income cannot be offset by losses of a stockholder. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax at the maximum tax rate and withholding will be required on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.

Our qualification as a REIT may be dependent on the accuracy of legal opinions or advice rendered or given or statements by the issuers of assets that we acquire, and the inaccuracy of any such opinions, advice or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

        When purchasing securities, we may rely on opinions or advice of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes, the value of such securities, and also to what extent those securities constitute qualified real estate assets for purposes of the REIT asset tests and produce income that qualifies under the 75% gross income test. The inaccuracy of any such opinions, advice or statements may adversely affect our ability to qualify as a REIT and result in significant corporate-level tax.

Any taxable REIT subsidiaries owned by us are subject to corporate-level taxes and our dealings with our taxable REIT subsidiaries may be subject to 100% excise tax.

        A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 25% of the gross value of a REIT's assets (20% for any taxable year beginning after December 31, 2017) may consist of stock or securities of one or more taxable REIT subsidiaries. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm's length basis.

        Domestic taxable REIT subsidiaries that we own or may form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us, unless necessary to maintain our REIT qualification. While we plan to monitor the aggregate value of the securities of our taxable REIT subsidiaries and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets (20% for any taxable year beginning after December 31, 2017), there can be no assurance that we will be able to comply with the taxable REIT subsidiary limitation or avoid the application of the 100% excise tax discussed above in all market conditions.

Risks Related to this Offering and Ownership of Our Common Stock

KKR controls us and its interests may conflict with ours or those of our stockholders in the future.

        Upon the completion of this offering, KKR will beneficially own shares of our common stock providing it with an aggregate        % of the total voting power of our company, or        % if the underwriters exercise in full their option to purchase additional shares of common stock. Furthermore, Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the share of our special voting preferred stock gives KKR REFT Asset Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors and thereby control our policy and operations. In addition, pursuant to our stockholders agreement, so long as KKR REFT Asset Holdings and its affiliates own at least 25% of the outstanding shares of our common stock, KKR REFT Asset Holdings will have the right to nominate at least half of the directors to our board of directors. See "—Risks Related to Our Relationship with Our Manager and Its Affiliates."

        By virtue of KKR's stock ownership and voting power, in addition to its board designation rights, KKR has the power to significantly influence our business and affairs and is able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors, amendments to our charter, mergers or sales of assets. The influence exerted by KKR over our business and affairs might not be consistent with the interests of some or all of our stockholders. In addition, the concentration of ownership in our officers or directors or stockholders associated with them may have the effect of delaying or preventing a change in control of our company, including transactions that would be in the best interests of our stockholders and would result in receipt of a premium to the price of our shares of common stock (and even if such change in control would not reasonably jeopardize our qualification as a REIT), and might negatively affect the market price of our common stock.

Upon the listing of our common stock on the NYSE, we will be a "controlled company" within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        Upon completion of this offering, KKR will continue to control a majority of the combined voting power of all classes of our stock entitled to vote generally in the election of directors. Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the share of our special voting preferred stock gives KKR REFT Asset Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements. For example, controlled companies, within one year of the date of listing of their common stock:

  •
  are not required to have a board of directors that is comprised of a majority of "independent directors," as defined under the rules of such exchange;

  •
  are not required to have a compensation committee that is comprised entirely of independent directors; and

  •
  are not required to have a nominating and corporate governance committee that is comprised entirely of independent directors.

        For at least some period following this offering, we intend to utilize these exemptions. Accordingly, for so long as we utilize these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

We have not identified any future investments to make with the net proceeds from this offering or otherwise.

        We have not yet identified any specific investments toward which we will apply to the net proceeds of this offering, which means you cannot evaluate the merits of any such investments prior to investing in our common stock. As a result, we may use the net proceeds from this offering to invest in investments with which you may not agree. Additionally, we may make new investments with the proceeds of leverage, additional stock offerings or sales, prepayments or maturities of existing investments, and you will similarly not be able to evaluate the merits of any new investments we make with such proceeds.

We may use a portion of the net proceeds of this offering to make quarterly distributions or repurchase shares of our common stock, which would, among other things, reduce our cash available for investing.

        Prior to the time we have fully invested the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions or repurchase shares of our common stock out of such net proceeds, which would reduce the amount of cash we have available for investing and other purposes. The use of these net proceeds for distributions or stock repurchases could be dilutive to our financial results. In addition, funding our distributions from our net proceeds may constitute a return of capital to our investors, which would have the effect of reducing each stockholder's basis in its shares of our common stock.

Certain of our existing stockholders also hold interests in our Manager, but investors in this offering will not receive interests in our Manager.

        Certain of our existing stockholders collectively hold a 29.2% interest in our Manager through their ownership of Non-Voting Manager Units. This interest means that these stockholders indirectly share in the fees paid by us to our Manager, which may influence the incentives that certain of our existing stockholders have with respect to matters between us and our Manager. Stockholders purchasing in this offering will not receive Non-Voting Manager Units and therefore will not share in the fees received by our Manager in connection with the services it provides to us. For more information on the Non-Voting Manager Units held by certain of our existing stockholders, see "Our Manager and the Management Agreement—Non-Voting Manager Units."

Provisions of our charter and bylaws and Maryland law may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

        Some of the provisions of Maryland law and our charter and bylaws discussed below could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium to the then current market price.

        Issuance of stock without stockholder approval.    Our charter authorizes our board of directors, without stockholder approval, to authorize the issuance of up to 300,000,000 shares of common stock and up to 50,000,000 shares of preferred stock, including 125 shares of 12.5% series A cumulative non-voting preferred stock (which we intend to redeem and reclassify as shares of preferred stock without designation upon the completion of this offering), one share of special voting preferred stock and one share of special non-voting preferred stock. Our charter also authorizes our board of directors, without stockholder approval, to classify or reclassify any unissued shares of common stock and preferred stock into other classes or series of stock and to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that are authorized by the charter to be issued. Preferred stock may be issued in one or more classes or series, the terms of which may be determined by our board of directors without further action by stockholders. Prior to issuance of any such class or series, our board of directors will set the terms of any such class or series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption. The issuance of any preferred stock could materially adversely affect the rights of holders of common stock and, therefore, could reduce the value of the common stock. In addition, specific rights granted to future holders of our preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The power of our board of directors to cause us to issue preferred stock could, in certain circumstances, make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current stockholders' control.

        Advance notice bylaw.    Our bylaws contain advance notice procedures for the introduction by a stockholder of new business and the nomination of directors by a stockholder. These provisions could, in certain circumstances, discourage proxy contests and make it more difficult for you and other stockholders to elect stockholder-nominated directors and to propose and, consequently, approve stockholder proposals opposed by management.

        Maryland takeover statutes.    We are subject to the Maryland Business Combination Act, which could delay or prevent an unsolicited takeover of us. The statute substantially restricts the power of third parties who acquire, or seek to acquire, control of us without the approval of our board of directors to complete mergers and other business combinations even if such transaction would be beneficial to stockholders. "Business combinations" between such a third-party acquirer or its affiliate and us are prohibited for five years after the most recent date on which the acquirer becomes an

"interested stockholder." An "interested stockholder" is defined as any person who beneficially owns 10% or more of the voting power of our outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock. If our board of directors approved in advance the transaction that would otherwise give rise to the acquirer attaining such status, the acquirer would not become an interested stockholder and, as a result, it could enter into a business combination with us. Our board of directors may, however, provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it. Even after the lapse of the five-year prohibition period, any business combination with an interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by stockholders; and

  •
  two-thirds of the votes entitled to be cast by stockholders other than the interested stockholder and affiliates and associates thereof.

The super-majority vote requirements do not apply if, among other considerations, the transaction complies with a minimum price and form of consideration requirements prescribed by the statute. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that an interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of directors.

        The Maryland Control Share Acquisition Act of the Maryland General Corporation Law provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiror does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares, which may be amended by our board of directors. In the event that our bylaws are amended to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition.

        The Maryland Unsolicited Takeovers Act ("MUTA") permits the board of directors of a Maryland corporation with at least three independent directors and a class of stock registered under the Exchange Act, without stockholder approval and notwithstanding any contrary provision in its charter or bylaws, to implement certain takeover defenses, including adopting a classified board, increasing the vote required to remove a director or providing that each vacancy on the board of directors may be filled only by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. These provisions could have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for our company or of delaying, deferring or preventing a change in control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we have elected, at such time as we become eligible to do so (which we expect will be upon the completion of this offering), to be subject to the provisions of MUTA relating to the filling of vacancies on our board of directors. See "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law—Maryland Unsolicited Takeovers Act."

        In addition, our charter includes certain limitations on the ownership and transfer of our common stock. See "—Risks Related to Our REIT Status and Certain Other Tax Items—Our charter does not permit any person (including certain entities treated as individuals for this purpose) to own more than 9.8% of any class or series of our outstanding capital stock, and attempts to acquire shares of any class or series of our capital stock in excess of this 9.8% limit would not be effective without a prior exemption from those prohibitions by our board of directors."

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

        Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted by Maryland law. Under Maryland law, our present and former directors and officers will not have any liability to us and our stockholders for money damages other than liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our charter authorizes us to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to pay or reimburse the defense costs incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. See "Description of Capital Stock—Certain Provisions of Our Charter and Bylaws and of Maryland Law—Limitation of Liability and Indemnification of Directors and Officers."

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

        Our charter provides that, subject to the rights of any series of preferred stock, a director may be removed only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Under our charter, cause means conviction of a felony or a final judgment of a court of competent jurisdiction holding that a director caused demonstrable, material harm to our company through bad faith or active and deliberate dishonesty. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Our charter contains provisions that are designed to reduce or eliminate duties of our Manager and its affiliates (including those serving as our directors or officers) with respect to corporate opportunities and competitive activities.

        Our charter contains provisions designed to reduce or eliminate duties of our Manager and its affiliates (including those serving as our directors or officers) to refrain from competing with us or to present to us business opportunities that otherwise may exist in the absence of such charter provisions. Under our charter, our Manager and its affiliates (including those serving as our directors or officers) will not be obligated to present to us opportunities unless those opportunities are expressly offered to a person in his or her capacity as a director or officer of our company and those persons will be able to engage in competing activities without any restriction imposed as a result of our Manager's or its affiliates' status as a stockholder or our Manager's affiliates' status as officers or directors of our company.

        In addition, with respect to two of our existing, unaffiliated investors and the directors nominated by such investors, our board of directors will adopt a resolution providing each investor and its nominee the same rights and benefits as our Manager and its affiliates relating to corporate opportunities, which resolution will remain in effect as long as the investor's nominee is one of our directors. See "Management—Composition of the Board of Directors Upon Completion of this Offering" for more information on these investors' nomination rights.

There is no public market for our common stock and a market may never develop, which could cause our common stock to trade at a discount and make it difficult for holders of our common stock to sell their shares.

        Our shares of common stock are newly issued securities for which there is no established trading market. We intend to apply for listing of our common stock on the NYSE under the trading symbol "KREF". However, there can be no assurance that an active trading market for our common stock will develop, or if one develops, be maintained. If an active trading market does not develop, you may have difficulty selling any of your shares of common stock, and the value of those shares might be materially impaired. The initial public offering price for our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

        Some of the factors that could negatively affect the market price of our common stock include:

  •
  our actual or projected operating results, financial condition, cash flows and liquidity, or changes in business strategy or prospects;

  •
  actual or perceived conflicts of interest with our Manager or other affiliates of KKR and individuals, including our executives;

  •
  equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

  •
  loss of a major funding source;

  •
  actual or anticipated accounting problems;

  •
  publication of research reports about us or the real estate industry;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to the level of leverage we employ;

  •
  additions to or departures of our Manager's or KKR's key personnel;

  •
  speculation in the press or investment community;

  •
  our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

  •
  increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock and would result in increased interest expenses on our debt;

  •
  a compression of the yield on our investments and an increase in the cost of our liabilities;

  •
  failure to maintain our REIT qualification or exclusion from registration under the Investment Company Act;

  •
  price and volume fluctuations in the overall stock market from time to time;

  •
  general market and economic conditions and trends including inflationary concerns, and the current state of the credit and capital markets;

  •
  significant volatility in the market price and trading volume of securities of publicly traded REITs or other companies in our sector, which is not necessarily related to the operating performance of these companies;

  •
  changes in law, regulatory policies or tax guidelines, or interpretations thereof, particularly with respect to REITs;

  •
  changes in the value of our portfolio;

  •
  any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

  •
  operating performance of companies comparable to us;

  •
  short-selling pressure with respect to shares of our common stock or REITs generally; and

  •
  uncertainty surrounding the strength of the U.S. economic recovery particularly in light of the recent debt ceiling and budget deficit concerns, and other U.S. and international political and economic affairs.

        As noted above, market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets may affect the market value of our common stock.

If we or our existing stockholders sell additional shares of our common stock after this offering, the market price of our common stock could decline.

        The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        Upon completion of this offering, we will have a total of            shares of our common stock outstanding (or            shares if the underwriters exercise in full their option to purchase additional shares). Of the outstanding shares, the            shares sold in this offering (or            shares if the underwriters exercise their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, subject to the limitations on ownership and transfer set forth in our charter, and except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale."

        The remaining outstanding            shares of common stock held by our existing stockholders after this offering will be subject to certain restrictions on resale. We, our Manager, executive officers, directors, director nominees and holders of our outstanding shares of common stock immediately prior to this offering will be subject to lock-up agreements with the underwriters that, subject to certain customary exceptions, restrict the sale of the shares of our common stock held by them for 180 days following the date of this prospectus. The representatives of the underwriters may, in their sole discretion and without notice, release all or any portion of the shares of common stock subject to lock-up agreements. See "Underwriting" for a description of these lock-up agreements.

        Upon the expiration of the lock-up agreements described above, all of such            shares will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144. We expect that KKR will be considered an affiliate 180 days after this offering based on its expected share ownership (consisting of            shares). Certain other of our stockholders may also be considered affiliates at that time. However, commencing 180 days following the date of this prospectus, certain holders of our common stock will have the right, subject to certain exceptions and conditions, to require us to register their shares of common stock under the Securities Act, and they will have the right to participate in future registrations of securities by us. Following the completion of this offering, the shares covered by registration rights would represent approximately        % of our total common stock outstanding (or        %, if the underwriters exercise their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See "Shares Eligible for Future Sale."

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our 2016 Omnibus Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market. We expect that the initial registration statement on Form S-8 will cover            shares of our common stock.

        As restrictions on resale end, the market price of our shares of common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.

        We are generally required to distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, each year for us to qualify as a REIT under the Code, which requirement we currently intend to satisfy through quarterly distributions of all or substantially all of our net taxable income in such year, subject to certain adjustments. Although we intend to make regular quarterly distributions to holders of our common stock and we currently expect to distribute substantially all of our net taxable income to our stockholders on an annual basis, we have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described in this prospectus. Any distributions we make to our stockholders will be at the discretion of our board of directors and will depend on our earnings, financial condition, liquidity, debt covenants, maintenance of our REIT qualification, applicable law and such other factors as our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:

  •
  the profitability of the investment of the net proceeds of this offering;

  •
  our ability to make profitable investments;

  •
  margin calls or other expenses that reduce our cash flow;

  •
  defaults in our asset portfolio or decreases in the value of our portfolio; and

  •
  the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

        As a result, no assurance can be given that the level of any distributions we make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common stock. We may use net operating losses, to the extent available, carried forward to offset future net taxable income, and therefore reduce our dividend requirements. In addition, some of our distributions may include a return of capital, which would reduce the amount of capital available to operate our business.

        In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for U.S. federal income tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder's investment in our common stock.

FORWARD-LOOKING STATEMENTS

        Certain matters we discuss in this prospectus may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates," or similar expressions that concern our operations, strategy, projections or intentions. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance, and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

        There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties and other important factors include, among others, the risks, uncertainties and factors set forth above under "Risk Factors," and the following risks, uncertainties and factors:

  •
  the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which we invest;

  •
  the level and volatility of prevailing interest rates and credit spreads;

  •
  adverse changes in the real estate and real estate capital markets;

  •
  general volatility of the securities markets in which we participate;

  •
  changes in our business, investment strategies or target assets;

  •
  difficulty in obtaining financing or raising capital;

  •
  reductions in the yield on our investments and increases in the cost of our financing;

  •
  acts of God such as hurricanes, earthquakes and other natural disasters, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to us or the owners and operators of the real estate securing our investments;

  •
  deterioration in the performance of properties securing our investments that may cause deterioration in the performance of our investments and potentially principal losses to us;

  •
  defaults by borrowers in paying debt service on outstanding indebtedness;

  •
  the adequacy of collateral securing our investments and declines in the fair value of our investments;

  •
  adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise;

  •
  difficulty in successfully managing our growth, including integrating new assets into our existing systems;

  •
  the cost of operating our platform, including, but not limited to, the cost of operating a real estate investment platform and the cost of operating as a publicly traded company;

  •
  the availability of qualified personnel and our relationship with our Manager;

  •
  KKR controls us and its interests may conflict with those of our stockholders in the future;

  •
  our qualification as a REIT for U.S. federal income tax purposes and our exclusion from registration under the Investment Company Act; and

  •
  authoritative GAAP or policy changes from such standard-setting bodies such as the Financial Accounting Standards Board, the SEC, the IRS, the stock exchange where we expect to apply to list our common stock, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business.

        There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

        We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements in this prospectus apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

 USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, will be approximately $            , or approximately $            if the underwriters exercise in full their option to purchase additional shares of common stock from us, assuming an initial public offering price of $            per share, which is the midpoint of the initial public offering price range set forth on the cover page of this prospectus. A $1.00 increase or decrease in the assumed initial public offering price of $            per share would increase or decrease net proceeds to us from this offering by approximately $                , assuming the number of shares offered by us as set forth on the cover page of this prospectus remains the same.

        We plan to use all the net proceeds from this offering to acquire our target assets in a manner consistent with our investment strategies and investment guidelines described in this prospectus. See "Business—Our Investment Strategy," "—Our Target Assets" and "—Investment Guidelines." We expect to fully deploy the net proceeds from this offering and the drawdown of the remaining $207.6 million of equity capital commitments in our target assets, including our commitment to the aggregator vehicle and future funding obligations, by the end of the first quarter of 2018. However, there can be no assurance that we will use all or any of such proceeds to acquire our target assets by such time. The allocation of our capital among our target assets will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Manager to be of high quality and that are consistent with our intention to maintain our qualification as a REIT and maintain our exclusion from registration under the Investment Company Act. These investments are expected to provide a lower net return than we seek to achieve from our target assets. In addition, prior to the time we have fully invested the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions, repurchase shares of our common stock or temporarily reduce amounts outstanding under our repurchase facilties with a portion of such net proceeds.

 DISTRIBUTION POLICY

        We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income, as adjusted. We currently expect to distribute substantially all of our net taxable income to our stockholders on an annual basis. The table below sets forth, for the periods indicated, the per share distributions declared on our common stock, the total distributions, the number of shares outstanding for which distributions were declared and the percent change in the number of shares outstanding since the prior period.

	Per Share Distribution	Total Distribution	Shares Outstanding(1)	Change in Shares Outstanding
		(in thousands)
2014
Fourth Quarter	$—	$—	—	—
2015
First Quarter	—	11	2,533,468	100.0%
Second Quarter	0.18	797	4,409,965	74.1%
Third Quarter	0.21	2,355	11,322,565	156.7%
Fourth Quarter	0.34	4,382	12,886,415	13.8%
2016
First Quarter	0.36	5,629	15,636,416	21.3%
Second Quarter	0.34	5,312	15,636,416	—
Third Quarter	0.29	5,411	18,658,392	19.3%
Fourth Quarter	0.23	5,556	24,158,392	29.5%

(1)
Shares outstanding as of the distribution record date.

        We expect our board of directors to declare a $       million dividend, or $        per share of common stock, on April     , 2017 with respect to the first quarter of 2017. We expect to pay the dividend on April     , 2017 to stockholders of record on April     , 2017.

        Any distributions we make to our stockholders will be at the discretion of our board of directors and will depend on our earnings, financial condition, liquidity, debt covenants, maintenance of our REIT qualification, applicable law and such other factors as our board of directors may deem relevant from time to time. Our earnings, financial condition and liquidity will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. See "Risk Factors."

        We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see "Material U.S. Federal Income Tax Considerations—Taxation of U.S. Holders of Our Common Stock."

        To the extent that in respect of any calendar year, cash available for distribution is less than our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities.

        The share of our special voting preferred stock held by KKR REFT Asset Holdings has the right to convert into one share of our common stock and the right to participate in distributions on an as-converted basis. See "Description of Capital Stock—Preferred Stock—Special Voting Preferred Stock."

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2016:

  •
  on an actual basis;

  •
  as adjusted to give effect to (1) our February 6, 2017 payment of a $8.5 million dividend, or $0.35 per share of common stock, (2) our February 28, 2017 capital call for $147.7 million (7,386,208 shares issued at a purchase price of $20.00 per share), (3) the issuance of one share of special non-voting preferred stock on February 28, 2017, (4) our March 31, 2017 capital call for the remaining $207.6 million of equity capital commitments (10,379,738 shares to be issued at a purchase price of $20.00 per share, which is expected to close prior to completion of this offering), and (5) $81.9 million of funded investments and $147.0 million of advances from our repurchase facilities from January 1, 2017 through March 31, 2017; and

  •
  as further adjusted to give effect to (1) the sale by us of                        shares of our common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the initial public offering price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and (2) the redemption of all of the 125 issued and outstanding shares of our series A preferred stock upon the completion of this offering.

        This table should be read in conjunction with the information contained in "Use of Proceeds," "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition

and Results of Operations," as well as our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2016
(in thousands, except share and per share data)	Actual	As Adjusted(1)	As Further Adjusted(1)
Cash:
Cash and cash equivalents	$96,189	$	$
Restricted cash and cash equivalents	157

Total cash	$96,346	$	$

Debt(2):
Secured financing agreements	$439,144	$	$

Total debt	439,144

Temporary Equity(3)	3,030
Permanent Equity:
Preferred stock (50,000,000 authorized; 125 shares of series A preferred stock with stated value of $1,000.00 and 1 share of special voting preferred stock with par value of $0.01 per share issued and outstanding on an actual basis; and 1 share of special voting preferred stock with par value of $0.01 per share issued and outstanding on an as adjusted and as further adjusted basis)(4)	125
Common stock (300,000,000 authorized; 24,158,392 shares with par value of $0.01 per share issued and outstanding on an actual basis; 41,924,338 shares with par value of $0.01 per share issued and outstanding on an as adjusted basis; shares with par value of $0.01 per share issued and outstanding on an as further adjusted basis)	242
Additional paid-in capital	479,417
Retained earnings	17,914

Total KKR Real Estate Finance Trust Inc. stockholders' equity	497,698
Noncontrolling interests in equity of consolidated joint venture	7,339

Total Permanent Equity	$505,037	$	$

Total capitalization	$947,211	$	$

(1)
Does not reflect our April     , 2017 payment of a $             million dividend, or $            per share of            common stock, to stockholders of record on April     , 2017.

(2)
Does not include VIE liabilities, which are liabilities that are included in our consolidated balance sheets in accordance with GAAP.

(3)
Consists of redeemable noncontrolling interests in equity of consolidated joint venture as of December 31, 2016. In February 2017, we issued the one share of preferred stock that has been classified and designated as special non-voting preferred stock, which will be classified as temporary equity.

(4)
As of December 31, 2016 there were 125 shares of series A preferred stock and one share of special voting preferred stock issued and outstanding. We intend to redeem all of the issued and outstanding series A preferred stock and reclassify such shares as shares of preferred stock without designation upon the completion of this offering. See "Description of Capital Stock—Preferred Stock."

 DILUTION

        If you invest in shares of our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as further adjusted net tangible book value per share of our common stock immediately after the completion of this offering.

        Our net tangible book value as of December 31, 2016 was approximately $491.3 million, or $20.33 per share of our common stock. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by 24,158,392 shares of our common stock that were outstanding on December 31, 2016.

        After giving effect to (1) our February 6, 2017 payment of a $8.5 million dividend, or $0.35 per share of common stock, (2) our February 28, 2017 capital call for $147.7 million (7,386,208 shares issued at a purchase price of $20.00 per share), (3) the issuance of one share of special non-voting preferred stock on February 28, 2017, (4) our March 31, 2017 capital call for $207.6 million, and (5) $81.9 million of funded investments and $147.0 million of advances from our repurchase facilities from January 1, 2017 through March 31, 2017, our as adjusted net tangible book value before completing this offering as of December 31, 2016 would have been $             million, or $            per share of our common stock. We refer to these items as the "as adjusted items" in the table below.

        After giving effect to (1) our sale of the shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the initial public offering price range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and (2) the redemption of all of the 125 issued and outstanding shares of our series A preferred stock upon the completion of this offering, our as further adjusted net tangible book value as of December 31, 2016 would have been $            , or $            per share of our common stock. This amount represents an immediate decrease in net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors purchasing shares in this offering at the assumed initial public offering price.

        The following table illustrates this dilution on a per share basis:

Assumed initial offering price per share	$
Net tangible book value per share as of December 31, 2016		20.33
Decrease in net tangible book value per share attributable to as adjusted items described above

As adjusted net tangible book value per share without giving effect to this offering
Decrease in net tangible book value per share after giving effect to this offering

As further adjusted net tangible book value per share after giving effect to this offering
Dilution per share to new investors	$

        Dilution is determined by subtracting as further adjusted net tangible book value per share after giving effect to this offering from the assumed initial public offering price per share.

        If the underwriters exercise in full their option to purchase additional shares, the as further adjusted net tangible book value per share would be $            per share of our common stock. This represents an increase in net tangible book value of $            per share to the existing stockholders and results in dilution of $            per share to new investors.

        Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, a $1.00 increase or decrease in the assumed initial public offering price of $            per share, the midpoint of the initial public offering price range set forth on the cover of this prospectus, would increase or decrease the as further adjusted net tangible book value attributable to new investors purchasing shares in this offering by $            per share and would increase or decrease the dilution to new investors by $            per share.

        The following table summarizes, as of December 31, 2016, on the as further adjusted basis described above, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors. As the table shows, new investors purchasing shares of common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid. The table below assumes an initial public offering price of $            per share, the midpoint of the initial public offering price range set forth on the cover of this prospectus, for shares purchased in this offering and excludes estimated underwriting discounts and commissions and offering expenses payable by us:

	Shares Purchased		Total Consideration
Average Price Per Share
	Number	Percentage	Number		Percentage
Existing stockholders	41,924,338			$838,050,000			$19.99
New investors
Total			$			$

        If the underwriters were to fully exercise the underwriters' option to purchase                additional shares of our common stock, the percentage of shares of our common stock held by existing stockholders would be        % and the percentage of shares of our common stock held by new investors would be        %.

        Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, a $1.00 increase or decrease in the assumed initial public offering price of $            per share, the midpoint of the initial public offering price range set forth on the cover of this prospectus, would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by approximately $            .

        To the extent that outstanding options are exercised, outstanding restricted stock awards vest, outstanding restricted stock units settle, or other issuances of common stock, or grants of options, restricted stock awards, restricted stock units or other equity-based awards are made, there will be further dilution to new investors.

SELECTED FINANCIAL INFORMATION

        The following table sets forth our selected consolidated financial data as of the dates and for the periods indicated. The selected consolidated financial data as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 was derived from our audited consolidated financial statements included elsewhere in this prospectus.

        The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,
(in thousands, except share and per share data)	2016	2015
STATEMENT OF OPERATIONS DATA:
Net Interest Income
Interest income	$32,659	$12,536
Interest expense	7,432	554

Total net interest income	25,227	11,982

Other Income
Realized gain on sale of investments	285	1,155
Change in net assets related to consolidated variable interest entities	15,461	8,868
Other income	222	305

Total other income	15,968	10,328

Operating Expenses
General and administrative	2,270	1,994
Management fees to affiliate	5,934	2,620
Incentive compensation to affiliate	365	131

Total operating expenses	8,569	4,745

Income Before Income Taxes, Noncontrolling Interests and Preferred Dividends	32,626	17,565
Income tax expense	354	393

Net Income	32,272	17,172
Redeemable Noncontrolling Interests in Income of Consolidated Joint Venture	302	272
Noncontrolling Interests in Income of Consolidated Joint Venture	813	137

Net Income Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	31,157	16,763
Preferred Stock Dividends	16	15

Net Income Attributable to Common Stockholders	$31,141	$16,748

PER SHARE INFORMATION:
Net income per share of common stock	$1.61	$1.95
Weighted average number of shares of common stock outstanding	19,299,597	8,605,876
Dividends declared per share of common stock(1)	$1.22	$0.73
Shares of common stock issued and outstanding at period end	24,158,392	13,636,416
Book value per share of common stock(2)	$20.60	$20.78
BALANCE SHEET DATA (at period end):
Total assets(3)	$951,829	$420,090
Total debt(4)	439,144	122,133
Redeemable noncontrolling interests in equity of consolidated joint venture	3,030	4,643
Preferred stock	125	125
Total KKR Real Estate Finance Trust Inc. stockholders' equity	497,698	281,460
Noncontrolling interests in equity of consolidated joint venture	7,339	4,914
Total equity(5)	$508,067	$291,017

(1)
Equal to dividends declared on shares of common stock divided by the shares outstanding as of the distribution record date.

(2)
Equal to total KKR Real Estate Finance Trust Inc. stockholders' equity divided by shares of common stock issued and outstanding at period end.

(3)
Includes senior loans held in VIEs, net of VIE liabilities.

(4)
Does not include VIE liabilities, which are liabilities that are included in our consolidated balance sheets in accordance with GAAP.

(5)
Represents temporary equity, which includes redeemable noncontrolling interests in equity of consolidated joint venture, and permanent equity, which includes total KKR Real Estate Finance Trust Inc. stockholders' equity and noncontrolling interests in equity of consolidated joint venture.

 RECENT DEVELOPMENTS

Book Value per Share

        We anticipate the book value per share of our common stock will be between approximately $            and $            per share as of March 31, 2017. Prior to completion of this offering, we expect to draw down the remaining equity capital commitments and issue 10,379,738 shares of our common stock at a purchase price of $20.00 per share. See "—Cash and Called Equity Capital Commitments" below. The estimated range of the book value per share of our common stock is preliminary and subject to completion of financial and operating closing procedures for the three months ended March 31, 2017. We have begun our normal quarterly closing and review procedures for the three months ended March 31, 2017; however, given the timing of this estimate, the actual book value per share of our common stock as of March 31, 2017 may differ materially, including as a result of our quarter-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the three months ended March 31, 2017 are finalized. Therefore, you should not place undue reliance on this estimate. This estimated range has been prepared by, and is the responsibility of, our management and has not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this estimate.

Cash and Called Equity Capital Commitments

        As of March 31, 2017, we had total cash of $154.1 million.

        On March 31, 2017, we called the remaining $207.6 million of equity capital commitments from KKR and third-party investors at a purchase price of $20.00 per share, which we expect to draw down prior to completion of this offering. We expect to issue 10,379,738 shares of our common stock in connection with the drawdown of these commitments.

First Quarter Dividend

        We expect our board of directors to declare a $             million dividend, or $            per share of common stock, on April     , 2017 with respect to the first quarter of 2017. We expect to pay the dividend on April             , 2017 to stockholders of record on April             , 2017.

Our Portfolio

        As of March 31, 2017, we had originated and established a $1,079.3 million diversified portfolio of our target assets. In the three months ended March 31, 2017, we originated three new senior loans with an aggregate committed principal amount of $291.0 million, of which we invested $81.9 million of capital and advanced $147.0 million from our repurchase facilities. As of March 31, 2017, these senior loans had a weighted average coupon of LIBOR plus 4.12% and a weighted average LTV of 71.1%. We expect to syndicate the senior portion in one of these senior loans and retain the junior position for our portfolio in the form of a mezzanine loan. There remained $59.2 million of future funding obligations associated with these loans as of March 31, 2017. Additional information relating to these loans is set forth in the table below.

        Subsequent to March 31, 2017, we originated one new senior loan with a committed principal amount of $162.1 million, of which we invested $88.8 million of capital and advanced $41.0 million from one of our repurchase facilities. The senior loan has a coupon of LIBOR plus 3.90%, a maximum remaining term of five years and an LTV of 61.9%. There remained $32.1 million of future funding obligations associated with this senior loan as of April 11, 2017.

        The following charts illustrate the diversification of our portfolio, based on type of investment, underlying property type and location, and interest rate category, as of March 31, 2017:

  The charts above are based on total assets. Total assets reflect (i) the current principal amount of our senior and mezzanine loans, net of a 5% noncontrolling interest in the entity that holds certain of our mezzanine loans; (ii) the cost basis of our preferred equity investment, net of a 20% noncontrolling interest in the entity that holds our preferred equity investment; and (iii) the cost basis of our CMBS B-Pieces, net of VIE liabilities.

(1)
Excludes CMBS B-Pieces. Our CMBS B-Piece portfolio diversification is as follows:

•
Vintage:    2015 (65.6%), 2016 (34.4%).

•
Geography:    California (23.1%), Texas (12.7%), New York (9.2%), Illinois (7.0%), Florida (5.5%), Other (42.5%). As of March 31, 2017, no other individual geography comprised more than 5% of our total CMBS B-Piece portfolio.

•
Property Type:    Office (26.3%), Retail (25.2%), Hospitality (15.1%), Multifamily (10.6%), Other (22.8%). As of March 31, 2017, no other individual property type comprised more than 10% of our total CMBS B-Piece portfolio.

        The table below sets forth additional information relating to our portfolio as of March 31, 2017 (dollars in millions):

Investment	Investment Date	Committed Principal Amount	Current Principal Amount	Net Equity(2)	Location	Property Type	Coupon(3)(4)	Max Remaining Term (Yrs)(3)(5)	LTV(3)(6)
Senior Loans(1)
Senior Loan 1	10/26/2015	$177.0	$119.8	$43.5	Portland, OR	Retail	L + 5.0%	3.6	61.2%
Senior Loan 2	9/9/2016	168.0	139.6	35.5	San Diego, CA	Office	L + 4.2%	4.5	70.7%
Senior Loan 3	9/27/2016	138.6	116.9	34.6	Brooklyn, NY	Retail	L + 5.0%	4.5	58.6%
Senior Loan 4	3/30/2017	132.3	97.0	22.9	Brooklyn, NY	Office	L + 4.4%	5.0	68.3%
Senior Loan 5	9/14/2016	103.5	74.1	19.4	Crystal City, VA	Office	L + 4.5%	4.5	58.7%
Senior Loan 6	2/28/2017	85.9	75.8	44.9	Denver, CO	Multfamily	L + 3.8%	4.9	75.1%
Senior Loan 7	10/7/2016	74.5	61.1	15.5	New York, NY	Multifamily	L + 4.4%	4.6	68.3%
Senior Loan 8	12/17/2015	73.0	67.3	17.8	Atlanta, GA	Industrial	L + 4.0%	3.8	72.9%
Senior Loan 9	2/15/2017	72.8	59.0	14.1	Austin, TX	Multfamily	L + 4.2%	4.9	70.5%
Senior Loan 10	5/19/2016	55.0	52.8	13.3	Nashville, TN	Office	L + 4.3%	4.2	69.9%
Total/Weighted Avg First Mortgages Unlevered		$1,080.5	$863.3	$261.5			L + 4.3%	4.4	66.8%
Mezzanine Loans
Mezzanine Loan 1	1/22/2015	$35.0	$35.0	$33.3	Clearwater, FL	Hospitality	L + 9.8%	2.9	72.8%
Mezzanine Loan 2(7)	3/11/2015	25.0	4.4	4.4	Various	Portfolio	L + 8.5%	2.7	74.6%
Mezzanine Loan 3	6/23/2015	16.5	16.5	16.4	Chicago, IL	Retail	L + 9.2%	3.3	82.4%
Other Mezzanine Loans 4 - 9	Various	26.2	26.2	24.9	Various	Various	10.6%	8.1	77.4%
Total/Weighted Avg Mezzanine Loans Unlevered		$102.7	$82.2	$79.0			10.6%	4.6	76.3%

Investment	Investment Date	Committed Principal Amount	Current Principal Amount	Net Equity(2)	Location	Property Type	Coupon(3)(4)	Max Remaining Term (Yrs)(3)(5)	LTV(3)(6)
Preferred Equity
Preferred Equity 1(8)	2/5/2015	$36.8	$36.8	$29.4	Washington, D.C.	Multifamily	L + 7.0%	4.9	67.3%
Total/Weighted Average Preferred Equity Unlevered		$36.8	$36.8	$29.4			L + 7.0%	4.9	67.3%
CMBS
CMBS 1	2/10/2016	$86.0	$86.0	$36.4	Various	Various	4.6%	8.8	63.5%
CMBS 2	10/23/2015	46.2	46.2	20.9	Various	Various	4.7%	8.5	64.2%
CMBS 3	8/15/2015	52.7	52.7	17.6	Various	Various	4.6%	8.4	68.9%
CMBS 4	6/24/2015	66.1	66.1	16.7	Various	Various	3.3%	8.8	65.5%
CMBS 5	5/21/2015	58.2	58.2	12.9	Various	Various	3.0%	8.1	65.0%
Total/Weighted Average CMBS Unlevered		$309.2	$309.2	$104.5			4.2%	8.6	65.0%

(1)
Senior loans include senior mortgages and similar credit quality loans, including related junior participations in our originated senior loans for which we have syndicated the senior participations and retained the junior participations for our portfolio, typically structured as mezzanine loans.

(2)
Net equity reflects (i) the amortized cost basis of our loans, net of borrowings and a 5% noncontrolling interest in the entity that holds certain of our mezzanine loans; (ii) the cost basis of our preferred equity investment, net of a 20% noncontrolling interest in the entity that holds our preferred equity investment; and (iii) the cost basis of our CMBS B-Pieces, net of VIE liabilities.

(3)
Weighted average is weighted by current principal amount for our senior and mezzanine loans and preferred equity and by net equity for our CMBS B-Pieces.

(4)
L = one-month LIBOR rate.

(5)
Max remaining term (years) assumes all extension options are exercised, if applicable.

(6)
For our senior and mezzanine loans, LTV is based on the initial loan amount divided by the as-is appraised value at closing. For Mezzanine Loan 1, LTV is based on the total loan amount divided by the as-is appraised value at March 17, 2017. For our preferred equity investment, LTV is based on the total loan amount plus the current principal amount of the preferred equity investment, divided by the as-is appraised value at March 30, 2017. For our CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

(7)
Total amount does not include principal paydowns or amortization.

(8)
Coupon does not include a 3.5% fixed accrual rate that steps up to a 4.0% fixed accrual in years six and seven.

        We believe we have an attractive pipeline of investment opportunities that are representative of our target assets. As of March 31, 2017, we had $369.0 million of our target assets in our pipeline, which reflected the total cost of transactions under exclusivity for which the sponsor had executed a non-binding letter of intent. We would expect to fund any such investments with cash on hand and advances from our repurchase facilities. Subsequent to March 31, 2017, we closed one of these loans as described above. With respect to our pipeline, there can be no assurance as to when we will enter into such transactions, if at all, and on what terms.

        For the twelve months ended March 31, 2017, we reviewed approximately $22.4 billion of financing requests for what we deemed to be target assets that were consistent with our investment strategy. Of these investment opportunities, approximately $12.4 billion were underwritten (55% of reviewed requests) and approximately $5.2 billion were quoted (23% of reviewed requests). During this time period, $830.6 million of financings were closed, evidencing our highly selective investment approach.

Debt Financing Arrangements

        In April 2017, we amended and restated our repurchase facility with Wells Fargo to increase the maximum facility size from $500.0 million to $750.0 million, extend the maturity and amend certain other terms. The current stated maturity of the facility is April 2020, which does not reflect two, twelve-month facility term extensions available to us contingent upon certain covenants and thresholds. For information on our repurchase facilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Master Repurchase Agreements."

        In addition, we are currently negotiating the terms of a $75.0 million secured revolving credit agreement with Barclays Bank PLC that we expect to enter into prior to completion of this offering. We expect the initial maturity date of the facility to be May 2019, subject to extension options to be agreed. We expect to use amounts drawn under the revolver for general corporate purposes. However, there can be no assurance that we will enter into this revolving credit agreement on terms favorable to us or at all.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains management's discussion and analysis of our financial condition and results of operations and should be read together with "Prospectus Summary—Summary Financial and Other Data," "Selected Financial Information" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Our actual results may differ materially from those anticipated in any forward-looking statements as a result of many factors, including those set forth under "Forward-Looking Statements," "Risk Factors" and elsewhere in this prospectus.

Overview

Our Company and Our Investment Strategy

        We are a real estate finance company that focuses primarily on originating and acquiring senior loans secured by CRE assets. We are a Maryland corporation that was formed and commenced operations on October 2, 2014, and we have elected to qualify as a REIT for U.S. federal income tax purposes. Our investment strategy is to originate or acquire senior loans collateralized by institutional-quality CRE assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. Our target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. Our investment objective is capital preservation and generating attractive risk-adjusted returns for our stockholders over the long term, primarily through dividends.

        We began our investment activities in October 2014, with KKR committing $400.0 million in equity capital since that time. We raised an additional $438.1 million in equity commitments from third-party investors and certain current and former employees of and consultants to KKR as of December 31, 2016, bringing our total committed capital base to $838.1 million, which will be fully drawn prior to the completion of this offering. As of December 31, 2016, we had originated and established an $840.8 million diversified portfolio of performing CRE debt investments, including senior loans, mezzanine loans, preferred equity and CMBS B-Pieces. While assembling this portfolio, we have grown the book value of our company to $497.7 million and utilized $445.6 million of borrowings under our repurchase facilities as of December 31, 2016.

Our Manager

        We are externally managed by our Manager, KKR Real Estate Finance Manager LLC, a subsidiary of KKR & Co. L.P., a leading global investment firm with a 40-year history of leadership, innovation and investment excellence. KKR manages investments across multiple asset classes, including private equity, real estate, energy, infrastructure, credit and hedge funds. KKR & Co. L.P. is listed on the New York Stock Exchange and reported $129.6 billion of assets under management as of December 31, 2016. KKR Real Estate, which provides equity and debt capital across a variety of real estate sectors and strategies, has invested or committed over $3.0 billion of capital through December 31, 2016.

        Our Manager manages our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager is responsible for, among other matters, (1) the selection, origination or purchase and sale of our portfolio investments, (2) our financing activities and (3) providing us with investment advisory services. Our Manager is also responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our investments and business and affairs as may be appropriate. Our investment decisions are approved by an investment committee of our Manager that is comprised of senior investment professionals of KKR, including senior investment professionals of KKR Real Estate. For a summary of certain terms of the management agreement, see "Our Manager and the Management Agreement—Management Agreement."

        For a discussion of certain affiliate transactions, including purchases of our common stock by KKR and certain current and former employees of and consultants to KKR, see "Certain Relationships and Related Transactions."

Our Target Assets

        The assets in which we intend to invest will include, but are not limited to, senior loans, mezzanine loans, preferred equity, CMBS B-Pieces and other real estate-related securities. Following the completion of this offering, our investment allocation strategy will be influenced by prevailing market conditions at the time we invest, including interest rate, economic and credit market conditions, in addition to the other factors impacting our operating results as described below. See also "Risk Factors—Risks Relating to Our Lending and Investment Activities." In addition, in the future we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from registration under the Investment Company Act. For more information on the assets in which we intend to invest, see "Business—Our Target Assets."

Growing Our Capital Base

        Since we commenced operations in October 2014, we have drawn down $482.7 million of equity capital commitments through December 31, 2016 and had $355.3 million of undrawn equity capital commitments as of such date. As we grew our equity capital base, we also added borrowing capacity through repurchase facilities, as summarized below:

  •
  In the fourth quarter of 2015, we entered into two repurchase facilities providing us with an aggregate of $500.0 million in debt financing capacity.

  •
  In the third quarter of 2016, we entered into a third repurchase facility and upsized an existing facility providing us with an additional $500.0 million in debt financing capacity.

  •
  In the fourth quarter of 2016, we entered into a fourth repurchase facility providing us with an additional $500.0 million in debt financing capacity.

        As of December 31, 2016, we had undrawn capacity under our repurchase facilities of $1.1 billion. For information about our drawdown of equity capital commitments and borrowing capacity subsequent to December 31, 2016, see "Recent Developments."

Factors Impacting Our Operating Results

        Overview.    Our results of our operations primarily depend on the level of our net interest income and the market value of our assets. These measures are affected by a number of factors, including the competitiveness of the market for originating or acquiring our target assets, the cost of our financing, the amount of leverage available to us at any given time and the underlying performance of the collateral supporting our investments. All of these factors can be affected by macroeconomic conditions, real estate market fundamentals and the broader financial markets in general. See "Risk Factors—Risks Related to Our Lending and Investment Activities" and "Business—Market Opportunity" for a discussion of certain factors impacting our operating results and target assets.

        Our net interest income, which adjusts for the amortization of origination discounts and direct costs, is recognized based on the contractual interest rate and the outstanding principal balance of the loans we originate or acquire. Interest rates will vary according to the type of investment, conditions in the financial markets at the time of origination, sponsor creditworthiness, competition and other factors, none of which can be predicted with any certainty. Our operating results are also affected by the advance rate we receive on our borrowings as well as the cost of those borrowings. In addition, advance rates are subject to change based on the underlying performance of the assets we choose to finance. Our operating results may also be impacted by credit losses in excess of what we initially anticipate or by unanticipated credit events experienced by sponsors, including sponsors of loans underlying our CMBS B-Piece investments. The scaling of our portfolio also affects our interest income due to the timing of when investments are made relative to when we draw down equity capital commitments, and the amortization of certain fixed expenses off of a lower equity base relative to when we achieve greater scale.

        Changes in Fair Value of Our Assets.    We generally hold our CRE debt investments as long-term investments. We evaluate our investments for impairment on a quarterly basis and recognize such impairments when it is probable that we will not be able to collect all amounts estimated to be collected at the time of investment. We evaluate impairment (both interest and principal) based on the present value of expected future cash flows discounted at the investment's effective interest rate or the fair value of the collateral, if repayment is expected solely from the collateral.

        Although we hold our CRE debt investments as long-term investments, we may occasionally classify some of our investments as held-for-sale. Investments classified as held-for-sale are carried at the lower of their amortized cost basis or fair value, with changes in fair value below the amortized cost basis, if any, recorded through a valuation allowance in our results of operations.

        Changes in Market Interest Rates.    With respect to our business operations, increases in interest rates, in general, may over time cause:

  •
  coupons on our floating-rate loans to reset, although on a delayed basis, to higher interest rates;

  •
  the interest expense associated with our borrowings to increase;

  •
  the value of our fixed-rate investments to decrease;

  •
  to the extent applicable under the terms of our investments, prepayments to decrease; and

  •
  to the extent we enter into fixed-payer interest rate swap agreements as part of our hedging strategy, the value of these agreements to increase.

        Conversely, decreases in interest rates, in general, may over time cause:

  •
  coupons on our floating-rate loans to reset, although on a delayed basis, to lower interest rates;

  •
  the interest expense associated with our borrowings to decrease;

  •
  the value of our fixed-rate investments to increase;

  •
  to the extent applicable under the terms of our investments, prepayments to increase; and

  •
  to the extent we enter into fixed-payer interest rate swap agreements as part of our hedging strategy, the value of these agreements to decrease.

        Credit Risk.    We are subject to varying degrees of credit risk in connection with our existing portfolio and our target assets. Our Manager seeks to mitigate this risk by seeking to originate or acquire higher-quality investments at appropriate prices given anticipated and potential losses, by employing a comprehensive diligence and underwriting process and by proactively managing our portfolio. Nevertheless, unanticipated credit losses could occur that could adversely impact our operating results.

        Scaling Our Portfolio.    Since we commenced operations in October 2014, we have had several periodic closings of new equity capital, the net proceeds of which we used to make new investments.

Our net interest income and operating expenses have increased since commencement as the aggregate value of our investments has increased, and we expect this trend to continue as we continue to scale our portfolio. See "—Our Portfolio" for detail on our current portfolio of target assets.

        The table below provides a quarterly summary of our equity capital–raising activities, book value, period-end cash balances, dividend payment history, net (income) loss attributable to common stockholders and Core Earnings for the years ended December 31, 2015 and 2016 (dollars in millions, except per share data):

	New Capital Raised(1)	Book Value	Book Value Per Share	Cash and Cash Equivalents	Cash as % of Book Value	Dividend Paid	Dividend Per Share	Net Income	Net Income Per Share	Core Earnings(2)	Core Earnings Per Share(2)
2015
First Quarter	72.3	88.6	20.08	0.5	0.6%	—	—	0.8	0.32	0.8	0.32
Second Quarter	138.3	227.9	20.13	6.1	2.7%	0.8	0.18	1.9	0.30	1.9	0.30
Third Quarter	31.3	267.8	20.78	80.9	30.2%	2.4	0.21	11.0	0.90	4.5	0.37
Fourth Quarter	15.0	281.5	20.64	26.8	9.5%	4.4	0.34	3.0	0.23	5.9	0.46
2016
First Quarter	40.0	316.7	20.25	15.1	4.8%	5.6	0.36	0.9	0.06	5.9	0.40
Second Quarter	60.0	377.4	20.23	54.4	14.4%	5.3	0.34	8.9	0.51	6.3	0.36
Third Quarter	110.0	491.8	20.36	64.5	13.1%	5.4	0.29	10.0	0.48	6.9	0.33
Fourth Quarter	—	497.7	20.60	96.3	19.4%	5.6	0.23	11.4	0.47	9.0	0.37

(1)
Represents cash contributed by common stockholders to us, gross of costs to raise capital.

(2)
Core Earnings is a non-GAAP measure. See "—Key Financial Measures and Indicators—Core Earnings" for our definition of Core Earnings and a reconciliation of net income (loss) attributable to common stockholders to Core Earnings.

        Our dividend primarily depends upon the net interest income we earn on our investments as well as the fees and other expenses incurred by us through our operations and under the management agreement with our Manager. Our ability to generate net interest income for an investment over a given period of time depends on the yield of the investment, the cost of financing that investment, the proportion of financing relative to the investment amount (i.e., the amount of leverage applied) and the duration of time over which the investment remains outstanding during the period. As the above chart illustrates, the proportion of our assets that we hold as cash generally reduces our net interest income and the net income we have available to fund dividends as we generally earn a lower yield on that cash relative to investments in our target assets. During 2015, we generally invested called equity capital contemporaneously with each investment settlement and maintained minimal cash balances, generally in an amount needed to comply with certain liquidity covenants under our repurchase agreements. In March 2016, we began to call capital in exchange for the issuance of shares of our common stock on a periodic basis and carry higher cash balances to allow us to fund multiple investments between capital calls. This approach, which we employed as we began to scale our portfolio and close a higher volume of investments, moderately increased our average cash balances as a percentage of our book value during the second half of 2016, which, as the above chart shows, reduced the net income per share available to fund our dividends.

        Our historical dividends were also sensitive to the timing of our drawdowns of equity capital commitments and the investments we closed in a given quarter. On a per share basis, our historical quarterly dividend reflected all unreturned capital contributed to us through the dividend declaration date in the denominator, but in the numerator included less than a full quarter of our net taxable income attributable to our investments made during the period and no investment income on capital that was not invested during the period. As we more fully deploy our remaining capital, including private placement equity and borrowings under repurchase agreements, and minimize our uninvested cash balances, we expect the net income available for dividends to be positively affected on both an aggregate and a per share basis.

Our Portfolio

        We began operations in October 2014 and have established an $840.8 million portfolio of diversified investments consisting of performing senior loans, mezzanine loans, preferred equity and CMBS B-Pieces as of December 31, 2016. We believe our current portfolio, comprised of target assets representative of our investment philosophy, validates our ability to execute on our stated market opportunity and investment strategy, including lending against high-quality real estate in liquid markets with strong fundamentals to experienced and well-capitalized sponsors. As we continue to scale our portfolio, we expect that our originations will be more heavily weighted toward floating-rate loans. We expect the majority of our future investment activity to focus on originating floating-rate senior loans that we finance with our repurchase facilities, with a secondary focus on originated floating-rate loans for which we syndicate a senior position and retain a subordinated interest for our portfolio. As a result, we expect that the percentage of our target portfolio comprised of CMBS B-Pieces will decrease over time and the percentage of floating-rate loans, including senior loans, will increase over time. As of December 31, 2016, our portfolio had experienced no impairments and did not contain any legacy assets that were originated prior to October 2014. As of December 31, 2016, all of our investments were located in the United States. The following charts illustrate the diversification of our portfolio, based on type of investment, underlying property type and location, and interest rate category, as of December 31, 2016:

The charts above are based on total assets. Total assets reflect (i) the current principal amount of our senior and mezzanine loans, net of a 5% noncontrolling interest in the entity that holds certain of our mezzanine loans; (ii) the cost basis of our preferred equity investment, net of a 20% noncontrolling interest in the entity that holds our preferred equity investment; and (iii) the cost basis of our CMBS B-Pieces, net of VIE liabilities. In accordance with GAAP, we carry our CMBS B-Pieces at fair value, which we valued above our cost basis as of December 31, 2016.

(1)
Excludes CMBS B-Pieces. Our CMBS B-Piece portfolio diversification is as follows:

•
Vintage:    2015 (65.6%), 2016 (34.4%).

•
Geography:    California (23.0%), Texas (12.7%), New York (9.2%), Illinois (7.1%), Florida (5.5%), Other (42.5%). As of December 31, 2016, no other individual geography comprised more than 5% of our total CMBS B-Piece portfolio.

•
Property Type:    Office (26.3%), Retail (25.2%), Hospitality (15.1%), Multifamily (10.6%), Other (22.8%). As of December 31, 2016, no other individual property type comprised more than 10% of our total CMBS B-Piece portfolio.

        The table below sets forth additional information relating to our portfolio as of December 31, 2016 (dollars in millions):

Investment	Investment Date	Committed Principal Amount	Current Principal Amount	Net Equity(2)	Location	Property Type	Coupon(3)(4)	Max Remaining Term (Years)(3)(5)	LTV(3)(6)
Senior Loans(1)
Senior Loan 1	10/26/2015	$177.0	$119.8	$43.5	Portland, OR	Retail	L + 4.5%	3.8	61.2%
Senior Loan 2	9/9/2016	$168.0	$138.1	$33.8	San Diego, CA	Office	L + 4.2%	4.8	70.7%
Senior Loan 3	9/27/2016	$138.6	$116.1	$33.7	Brooklyn, NY	Retail	L + 5.0%	4.8	58.6%
Senior Loan 4	9/14/2016	$103.5	$71.8	$17.3	Crystal City, VA	Office	L + 4.5%	4.8	58.7%
Senior Loan 5	10/7/2016	$74.5	$60.2	$14.5	New York, NY	Multifamily	L + 4.4%	4.8	68.3%
Senior Loan 6	12/17/2015	$73.0	$66.6	$17.1	Atlanta, GA	Industrial	L + 4.0%	4.0	72.9%
Senior Loan 7	5/19/2016	$55.0	$52.8	$13.3	Nashville, TN	Office	L + 4.3%	4.4	69.9%
Total/Weighted Average Senior Loans Unlevered		$789.6	$625.3	$173.2			L + 4.4%	4.5	65.2%
Mezzanine Loans
Mezzanine 1	1/22/2015	$35.0	$35.0	$33.3	Clearwater, FL	Hospitality	L + 9.8%	3.1	79.7%
Mezzanine 2(7)	3/11/2015	$25.0	$4.4	$4.4	Various	Portfolio	L + 8.5%	2.9	74.6%
Mezzanine 3	6/23/2015	$16.5	$16.5	$16.4	Chicago, IL	Retail	L + 9.2%	3.5	82.4%
Other Mezzanine Loans 4 - 9	Various	$26.2	$26.2	$24.9	Various	Various	10.6%	8.4	77.4%
Total/Weighted Average Mezzanine Loans Unlevered		$102.7	$82.1	$79.0			10.4%	4.9	79.2%
Preferred Equity
Preferred Equity 1(8)	2/5/2015	$36.1	$36.1	$28.9	Washington, D.C.	Multifamily	L + 7.0%	5.1	76.0%
Total/Weighted Average Preferred Equity Unlevered		$36.1	$36.1	$28.9			L + 7.0%	5.1	76.0%
CMBS B-Pieces
CMBS B-Piece 1	2/10/2016	$86.0	$86.0	$36.4	Various	Various	4.6%	9.0	63.5%
CMBS B-Piece 2	10/23/2015	$46.2	$46.2	$20.9	Various	Various	4.7%	8.8	64.2%
CMBS B-Piece 3	8/15/2015	$52.7	$52.7	$17.6	Various	Various	4.6%	8.6	68.9%
CMBS B-Piece 4	6/24/2015	$66.1	$66.1	$16.7	Various	Various	3.3%	9.0	65.5%
CMBS B-Piece 5	5/21/2015	$58.2	$58.2	$12.9	Various	Various	3.0%	8.4	65.0%
Total/Weighted Average CMBS B-Pieces Unlevered		$309.2	$309.2	$104.5			4.2%	8.8	65.0%

(1)
Senior loans include senior mortgages and similar credit quality loans, including related junior participations in our originated senior loans for which we have syndicated the senior participations and retained the junior participations for our portfolio, typically structured as mezzanine loans.

(2)
Net equity reflects (i) the amortized cost basis of our loans, net of borrowings and a 5% noncontrolling interest in the entity that holds certain of our mezzanine loans; (ii) the amortized cost basis of our preferred equity investment, net of a 20% noncontrolling interest in the entity that holds our preferred equity investment; and (iii) the cost basis of our CMBS B-Pieces, net of VIE liabilities. In accordance with GAAP, we carry our CMBS B-Pieces at fair value, which we valued above our cost basis as of December 31, 2016.

(3)
Weighted average is weighted by current principal amount for our senior and mezzanine loans and preferred equity and by net equity for our CMBS B-Pieces.

(4)
L = one-month LIBOR rate.

(5)
Max remaining term (years) assumes all extension options are exercised, if applicable.

(6)
For our senior and mezzanine loans, LTV is based on the initial loan amount divided by the as-is appraised value at closing. For our preferred equity investment, LTV is based on the stabilized loan-to-cost ratio projected at closing. For our CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

(7)
Total amount does not include principal paydowns or amortization.

(8)
Coupon does not include a 3.5% fixed accrual rate that steps up to a 4.0% fixed accrual in years six and seven.

Portfolio Surveillance and Credit Quality

  Senior and Mezzanine Loans and Preferred Equity Investments

        Our Manager actively manages our portfolio and assesses the risk of any loan impairment by regularly evaluating the performance of the underlying property, the valuation of comparable assets as well as the financial wherewithal of the associated borrower. Our loan documents generally give us the right to receive regular property, borrower and guarantor financial statements; approve annual budgets and tenant leases; and enforce loan covenants and remedies. In addition, our Manager evaluates the macroeconomic environment, prevailing real estate fundamentals and micro-market dynamics where the underlying property is located. Through site inspections, local market experts and various data sources, as part of its risk assessment our Manager monitors criteria such as new supply and tenant demand, market occupancy and rental rate trends, and capitalization rates and valuation trends.

        In addition to ongoing asset management, our Manager performs a quarterly review of our portfolio whereby each loan is assigned a risk rating of 1 through 5, from lowest risk to highest risk. Our Manager is responsible for reviewing, assigning and updating the risk ratings for each loan on a quarterly basis. The risk ratings are based on many factors, including, but not limited to, underlying real estate performance and asset value, values of comparable properties, durability and quality of property cash flows, sponsor experience and financial wherewithal, and the existence of a risk-mitigating loan structure. Additional key considerations include LTVs, debt service coverage ratios, real estate and credit market dynamics, and risk of default or principal loss. Based on a 5-point scale, our loans are rated "1" through "5," from less risk to greater risk, which ratings are defined as follows:

    1—Very Low Risk
    2—Low Risk
    3—Average Risk
    4—High Risk/Potential for Loss: A loan that has a risk of realizing a principal loss.
    5—Impaired/Loss Likely: A loan that has a very high risk of realizing a principal loss or has otherwise incurred a principal loss.

        As of December 31, 2016, based on the above guidelines the weighted average risk rating of our portfolio was 3.0 (by total assets), with 97.2% of our portfolio rated 3 (Average Risk) or lower by our Manager, and no investments rated 5 (Impaired/Loss Likely).

  CMBS B-Piece Investments

        Our Manager has processes and procedures in place to monitor and assess the credit quality of our CMBS B-Piece investments and promote the regular and active management of these investments. This includes reviewing the performance of the real estate assets underlying the loans that collateralize the investments and determining the impact of such performance on the credit and return profile of the investments. Our Manager holds monthly surveillance meetings with the special servicer of our CMBS B-Piece investments to monitor the performance of our portfolio and discuss issues associated with the loans underlying our CMBS B-Piece investments. At each meeting, our Manager is provided with a due diligence submission for each loan underlying our CMBS B-Piece investments, which includes both property- and loan-level information. These meetings assist our Manager in monitoring our portfolio, identifying any potential loan issues, determining if a re-underwriting of any loan is warranted and examining the timing and severity of any potential losses or impairments.

        In addition to monthly surveillance, our Manager is involved in all major decision approval requests by borrowers relating to the loans that collateralize our CMBS B-Piece investments. Our Manager engages a third-party special servicer to administer each request, which in turn presents each request to our Manager for review and approval. This process helps our Manager anticipate potential loan issues and proactively formulate responses as it relates to each loan approval request. As part of this process, our Manager receives updated financial information, rent rolls and performance metrics for each loan, which allows our Manager to regularly assess the performance of our loan collateral. In addition to monitoring loans that collateralize our CMBS B-Piece investments, our Manager also actively monitors watch list loans, loans that have been transferred into special servicing, and loan defaults in the CMBS B-Piece market generally, which helps our Manager anticipate potential market- and/or asset-specific issues that may affect our portfolio.

        Valuations for our CMBS B-Piece investments are prepared using inputs from an independent valuation firm and confirmed by our Manager via quotes from two or more broker-dealers that actively make markets in CMBS. As part of the quarterly valuation process, our Manager also reviews pricing indications for comparable CMBS and monitors the credit metrics of the loans that collateralize our CMBS B-Piece investments.

        As of December 31, 2016, there were no delinquencies or defaults associated with any loans underlying our CMBS B-Piece investments.

Subsequent Events

        On January 10, 2017 we made a $40.0 million commitment to invest in an aggregator vehicle alongside KKR Real Estate Credit Opportunity Partners L.P., a recently established KKR-managed investment fund. The aggregator vehicle is controlled by its general partner, KKR RECOP Aggregator GP LLC, and advised by Kohlberg Kravis Roberts & Co. L.P., an SEC registered investment adviser. Both of these entities are wholly owned indirect subsidiaries of KKR & Co. L.P. and affiliates of our Manager and us. The primary investment strategy of this vehicle will focus on investing in newly originated CMBS B-Pieces as an eligible third-party purchaser subject to the new risk retention rules under the Dodd-Frank Act. The vehicle may also invest in CMBS B-Pieces that are not subject to such rules and acquire portions of CMBS B-Pieces on the secondary market, subject to certain limitations. The vehicle will only invest in securities created and issued by third parties and will not directly acquire mortgages that it will then securitize. In addition, the vehicle is not expected to utilize leverage for investment purposes; however, it has entered into a revolving credit facility secured by the unpaid capital commitments of the vehicle's limited partners to satisfy its interim capital needs and reduce the frequency of capital calls. We will not pay any fees to the vehicle, although we will bear our pro rata share of the vehicle's expenses.

        During the aggregator vehicle's investment period, investment opportunities available to KKR that fall within the primary investment strategy of acquiring newly issued CMBS B-Pieces will be shared pro rata between such aggregator vehicle and another KKR aggregator vehicle based on capital commitments. In respect of investments that are within the vehicles' investment objective but outside the primary investment strategy that are suitable for us or other KKR investment vehicles, KKR will allocate such opportunities among the aggregators, us and such other KKR investment vehicles in its sole discretion. Although we may have the opportunity to invest in such other opportunities as a result of KKR's allocation policy, we do not currently expect to make investments outside of our primary investment strategy of acquiring new issue CMBS B-Pieces. We believe our participation in the aggregator vehicle represents an attractive way for us to continue to have exposure to CMBS B-Pieces in a diversified manner, sized appropriately for our balance sheet, and to take advantage of a compelling opportunity that would otherwise require the scale of a much larger capital base to access effectively.

Results of Operations

        We have been scaling our equity capital base and borrowing capacity since our inception in October 2014. With respect to the scaling of our equity capital base, the average quarterly book value over the four quarters of 2016 was $420.9 million compared to the average quarterly book value over the four quarters of 2015 of $216.5 million. The acceleration of our growth is expected to continue throughout the first half of 2017 when the remaining $355.3 million of equity capital commitments as of December 31, 2016 ($207.6 million as of March 31, 2017) will be drawn down. We intend to use the net proceeds from the drawing of these commitments, all of which has been called and is expected to be contributed prior to completion of this offering, to satisfy our $40.0 million commitment to the aggregator vehicle described above and future funding obligations of $163.9 million as of December 31, 2016 relating to our investments in senior loans. We intend to use the remainder of such proceeds and from this offering to invest in our target assets, which will further contribute to the scaling of our portfolio. We expect that the book value of our company after this offering will be significantly greater than the book value of our company as of December 31, 2016. We expect the earnings capacity and operating expenses of our company to increase as we further scale our portfolio.

        As a result of these and other factors, we do not believe our results of operations for the periods below are fully representative of the results of operations we expect to achieve after fully scaling our portfolio. We also expect our general and administrative expenses will increase as a result of our becoming a public company, with such increases associated with a significantly larger equity capital base compared to our equity capital base as of December 31, 2016. In addition, the management fee that we have historically paid to our Manager was calculated based on the portion of equity capital commitments that had been drawn down at the time of the calculation. As a result, the management fee that we pay to our Manager will increase in connection with the drawdown of our remaining equity capital commitments and upon completion of this offering.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

        The following table compares the results of operations for the year ended December 31, 2016 to the year ended December 31, 2015:

	Year Ended December 31,
			Increase (Decrease) Amount
(in thousands)	2016	2015
Net Interest Income
Interest income	$32,659	$12,536	$20,123
Interest expense	7,432	554	6,878

Total net interest income	25,227	11,982	13,245

Other Income
Realized gain on sale of investments	285	1,155	(870)
Changes in net assets related to consolidated variable interest entities	15,461	8,868	6,593
Other income	222	305	(83)

Total other income	15,968	10,328	5,640

Operating Expenses
General and administrative	2,270	1,994	276
Management fees to affiliate	5,934	2,620	3,314
Incentive compensation to affiliate	365	131	234

Total operating expenses	8,569	4,745	3,824

Income Before Income Taxes, Noncontrolling Interests and Preferred Dividends	32,626	17,565	15,061
Income tax expense	354	393	(39)

Net Income	32,272	17,172	15,100
Redeemable Noncontrolling Interests in Income of Consolidated Joint Venture	302	272	30
Noncontrolling Interests in Income of Consolidated Joint Venture	813	137	676
Net Income Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	31,157	16,763	14,394
Preferred Stock Dividends	16	15	1

Net Income Attributable to Common Stockholders	$31,141	$16,748	$14,393

Net Interest Income

        Total net interest income increased $13.2 million during the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily due to increased interest income in connection with increased investments made with capital raised from the private placements of our common stock as we continued to scale our portfolio, partially offset by increased interest expense resulting from interest on amounts outstanding under our repurchase facilities used to finance investments in senior loans. The offset to interest income is inclusive of $1.0 million and $0.2 million of accretion of net deferred loan fees and origination discounts during the years ended December 31, 2016 and 2015, respectively.

Other Income

        Total other income increased $5.6 million in the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily due to increased income earned on our investments in CMBS B-Pieces due to an increased amount of CMBS B-Piece investments, partially offset by smaller realized gains during the year ended December 31, 2016 compared to the year ended December 31, 2015.

Operating Expenses

        Total operating expenses increased $3.8 million during the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily due to increased management fees resulting from an increase in our equity from the private placements of our common stock and increased incentive compensation resulting from increased Core Earnings.

Noncontrolling Interests in Income of Consolidated Joint Venture

        Income attributable to noncontrolling interests increased $0.7 million in the year ended December 31, 2016 as compared to the year ended December 31, 2015 as a result of the increase in net interest income from additional preferred equity investments by our subsidiary in which these noncontrolling interests are held. The noncontrolling interests consist of a 20% interest held by an unaffiliated third party in a joint venture holding our preferred equity investment.

Dividends Declared per Share of Common Stock

        During the year ended December 31, 2016 we declared four dividends for a total of $1.22 per share of common stock, an increase from $0.73 per share during the year ended December 31, 2015. The increase in dividends per share was attributable to increased net income attributable to common stockholders. Dividends per share decreased in each of the second, third and fourth quarters of 2016 compared to the prior quarter as a result of increases in our average cash balances as a percentage of our book value during the second half of 2016, which reduced the net income per share available to fund our dividends. See "—Factors Impacting Our Operating Results—Scaling Our Portfolio."

Key Financial Measures and Indicators

        As a real estate finance company, we believe the key financial measures and indicators for our business are Core Earnings and book value per share.

Core Earnings

        We use Core Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Core Earnings is a measure that is not prepared in accordance with GAAP. We define Core Earnings as net income (loss) attributable to our stockholders or, without duplication, owners of our subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and our board of directors (and, following this offering, after approval by a majority of the independent directors). The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent we foreclose upon the property or properties underlying such debt investments.

        We believe providing Core Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. Core Earnings should not be considered as a substitute for GAAP net income. We caution readers that our methodology for calculating Core Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Core Earnings may not be comparable to similar measures presented by other REITs.

        We also use Core Earnings to determine the management and incentive fees we pay our Manager. For information on the fees we pay our Manager, see "Our Manager and the Management Agreement—The Management Agreement—Management Fee, Incentive Fees and Expense Reimbursements."

        The following tables provide a reconciliation of GAAP net income attributable to common stockholders to Core Earnings (amounts in thousands, except share and per share data):

	Year Ended December 31,
	2016	2015
Net Income Attributable to Common Stockholders	$31,141	$16,748
Adjustments
Non-cash equity compensation expense	—	—
Incentive compensation to affiliate	365	131
Depreciation and amortization	—	—
Unrealized (gains) or losses	(3,363)	(3,653)

Core Earnings	$28,143	$13,226

Weighted average number of shares of common stock outstanding	19,299,597	8,605,876

Core Earnings per Weighted Average Share	$1.46	$1.54

	2016				2015
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Net Income Attributable to Common Stockholders	$11,406	$10,012	$8,866	$857	$3,019	$10,972	$1,912	$845
Adjustments
Non-cash equity compensation expense	—	—	—	—	—	—	—	—
Incentive compensation to affiliate	—	—	88	277	131	—	—	—
Depreciation and amortization	—	—	—	—	—	—	—	—
Unrealized (gains) or losses	(2,389)	(3,086)	(2,682)	4,794	2,799	(6,452)	—	—

Core Earnings	$9,017	$6,926	$6,272	$5,928	$5,949	$4,520	$1,912	$845

Weighted average number of shares of common stock outstanding	24,158,392	20,810,322	17,248,539	14,911,141	13,008,698	12,155,691	6,471,007	2,635,102

Core Earnings per Weighted Average Share	$0.37	$0.33	$0.36	$0.40	$0.46	$0.37	$0.30	$0.32

Book Value per Share

        We believe that book value per share is helpful to stockholders in evaluating the growth of our company as we have scaled our equity capital base and continue to invest in our target assets. The following table calculates our book value per share of common stock (amounts in thousands, except share and per share data):

	2016				2015
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
KKR Real Estate Finance Trust Inc. stockholders' equity	$497,698	$491,848	$377,372	$316,688	$281,460	$267,824	$227,930	$88,562

Shares of common stock issued and outstanding at period end	24,158,392	24,158,392	18,658,392	15,636,416	13,636,416	12,886,416	11,322,566	4,409,966

Book value per share of common stock	$20.60	$20.36	$20.23	$20.25	$20.64	$20.78	$20.13	$20.08

Liquidity and Capital Resources

Overview

        Our primary liquidity needs include ongoing commitments to repay borrowings, finance our assets and operations, meet future funding obligations, make distributions to our stockholders and fund other general business needs. We will use significant cash to make additional investments, repay the principal of and interest on our borrowings and pay other financing costs, make distributions to our stockholders and fund our operations, which includes making payments to our Manager in accordance with the management agreement.

        Our primary sources of liquidity and capital resources to date have been derived from $479.7 million in net proceeds from equity issuances as of December 31, 2016, $445.6 million in advances from our repurchase facilities as of December 31, 2016, and cash flows from operations. After the completion of this offering, we may seek additional sources of liquidity from further repurchase facilities, other borrowings (including borrowings not related to a specific investment) and future offerings of equity and debt securities. In addition, we may apply our existing cash and cash equivalents and cash flows from operations to any liquidity needs. As of December 31, 2016, our cash and cash equivalents were $96.2 million.

Equity Investments Prior to This Offering

        As of December 31, 2016, we had raised $838.1 million in aggregate equity commitments from KKR, certain current and former employees of and consultants to KKR, and third-party investors, which commitments will be fully drawn prior to completion of this offering.

Consolidated Debt Obligations

        The following table summarizes our master repurchase agreements and other consolidated debt obligations in place as of December 31, 2016 and 2015 (dollars in thousands):

	December 31, 2016											December 31, 2015
	Facility							Collateral
						Weighted Average(2)
											Weighted Average Life (Years)(3)
	Month Issued	Outstanding Face Amount	Carrying Value(1)	Maximum Facility Size	Final Stated Maturity	Funding Cost	Life (Years)	Outstanding Face Amount	Amortized Cost Basis	Carrying Value		Carrying Value(1)
Secured Financing Agreements(4)
Wells Fargo(5)	Oct 2015	$265,650	$262,883	$500,000	Oct 2021	2.8%	2.0	$473,000	$373,314	$373,314	4.3	$122,133
Morgan Stanley(6)	Dec 2016	179,932	177,764	500,000	Dec 2020	3.3	3.0	316,570	245,465	245,465	4.0	n.a.
JPMorgan(7)	Oct 2015	—	(1,503)	250,000	Oct 2018	0.6	—	n.a.	n.a.	n.a.	n.a.	—
Goldman Sachs(8)	Sep 2016	—	—	250,000	Sep 2019	0.2	—	n.a.	n.a.	n.a.	n.a.	n.a.

		445,582	439,144	1,500,000		3.0	2.4					122,133

VIE Liabilities
CMBS(9)	Various	5,042,380	5,313,574	n.a.	Mar 2048 to Feb 2049	4.5	8.1	5,351,539	n.a.	5,426,084	8.1	4,296,837

		5,042,380	5,313,574	n.a.		4.5	8.1					4,296,837

Total / Weighted Average		$5,487,962	$5,752,718	$1,500,000		4.3	7.5					$4,418,970

(1)
Net of $6.4 million and $1.8 million unamortized debt issuance costs as of December 31, 2016 and 2015, respectively.

(2)
Average weighted by the outstanding face amount of borrowings under the secured financing agreement.

(3)
Average based on the fully extended loan maturity, weighted by the outstanding face amount of the collateral.

(4)
Borrowings under these repurchase agreements are collateralized by senior loans, held-for-investment, and bear interest equal to the sum of (i) a floating-rate index, subject to a floor of no less than zero, equal to one-month LIBOR, or an index approximating LIBOR, and (ii) a margin, based on the collateral. As of December 31, 2016 and 2015, the percentage of the outstanding face amount of the collateral sold and not borrowed under these repurchase agreements, or average "haircut" weighted by outstanding face amount of collateral, was 28.8% and 27.9%, respectively.

(5)
The current stated maturity of the facility is October 2018, which does not reflect three, twelve-month facility term extensions available to us, which is contingent upon certain covenants and thresholds and, even if such covenants and thresholds are satisfied, is at the sole discretion of Wells Fargo. In September 2016, we and Wells Fargo amended the repurchase agreement to increase the maximum facility size from $250.0 million to $500.0 million. As of December 31, 2016, the collateral-based margin was between 1.90% and 2.15%.

(6)
In December 2016, we entered into a new $500.0 million repurchase facility with Morgan Stanley. The current stated maturity of the facility is December 2019, which does not reflect one, twelve-month facility term extension available to us, which is contingent upon certain covenants and thresholds and, even if such covenants and thresholds are satisfied, is at the sole discretion of Morgan Stanley. As of December 31, 2016, the collateral-based margin was between 2.25% and 2.35%.

(7)
The current stated maturity of the facility is October 2018, which does not reflect facility term extensions available to us at the discretion of JPMorgan. In December 2016, we used the new $500.0 million repurchase facility with Morgan Stanley to repurchase all of the senior loans financed under the master repurchase facility with JPMorgan. The negative carrying value reflects unamortized debt issuance costs presented in our consolidated balance sheets included elsewhere in this prospectus as a direct deduction from the carrying amount of the recognized debt liability in accordance with ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.

(8)
In September 2016, we entered into a $250.0 million repurchase facility with Goldman Sachs. The facility has a revolving period of one year, and a three-year term on a per-asset basis as those assets are pledged to the facility. As of December 31, 2016, the carrying value excludes $0.4 million unamortized debt issuance costs presented as "Assets—Other assets" in our consolidated balance sheets included elsewhere in this prospectus.

(9)
Facility amounts represent CMBS issued by five trusts that we consolidate, but that are not beneficially owned by our stockholders. The facility and collateral carrying amounts included $18.8 million accrued interest payable and $19.9 million accrued interest receivable as of December 31, 2016. As of December 31, 2015, the facility and collateral carrying amounts included $15.3 million accrued interest payable and $16.0 million accrued interest receivable. The final stated maturity date represents the rated final distribution date of CMBS issued by trusts that we consolidate, but that are not beneficially owned by our stockholders.

Master Repurchase Agreements

        Currently, our primary source of financing is our master repurchase facilities, which we use to finance the origination of senior loans. After a mortgage asset is identified by us, the lender agrees to advance a certain percentage of the face value of the mortgage to us in exchange for a secured interest in the mortgage.

        Repurchase agreements effectively allow us to borrow against loans, participations and securities that we own in an amount equal to (i) the market value of such loans, participations and/or securities multiplied by (ii) the applicable advance rate. Under these agreements, we sell our loans and securities to a counterparty and agree to repurchase the same loans and securities from the counterparty at a price equal to the original sales price plus an interest factor. The transaction is treated as a secured loan from the financial institution for GAAP purposes. During the term of a repurchase agreement, we receive the principal and interest on the related loans and securities and pay interest to the lender under the master repurchase agreement. At any point in time, the amounts and the cost of our repurchase borrowings will be based upon the assets being financed—higher risk assets will result in lower advance rates (i.e., levels of leverage) at higher borrowing costs and vice versa. In addition, these facilities include various financial covenants and limited recourse guarantees, including those described below.

        Each of our existing master repurchase facilities includes "credit mark" features. "Credit mark" provisions in repurchase facilities are designed to keep the lenders' credit exposure constant as a percentage of the underlying collateral value of the assets pledged as security to them. If the underlying collateral value decreases, the gross amount of leverage available to us will be reduced as our assets are marked to market, which would reduce our liquidity. The lender under the applicable repurchase facility sets the valuation and any revaluation of the collateral assets in its sole, good faith discretion. As a contractual matter, the lender has the right to reset the value of the assets at any time based on then-current market conditions, but the market convention is to reassess valuations on a monthly, quarterly and annual basis using the financial information delivered pursuant to the facility documentation regarding the real property, borrower and guarantor under such underlying loans. Generally, if the lender determines (subject to certain conditions) that the market value of the collateral in a repurchase transaction has decreased by more than a defined minimum amount, the lender may require us to provide additional collateral or lead to margin calls that may require us to repay all or a portion of the funds advanced. We closely monitor our liquidity and intend to maintain sufficient liquidity on our balance sheet in order to meet any margin calls in the event of any significant decreases in asset values. As of December 31, 2016 and 2015, the weighted average haircut under our repurchase agreements was 28.8% and 27.9%, respectively. In addition, our existing master repurchase facilities are not entirely term-matched financings and may mature before our CRE debt investments that represent underlying collateral to those financings. As we negotiate renewals and extensions of these liabilities, we may experience lower advance rates and higher pricing under the renewed or extended agreements.

        The following tables provide additional information regarding our repurchase borrowings (dollars in thousands):

		Year Ended December 31, 2016
	Outstanding Balance at December 31, 2016	Average Daily Amount Outstanding(1)	Maximum Amount Outstanding	Weighted Average Daily Interest Rate
Wells Fargo	$265,650	180,093	$265,650	2.6%
Morgan Stanley	179,932	179,932	179,932	3.0
JPMorgan	—	150,307	176,955	3.0
Goldman Sachs	—	—	—	—

Total/Weighted Average	$445,582	226,880		2.6

(1)
Represents the average for the period the debt was outstanding.

	Average Daily Amount Outstanding(1)
	Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Wells Fargo	$265,650	$187,471	$142,329	$123,900
Morgan Stanley	179,932	n.a.	n.a.	n.a.
JPMorgan	170,976	67,863	—	—
Goldman Sachs	—	—	n.a.	n.a.

(1)
Represents the average for the period the debt was outstanding.

        Covenants—Each of our repurchase facilities contains customary terms and conditions for repurchase facilities of this type, including, but not limited to, negative covenants relating to restrictions on our operations with respect to our status as a REIT, and financial covenants, including:

  •
  an interest income to interest expense ratio covenant (1.5 to 1.0);

  •
  a minimum consolidated tangible net worth covenant ($364 million plus 75% of the aggregate net cash proceeds of any equity issuances made and any capital contributions received by us and our Operating Partnership);

  •
  a cash liquidity covenant (the greater of $10 million or 10% of our recourse indebtedness); and

  •
  a total indebtedness covenant (75% of our total assets, net of VIE liabilities).

As of December 31, 2016, we were in compliance with our repurchase facility covenants in all material respects.

        Guarantees—In connection with each master repurchase agreement, our Operating Partnership has entered into a limited guarantee in favor of each lender, under which our Operating Partnership guarantees the obligations of the borrower under the respective master repurchase agreement (i) in the case of certain defaults, up to a maximum liability of 25% of the then-outstanding repurchase price of the eligible loans, participations or securities, as applicable, or (ii) up to a maximum liability of 100% in the case of certain "bad boy" defaults. The borrower in each case is a special purpose subsidiary of our company.

CMBS-related Liabilities

        In connection with our investments in CMBS B-Pieces, we consolidate the trust entities, called VIEs, that hold the pools of senior loans underlying the CMBS because we are considered the primary beneficiary of such entities. As a result of this consolidation, our financial statements include the liabilities of these VIEs. However, these liabilities are not recourse to us, and our risk of loss is limited to the value of our investment in the related CMBS B-Piece. See the table under "—Consolidated Debt Obligations" above for a summary of these liabilities as of December 31, 2016.

Cash Flows

        The following table sets forth changes in cash and cash equivalents for the years ended December 31, 2016 and 2015 (amounts in thousands):

	Year Ended December 31,
			Increase (Decrease)
	2016	2015
Cash Flows from Operating Activities	$25,406	$11,542	$13,864
Cash Flows from Investing Activities	(456,448)	(364,307)	(92,141)
Cash Flows from Financing Activities	500,602	379,490	121,112

Net Increase in Cash and Cash Equivalents	$69,560	$26,725	$42,835

Cash Flows from Operating Activities

        Our cash flows from operating activities were primarily driven by our net income, which is driven by the income generated by our investments. During the year ended December 31, 2016, we received interest of $25.8 million and $11.8 million and distributions of $2.2 million from senior and mezzanine loans, CMBS and preferred equity interests, respectively, and paid interest of $5.6 million on borrowings against our senior loans. During the year ended December 31, 2015, we received interest of $10.7 million and $4.5 million from senior and mezzanine loans and CMBS. We did not receive any cash distributions on our preferred equity interests or pay interest under our repurchase agreements during the year ended December 31, 2015.

        Our cash flows from operating activities were partially offset by cash used to pay management and incentive fees as well as general and administrative costs, as follows (amounts in thousands):

	Year Ended December 31,
			Increase (Decrease)
	2016	2015
Management Fees to Affiliate	$5,082	$2,620	$2,462
Incentive Compensation to Affiliate	496	—	496
General and Administrative Expenses(1)	2,566	1,994	572

Net Decrease in Cash and Cash Equivalents	$8,144	$4,614	$3,530

(1)
Includes $0.3 million and $0.0 million reimbursement to our Manager for the salary and benefits earned by our Chief Financial Officer for the years ended December 31, 2016 and 2015, respectively.

Cash Flows from Investing Activities

        Our cash flows from investing activities were primarily driven by the amounts of cash used to originate and fund or purchase new investments. During the year ended December 31, 2016, we funded or purchased $448.3 million, $36.4 million and $10.2 million of senior loans, CMBS and preferred equity interests, respectively, and received $7.4 million and $31.5 million of principal repayments and sales proceeds on certain mezzanine loans, respectively. During the year ended December 31, 2015, we funded or purchased $308.0 million, $150.8 million and $23.9 million of senior and mezzanine loans, CMBS and preferred equity interests, respectively, and received $13.3 million of principal repayments on certain mezzanine loans. During the year ended December 31, 2015, we also received proceeds of $83.8 million and $21.6 million from the sale of CMBS and a mezzanine loan, respectively.

Cash Flows from Financing Activities

        Our cash flows from financing activities were primarily driven by borrowings under our repurchase facilities of $520.4 million in the year ended December 31, 2016, partially offset by $198.7 million in repayments. We borrowed $123.9 million under our repurchase facilities in the year ended December 31, 2015. Our cash flows from financing activities were also impacted by the issuance of our common stock for net proceeds of $210.0 million in the year ended December 31, 2016 and $256.8 million in the year ended December 31, 2015. As a result of the payment of common and preferred stock dividends, our cash flows from financing activities decreased by $21.9 million in the year ended December 31, 2016 and by $7.6 million in the year ended December 31, 2015.

        From the commencement of our operations through December 31, 2016, we have issued common stock in private placements for proceeds of $479.7 million, net of $3.1 million offering costs, obtained $445.6 million in advances from our repurchase facilities, net of $198.7 million repayments, and paid common stock dividends of $29.5 million.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements.

Contractual Obligations and Commitments

        The following table presents our existing contractual obligations (including interest payments) as of December 31, 2016 (amounts in thousands):

	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
Non-VIE Liabilities:
Repurchase Facilities(1):
Wells Fargo	$287,587	$7,312	$280,275	$—	$—
Morgan Stanley	197,808	5,959	191,849	—	—
JPMorgan	—	—	—	—	—
Goldman Sachs	—	—	—	—	—
Future Funding Obligations(2)	163,932	69,168	94,764	—	—

	649,327	82,439	566,888	—	—
VIE Liabilities(3):
CMBS	6,822,308	266,706	561,439	943,564	5,050,599

Total	$7,471,635	$349,145	$1,128,327	$943,564	$5,050,599

(1)
The allocation of repurchase facilities is based on the current maturity date of each individual borrowing under the facilities. The amounts include the related future interest payment obligations, which are estimated by assuming the amounts outstanding under our repurchase facilities and the interest rates in effect as of December 31, 2016 will remain constant into the future. This is only an estimate, as actual amounts borrowed and rates may vary over time. Amounts borrowed are subject to a maximum 25% recourse limit.

(2)
We have future funding obligations related to our investments in senior loans. These future funding obligations primarily relate to construction projects, capital improvements, tenant improvements and leasing commissions. Generally, funding obligations are subject to certain conditions that must be met, such as customary construction draw certifications, minimum debt service coverage ratios or executions of new leases before advances are made to the borrower. As such, the allocation of our future funding obligations is based on the earlier of the expected funding or commitment expiration date.

(3)
Amounts relate to VIE liabilities that represent securities not beneficially owned by our stockholders.

        We are required to pay our Manager a base management fee, an incentive fee and reimbursements for certain expenses pursuant to our management agreement. The table above does not include the amounts payable to our Manager under our management agreement as they are not fixed and determinable. See "Our Manager and the Management Agreement—Management Agreement" for additional terms and details of the fees payable under our management agreement.

        As a REIT, we generally must distribute substantially all of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains, to stockholders in the form of dividends to comply with the REIT provisions of the Code. Our taxable income does not necessarily equal our net income as calculated in accordance with GAAP, or our Core Earnings as described above under "—Key Financial Measures and Indicators—Core Earnings."

Critical Accounting Policies

        Our consolidated financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to understanding our financial statements because they involve significant judgments and uncertainties that could affect our reported assets and liabilities, as well as our reported revenue and expenses. All of these estimates reflect our best judgment about current, and for some estimates, future economic and market conditions and their effects based on information available as of the date of the financial statements. If conditions change from those expected, it is possible that the judgments and estimates described below could change, which may result in a change in our interest income recognition, allowance for loan losses, tax liability, future impairment of our investments, and valuation of our investment portfolio, among other effects. We believe that the following accounting policies are among the most important to the portrayal of our financial condition and results of operations and require the most difficult, subjective or complex judgments:

Interest Income Recognition

        In estimating interest income, we make a number of assumptions that are subject to uncertainties and contingencies, including interest rate and timing of principal payments. Loans where we expect to collect all contractually required principal and interest payments are considered performing loans. We accrue interest income on performing loans based on the outstanding principal amount and contractual terms of the loan. Interest income also includes origination discount and direct loan origination costs for loans that we originate, but where we did not elect the fair value option, as a yield adjustment using the effective interest method over the loan term. We expense origination discount and direct loan origination costs for loans acquired but not originated by us, as well as loans for which we elected the fair value option, as incurred. We also include income, including the amortization of premiums and discounts, arising from our preferred interests in joint ventures held-to-maturity.

        We consider loans to be past due when a monthly payment is due and unpaid for 60 days or more. Loans are placed on nonaccrual status and considered non-performing when full payment of principal and interest is in doubt, which generally occurs when principal or interest is 120 days or more past due unless the loan is both well secured and in the process of collection. We may return a loan to accrual status when repayment of principal and interest is reasonably assured under the terms of the restructured loan.

Income Taxes

        We elected to be taxed as a REIT under the U.S. federal income tax laws beginning with our taxable year ended December 31, 2014. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. Accordingly, we do not believe we will be subject to U.S. federal income tax on the portion of our net taxable income that is distributed to our stockholders as long as certain asset, income and share ownership tests are met.

        If we fail to qualify as a REIT in any taxable year, we generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for the four taxable years following the year during which qualification is lost. We may also be subject to state or local income or franchise taxes as we consolidate subsidiaries that incur state and local income taxes, based on the tax jurisdiction in which each subsidiary operates.

        As of December 31, 2016 and 2015, we did not have any material deferred tax assets or liabilities arising from future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in accordance with GAAP and their respective tax bases. In addition, we recognize tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in our consolidated statements of operations. As of December 31, 2016 and 2015, we did not have any material uncertain tax positions.

Allowance for Loan Losses

        We originate and purchase CRE debt and related instruments generally to be held as long-term investments at amortized cost. We perform a quarterly evaluation of loans classified as held-for-investment for impairment on a loan-by-loan basis. If we deem that it is probable that we will be unable to collect all amounts owed according to the contractual terms of a loan, impairment of that loan is indicated. If we consider a loan to be impaired, we establish an allowance for loan losses, through a valuation provision in earnings that reduces carrying value of the loan to the present value of expected future cash flows discounted at the loan's contractual effective rate or the fair value of the collateral, if repayment is expected solely from the collateral. Significant judgment is required in determining impairment and in estimating the resulting loss allowance, and actual losses, if any, could materially differ from those estimates.

        We perform a quarterly review of our portfolio. In conjunction with this review, we assess the risk factors of each loan, including, without limitation, LTV, debt yield, property type, geographic and local market dynamics, physical condition, cash flow volatility, leasing and tenant profile, loan structure and exit plan, and project sponsorship.

        We consider loans to be past due when a monthly payment is due and unpaid for 60 days or more. Loans are placed on nonaccrual status and considered non-performing when full payment of principal and interest is in doubt, which generally occurs when they become 120 days or more past due unless the loan is both well secured and in the process of collection. We may return a loan to accrual status when repayment of principal and interest is reasonably assured under the terms of the restructured loan. We did not hold any loans that we placed on nonaccrual status or otherwise considered past due during the periods covered by the consolidated financial statements included elsewhere in this prospectus.

Other-Than-Temporary Impairment

        Preferred interests in joint ventures held-to-maturity are evaluated on a quarterly basis, and more frequently when triggering events or market conditions warrant such an evaluation, to determine whether declines in their value are other-than-temporary. To determine whether a loss in value is other-than-temporary, we utilize criteria including, the reasons underlying the decline, the magnitude and duration of the decline (greater or less than twelve months) and whether or not we intend to sell or expect that it is more likely than not that we will be required to sell the investment prior to an anticipated recovery of the carrying value. The term "other-than-temporary" is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment.

        In the event that the fair value of preferred interests in joint ventures held-to-maturity is less than its amortized cost, we consider whether the unrealized holding loss represents an other-than-temporary impairment ("OTTI"). If we do not expect to recover the carrying value of the preferred interest held-to-maturity based on future expected cash flows, an OTTI exists and we reduce the carrying value by the impairment amount, recognizes the portion of the impairment related to credit factors in earnings and the portion of the impairment related to other factors in accumulated other comprehensive income.

        During the periods covered by the consolidated financial statements included elsewhere in this prospectus, we have not recognized an OTTI related to our investments in preferred interests in joint ventures held-to-maturity.

Fair Value

        General—GAAP requires the categorization of the fair value of financial instruments into three broad levels that form a hierarchy based on the transparency of inputs to the valuation.

Level 1 —	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 —	Inputs are other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.
Level 3 —	Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

        We follow this hierarchy for our financial instruments. The classifications are based on the lowest level of input that is significant to the fair value measurement.

        Valuation Process—Our Manager reviews the valuation of Level 3 financial instruments as part of our quarterly process. Our Manager's valuation process for Level 3 measurements, as described below, is subject to the review and oversight of various KKR committees. KKR has a global valuation committee assisted by valuation subcommittees, including a real estate subcommittee that reviews and approves preliminary Level 3 valuations for certain real estate assets including the financial instruments held by us. KKR's global valuation committee provides general oversight of the valuation subcommittees. KKR's global valuation committee is responsible for coordinating and implementing KKR's valuation process to ensure consistency in the application of valuation principles across portfolio investments and between periods. All valuations are subject to approval by KKR's global valuation committee.

        Valuation of Consolidated VIEs—We have elected the fair value option for financial assets and liabilities of each CMBS trust that we consolidate, and we have adopted the measurement alternative included in Accounting Standards Update ("ASU") 2014-13, Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity ("ASU 2014-13"). Pursuant to ASU 2014-13, we measure both the financial assets and financial liabilities of the CMBS trusts we consolidate using the fair value of the financial liabilities, which we consider more observable than the fair value of the financial assets. As a result, we present the CMBS issued by the consolidated trust, but not beneficially owned by our stockholders, as financial liabilities in our consolidated financial statements, measured at their estimated fair value; we measure the financial assets as the total estimated fair value of the CMBS issued by the consolidated trust, regardless of whether such CMBS represent interests beneficially owned by our stockholders. Under the measurement alternative prescribed by ASU 2014-13, our "Net income (loss)" reflects the economic interests in the consolidated CMBS beneficially owned by our stockholders, presented as "Change in net assets related to consolidated variable interest entities" in our consolidated statements of operations, which includes applicable (i) changes in the fair value of CMBS beneficially owned by us, (ii) interest and servicing fees earned from the CMBS trust and (iii) other residual returns or losses of the CMBS trust, if any.

        Other Valuation Matters—For Level 3 financial assets originated, or otherwise acquired, and financial liabilities assumed during the calendar month immediately preceding a quarter end that were conducted in an orderly transaction with an unrelated party, we generally believe that the transaction price provides the most observable indication of fair value given the illiquid nature of these financial instruments, unless we are aware of any circumstances that may cause a material change in the fair value through the remainder of the reporting period. For instance, significant changes to the underlying property or its planned operations may cause material changes in the fair value of senior loans acquired, or originated, by us.

        Our determination of fair value is based upon the best information available for a given circumstance and may incorporate assumptions that are our best estimates after consideration of a variety of internal and external factors. When an independent valuation firm expresses an opinion on the fair value of a financial instrument in the form of a range, we select a value within the range provided by the independent valuation firm, generally the midpoint, to assess the reasonableness of our estimated fair value for that financial instrument.

Valuation Methodologies

        Commercial Mortgage Loans—We generally consider our senior loans and mezzanine loans as Level 3 assets in the fair value hierarchy as such assets are illiquid, structured investments that are specific to the property and its operating performance. These loans are valued using a discounted cash flow model using discount rates derived from observable market data applied to the capital structure of the respective sponsor and estimated property value. On a quarterly basis, we engage an independent valuation firm to express an opinion on the fair value of each loan categorized as a Level 3 asset in the form of a range based upon the unpaid principal balance of the loan. We select a value within the range provided by the independent valuation firm, generally the midpoint, to assess the reasonableness of the fair value as determined by us.

        Preferred Equity Investments—We categorize our preferred equity investments as Level 3 assets in the fair value hierarchy. Preferred equity investments are valued using a discounted cash flow model using discount rates derived from observable market data applied to the internal rate of return implied by the expected contractual cash flows. On a quarterly basis, we engage an independent valuation firm to express an opinion on the fair value of our preferred equity investments in the form of a range based upon the unpaid principal balance of the security. We select a value within the range provided by the independent valuation firm, generally the midpoint, to assess the reasonableness of the fair value, as determined by us, of the security.

        CMBS—We categorize our CMBS investments as Level 3 assets and liabilities in the fair value hierarchy and obtain prices from an independent valuation firm, which uses a discounted cash flow model, to value each CMBS. The key input is the expected yield of each CMBS using both observable and unobservable factors, which may include recently offered or completed trades and published yields of similar securities, security-specific characteristics (e.g., security ratings issued by nationally recognized statistical rating organizations, credit support by other subordinate securities issued by the CMBS and coupon type), performance of the underlying collateral (e.g., delinquency, loan losses) and other relevant characteristics.

        We perform quarterly reviews of the inputs received from the independent valuation firm based on consideration given to a number of observable market data points including, but not limited to, trading activity in the marketplace of like-kind securities, benchmark security evaluations and bid list results from various sources. If prices received from the independent valuation firm are inconsistent with values determined in connection with our independent review, we will make inquiries to the independent valuation firm about the prices received and related methods. In the event we determine the price obtained from an independent valuation firm to be unreliable or an inadequate representation of the fair value of the CMBS (based on consideration given to the observable market data points detailed above), we will then compile evidence independently and present the independent valuation firm with such evidence supporting a different value. As a result, the independent valuation firm may revise their price. However, if we continue to disagree with the price from the independent valuation firm, in light of evidence presented that we compiled independently and believe to be compelling, we will consider the quotation unreliable or an inadequate representation of the fair value of the CMBS.

        In the event that the quotation from the independent valuation firm is not available or determined to be unreliable or an inadequate representation of the fair value of the CMBS (based on the procedures detailed above), valuations are prepared using inputs based on non-binding broker quotes obtained from independent, well-known, major financial brokers that make markets in CMBS. In validating any non-binding broker quote used in this circumstance, management compares the non-binding quote to the observable market data points at such time and used to validate prices received from the independent valuation firm in addition to understanding the valuation methodologies used by the market makers. These market participants utilize a similar methodology as the independent valuation firm to value each CMBS, with the key input of expected yield determined independently based on both observable and unobservable factors (as described above). To avoid reliance on any single broker-dealer, we receive a minimum of two non-binding quotes, of which the average is used.

        The fair values of the CMBS not beneficially owned by our stockholders do not impact our net assets or the net income attributable to our stockholders.

        Repurchase Facilities—We generally consider our repurchase facilities Level 3 liabilities in the fair value hierarchy as such liabilities represent borrowings on illiquid collateral with terms specific to each borrower. Given the short to moderate term of the floating-rate facilities, we generally expect the fair value of our repurchase facilities to approximate their outstanding principal balances. On a quarterly basis, we engage an independent valuation firm to express an opinion on the fair value of our repurchase facilities using a market-based methodology to assess the reasonableness of the fair value, as determined by us, of the repurchase facility.

        Common Stock—The fair value of our common stock has historically been determined by us, based upon information available at the time of issuance. Given the absence of a public trading market for our common stock, and in accordance with the American Institute of Certified Public Accountants' Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, we have exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock. These factors included:

  •
  contemporaneous third-party valuations of our common stock;

  •
  the price per share of our common stock sold to investors in arm's length transactions;

  •
  our operating and business performance;

  •
  our business strategy; and

  •
  U.S. and global capital market conditions.

        In valuing our common stock prior to our trading in active markets, we have determined the equity value using a combination of net asset value (market) and discounted cash flow (income) approaches, as well as the pricing of transactions involving unrelated third parties purchasing our common stock, which we view as a strong indicator of the value of illiquid securities.

        Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis—Certain assets not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances, such as when there is evidence of impairment, are measured at fair value on a nonrecurring basis. For senior loans held-for-sale, we apply the lower of cost or fair value accounting and may be required, from time to time, to record a nonrecurring fair value adjustment. For senior loans held-for-investment and preferred interests in joint ventures held-to-maturity, we apply the amortized cost method of accounting, but may be required, from time to time, to record a nonrecurring fair value adjustment in the form of a valuation provision or impairment. We did not report any financial assets or liabilities at fair value on a nonrecurring basis for the periods covered by the consolidated financial statements included elsewhere in this prospectus.

        Assets and Liabilities for Which Fair Value is Only Disclosed—We do not carry our repurchase facilities at fair value as we do not elect the fair value option for these liabilities. As of the periods covered by the consolidated financial statements included elsewhere in this prospectus, the fair value of our floating-rate repurchase facilities approximated the outstanding principal balances.

Recent Accounting Pronouncements

        See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a discussion of recent accounting pronouncements and the expected impact on our company.

Quantitative and Qualitative Disclosures About Market Risk

        We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment rates and market value, while at the same time seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns. While risks are inherent in any business enterprise, we seek to quantify and justify risks in light of available returns and to maintain capital levels consistent with the risks we undertake.

Credit Risk

        Our loans and investments are subject to credit risk, including the risk of default. The performance and value of our loans and investments depend upon the sponsors' ability to operate the properties that serve as our collateral so that they produce cash flows adequate to pay interest and principal due to us. To monitor this risk, our Manager reviews our investment portfolios and is in regular contact with sponsors, monitoring performance of the collateral and enforcing our rights as necessary.

Credit Yield Risk

        Credit yields measure the return demanded on financial instruments by the lending market based on their risk of default. Increasing supply of credit-sensitive financial instruments and reduced demand will generally cause the market to require a higher yield on such financial instruments, resulting in a lower price for the financial instruments we hold.

        As of December 31, 2016, a 100 basis point increase in credit yields would decrease our net book value by approximately $6.0 million, and a 100 basis point decrease in credit yields would increase our net book value by approximately $6.5 million, based on the investments we held on that date. Changes in credit yields do not directly affect our earnings or cash flow.

Interest Rate Risk

        Generally, the composition of our investments is such that rising interest rates will increase our net income, while declining interest rates will decrease net income. As of December 31, 2016, 84.6% of our investments by total assets earned a floating rate of interest. The remaining 15.4% of our investments earned a fixed rate of interest. If interest rates were to decline, the value of these fixed-rate investments may increase and if interest rates were to increase, the value of these fixed-rate investments may fall; however, the interest income generated by these investments would not be affected by market interest rates. The interest rates we pay under our current repurchase agreements are floating rate. Accordingly, our interest expense will generally increase as interest rates increase and decrease and interest rates decrease.

        As of December 31, 2016, a 50 basis point increase in short-term interest rates, based on a shift in the yield curve, would increase our cash flows by approximately $1.3 million during the 2017 fiscal year, whereas a 50 basis point decrease in short-term interest rates would increase our cash flows by approximately $1.2 million during the 2017 fiscal year, based on the net floating-rate exposure of the investments we held on that date.

Prepayment Risk

        Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on certain investments to be less than expected. As we receive prepayments of principal on our assets, any premiums paid on such assets are amortized against interest income. In general, an increase in prepayment rates accelerates the amortization of purchase premiums, thereby reducing the interest income earned on the assets. Conversely, discounts on such assets are accreted into interest income. In general, an increase in prepayment rates accelerates the accretion of purchase discounts, thereby increasing the interest income earned on the assets.

Financing Risk

        We finance our target assets with borrowed funds under our repurchase facilities and by syndicating senior participations in our originated senior loans. Over time, as market conditions change, we may use other forms of leverage in addition to these methods of financing. Weakness or volatility in the financial markets, the commercial real estate and mortgage markets and the economy generally could adversely affect one or more of our lenders or potential lenders and could cause one or more of our lenders or potential lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing.

Real Estate Risk

        The market values of commercial mortgage assets are subject to volatility and may be adversely affected by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans, which could also cause us to suffer losses.

BUSINESS

Our Company

        KREF is a real estate finance company that focuses primarily on originating and acquiring senior loans secured by CRE assets. Our investment strategy is to originate or acquire senior loans collateralized by institutional-quality CRE assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. Our target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. Our investment objective is capital preservation and generating attractive risk-adjusted returns for our stockholders over the long term, primarily through dividends.

        We began our investment activities in October 2014, with KKR committing $400.0 million in equity capital since that time. We raised an additional $438.1 million in equity commitments from third-party investors and certain current and former employees of and consultants to KKR as of December 31, 2016, bringing our total committed capital base to $838.1 million, which will be fully drawn prior to the completion of this offering. As of December 31, 2016, we had originated and established an $840.8 million diversified portfolio of performing CRE debt investments, including senior loans, mezzanine loans, preferred equity and CMBS B-Pieces, with $482.7 million of equity invested. As of December 31, 2016, we had undrawn equity capital commitments of $355.3 million remaining for future deployment.

Our Manager and KKR

        We are externally managed by our Manager, a subsidiary of KKR & Co. L.P., a leading global investment firm with a 40-year history of leadership, innovation and investment excellence. KKR manages investments across multiple asset classes, including private equity, real estate, energy, infrastructure, credit and hedge funds. KKR & Co. L.P. is listed on the New York Stock Exchange (NYSE: KKR) and reported $129.6 billion of assets under management as of December 31, 2016. KKR's "One-Firm" culture encourages collaboration and leveraging resources and relationships across KKR to help find creative solutions for clients seeking capital and strategic partnerships. We believe our Manager's relationship with KKR and its differentiated global investment management platform provides us with significant advantages in sourcing, evaluating, underwriting and managing our investments.

        In connection with the performance of its duties, our Manager benefits from the resources, relationships and expertise of KKR Real Estate, which provides equity and debt capital across a variety of real estate sectors and strategies. Established in 2011 under the leadership of Ralph F. Rosenberg, Global Head of KKR Real Estate and Chairman of our board of directors, KKR Real Estate has invested or committed over $3.0 billion of capital through December 31, 2016. Mr. Rosenberg, who has 28 years of real estate equity and debt transaction experience, is supported at KKR Real Estate by a team of over 45 dedicated investment professionals across seven offices globally. We believe that KKR Real Estate's global relationships with property owners, managers, lenders, brokers and advisors and real-time knowledge derived from its broadly diversified real estate holdings provide our Manager with access to sourcing channels as well as operational and strategic insights to help our Manager evaluate and monitor individual investment opportunities. Additionally, our Manager leverages the proprietary information available to us through KKR's global investment platforms to conduct thorough underwriting and due diligence and develop a deeper understanding of the opportunities, risks and challenges of the investments that we review. Further, our Manager benefits from KCM, comprised of a team of over 40 investment professionals that advise KKR's investment teams and portfolio companies on executing equity and debt capital markets solutions.

        Our Manager is led by an experienced team of senior real estate professionals, including Christen E.J. Lee and Matthew A. Salem, our Co-Chief Executive Officers and Co-Presidents, and

W. Patrick Mattson, our Chief Operating Officer, who collectively average over 17 years of CRE experience. Our Manager's senior leadership team is supported by 10 other investment professionals with significant expertise in executing our investment strategy. Our Manager's investment committee, which is comprised of Messrs. Rosenberg, Lee, Salem, Mattson, Todd A. Fisher, Global Chief Administrative Officer of KKR and a member of our board of directors, and Jamie M. Weinstein, Global Co-Head of KKR Special Situations, advises and consults with our Manager and its investment professionals with respect to our investment strategy, portfolio construction, financing and investment guidelines and risk management and approves all of our investments. See "Management" and "Our Manager and the Management Agreement" for biographical information regarding these individuals.

Market Opportunity

        We believe there is strong demand for CRE debt capital driven by a high volume of over-leveraged, near-term loan maturities, strong transaction volume fueled by improved economic conditions and CRE fundamentals, and continued global capital inflows for CRE investment in the United States. In addition, constrained supply of CRE debt capital driven in large part by more restrictive underwriting standards from conventional financing sources compounded by increasing regulatory pressures have created a potential opportunity for alternative lenders like us to serve as attractive debt capital solutions providers to the real estate market. We believe our Manager's expertise in sourcing transactions and underwriting complex real estate risk, complemented by KKR's broader institutional investment capabilities, allow us to capitalize on current market dynamics and execute on investment opportunities that earn attractive risk-adjusted yields. In a rising interest rate environment, we believe that our investment strategy of originating or acquiring primarily shorter-term, floating-rate senior loans positions us to grow our earnings and dividends to the extent short-term rates increase.

Strong Demand for CRE Debt Capital

High Volume of Over-leveraged, Near-term Loan Maturities

        The CRE market has largely recovered from the global financial crisis that began in mid-2007. However, one legacy of the credit boom that preceded the economic recession in 2008 and 2009 is that many existing CRE loans originated at the peak of the market are scheduled to mature in the near term, resulting in the continuation of a wave of CRE loan maturities that will need to be refinanced or recapitalized. In the United States, $398.9 billion of CRE loans, including $136.1 billion of CMBS, are scheduled to mature in 2017 alone. The chart below illustrates historical and projected debt maturities by lender type.

(1)
Data is through December 2016.

Source: Trepp, LLC, December 2016.

        According to Morningstar Credit Ratings, the CMBS maturity payoff rate (which estimates, on a weighted average basis, over a specified period the percentage of maturing senior loans that are capable of being refinanced without additional debt or equity recapitalization) is expected to drop below 65% in 2017 (based on Morningstar LTVs of more than 80%, which Morningstar uses as a measure of estimating refinancing prospects). Based on this Morningstar payoff rate and CRE loan data from Trepp, LLC, we estimate that approximately $47.7 billion of maturing CMBS loans alone may require alternative or additional financing beyond traditional replacement senior loans at maturity during 2017.

        As a result, we believe there will be attractive opportunities to originate new loans collateralized by properties that may have insufficient cash flow or value to support a cash-neutral CMBS or bank-provided mortgage refinancing at maturity and will thus require new equity and/or debt capital as part of the recapitalization process. Some of these assets may be high performing commercial properties with strong cash flow profiles that are unable to refinance due to over-leveraged legacy capital structures, thus providing a potential opportunity to gain exposure to higher cash flow yielding assets with attractive risk-adjusted return profiles on a recalibrated basis. Other assets may require renovation, rehabilitation or other value-added elements that were forgone under prior ownership in order to increase net revenues and stabilize property cash flows, which value-added projects can be accomplished with new debt capital structures that we believe can be originated on attractive risk-adjusted terms.

        We expect to see significant opportunities to originate both floating-rate senior loans and subordinated debt for these properties in a state of transition. One indicator that we use to measure a property's state of transition is debt yield, a primary cash flow metric used to assess credit risk, which is calculated by dividing a property's net operating income by its total debt. We believe that loans with debt yields of less than 9% are more likely to need financing from alternative lenders like us to stabilize property cash flows, while loans with debt yields of greater than 9% are more likely stabilized and could be refinanced with conventional financing sources, such as CMBS, bank or life insurance company loans. According to Morningstar Credit Ratings, of the CMBS maturing in 2017, 47.2% have debt yields of less than 9%.

Improved Economic Conditions and Real Estate Fundamentals Drive Transaction Volume

        We believe economic growth trends in the U.S. macroeconomic environment continue to benefit CRE fundamentals, resulting in increased demand for almost all real estate sectors in many major U.S. markets. Early in the post-crisis recovery, gateway cities, such as New York City, Los Angeles, San Francisco, Boston and Washington, D.C., were the predominant beneficiaries of capital flows due to the perception of relative economic stability, and in turn, were the first to see a recovery in real estate values from the trough of the cycle. However, there has since been considerable broadening of the economic recovery, with many markets benefiting from employment gains and consequently experiencing increased CRE demand and real estate values. We believe that improving economic conditions and real estate fundamentals in more major metropolitan statistical areas in the United States will create an increased opportunity for attractive and geographically diverse financing opportunities.

Source: U.S. Bureau of Labor Statistics, December 2016.

        Most real estate sectors are benefiting from the increased demand, as evidenced by occupancy levels, which have rebounded from the trough levels that occurred primarily from 2009 to 2011, as shown in the chart below.

(1)
Data is through December 2016. Data is based on publicly listed REITs.

Source: NAREIT and SNL Financial, an offering of S&P Global Market Intelligence, December 2016.

        Despite the increase in CRE demand driven by continued economic expansion, rates of new supply remain low, with current deliveries well below the median levels experienced over much of the last two decades. While certain sectors in select gateway cities have experienced meaningful supply increases, supply growth is generally in line with or below long-term trends and existing demand levels in most markets across the country. As shown in the chart below, new property completions for certain property types as a percentage of existing stock is over 50% below the 36 year historical average between 1980 and 2016, resulting in a more stable environment in which to deploy capital.

(1)
Data is as of December 2016.

Source: Reis, Inc., December 2016.

        As a result of increased CRE demand and continued global capital inflows into real estate, CRE transaction volume has been strong in recent years. According to Real Capital Analytics, 2016 transaction volume was $491.7 billion through December 2016. From 2010 to 2016, transaction volume grew at a compounded annual growth rate of 21.8%. While total 2016 transaction volume decreased year-over-year from 2015, it was only exceeded by 2007 and 2015 levels, which we believe evidences a healthy real estate investment market that is driving strong continued transaction pace, and in turn, creating acquisition financing opportunities. In addition, individual deal volume increased every year from 2009 to 2015, remaining level in 2016.

(1)
Based on independent reports of properties and portfolios $2.5 million and greater. Prior to 2005, RCA primarily captured sales valued at $5.0 million and above.

(2)
Data is through December 2016.

Source: Real Capital Analytics, December 2016.

        Despite the active investment market, however, leverage has remained disciplined relative to the last real estate cycle. As illustrated below, for the year ended December 31, 2016, the average LTV, debt yield and debt service coverage ratio, three of the primary metrics used to assess the performance and creditworthiness of a loan, are all more conservative than at the peak of the previous real estate cycle. Additionally, collateralized debt obligation and CLO issuance, which was prevalent during the previous cycle, is lower in today's market, limiting overall leverage in the industry.

Comparitive CRE Loan Metrics(1)

Year	2008 (Avg)	2016 (Avg)(2)
LTV:	67%	63%
Debt Service Coverage Ratio:	1.29	1.66
Debt Yield:	10.1%	10.2%

(1)
Based on independent reports of properties and portfolios $2.5 million and greater. Includes office, retail, industrial and hotel properties.

Source: Real Capital Analytics, December 2016.

        We expect stable continued transaction volume coupled with more conservative capital structures and reduced overall industry leverage to result in sustainable and functioning real estate capital markets, which should continue to generate substantial acquisition financing opportunities for our company.

Limited Supply of Financing from Conventional Financing Sources

        Despite strong demand for CRE debt capital, leverage from conventional financing sources and supply from CMBS lenders remains constrained, creating an opportunity for alternative lenders like us to fill the capital void.

        The limited supply of CRE debt capital is attributable to a reduction in the number of financial institutions that historically satisfied much of the CRE financing demand, current lending practices that are more conservative than those prior to the economic crisis, muted new issuance of CMBS, including multi-borrower, floating-rate CMBS, which accounted for a meaningful portion of the CRE lending market during the last real estate cycle, and a restrictive regulatory environment.

Fewer Financial Institutions and More Conservative Underwriting Standards

        Since 2007, more than 2,000 U.S. banks, financial institutions and international lenders, which were among the most active CRE lenders prior to the financial crisis, have left the market in large part due to failure, retrenchment or takeover. Additionally, one of the largest historical CRE lenders exited the market in 2015, creating a void for larger, transitional floating-rate senior loans.

(1)
Data is as of October 2016.

Source: Federal Reserve Bank of St. Louis, October 2016.

        Significant regulatory actions, including the Dodd-Frank Act and Basel III, have caused some banks to tighten lending standards, reduce leverage and shift risk preferences, leading to constrained liquidity for many borrowers. In particular, there have been reduced originations of shorter-term loans on transitional assets due to increased capital requirements and other regulatory changes that have reduced the profitability of such investments. In December 2015, the Board of Governors of Federal Reserve System, Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation issued a joint statement reminding depository institutions of existing rules and guidance related to CRE lending and warning of increased regulatory attention to CRE lending by banks, resulting in further underwriting conservatism. According to a Federal Reserve survey in January 2017, bank respondents generally indicated that their lending standards for CRE loans of all types tightened during the fourth quarter of 2016. The net percentage of domestic respondents reporting tightening standards was the highest since during the financial crisis in 2009, and nearly the same level as during the 2002 recession.

(1)
Data is year-to-date through January 2017.

Source: The Federal Reserve Board, January 2017.

        As a result of fewer banks and financial institutions engaging in CRE lending, more conservative lending practices, and an increasingly restrictive regulatory environment, we believe there is an opportunity for non-bank lenders to originate attractively structured and priced CRE loans.

Muted CMBS Issuance Below Peak Levels

        Further exacerbating the shortage of conventional CRE debt capital is the muted recovery of the CMBS market, with recent issuance well below peak and stabilized levels. At the height of the market in 2007, approximately $228.6 billion of floating rate CMBS were issued. In the midst of the financial crisis in 2009, issuance fell sharply to nearly zero, before slowly returning to approximately $101.0 billion in 2015. In 2016, pricing volatility, spread widening and regulatory considerations further impacted production volumes, with new issuance of just $76.0 billion in 2016. Despite modest recovery in the second half of 2016, just $85.0 billion and $90.0 billion of new issuance is projected in 2017 and 2018, respectively, according to the Urban Land Institute Real Estate Consensus Forecast released in October 2016. With more CMBS maturing than new CMBS projected to be originated, there is an opportunity for alternative lenders to satisfy unmet borrower demand.

(1)
Data is through December 2016.

Source: Commercial Mortgage Alert, December 2016.

Inactive Short-Term Pooled CMBS Issuance

        Short-term pooled CMBS, which historically competed for similar mortgage lending profiles to those we intend to pursue, have effectively disappeared from the marketplace. From 2005 to 2007, short-term pooled CMBS issuance totaled $67.7 billion. In the three years that followed from 2008 to 2010, issuance fell to zero. Despite a slow reemergence beginning in 2011, short-term pooled CMBS issuance peaked at approximately $5.7 billion in 2014, before retracting to approximately $1.4 billion in 2016. The effective elimination of this product from the competitive marketplace, which accounted for 14% of the total U.S. CMBS market at the 2007 peak, has created a large void that has been primarily filled by alternative lenders.

(1)
Data is through December 2016.

Source: Commercial Mortgage Alert, December 2016.

Regulatory Environment Further Compounding Liquidity Constraint

        Although banks and CMBS lenders have returned to the market following retraction coming out of the financial crisis, we believe that significant changes in the regulatory environment and institutional risk tolerance have reduced many lenders' capacity and appetite for CRE lending. Absent legislative change, in particular as a result of the 2016 Presidential and Congressional elections, we expect the Dodd-Frank Act and Basel III to continue to restrict the scope of lending at many regulated financial institutions and increase financing costs from traditional sources of real estate capital. The primary drivers of these increased costs are provisions requiring higher bank capital charges on certain types of CRE loans, and enhanced disclosure and risk-retention requirements for CMBS.

        Basel III, which affects more than 8,000 U.S. banking organizations, increases bank capital requirements while tightening the definition of what can be included in the calculation of capital and revising the methodology of calculating risk-weighted assets, making them more risk sensitive. The principal components of Basel III have been incorporated into U.S. regulatory capital rules, which require higher capital levels for real estate assets due to changes in the risk weightings for these assets. These changes influence banks' willingness to finance CRE due to lower returns on capital and decreased profitability. If banks choose not to reallocate capital away from CRE, borrowing costs may increase as pricing adjusts to retain profitability.

        Basel III capital standards include a class of loans referred to as high-volatility CRE ("HVCRE") comprised of certain acquisition, development and construction loans that require banks to satisfy increased capital requirements. HVCRE loans generally carry a 150% capital charge, which is 50% higher than the capital charge for other CRE loans or general corporate exposures. Many transitional loans or higher leverage loans qualify as HVCRE. Rule interpretation and implementation has resulted in uncertainty for lenders and borrowers, which has impacted pricing and availability of financing for development or redevelopment, thus creating opportunity for non-bank lenders that are not subject to bank regulatory capital charges to earn attractive, risk-adjusted returns through investing in this space.

        In addition, the risk retention rules introduced by the Dodd-Frank Act, which became effective at the end of 2016, require a sponsor of a CMBS transaction to retain, directly or indirectly, at least 5% of the credit risk of the securitized assets collateralizing the CMBS. While the magnitude of the impact is uncertain, market participants expect the rules to increase securitization costs, raise borrowing costs, decrease the number of market participants and, in turn, reduce the activity and competitiveness of CMBS lenders.

        Under the risk retention rules of the Dodd-Frank Act, a sponsor may satisfy some or all of this retention requirement by transferring the CMBS B-Pieces to an eligible third-party purchaser such as our company, provided certain conditions are satisfied. Given our Manager's long-standing issuer/bank relationships and our broad exposure to CMBS, we are well positioned to benefit from what we believe to be a meaningful illiquidity premium for B-Piece buyers should we choose to make further investments in this space.

        The current regulatory environment has caused banks and CMBS lenders to focus on lower leverage and more stable lending opportunities, improving the competitiveness of non-bank lenders for larger and more transitional loan profiles. As such, our most direct competitors for lending assignments are private debt funds and other mortgage REITs. We believe that we are able to compete effectively against this smaller pool of lenders given our access to efficiently priced financing and our enhanced sourcing and underwriting capabilities as a result of our Manager's affiliation with KKR.

        While the 2016 Presidential and Congressional elections could result in legislative changes affecting the real estate capital markets in the near to medium term, we do not believe such changes, if implemented, would materially impact our opportunity set. Although improved risk-based capital costs could result in tighter loan spreads from bank lenders, we do not believe it will significantly impact how banks assess credit risk or influence the types of loans banks provide. Additionally, we believe that the liquidity void created by the disappearance of pooled, floating-rate CMBS, which was historically issued in large part by investment banks and most directly competed for the types of loans we seek to provide, will remain, irrespective of regulatory change. The competitive pricing of the pooled, floating-rate CMBS market prior to the financial crisis was driven, in large part, by the ability of investors in investment grade and non-investment grade securities to aggressively leverage their positions in structured investment vehicles. The liquidity and prevalence of these vehicles in the floating-rate structured finance market has not returned, thus reducing demand from these investors and investment banks' appetite to aggregate floating-rate risk for a capital markets execution. We do not expect that changes in existing regulations will change this dynamic. As such, we believe that the market share for alternative lenders will remain strong.

New Lender Landscape

        In response to increasing bank conservatism, CMBS retraction and continued regulatory headwinds, the market share for non-bank lenders, like our company, has increased. For larger and transitional loan profiles, non-bank lenders are generally able to provide more efficient and accommodating capital structures than their regulated competitors, operate with more speed and flexibility, and provide borrowers with certainty of execution when they are managing an acquisition timeline. Additionally, non-bank lenders can originate whole loans, set terms and syndicate lower-leverage, senior notes into the bank market post-closing, allowing banks to manage production output and risk tolerance while non-bank lenders satisfy borrower demand.

        As shown in the chart below, alternative lenders (which include financial and private/other companies and exclude banks, CMBS, insurance companies, and Government agencies) accounted for 10.5% of the total CRE lending market through December 2016. Based on the Mortgage Bankers Association's expected 2017 CRE mortgage origination volume of $537.0 billion (forecasted as of September 2016), and assuming the alternative lender market share percentage remains the same, we estimate that this would imply an approximately $56.4 billion market share for alternative lenders in 2017.

(1)
Alternative includes both financial and private/other companies.

(2)
Based on independent reports of properties and portfolios $2.5 million and greater.

(3)
Data is through December 2016.

Source: Real Capital Analytics, December 2016.

Impact of Rising Interest Rates

        In December 2016, the Federal Open Markets Committee approved the first increase in its target funds rate in nearly one year and indicated its expectation for three additional rate increases in 2017. In a rising interest rate environment, we believe that our portfolio will benefit from the composition of our investments, which consist predominantly of shorter-term, LIBOR-based floating-rate senior loans.

        Generally, our business model is such that rising interest rates will result in an increase to our earnings and dividend yield. As of December 31, 2016, 84.6% of our investments based on total assets earned interest over a floating-rate index and of those investments that were financed, all were financed with liabilities that pay interest over a floating-rate index, which resulted in a positive correlation to rising interest rates for our company.

        Additionally, floating-rate senior loans typically have lower interest rate sensitivity and less susceptibility to price declines than fixed-rate investments when short-term rates rise. As a result, we believe that our investment strategy, which is primarily focused on originating or acquiring LIBOR-based senior loans, strategically positions our portfolio to earn attractive risk-adjusted yields in a rising interest rate environment.

        With respect to our fixed-rate exposure in our portfolio, an increase in long-term interest rates could have a negative impact on the market value of those investments. Several factors would impact the ultimate market value, including but not limited to, the remaining duration, underlying LTV and credit profile today, credit spreads and other factors.

        With respect to our fixed-rate CMBS portfolio, rising interest rates could have a negative effect on the value of the securities in our portfolio. Our CMBS securities are purchased at a substantial discount to their face amount and are much more sensitive to changes in the underlying credit of the securities and credit spreads than to fluctuations in interest rates. However, an increase in long-term rates, with other factors held constant, may have a negative impact on the market value of the CMBS portfolio.

        For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Interest Rate Risk."

Our Strategic Affiliation with KKR

Substantial Investment from KKR, Creating Strong Alignment of Interests

        KKR has committed to invest an aggregate of $400.0 million in our company and, upon completion of this offering, KKR will continue to beneficially own shares representing        % of our outstanding common stock. We expect the ownership percentage of KKR upon completion of this offering to significantly exceed manager affiliate contributions for public commercial mortgage REITs managed by firms that we consider to be our competitors, which ranged from approximately 3% to 10% upon the completion of their respective initial public offerings. In addition to KKR's investment, certain current and former employees of and consultants to KKR, including our Manager's senior management team and certain key senior investment professionals, have also committed an aggregate of $11.8 million to our equity capital prior to this offering. We believe that these significant investments create a strong alignment of interest among KKR, our Manager and our stockholders as it relates to credit assessment, prioritizing capital preservation, risk management, investment selection and maximizing returns.

Leveraging KKR's Global Platform

        We benefit from our Manager's ongoing affiliation with KKR, which provides our Manager with access to proprietary information, resources and relationships across KKR's global platform. Given our Manager's access to KKR Real Estate and KKR's broader resources, we believe we are well positioned to evaluate real estate and market trends to help us identify value in opportunities that our competitors might not pursue.

        Established in 1976, KKR was a pioneer of the leveraged buyout industry and is one of the world's largest and most successful private equity firms through four decades of economic cycles and private equity market changes. KKR is a leading global investment management firm that manages investments across multiple asset classes, including private equity, real estate, energy, infrastructure, credit and hedge funds. KKR & Co. L.P. is listed on the New York Stock Exchange and reported $129.6 billion of assets under management as of December 31, 2016. Our real estate credit investing strategy leverages all of these competencies.

        KKR's "One-Firm" culture encourages the sharing of information, resources and relationships, where appropriate and permitted under applicable legal, regulatory and compliance requirements, to help us conduct comprehensive due diligence and devise creative financing solutions for our borrowers. Our Manager's ability to leverage KKR's market, sector and operational expertise through its diverse investments across industries and markets are key differentiators in our ability to source, evaluate and structure our target investments and risk manage the portfolio.

        Through our Manager's integration within KKR's global platform, we believe that we benefit from:

  •
  The Power of the "KKR Brand", which provides us with access to property owners, operators, intermediaries and financial institutions to gain a strategic edge in sourcing, securing and executing investments. KKR's institutional reputation and successful track record of investing provide us with credibility in the marketplace and instill high confidence in our borrowers regarding certainty of execution.

  •
  KKR's Financial Institution Relationships, which are broad-based and far reaching across KKR's global platform. These relationships afford us access to financing facilities from some of the largest financial institutions with favorable terms that create a differentiated cost of capital.

  •
  KKR Business Operations, which provide our Manager with the operational oversight and administrative competencies of KKR. As of December 31, 2016, KKR & Co. L.P. reported $129.6 billion of assets under management and had a $15.2 billion market capitalization based on KKR & Co. L.P. adjusted units as of December 31, 2016 and the closing price of KKR & Co. L.P. common units on the New York Stock Exchange on April 11, 2017. Our Manager has access to KKR's finance, tax, legal, compliance and information technology departments, among others, as well as KKR's comprehensive and institutional policies, procedures and infrastructure, to assist with the management of our company.

  •
  KKR's Private Equity Team, which, as of December 31, 2016, included 166 dedicated investment professionals, including 64 in the United States, provides our Manager with real-time, comprehensive views on a broad range of industries and sectors adjacent to the real estate asset class. Through the 119 portfolio companies that KKR managed as of December 31, 2016 and its ongoing research and expertise regarding competitors, suppliers and customers of its portfolio companies, our Manager is able to access proprietary insights into tenants associated with the investments we pursue. We expect our Manager to leverage KKR's experience in listing and managing public companies, as well as its corporate governance experience through its portfolio holdings.

  •
  KKR's Credit Team, which, as of December 31, 2016, included 94 dedicated investment professionals and has a current portfolio of approximately 800 issuers, allows our Manager to conduct meaningful due diligence on companies, industries and credits to gain insights into the creditworthiness of existing and prospective tenants in the assets we finance.

  •
  KKR's Capital Markets Team, or KCM, which, as of December 31, 2016, included 40 dedicated professionals who advise KKR, its portfolio companies and other third parties on both traditional and non-traditional capital markets solutions with expertise in debt, equity, derivatives, structuring, securities transactions and markets. KCM provides our Manager with strategic advantages in devising innovative approaches to financing and executing our investments, as well as sourcing new equity capital through its access to and experience in the equity capital markets. Since its inception in 2007, KCM has assisted companies in raising $21.0 billion across 22 initial public offerings and $70.7 billion across 105 follow-on offerings as of December 31, 2016.

  •
  KKR's Global Macro and Asset Allocation Team, which assists our KKR investment teams in their investment decision-making, provides our Manager with research and outlooks on macro-economic developments on a global and regional scale, enabling our Manager to develop thematic and specific investment views during due diligence, assess market, industry and sector trends to identify opportunities, and conduct a proactive asset management of our investment portfolio.

  •
  KKR's Network of Over 30 Senior and Industry Advisors around the globe, which includes leading executives at major global corporations as well as mid-sized businesses and, along with numerous other consultants and advisors in the real estate industry who work with KKR Real Estate, provide our Manager with access to sourcing channels as well as operational and strategic insights to help us evaluate individual investment opportunities.

  •
  KKR's Public Affairs Team provides our Manager with the ability to proactively manage our investment portfolio through governmental, community, regulatory, labor and environmental issues as necessary.

Our Competitive Strengths

Experienced Senior Management and Established Team and Infrastructure

        Our Manager's investment team is comprised of 13 investment professionals with diverse backgrounds in sourcing, underwriting, structuring, closing, acquiring, managing and syndicating CRE debt investments. We believe that the strength and depth of this team, together with our Manager's infrastructure and proven ability to execute, will allow us to continue to scale our operations and grow our investment portfolio. Our Manager is led by Christen E.J. Lee and Matthew A. Salem, our Co-Chief Executive Officers and Co-Presidents, and W. Patrick Mattson, our Chief Operating Officer, who collectively average over 17 years of CRE experience, including real estate finance, lending, equity investment, capital markets and securities trading. The senior leadership team is supported by four senior origination professionals and six investment and underwriting professionals with significant expertise in executing our investment strategy.

        The investment committee of our Manager is comprised of a multi-disciplinary team of KKR senior personnel including Messrs. Rosenberg, Fisher, Weinstein, Lee, Salem and Mattson. Our Manager's investment committee advises and consults with our Manager's senior management team with respect to our investment strategy, portfolio construction, financing and investment guidelines and risk management and approves all of our investments. See "Our Manager and the Management Agreement."

        In addition to its key personnel, our Manager benefits from the operational oversight and administrative competencies of KKR. This allows us to access KKR's finance, tax, legal, compliance and information technology departments, among others, and provides us with institutional policies, procedures and infrastructure.

Fully Integrated Global Real Estate Investing Platform

        Our Manager benefits from being part of KKR Real Estate, an integrated, global real estate investment platform. KKR Real Estate was established in March 2011 to provide equity capital across multiple investment strategies including opportunistic equity, which has since expanded to include a dedicated real estate credit investment platform and other strategic platforms. Since its formation, KKR Real Estate has invested or committed over $3.0 billion of capital through December 31, 2016 to more than 60 real estate transactions across North America, Europe and Asia. KKR's first real estate investment fund, KKR Real Estate Partners Americas, began operations in May 2013 having raised $1.2 billion in commitments, and has generated substantial value for its investors. KKR Real Estate is led by Ralph F. Rosenberg, Global Head of KKR Real Estate and Chairman of our board of directors, who has 28 years of real estate equity and debt experience, including holding senior management roles at Eton Park as well as Goldman Sachs, where he oversaw the investment and management of real estate transactions worldwide. As of December 31, 2016, KKR Real Estate consisted of over 45 dedicated investment professionals across seven offices globally.

        KKR Real Estate provides us with access to extensive institutional relationships with borrowers and intermediaries, expertise in identifying, evaluating and structuring real estate investments, and real-time information on markets in which KKR Real Estate's investment funds own and operate real estate assets. We believe our adjacency to KKR Real Estate's private equity business provides us with differentiated sourcing and underwriting advantages relative to standalone real estate lending platforms. We often pursue lending opportunities that were initially sourced and underwritten by KKR Real Estate for equity investment, providing us with institutional knowledge about certain investments that allows our Manager to expedite its deal reviews and make more informed investment decisions. Additionally, we leverage KKR Real Estate's operating partner relationships, which provide us with supplemental sourcing channels and assist us in evaluating and underwriting our investments, including the review of business plans and budgets. We believe that our Manager's integration with KKR and its affiliates as real estate owners across major asset classes in many major markets favorably positions us relative to many of our standalone competitors that do not have a complementary real estate private equity business.

        Although our strategy is to invest in performing loans, there may be instances that require us to take a more active role in managing an asset in our portfolio. Through KKR Real Estate's experience owning, operating and repositioning real estate through its private equity business, we believe our Manager has adequate resources to protect and maximize the value of an investment if it becomes sub-performing or non-performing.

Diversified, Performing Portfolio Demonstrates Execution of Investment Strategy

        We began operations in October 2014 and have established an $840.8 million portfolio of diversified investments consisting of performing senior loans, mezzanine loans, preferred equity and CMBS B-Pieces as of December 31, 2016. We believe our current portfolio, comprised of target assets representative of our investment philosophy, validates our ability to execute on our stated market opportunity and investment strategy, including lending against high-quality real estate in liquid markets with strong fundamentals to experienced and well-capitalized sponsors. As we continue to scale our portfolio, we expect that our originations will be more heavily weighted toward floating-rate loans. We expect the majority of our future investment activity to focus on originating floating-rate senior loans that we finance with our repurchase facilities, with a secondary focus on originated floating-rate loans for which we syndicate a senior position and retain a subordinated interest for our portfolio. As a result, we expect that the percentage of our target portfolio comprised of CMBS B-Pieces will decrease over time and the percentage of floating-rate loans, including senior loans, will increase over time. As of December 31, 2016, our portfolio had experienced no impairments and did not contain any legacy assets that were originated prior to October 2014. The following charts illustrate the diversification of our portfolio, based on type of investment, underlying property type and location, and interest rate category, as of December 31, 2016:

The charts above are based on total assets. Total assets reflect (i) the current principal amount of our senior and mezzanine loans, net of a 5% noncontrolling interest in the entity that holds certain of our mezzanine loans; (ii) the cost basis of our preferred equity investment, net of a 20% noncontrolling interest in the entity that holds our preferred equity investment; and (iii) the cost basis of our CMBS B-Pieces, net of VIE liabilities. In accordance with GAAP, we carry our CMBS B-Pieces at fair value, which we valued above our cost basis as of December 31, 2016.

(1)
Excludes CMBS B-Pieces. Our CMBS B-Piece portfolio diversification is as follows:

•
Vintage:    2015 (65.6%), 2016 (34.4%).

•
Geography:    California (23.0%), Texas (12.7%), New York (9.2%), Illinois (7.1%), Florida (5.5%), Other (42.5%). As of December 31, 2016, no other individual geography comprised more than 5% of our total CMBS B-Piece portfolio.

•
Property Type:    Office (26.3%), Retail (25.2%), Hospitality (15.1%), Multifamily (10.6%), Other (22.8%). As of December 31, 2016, no other individual property type comprised more than 10% of our total CMBS B-Piece portfolio.

        Our senior loans had a weighted average LTV of 65.2% as of December 31, 2016, and we have focused our portfolio on senior positions in the capital structure where the sponsor has meaningful cash or imputed equity subordinated to our position to provide what we believe is meaningful downside protection in the event of credit impairment at the asset level. As of December 31, 2016, we maintained a controlling position in all of our senior loans and subordinate debt positions (subject to the terms of our master repurchase agreements, as applicable).

Our Investment Philosophy—the "KKR Edge"

        Our investment philosophy begins with the broader investment approach that KKR has employed for four decades. KKR is a long-term fundamental investor focused on value creation and producing attractive risk-adjusted returns for investors. Within KKR's real estate direct lending strategy, we seek opportunities where we have a sourcing, underwriting or execution advantage by leveraging KKR's brand, industry knowledge and relationships. Our experienced team is complemented by a deep bench of investment professionals in KKR's private equity, real assets, credit and capital markets businesses, among others, that allow us to employ a differentiated approach to investing.

        A substantial portion of our investments to date have involved our Manager working collaboratively with other KKR professionals in capacities ranging from idea generation and sourcing, to structuring, execution, financing and asset management. We believe that our Manager's ability to leverage the experience, relationships and expertise that KKR has developed over four decades of investing provides the cornerstone of our competitive advantage in the real estate credit sector.

Extensive Sourcing Capabilities

        We employ a relationship-focused approach to sourcing, whereby our investment professionals utilize a rigorous direct sponsor and broker coverage model to maximize market penetration, cultivate relationships and open new sourcing channels. We have a targeted lending profile and thoughtful approach to capital deployment and portfolio construction, with a particular emphasis on investments that are strategic for our portfolio and demonstrate relative value in a dynamic market. We focus on delivering speed and certainty of execution to our borrowers, earning trust and confidence through our performance and by leveraging the KKR brand.

        The KKR Real Estate team has extensive relationships with real estate owners, operators, intermediaries and financial institutions that yield what we believe to be a robust pipeline of lending opportunities in our target assets. Our Manager's integration within KKR Real Estate creates sourcing angles with clients who desire more broad-based institutional relationships with a fully integrated debt and equity platform as compared to standalone real estate lenders.

        These relationships are supplemented by sourcing channels made available to us through KKR's broad global network of professional relationships, which provides us with differentiated access to information and deal flow. These relationships include global financial institutions, public and private real estate owners, high-net worth families, chief executives of large companies, co-investors, real estate advisory institutions and other intermediaries, as well as KKR's investment professionals who interact with companies and intermediaries throughout the world on a daily basis and serve as complementary sourcing engines for us to procure financing opportunities.

Differentiated Underwriting and Due Diligence

        Our Manager benefits from the diverse experience and strong underwriting and structuring proficiencies of KKR's investment professionals. Additionally, we benefit from our Manager's integration within KKR Real Estate, which provides us with real-time insights into markets and asset performance through our portfolio holdings, as well as access to the investing and operating expertise of our real estate equity colleagues who assist us in analyzing transactions, reviewing business plans and budgets, and evaluating key risks in transactions that we review. Our Manager leverages the proprietary information available to us through KKR's global investment strategies to conduct thorough and differentiated underwriting and due diligence and develop a deeper understanding of the opportunities, risks and challenges of the investments that we review. We leverage adjacencies between real estate and private equity sectors such as retail, healthcare, hospitality, energy and telecom where KKR has considerable experience and relationships, and benefit from differentiated insights into credits, tenants, markets and operations through KKR's private equity and credit teams. Our Manager regularly engages with KKR's Global Macro and Asset Allocation Team as part of our underwriting and due diligence processes to understand macro-economic trends that can affect markets and underlying investments, and utilizes KKR's Public Affairs Team to assist with financing opportunities that have governmental, community, regulatory, labor or environmental considerations.

Disciplined Investment Selection

        We employ a credit-minded approach to risk assessment and investment selection, focused on downside protection and preservation of stockholder capital. Our highly selective investment process is predicated on our core thesis of financing high-quality real estate for well-capitalized and experienced sponsors in liquid markets with strong long-term underlying fundamentals. Additionally, we focus on identifying relative value in our target assets, and formulating our own independent determination of value for each prospective investment through comprehensive due diligence, underwriting and credit assessment. Lastly, we seek to create well-structured, downside-protected investments that generate attractive risk-adjusted returns.

        Prospective investments are subject to a rigorous screening and approval process in an effort to ensure only the most creditworthy opportunities are pursued. We employ a multi-tiered approach to credit assessment, from initial deal team review through formal investment committee approval. Our Manager's investment committee is comprised of a multi-disciplinary team of KKR senior personnel, including both real estate and non-real estate personnel, to leverage diverse experiences and perspectives in our credit evaluation process. We believe this committee composition creates a thorough vetting process that enables us to evaluate potential transactions through multiple lenses. Our Manager supplements this process with expertise and capabilities from across KKR when and as appropriate and relevant before making formal investment decisions.

        From March 31, 2016 to December 31, 2016, we reviewed approximately $17.9 billion of financing requests for what we deemed to be target assets that were consistent with our investment strategy. Of these investment opportunities, approximately $10.7 billion were underwritten (60% of reviewed requests) and, approximately $4.5 billion were quoted (25% of reviewed requests). During this time period, $539.6 million of financings were closed, evidencing our highly selective investment approach.

Active and Informed Asset Management

        Our Manager's investment professionals, who are experienced in CRE debt asset management, regularly monitor the credit and performance of our portfolio, proactively identify property and market issues to manage our risks, and report their findings to our Manager through a comprehensive quarterly asset management review process. This quarterly process includes a comprehensive review and presentation of updated loan, property, market and sponsor information, as applicable, for each investment in our portfolio. In the ordinary course of our business, our Manager is in regular contact with borrowers, servicers and local market experts monitoring the performance of our collateral to anticipate issues and enforce our rights and remedies when appropriate. We believe our Manager's integration with KKR's global investment platforms provides us with extensive information relating to markets, sector trends and operations as well as credit and capital markets considerations that we use to proactively manage our investments. In addition, we believe that the dedicated asset management capabilities and broad network of operating partner relationships of the broader KKR Real Estate platform favorably positions us to own and operate real estate if necessary.

Our Investment Strategy

        Our investment strategy is to originate or acquire senior loans collateralized by institutional-quality CRE assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. We also intend to invest in mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The strength and depth of the experience of our Manager's management team and its infrastructure allows us to effectively source, underwrite, structure, close, acquire, manage and syndicate CRE debt investments. Through our Manager, we can draw on KKR's integrated, global real estate investment platform and its established sourcing, underwriting and structuring capabilities to develop our own view on value and evaluate and structure credit risk from an owner's and a lender's perspective. In addition, we benefit from our access to KKR's global network and real estate and other investment holdings, which provide our Manager with access to information and market data that is not available to many of our competitors. In many instances, we are able to make investments where we believe we have a sourcing, underwriting or execution advantage by leveraging the KKR brand, industry knowledge and proprietary relationships.

        Our primary focus is on capital preservation. We believe that the three most important pillars of capital preservation are: the basis of our investments relative to the value of the underlying loan collateral; the alignment of incentives between us and our borrowers through loan covenants and structure; and the capitalization and liquidity profile of our company.

        We pursue opportunities for which we believe that we are lending at a substantial discount to our Manager's view of intrinsic real estate value, which our Manager substantiates through an independent assessment of value. We also seek investment opportunities where there is the potential to increase the value of the underlying loan collateral through improving property management or implementing strategic capital improvement initiatives, and as such, focus on lending to sponsors with histories of successful execution in their respective asset classes or markets. Additionally, we endeavor to make loans with covenants and structural features that align the incentives of us and our borrowers to the extent that the operating performance of the underlying collateral deteriorates.

        We believe that our ability to perform and protect stockholder capital in various market environments, including late in investment cycles and through volatile periods in the capital markets, is important to our long-term success. To this end, we employ what we believe to be prudent leverage levels on the investments that we seek to finance based on our Manager's assessment of the credit, liquidity, price volatility and other risks of each investment. With respect to our senior loans that we finance, the leverage that we use generally does not exceed, on a debt to equity basis, a ratio of 3-to-1, but may do so from time to time when our Manager deems additional leverage to be appropriate. Additionally, we do not currently leverage any of our subordinate debt or CMBS B-Pieces. Given our primary focus on capital preservation, we believe that our investment strategy is one that we can execute through various real estate cycles.

        Our financing strategy and investment process are discussed in more detail in "—Our Financing Strategy" and "—Investment Process" below.

Our Target Assets

        The assets in which we intend to invest will primarily include senior loans, as well as mezzanine loans, preferred equity and other debt-oriented investments:

  •
  Senior Loans—We intend to focus on originating and acquiring senior loans that are backed by CRE assets. These loans are secured by real estate and evidenced by a first-priority mortgage. The loans may vary in duration, bear interest at a fixed or floating rate and amortize, and typically require a balloon payment of principal at maturity, but are typically anticipated to be floating rate and shorter-term duration. These investments may include whole loans or pari passu participations within such senior loans. Senior loans also include similar credit quality loans, including related junior participations in our originated senior loans for which we have syndicated the senior participations to other investors and retained the junior participations for our portfolio, typically structured as mezzanine loans. The retained junior participation is secured by a pledge of 100% of the equity ownership interests in the owner of the real estate and structurally subordinate to the lien of the third-party lender that owns the senior participation.

  •
  Mezzanine Loans—We may directly originate or acquire mezzanine loans. These are loans (including pari passu participations in such loans) made to the owner of a mortgage borrower and secured by a pledge of equity interests in the mortgage borrower. These loans are subordinate to a senior loan, but senior to the owner's equity. These loans may be tranched into senior and junior mezzanine loans, with the junior mezzanine lenders secured by a pledge of the equity interests in the more senior mezzanine borrower. The mezzanine lender typically has additional rights as compared to the more senior lenders, including the right to cure defaults under the senior loan and any senior mezzanine loan and purchase the senior loan and any senior mezzanine loan, in each case under certain circumstances following a default on the senior loan. Following a default on a mezzanine loan, and subject to negotiated terms with the mortgage lender or other mezzanine lenders, the mezzanine lender generally has the right to foreclose on its equity interest and become the owner of the property, directly or indirectly, subject to the lien of the senior loan and any other debt senior to it including any outstanding senior mezzanine loans.

  •
  Preferred Equity—We may make investments that are subordinate to any mortgage or mezzanine loan, but senior to the common equity of the mortgage borrower or owner of a mortgage borrower, as applicable. Preferred equity investments typically pay a preferred return from the investment's cash flow rather than interest payments and often have the right for such preferred return to accrue if there is insufficient cash flow for current payment. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically has the right to effect a change of control with respect to the ownership of the property.

  •
  CMBS B-Pieces (New Issue)—We may also make investments that consist of below investment-grade bonds comprising some or all of the BB-rated, B-rated and unrated tranches of a CMBS securitization pool. The underlying loans are typically aggregated into a pool and sold as securities to different investors. Under the pooling and servicing agreements that govern these pools, the loans are administered by a trustee and servicers, who act on behalf of all investors and distribute the underlying cash flows to the different classes of securities in accordance with their seniority and ratings. The below-investment grade securities that comprise each CMBS B-Piece have generally in the past been acquired in aggregate. Due to their first loss position, these investments are typically offered at a discount to par. These investments typically carry a 10-year weighted average life due to prepayment restrictions. We generally intend to hold these investments through maturity, but may, from time to time, opportunistically sell positions should liquidity become available or be required. Under the risk retention rules under the Dodd-Frank Act that went into effect in December 2016, CMBS B-Piece investments may also include BBB-rated securities and are subject to certain additional restrictions that, among other things, prohibit hedging CMBS B-Pieces or selling CMBS B-Pieces for a period of at least five years from the date the investment was made. We currently expect to make our CMBS B-Piece investments indirectly through our investment in an aggregator vehicle alongside KKR Real Estate Credit Opportunity Partners L.P., a recently established KKR-managed investment fund. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Portfolio."

  •
  Other Real Estate Securities—We may make investments in real estate that take the form of CMBS (other than CMBS B-Pieces) or CLOs that are collateralized by pools of real estate debt instruments, often senior loans. We may also acquire the debt securities of other REITs or other entities engaged in real estate operating or financing activities, but generally not for the purpose of exercising control over such entities.

        Following the completion of this offering, our investment allocation strategy will be influenced by prevailing market conditions at the time we invest, including interest rate, economic and credit market conditions. In addition, in the future we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exclusion from registration under the Investment Company Act.

Our Financing Strategy

        The disciplined implementation of our financing strategy is important to the success and growth of our company. As part of our mortgage financing strategy, we anticipate using both direct and structural leverage. Our use of direct leverage includes the utilization of repurchase facilities. In addition, we may use structural leverage by syndicating senior interests in our originated senior loans to other investors and creating a subordinated interest or interests that we retain for our portfolio. When utilizing direct leverage, our investment is secured by a first-mortgage lien on the real property underlying the loan and is subject to partial recourse by our lender under the repurchase facility. When utilizing structural leverage, our retained interest is generally a mezzanine loan, secured by a pledge of 100% of the equity ownership interests in the owner of the real property and is not subject to recourse. Our retained interest when utilizing structural leverage is structurally subordinate to the lien of the third-party lender that owns the senior interest. The diagram below is illustrative of the financing strategy we use with respect to our senior loan investments.

Master Repurchase Agreements

        We currently have master repurchase agreements with Goldman Sachs, JPMorgan, Wells Fargo and Morgan Stanley, under which we had total capacity of $1.5 billion as of December 31, 2016. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Master Repurchase Agreements" and "Recent Developments—Debt Financing Arrangements" for a summary of our existing master repurchase agreements.

Syndication

        Syndication refers to the splitting of a loan into two or more interests and selling certain participating interests to different purchasers. Interests may be held on a pari passu basis, whereby each owner has the right to receive principal and interest payments and recovery against collateral on a pro rata basis. Interests may also be held in different tranches of a loan, such as a senior A-Note and junior B-Note participation, where there is priority of principal and interest payment and recovery against collateral based on the seniority of the respective interest. The relative rights of each interest are governed by an intercreditor and/or participation agreement.

        As it relates to our financing strategy, we may choose to finance our originated senior loans by utilizing structural leverage. Structural leverage refers to splitting a whole loan that we originate into two or more senior and subordinated interests, syndicating the senior-most interest or interests to one or more unaffiliated purchasers and retaining the subordinated interest or interests for our portfolio, typically structured as a mezzanine loan. We may also choose to syndicate pari passu interests in our originated senior loans or syndicate participating interests in an originated subordinated debt position if we believe such an approach is consistent with our investment strategy and beneficial in generating attractive yield and/or mitigating risk.

Financing Risk Management

        As it relates to utilization of our repurchase facilities, we will continue to manage our financing to complement our portfolio composition and to diversify exposure across multiple counterparties while optimizing yield. Additionally, we may look to increase the capacity of all or certain of our existing financing facilities, or to enter into additional financing facilities, should such additional capacity be deemed to be necessary and prudent. The amount of leverage employed on our assets will depend on our Manager's assessment of the credit, liquidity, price volatility and other risks of those assets and the financing counterparties and availability of particular types of financing at any given time.

        We plan to maintain leverage levels appropriate to our specific portfolio. We currently expect that our leverage on our senior loans will not exceed, on a debt to equity basis, a ratio of 3-to-1. Our leverage ratio was 2.48-to-1 as of December 31, 2016 based on the senior loans in our portfolio. We do not currently leverage any of our subordinate debt or CMBS B-Pieces. Our leverage ratio was 0.90-to-1 based on all investments in our portfolio as of December 31, 2016. We will endeavor to match the terms and indices of our assets and liabilities and will also seek to minimize the risks associated with mark-to-market and recourse borrowing.

        If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities of our company or the retention of cash flows (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

        Subject to maintaining our qualification as a REIT, we may, from time to time, engage in a variety of hedging transactions that seek to mitigate effects of fluctuations in interest rates or currencies and their effects on our cash flows. These hedging transactions could take a variety of forms, including interest rate or currency swaps or cap agreements, options, futures, contracts, forward rate or currency agreements or similar financial instruments. We expect these instruments will allow us to minimize, but not eliminate, the risk that we will be required to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates or currency fluctuations on our earnings.

Investment Guidelines

        Under the management agreement with our Manager, our Manager will be required to manage our business in accordance with certain investment guidelines, which include:

  •
  seeking to invest our capital in a broad range of investments in or relating to CRE debt;

  •
  not making investments that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

  •
  not making investments that would cause us or any of our subsidiaries to be required to be registered as an investment company under the Investment Company Act;

  •
  allowing allocation of investment opportunities sourced by our Manager to one or more KKR funds advised by our Manager or its affiliates in addition to us, in accordance with the allocation policy then in effect, as applied by our Manager in a fair and equitable manner;

  •
  prior to the deployment of capital into investments, causing our capital to be invested in any short-term investments in money market funds, bank accounts, overnight repurchase agreements with primary federal reserve bank dealers collateralized by direct U.S. government obligations and other instruments or investments reasonably determined by our Manager to be of high quality;

  •
  investing not more than 25% of our "equity" in any individual investment without the approval of a majority of our board of directors or a duly constituted committee of our board of directors (it being understood, however, that for purposes of the foregoing concentration limit, in the case of any investment that is comprised (whether through a structured investment vehicle or other arrangement) of securities, instruments or assets of multiple portfolio issuers, such investment for purposes of the foregoing limitation will be deemed to be multiple investments in such underlying securities, instruments and assets and not such particular vehicle, product or other arrangement in which they are aggregated); and

  •
  not making an investment with a total cost of more than $400.0 million without the approval of our board of directors or a duly constituted committee of our board of directors (with total cost being equal to the sum of (x) the aggregate equity committed by us in such investment together with any upfront fees received by us in connection with such investment plus (y) without duplication, the aggregate outstanding indebtedness with respect to such investment that we and/or vehicles that we control incur, syndicate and/or co-originate).

        These investment guidelines may be amended, restated, modified, supplemented or waived by our board of directors (which must include a majority of the independent directors of our board of directors) without the approval of our stockholders.

Investment Process

        We strive to maintain superior processes and accountability to ensure that we optimize our resource allocation, make good investment decisions, rigorously monitor our investments and maximize returns for our stockholders. We leverage KKR's institutional investment management practices to govern how we operate our business. These cover firm-wide communication, investment methodologies from deal sourcing to investment realization, comprehensive deal tracking and accounting procedures and expanding and leveraging our internal and external resources. We believe that our success requires sophisticated internal processes that continuously test our performance and leverage the collective skills, experience and resources of our Manager's personnel and KKR's broader professional network.

Step 1: Deal Sourcing

        Our Manager leverages the extensive networks of direct borrower, broker and banking relationships of its investment professionals to source attractive lending opportunities that are consistent with our investment strategy. Our Manager's senior leadership team is supported by four senior origination professionals and six investment and underwriting professionals with significant expertise in executing our strategy. Additionally, our Manager leverages the broader relationships of KKR Real Estate to gain access to public and private real estate owners, investors, developers and operators across all real estate asset classes, as well as key intermediaries such as leading investment banks, broker dealers, mortgage brokerage firms, commercial banks and servicers. Lastly, these relationships are supplemented by the sourcing channels available through KKR's broad global network of professional relationships, which include global financial institutions, public and private real estate owners, high-net worth families, chief executives of large companies, co-investors, advisory institutions and other intermediaries, as well as KKR's investment professionals who interact with companies and intermediaries throughout the world on a daily basis and serve as complementary sourcing engines for us to procure financing opportunities.

Step 2: Screening and Risk Management

        When a potential investment opportunity is identified, our Manager performs an initial credit review to determine whether it is beneficial to pursue the potential investment. The review is a collaborative effort between the deal team, the senior management team and other investment professionals. Our Manager has a strict investment philosophy regarding the type of opportunities it will pursue on our behalf, with a primary focus on capital preservation and downside protection. Key investment considerations include, but are not limited to, loan basis, the location, submarket and liquidity profile of the property, ability to underwrite the sponsor's business plan, the competency, experience and reputation of the sponsor, and borrower cash equity invested, among other considerations. All investment opportunities are reviewed as a team in formal working sessions that typically occur multiple times each week. Our Manager engages in thoughtful and informed discussion around credit, structure and risk factors in an effort to maintain compliance with our investment philosophy and strategy, and evaluates each opportunity based on its expected risk adjusted return relative to other comparable investment opportunities available to us. We believe that our Manager's consistent approach to evaluating investment opportunities streamlines commercial efforts and helps ensure that rigorous credit standards are applied to each investment opportunity. The below graphic highlights key decision making factors in our Manager's evaluation of investment opportunities, although not every investment will satisfy all of these criteria.

        Each investment is screened by our Manager to determine its impact on maintaining our REIT qualification and exclusion from registration under the Investment Company Act. Prior to making an investment decision, our Manager determines whether an investment will cause the portfolio to be too heavily weighted to any specific borrower, asset class, sector or geographic location. As part of the risk management process our Manager employs portfolio monitoring services, loan servicing operations and finance and accounting policies. If our Manager determines that the proposed investment meets the appropriate risk and return criteria as well as complements our existing investment portfolio, the investment will undergo a more thorough due diligence analysis and underwriting. On at least a weekly basis, the members of our Manager's investment committee are notified or updated about proposed investment opportunities.

Step 3: Initial Due Diligence and Underwriting

        Our Manager employs a value-driven approach to underwriting and due diligence, consistent with KKR's historical investment strategy, including a rigorous evaluation of the risk/return profile of the opportunity and the appropriate pricing and structure for the prospective investment.

        Detailed financial modeling and analysis is used to assess the cash flow and debt service coverage characteristics of the properties as well as interest rate and prepayment analysis. For leased assets, our Manager focuses on current cash flow and potential risks to cash flow such as those associated with tenant credit quality, lease maturities, reversion to market level rental rates, vacancies and expenses. For assets with a lease-up component to the business plan, our Manager focuses on market rental rates, vacancy and absorption trends and leasing costs. For all assets, we leverage the experience of our Manager and our Manager's investment professionals as well as the broader capabilities of KKR Real Estate to underwrite the feasibility of a sponsor's business plan and ensure that our borrowers possess the experience and resources that our Manager deems necessary to successfully execute their business plans.

        Our Manager completes a thorough, independent value assessment for each opportunity that we pursue to ensure that our loans provide the borrower with the appropriate level of leverage relative to what we deem to be a supportable determination of value. Our Manager seeks financing opportunities where it believes that we are lending at a substantial discount to its view of intrinsic real estate value, which our Manager substantiates through a multi-pronged quantitative approach. Specifically, our Manager reconciles value based on our estimation of replacement cost, through cash flow analysis (whereby our Manager estimates a property's annual cash flow potential and reversion value over an analysis period and apply a discount rate to those cash flow streams to determine a present value), as well as through assessment of sales comparables both in the current market as well as over longer-term periods. Additionally, our Manager validates its internal determination of value with an independent, third-party appraisal to ensure that its assessment is balanced and comprehensive. Our Manager focuses on investments where the sponsor has meaningful cash or imputed equity subordinated to our position to ensure that there is a buffer between our basis and our Manager's determination of value to provide downside protection. Our Manager also assesses the capacity of our borrowers to repay or refinance upon maturity, and understand sensitivities to potential changes in asset performance, market fundamentals and real estate capital markets.

        Our Manager performs extensive property- and market-level due diligence, including tenant profile and credit reviews and market research. The market research incorporates analysis of demographics, key fundamentals such as employment growth and population growth, comparable transactions and the competitive landscape. Our Manager's underwriting focus is also on understanding the broader capital structure and ensuring that we have the appropriate controls and rights within our prospective investment.

        Our Manager enhances its due diligence and underwriting efforts by accessing KKR's extensive knowledge base and industry contacts. KKR has a long history of investing across a number of industries that support and connect with the real estate sector, such as retail, healthcare, energy and telecom. We believe that our Manager's access to KKR's 119 portfolio companies and deep industry knowledge and relationships provide our Manager with an informed perspective when evaluating the fundamental drivers underlying the real estate. Additionally, our Manager benefits from KKR's insights into the broader capital markets through its captive capital markets business, proprietary views of the real estate and macro markets as well as general investment themes through its global macroeconomic team, and differentiated visibility into existing and prospective tenants through KKR's corporate credit business.

Step 4: Investment Committee

        Upon completion of initial due diligence and a decision by our Manager's investment professionals to proceed with an investment, our Manager formally presents the investment opportunity to our Manager's investment committee. All of our investments require approval by our Manager's investment committee, and the members of our Manager's investment committee are expected to be available on an ad-hoc basis to discuss prospective investments. Our Manager's investment committee is comprised of a multi-disciplinary team of KKR senior personnel, including both real estate and non-real estate personnel, to leverage diverse experiences and perspectives in our credit evaluation process. Our Manager's investment committee meets regularly to evaluate potential investments and review our investment portfolio. Additionally, the members of our Manager's investment committee are anticipated to be available to guide our Manager's investment professionals throughout their evaluation, underwriting and structuring of prospective investments. Generally, our Manager's investment professionals, with oversight from our Manager's senior management team, are responsible for presenting to our Manager's investment committee a credit memorandum on the investment opportunity that provides an in-depth overview of the collateral, borrower, due diligence conducted, key financial metrics and analyses, as well as investment considerations and risk mitigants. See "Management" and "Our Manager and the Management Agreement" for biographical information regarding these individuals.

Step 5: Final Due Diligence and Closing

        As part of the closing process, our Manager works with outside legal counsel to complete legal due diligence (including title and insurance review) and document each investment. Our Manager engages industry-recognized third-party vendors to conduct valuation, engineering, environmental and insurance review and documentation, among other areas of engagement. Our Manager or its consultants, as appropriate, visit the property and the market where the property is located. Our Manager promotes a strict compliance environment whereby it performs comprehensive background verification for each prospective borrower to ensure, among other things, compliance with anti-money laundering and know-your-customer requirements, as well as a detailed review of the borrower's experience and capabilities in managing the collateral and executing the specific business plan. If deemed necessary and prudent to reach a final investment conclusion, our Manager will engage third-party consultants, advisers or specialists, or leverage KKR's network of senior advisors, to assist in deal-, market- or industry-specific final due diligence, as appropriate.

Step 6: Asset Financing

        Either concurrently with or shortly after loan closing, we will seek to finance our originated mortgage positions with either direct leverage, by utilizing our repurchase facilities, or structural leverage, by syndicating a senior interest to an unaffiliated purchaser and retaining a subordinated loan for our portfolio, typically a mezzanine loan. As early as the screening and risk management stage of our investment process, our Manager will determine the optimal means of financing a particular asset to best diversify our risk exposure and financing concentration and generate the most attractive risk-adjusted returns for our stockholders. If we choose to utilize one of our repurchase facilities, we will work closely with our lenders during final due diligence and closing to ensure that all required due diligence and documentation is completed and delivered in a timely manner. If we choose to syndicate a senior interest, our Manager will seek to commence dialogue with potential A-Note purchasers as early in the investment process as practical, leveraging our Manager's extensive relationships with banks and other financial institutions as well our Manager's broader institutional connectivity through KKR's global platform to ensure maximum liquidity for a potential syndicated effort. In certain instances, we may initially finance an originated mortgage by using a repurchase facility with the intent of syndicating an interest in the future if such an approach provides us with a competitive advantage in securing an assignment or is strategic in managing risk or generating favorable returns.

Step 7: Portfolio Management

        Our Manager partners with a select group of qualified third-party loan servicers, which provide us with servicing and expertise. While these third-party consultants assist our Manager with certain administrative responsibilities, investment professionals are responsible for the ongoing asset management and monitoring of all of our investments through loan repayment. Our asset management approach is primarily focused on tracking the financial performance of the collateral, monitoring cash management and reserve accounts and ensuring borrower compliance with the loan terms. Our Manager's Chief Operating Officer manages the relationship with our loan servicer and is the primary point of contact for asset management reporting. Our Manager holds formal quarterly asset management meetings at which its personnel review our portfolio and assess our holdings with a comprehensive risk-rating system. Any material loan modification or amendment to a security requires the approval of our Manager's investment committee.

        We have no formal turnover policy. We generally intend to hold our senior loans and other debt investments to maturity. However, in order to maximize returns and manage portfolio risk, we may dispose of an asset earlier than anticipated or hold an asset longer than anticipated if our Manager determines it to be appropriate depending upon prevailing market conditions or factors regarding a particular asset, including when an asset goes into default or when our Manager anticipates a default may occur. In the event that an investment underperforms the borrower's business plan, our Manager may access the loan servicer's asset management capabilities as well as leverage KKR Real Estate's experience in owning and operating real estate. However, we can provide no assurances that our Manager will be successful in identifying or managing all of the risks associated with acquiring, holding or disposing of a particular asset or that we will not realize losses on certain assets.

Operating and Regulatory Structure

REIT Qualification

        We elected to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2014 and expect to continue to operate so as to qualify as a REIT. So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on net taxable income that we distribute annually to our stockholders. In order to qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the real estate qualification of sources of our income, the composition and values of our assets, the amounts we distribute to our stockholders and the diversity of ownership of our stock. In order to comply with REIT requirements, we may need to forego otherwise attractive opportunities and limit our expansion opportunities and limit the manner in which we conduct our operations.

        See "Risk Factors—Risks Related to our REIT Status and Certain Other Tax Items."

Investment Company Act Exclusion

        We currently conduct, and intend to continue to conduct, our operations so that we are not required to register as an investment company under the Investment Company Act.

        We believe we are not an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. In addition, we intend to conduct our operations so that we do not come within the definition of an investment company under Section 3(a)(1)(C) of the Investment Company Act because less than 40% of our total assets on an unconsolidated basis will consist of "investment securities." Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and that owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. government securities and cash items). Excluded from the term "investment securities" (as that term is defined in the Investment Company Act) are securities issued by majority-owned subsidiaries that are themselves not investment companies and are not relying on the exclusion from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Under the Investment Company Act, a subsidiary is majority-owned if we own 50% or more of its outstanding voting securities. To maintain our status as a non-investment company, the securities issued to us by any wholly owned or majority-owned subsidiaries that we may form in the future that are excluded from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure ongoing compliance with this test.

        We hold our assets primarily through direct or indirect wholly owned or majority-owned subsidiaries, certain of which are excluded from the definition of investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act. To qualify for the exclusion pursuant to 3(c)(5)(C), each such subsidiary generally is required to hold at least (i) 55% of its assets in "qualifying" real estate assets and (ii) at least 80% of its assets in "qualifying" real estate assets and real estate-related assets. "Qualifying" real estate assets for this purpose include senior loans, certain B-Notes and certain mezzanine loans that satisfy various conditions as set forth in SEC staff no-action letters and other guidance, and other assets that the SEC staff in various no-action letters and other guidance has determined are the functional equivalent of senior loans for the purposes of the Investment Company Act. We treat as real estate-related assets B-Notes and mezzanine loans that do not satisfy the conditions set forth in the relevant SEC staff no-action letters and other guidance, and debt and equity securities of companies primarily engaged in real estate businesses. Unless a relevant SEC no-action letter or other guidance applies, we expect to treat preferred equity interests as real estate-related assets. The SEC has not published guidance with respect to the treatment of CMBS for purposes of the Section 3(c)(5)(C) exclusion. Unless the SEC or its staff issues guidance with respect to CMBS, we intend to treat CMBS as a real estate-related asset. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. For our subsidiaries that maintain this exclusion or another exclusion or exception under the Investment Company Act (other than Section 3(c)(1) or Section 3(c)(7) thereof), our interests in these subsidiaries do not and will not constitute "investment securities."

        If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters. See "Risk Factors—Risks Related to Our Company—Maintenance of our exclusion from registration under the Investment Company Act imposes significant limits on our operations. Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act."

Competition

        We are engaged in a competitive business. In our lending and investing activities, we compete for opportunities with a variety of institutional lenders and investors, including other REITs, specialty finance companies, public and private funds (including funds that KKR or its affiliates may in the future sponsor, advise and/or manage), commercial and investment banks, commercial finance and insurance companies and other financial institutions. Several other REITs have raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create additional competition for lending and investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us, such as the U.S. Government. Many of our competitors are not subject to the operating constraints associated with REIT rule compliance or maintenance of an exclusion from registration under the Investment Company Act. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us. Furthermore, competition for originations of and investments in our target assets may lead to the yields of such assets decreasing, which may further limit our ability to generate satisfactory returns.

        In addition, changes in the financial regulatory regime following the 2016 U.S. Presidential election could decrease the current restrictions on banks and other financial institutions and allow them to compete with us for investment opportunities that were previously not available to them. See "Risk Factors—Risks Related to Our Company—Financial deregulation measures proposed by the Trump administration and members of the U.S. Congress may create regulatory uncertainty for the financial sector, increase competition among alternative lenders and adversely affect our business, financial condition and results of operations."

        We believe access to our Manager's and KKR's professionals and their industry expertise and relationships provide us with competitive advantages in assessing risks and determining appropriate pricing for potential investments. We believe these relationships will enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see "Risk Factors—Risks Related to Our Lending and Investment Activities—We operate in a competitive market for lending and investment opportunities, and competition may limit our ability to originate or acquire desirable loans and investments in or dispose of assets we target and could also affect the yields of these assets and have a material adverse effect on our business, financial condition and results of operations."

Employees

        We do not have any employees. We are externally managed by our Manager pursuant to the management agreement between our Manager and us. Our executive officers are employees of our Manager or one or more of its affiliates. See "Our Manager and the Management Agreement—Management Agreement."

Legal Proceedings

        Neither we nor our Manager is currently subject to any material legal proceedings.

MANAGEMENT

Our Directors and Executive Officers

        The following sets forth certain information with respect to the individuals who currently serve as our directors and executive officers. We expect to add additional directors prior to the completion of this offering.

Name	Age	Position Held with Our Company
Ralph F. Rosenberg	52	Chairman of the Board of Directors
Todd A. Fisher	51	Director
Terrance R. Ahern	61	Director Nominee
R. Craig Blanchard	43	Director Nominee
Deborah H. McAneny	58	Director Nominee
Christen E.J. Lee	38	Co-Chief Executive Officer and Co-President
Matthew A. Salem	43	Co-Chief Executive Officer and Co-President
W. Patrick Mattson	43	Chief Operating Officer and Secretary
William B. Miller	36	Chief Financial Officer and Treasurer

        Set forth below is biographical information for our directors and executive officers.

        Ralph F. Rosenberg has served as a director since October 2014 and is the Chairman of our board of directors. Mr. Rosenberg is also a member of our Manager's investment committee. Mr. Rosenberg joined KKR in 2011 and is a Member and Global Head of KKR Real Estate. Before joining KKR, Mr. Rosenberg was a partner at Eton Park Capital Management through the end of 2010, holding a seat on the firm's operating, risk and valuation committees. He was responsible for the firm's CRE-related investing in securities, whole loans and real property and historically was also involved in the firm's private lending efforts, performing and distressed credit investments, and asset-backed financings. Prior to joining Eton Park in 2008, Mr. Rosenberg was the founder and Managing Partner of R6 Capital Management, an investment business focused on CRE, asset-based and corporate credit situations. Prior to founding R6 Capital, Mr. Rosenberg spent seventeen years at Goldman Sachs. He was the Co-Founder and Co-Head of the Goldman Sachs Global Special Situations Group from 2004 to 2006. In this capacity, he had joint responsibility for the investment, risk management and asset management of Goldman Sachs' multi-billion dollar fixed income proprietary investment business. A core component of this platform was investing in CRE securities and whole loans. Prior to 2004, Mr. Rosenberg was the Co-Chief Operating Officer of the Goldman Sachs Real Estate Principal Investment Area, which invests the Whitehall Street Real Estate Limited Partnerships. Mr. Rosenberg co-founded both the Archon Group, which provided Whitehall with property and loan level diligence, asset management and servicing expertise worldwide, and Archon Capital, one of the leading providers of mezzanine financing to the real estate community. Mr. Rosenberg joined Goldman Sachs in 1986 and then returned to Goldman Sachs in 1990 after attending business school. He became a Partner and Managing Director in 1998. Mr. Rosenberg is a member of the Brown University Corporation and serves in several leadership positions on behalf of the University. He is also a former Trustee of The Masters School in Dobbs Ferry, New York, an Honorary Trustee of the Francis W. Parker School in Chicago and a former member of the Stanford Graduate School of Business Trust. He graduated from Brown University, magna cum laude, with a B.A. in American History. He received an M.B.A. from the Stanford Graduate School of Business.

        Todd A. Fisher has served as a director since October 2014 and is also a member of our Manager's investment committee. Mr. Fisher joined KKR in 1993 and is a Member and Global Chief Administrative Officer. Mr. Fisher is responsible for all business operations functions (finance, legal, IT, HR, risk, office operations, public affairs), as well as coordinating across KKR on strategy, risk management and control infrastructure. He also oversees KKR's Real Estate investment business. He chairs KKR's Management Committee and Risk Committee and sits on KKR's Real Estate Investment and Portfolio Committees as well as the Global Conflict Committee. Prior to assuming his current position in 2008, Mr. Fisher was a member of KKR's private equity business and was responsible for multiple investments across the retail, chemical, financial and business services industries. He was a founding member of KKR's European private equity business and lived in London from 1999 to 2010. Prior to joining KKR in 1993, Mr. Fisher worked for Goldman Sachs in New York and for Drexel Burnham Lambert in Los Angeles. Mr. Fisher graduated from Brown University with a B.A. in Biology and received an M.A. in International Affairs and Latin American studies from Johns Hopkins University School of Advanced International Studies ("SAIS") and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania. He is currently a Trustee of Brown University, Vice-Chairman of the Board of Advisors for SAIS, director of the Overseas Private Investment Corporation and a member of various committees of the United States Holocaust Museum and a member of the Council on Foreign Relations.

        Terrance R. Ahern is a nominee to our board of directors. Mr. Ahern co-founded The Townsend Group in 1983 and is the Chief Executive Officer and a member of the firm's management and investment committees. The Townsend Group is a provider of global investment management solutions focused on real estate, infrastructure, timber and agriculture. Prior to founding Townsend, Mr. Ahern was the Vice President of a real estate investment bank after beginning his career in the private practice of law. Mr. Ahern was a member of the National Council of Real Estate Investment Fiduciaries and is a former member of the board of directors of the Pension Real Estate Association. He is currently chairman of the board of directors of DDR Corp. (NYSE: DDR), a self-administered and self-managed real estate investment trust, where he also serves as chair of the compensation committee and member of the audit committee, dividend declaration committee and pricing committee. He previously served as an independent director on the board of directors of Berkshire Realty Company, Inc. (NYSE: formerly BRI) from 1997 until the company was taken private in 1999. Mr. Ahern received a B.A., magna cum laude, and J.D. cum laude, from Cleveland State University.

        R. Craig Blanchard is a nominee to our board of directors. Mr. Blanchard joined Makena Capital Management in 2015, where he runs the real estate practice as a Managing Director and serves as a member of the investment committee and business development committee and as an advisory board member of multiple real estate private equity funds. Prior to joining Makena, he was a Managing Director at the Stanford Management Company from 2013 to 2014, where he oversaw the real estate portfolio and served on the investment committee. From 2010 to 2013, Mr. Blanchard was a Principal and Head of Special Situations Investing at The Townsend Group, where he focused on the firm's global activities in recapitalizations, co-investments, joint ventures and secondaries. Mr. Blanchard began his career with capital deployment and asset management roles at Broadreach Capital Partners, a Palo Alto-based real estate private equity firm, and AMB Property Corporation, a global logistics REIT. Mr. Blanchard is a member of the Stanford Real Estate Council, the Urban Land Institute and the Pension Real Estate Association. He received a B.A. with highest honors from the University of California, Santa Barbara and an M.B.A. from the Stanford Graduate School of Business.

        Deborah H. McAneny is a nominee to our board of directors. Ms. McAneny served as the Chief Operating Officer of Benchmark Senior Living, LLC, an owner and operator of senior living facilities in New England from 2007 to 2009. She served as a director of Benchmark and has been a member of its board of advisors and audit committee since 2013. Prior to joining Benchmark, Ms. McAneny was employed by John Hancock Financial Services, where she advanced to Executive Vice President and was responsible for a portfolio of structured and alternative investment businesses including John Hancock's real estate, structured fixed income, timber and agricultural investment business units. Prior to joining John Hancock in 1985, she was a senior auditor for Arthur Anderson & Co. Ms. McAneny is currently the lead independent director on the board of HFF, Inc. (NYSE: HF), a publicly traded provider of commercial real estate capital market services, where she serves as the chairperson of the nominating and corporate governance committee and as a member of the audit committee, and is also a director of RREEF Property Trust, Inc., a public non-traded REIT, where she serves on the audit committee, THL Credit, Inc. (NASDAQ: TCRD), a publicly traded business development company, where she serves on the governance and compensation committee, and RREEF America REIT II, Inc., a private REIT. From 2005 to 2014, she also served as a director of KKR Financial Holdings LLC (NYSE: formerly KFN), a publicly traded specialty finance company, where she was chairperson of the compensation committee and a member of the affiliated transaction committee and nominating and corporate governance committee. She is currently a trustee of the Rivers School and formerly served as trustee and chair of the board of the University of Vermont. Ms. McAneny has also served as President of the CRE Finance Council, formerly known as the Commercial Mortgage Securities Association. Ms. McAneny received a B.S. in Business Management from the University of Vermont and holds a Masters Professional Director Certification from the American College of Corporate Directors.

        Christen E.J. Lee has served as Co-Chief Executive Officer and Co-President of our company and of our Manager since October 2015 and March 2016, respectively, and is also a member of our Manager's investment committee. Mr. Lee joined KKR in 2012 and is a Member of KKR, serves as Co-Head of KKR's Real Estate Credit business and is also responsible for KKR's real estate capital markets activities. Mr. Lee is a member of KKR's Real Estate Credit Investment Committee and KKR's Global Conflicts Committee and chairs KKR's Real Estate Valuation Committee. Prior to joining KKR, he was a Principal at Apollo Global Management, where he spent three years on its Global Real Estate team where he focused on sourcing and executing real estate private equity and credit investments in North America. Before joining Apollo in 2009, Mr. Lee was a Vice President at Goldman Sachs in the Real Estate Principal Investment Area ("REPIA") where he was responsible for the sourcing, evaluation and execution of real estate private equity investments in North America. Prior to working in REPIA, Mr. Lee spent two years as an analyst in Goldman Sachs' Real Estate Investment Banking group. He is a former trustee of St. Mark's School of Texas in Dallas and currently serves as a member of the Board of Directors of Sponsors for Educational Opportunity in New York. Mr. Lee is a member of the Urban Land Institute, CRE Finance Council and the Real Estate Capital Policy Advisory Committee for the Real Estate Roundtable. He received a B.A. in Economics from Emory University and an M.B.A. from Harvard Business School.

        Matthew A. Salem has served as Co-Chief Executive Officer and Co-President of our company and of our Manager since October 2015 and March 2016, respectively, and is also a member of our Manager's investment committee. Mr. Salem joined KKR in 2015 and is a Director of KKR, serves as Co-Head of KKR's Real Estate Credit business and is a member of KKR's Real Estate and Real Estate Credit Investment Committees. Prior to joining KKR, Mr. Salem was a Managing Director and member of the investment committee at Rialto Capital Management where he was responsible for credit investing including mezzanine loans, preferred equity and B-Piece securities. Prior to joining Rialto in 2012, Mr. Salem was a Managing Director and Head of CMBS trading at Goldman Sachs. In his five years in the Mortgage Department at Goldman Sachs, he had various responsibilities including management of the CMBS desk, trading credit CMBS and secondary market trading of performing and sub-performing CRE whole loans. Before joining Goldman Sachs in 2006, Mr. Salem was a Vice President at Morgan Stanley where he worked on the issuance and distribution of CMBS. Prior to joining Morgan Stanley, Mr. Salem worked for Citigroup Alternative Investments where he invested in mezzanine loans, B-Piece securities and other high yield CRE debt instruments on behalf of the Travelers Insurance Companies. He began his career in 1996 at Midland Loan Services in Kansas City. Mr. Salem received a B.A. in Economics from Bates College. He is on the Board of Governors of the CRE Finance Council and recently served as chair of the B-Piece Buyer Forum.

        W. Patrick Mattson has served as Chief Operating Officer and Secretary of our company and of our Manager since October 2015 and March 2016, respectively, and is also a member of our Manager's investment committee. Mr. Mattson joined KKR in 2015 and is a Director in the Real Estate group and is a member of the Real Estate Credit Investment Committee. Prior to joining KKR, Mr. Mattson was a Managing Director at Rialto Capital Management responsible for building and managing the firm's mezzanine lending platform. Mr. Mattson was a member of the firm's investment committee and involved in the acquisition and structuring of over 20 CMBS B-piece transactions. Preceding Rialto, Mr. Mattson was an Executive Director at Morgan Stanley. During his nine years at Morgan Stanley he held various positions within the CRE groups, most recently on the Securitized Products Group trading desk. In that role, Mr. Mattson was responsible for the distribution of B-Piece securities as well as the pricing and syndication of large loans and new issue CMBS conduit transactions. Prior to Morgan Stanley, Mr. Mattson was a Senior Manager at Deloitte & Touche LLP and managed the firm's domestic and international CMBS cash flow modelling practice. Mr. Mattson received a B.A. from the University of Virginia and is a CFA charterholder.

        William B. Miller has served as Chief Financial Officer and Treasurer of our company and of our Manager since October 2015 and March 2016, respectively. Mr. Miller joined KKR in 2015 as a Principal on the Real Estate team and is a member of KKR's Real Estate Valuation Committee. Prior to joining KKR, he was a Senior Vice President of Fortress Investment Group LLC and controller of New Residential Investment Corp. from September 2013 to August 2015, where he was primarily responsible for implementing the financial and operational strategies of New Residential. Mr. Miller also held various other positions with Fortress from January 2009 to September 2013, primarily focused on accounting and reporting. Prior to joining Fortress, Mr. Miller worked in the transaction services group at PricewaterhouseCoopers LLP from August 2005 to January 2009, focused on domestic and international equity and debt offerings. Mr. Miller received two undergraduate degrees from The Ohio State University and is a certified public accountant.

Background and Experience of Directors

        When considering whether our directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our board or directors to satisfy its oversight responsibilities effectively in light of our business and structure, our board of directors focused primarily on each person's background and experience as reflected in the information discussed in each of the directors' and nominees' individual biographies set forth above. In particular, our board of directors considered the following important characteristics, among others:

  •
  Mr. Rosenberg—our board of directors considered his significant experience and expertise in real estate equity and debt investment. Our board of directors also considered Mr. Rosenberg's prior board experience.

  •
  Mr. Fisher—our board of directors considered his experience as a private equity professional, extensive knowledge of KKR's global platform through his current role as KKR's Chief Administrative Officer and his committee service, as well as his involvement with KKR since 1993. Our board of directors also considered Mr. Fisher's prior board experience.

  •
  Mr. Ahern—our board of directors considered his significant experience and expertise in real estate investments and his involvement in the real estate industry. Our board of directors also considered Mr. Ahern's public company board experience.

  •
  Mr. Blanchard—our board of directors considered his substantial experience with real estate investing and extensive knowledge of the real estate industry.

  •
  Ms. McAneny—our board of directors considered her many years of real estate and finance experience, as well as her involvement in the real estate industry. Our board of directors also considered Ms. McAneny's extensive private and public company board and committee experience.

Composition of the Board of Directors Upon Completion of this Offering

        Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors, provided the number of directors will never be less than the minimum number required by the Maryland General Corporation Law, which is one, nor, unless our bylaws are amended, more than 15. Directors are elected at our annual meeting of stockholders, and each director is elected to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until the director's earlier death, resignation or removal.

        Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the share of our special voting preferred stock gives KKR REFT Asset Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors. In addition, pursuant to our stockholders agreement, so long as KKR REFT Asset Holdings and its affiliates own at least 25% of our outstanding common stock, KKR REFT Asset Holdings will have the right to nominate at least half of the directors to our board of directors. After the stockholders' agreement is no longer in effect, our bylaws provide that so long as our Manager or any of its affiliates serve as our manager, in order for an individual to be qualified to be nominated for election as a director, or to serve as a director, the nominee together with all other individuals nominated for election and any individuals who will continue to serve as a director after such election must include at least one individual that is or was designated by KKR REFT Asset Holdings.

        Upon completion of this offering, two of our existing, unaffiliated investors, Makena Capital Holdings B, L.P. ("Makena") and Townsend Holdings, LLC ("Townsend"), will each have the right to nominate one director to our board of directors subject to the investors each maintaining a certain investment in our company. With respect to each investor, until such time as the investor no longer has the right to nominate a director, we have agreed to include such investor's nominee in the slate of director nominees, subject to certain exceptions. In the event that the investor's nominee is not elected to our board of directors by our stockholders, the number of directors will be increased to add one additional director, and we will take all action reasonably necessary to cause the investor's nominee to be appointed by the board to fill the vacancy created by the increase in the number of directors. Prior to or concurrently with the election of the investor's nominee, our board of directors will also adopt a resolution providing the investor and its nominee the same rights and benefits as our Manager and its affiliates under our charter relating to corporate opportunities, which resolution will remain in effect as long as the investor's nominee is one of our directors. Mr. Blanchard is the current director nominee of Makena, whose nomination right is subject to Makena maintaining an investment of at least $150.0 million in our company. Mr. Ahern is the current director nominee of Townsend, whose nomination right is subject to Townsend maintaining an investment of at least $75.0 million in our company.

Controlled Company Exception

        Upon completion of this offering, KKR will continue to beneficially own shares representing more than 50% of the voting power of our shares eligible to vote in the election of directors. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee's purpose and responsibilities. For at least some period following this offering, we intend to utilize these exemptions. Accordingly, for so long as we utilize these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a "controlled company" and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods.

Director Independence

        Under NYSE rules, a director is not independent unless the board affirmatively determines that he or she does not have a direct or indirect material relationship with our company. In addition, the director must meet the test for independence set forth by the NYSE rules. Our board of directors has determined that Ms. McAneny is independent. In reaching its determination, our board of directors considered Ms. McAneny's position as an independent member of the board of directors of HFF, Inc., which we compensated for providing debt placement services with respect to our sale of certain mezzanine loans during the year ended December 31, 2016. Such payments were less than 1% of HFF's consolidated gross revenues in such fiscal year. HFF has in the past and may in the future provide capital markets services to our affiliates and debt placement services to our borrowers.

Committees of the Board of Directors

        Prior to the completion of this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

        Upon the completion of this offering, we expect to have an audit committee, consisting of Messrs.                     ,                and                 . Messrs.                     and                     qualify as independent directors under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. The audit committee will be responsible for, among other things, assisting our board of directors in overseeing and monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the selection of our independent registered public accounting firm, the independent registered public accounting firm's qualifications and independence and the performance of the independent registered public accounting firm.

Compensation Committee

        Upon the completion of this offering, we expect to have a compensation committee, consisting of Messrs.                     ,                      and                    .                         and                        qualify as independent directors under the NYSE corporate governance standards. The purpose of the compensation committee will be, among other things, to evaluate the performance of our Manager, review the compensation and fees payable to our Manager under the management agreement, oversee equity awards made under our incentive plan and recommend compensation to be made to our non-employee directors. To the extent that we are responsible for determining or awarding compensation or other benefits to be made to our executive officers, our employees (if any) or the employees of the Manager who provide service to us, the compensation committee will oversee such compensation and benefit determinations.

Nominating and Corporate Governance Committee

        Upon the completion of this offering, we expect to have a nominating and corporate governance committee, consisting of Messrs.                 and                . The purpose of the nominating and corporate governance committee will be, among other things, to identify and evaluate individuals eligible to become members of the board of directors and committees thereof (subject to any stockholders agreement or arrangement entitling such stockholders to nominate directors to our board), review the qualifications of incumbent directors to determine whether to recommend them for reelection at our annual stockholders' meeting and develop corporate governance principles that apply to us.

Code of Business Conduct and Ethics

        We will adopt a code of business conduct and ethics that will apply to all of our directors, employees (if any) and the officers and employees of our Manager and its affiliates who provide services to us, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Our code of business conduct and ethics, as it relates to employees of KKR, will operate in conjunction with, and in addition to, any applicable policies of KKR.

Executive and Director Compensation

Director Compensation

        Prior to this offering, the members of our board received no compensation for their service as directors. Following this offering, our directors who have been determined to be independent will be entitled to receive annual compensation as follows:

  •
  a cash retainer of $50,000 paid quarterly in arrears;

  •
  an additional cash retainer of $7,500 for those serving on the audit committee ($15,000 in the case of the chairperson);

  •
  an additional cash retainer of $5,000 for those serving on the compensation committee ($10,000 in the case of the chairperson);

  •
  an additional cash retainer of $5,000 for those serving on the nominating and corporate governance committee ($10,000 in the case of the chairperson); and

  •
  an equity award of $50,000 in the form of restricted stock units, which will generally vest in full on the first anniversary of the grant date.

        All of our directors will be reimbursed for reasonable travel and related expenses associated with attendance at our board or committee meetings.

Executive Compensation

        We are externally managed by our Manager and currently have no employees. Our executive officers are employees of our Manager or one or more of its affiliates and, in such capacity, devote a portion of their time to our affairs as is required pursuant to the management agreement. We do not pay our executive officers any cash or other compensation, and we have no compensation agreements with our executive officers. Additionally, we do not determine compensation amounts payable to our executive officers. Instead, our Manager or its affiliates have discretion to determine the form and level of compensation paid to and earned by our executive officers. Our Manager or its affiliates also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs. We, in turn, pay our Manager the management fees described in "Our Manager and the Management Agreement—Management Agreement—Management Fee, Incentive Fees and Expense Reimbursements."

        Pursuant to the terms of the management agreement, we reimburse our Manager or its affiliates for our allocable share of the compensation (including annual base salary, bonus and any related withholding taxes and employee benefits) our Manager pays to its personnel serving as our Chief Financial Officer based on the percentage of his or her time spent on our affairs. Our Chief Financial Officer receives no pension or retirement benefits or nonqualified deferred compensation, and there are no arrangements to make payments to our Chief Financial Officer upon his termination or in the event of our change in control.

        Our Manager is responsible for, and we do not reimburse our Manager or its affiliates for, the salaries and benefits to be paid to personnel of our Manager and its affiliates who serve as our other named executive officers. Additionally, the management agreement does not require that our executive officers dedicate a specific amount of time to fulfilling our Manager's obligations to us under the management agreement and does not require a specified amount or percentage of the fees we pay to our Manager to be allocated to our executive officers. Instead, members of our management team are required to devote such amount of their time to our management as necessary and appropriate, commensurate with our level of activity. Furthermore, our Manager does not compensate its employees who serve as our other executive officers specifically for their services to us, because these individuals also provide investment management and other services to other investment vehicles that are sponsored, managed or advised by affiliates of our Manager. Accordingly, our Manager has informed us that it cannot identify the portion of the compensation it awards to our other executive officers that relates solely to such executives' services to us.

        For the year ended December 31, 2016, we paid our Manager an aggregate of $7.4 million pursuant to the management agreement, of which $5.1 million represented management fees, $0.5 million represented incentive compensation and $1.8 million represented reimbursement of expenses. Of the reimbursement amount, $0.3 million represented our reimbursement for the salary and benefits earned by our Chief Financial Officer in 2016.

        We have adopted an incentive plan as described below under which we may award equity-based and cash-based awards to our and our subsidiaries' directors, officers, employees, consultants and advisors and directors, officers and employees of our Manager and its affiliates that are providing services to us and our subsidiaries. As described below under "—2016 Omnibus Incentive Plan—Purpose," these awards are designed to align the interests of such individuals with those of our stockholders and enable our Manager and its affiliates that provide services to us and our subsidiaries to attract, motivate and retain talented individuals.

        The following table sets forth all compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal year presented.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William B. Miller(1)	2016	$156,555	$144,346	—	—	—	—	$41,562	$342,463
(Chief Financial Officer)

(1)
Mr. Miller is an employee of an affiliate of our Manager and is not paid compensation by us. Amounts in the columns entitled "Salary," "Bonus" and "All Other Compensation" represent the compensation expense, including annual base salary and bonus, that is allocable to us based on the percentage of time he spent managing our affairs in 2016 in his capacity as Chief Financial Officer. The amount in the column entitled "All Other Compensation" includes our allocable share of the expenses in the amount of $16,749 and $24,813 associated with taxes incurred by Mr. Miller and healthcare benefits, respectively.

2016 Omnibus Incentive Plan

        Effective Date; Term.    The KKR Real Estate Finance Trust Inc. 2016 Omnibus Incentive Plan was adopted on February 12, 2016 and amended and restated on November 17, 2016 (the "Plan"). No awards may be granted under the Plan on and after February 12, 2026. The Plan will continue to apply to awards granted prior to such date.

        Purpose.    The purpose of the Plan is to provide a means (i) through which our company and our subsidiaries may attract and retain key personnel and (ii) for such personnel, and certain other advisors, directors and service providers (as described under "—Eligibility" below), to acquire and maintain an equity interest in us, or be paid incentive compensation, thereby strengthening their commitment to the welfare of our company and of our subsidiaries and aligning their interests with those of our stockholders. These awards are designed to align the interests of such individuals with those of our stockholders by allowing such individuals to share in the creation of value for our stockholders through stock appreciation and dividends. These awards are generally subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our company. These awards provide a further benefit to us by enabling our Manager and its affiliates that provide services to us and our subsidiaries to attract, motivate and retain talented individuals.

        Awards.    The Plan provides for awards of stock options; stock appreciation rights ("SARs"), restricted stock; restricted stock units; limited partnership interests of our Operating Partnership that are directly or indirectly convertible into or exchangeable or redeemable for shares of our common stock pursuant to the limited partnership agreement of our Operating Partnership ("OP Interests"); awards payable by (i) delivery of our common stock or other equity interests, or (ii) reference to the value of our common stock or other equity interests, including OP Interests ("other equity-based awards"); cash-based awards; or performance compensation awards. All options are nonqualified stock options unless the award agreement specifies that the option is intended to be an incentive stock option under Section 422 of the Code. Any awards of OP Interests must include conditions that satisfy those set forth in the partnership agreement of our Operating Partnership. Performance compensation awards may be structured to comply with Section 162(m) of the Code and provisions governing such awards are set forth in the Plan. Awards under the Plan currently are not expected to be subject to the limitations set forth in Section 162(m) of the Code.

        Awards are reflected by award agreements that need not be the same for each participant. The date of grant of an award will be the date on which the granting is authorized or such other date specified in the authorization. The vesting date(s) or event(s) of awards will be as set by the compensation committee. Awards may be subject to clawback or recoupment as described in the Plan.

        There are no awards outstanding to date.

        Certain Terms of Options and SARs.    Except as contemplated by the Plan, the exercise price per share for each option and the strike price per share of each SAR will not be less than the fair market value of such share determined as of the date of grant of the option or SAR. Fair market value on a given date is (i) if the common stock is listed on a national securities exchange, the closing sales price reported on the primary exchange on which the common stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the common stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the common stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the compensation committee in good faith to be the fair market value of the common stock. However, as to any awards granted on the date of the pricing of this offering, "fair market value" will equal the per share price at which the common stock is offered to the public in connection with this offering. Options and SARs will generally expire ten years after grant (except if the expiration of the Option or SAR would occur at a time when trading in our common stock is prohibited, then the expiration would be extended until the 30th day following the end of the period of such prohibition).

        Eligibility.    Employees, directors, officers, consultants, advisors and service providers of our company or our subsidiaries (but, in the case of employees covered by a collective bargaining agreement, only to the extent set forth in such agreement or in an agreement or instrument relating thereto), and directors, officers and employees of our Manager and its affiliates who provide services to us or any of our subsidiaries, who are eligible to be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act are eligible to be selected to receive awards under the Plan.

        Transferability of Awards.    Each award that is exercisable is only exercisable by the participant to whom the award was granted during the participant's lifetime (or, if permissible under applicable law, by the participant's legal guardian or representative). Subject to certain exceptions set forth in the Plan, awards may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (unless specifically required pursuant to a domestic relations order or by applicable law) other than by will or the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance is void and unenforceable.

        Tax Withholding.    Participants are required to satisfy all obligations for the payment of required tax withholding or any other applicable taxes in respect of an award, and the compensation committee has the sole discretion to provide for such satisfaction through payment with shares or through net share settlement of awards.

        No Requirement for Uniformity.    There is no obligation under the Plan for uniformity of treatment of participants or holders or beneficiaries of awards. The terms and conditions of awards and the compensation committee's determinations and interpretations with respect to awards need not be the same with respect to each participant and may be made selectively among participants, whether or not such participants are similarly situated.

        Shares Subject to the Plan.    Shares of common stock issued by us in settlement of awards may be authorized and unissued shares of common stock, shares of common stock purchased on the open market or by private purchase or a combination thereof.

        Share Limitations.    Subject to Plan provisions requiring adjustments to reflect certain corporate and capitalization transactions and events (as described below):

  •
  no more than 7.5% of the issued and outstanding shares of common stock on a fully diluted basis (assuming the exercise of all outstanding stock options granted under the Plan and the conversion of all warrants and convertible securities into shares of common stock and any underwriter option to purchase additional shares) immediately following the listing of our common stock on the NYSE (the "Absolute Share Limit") will be available for awards under the Plan;

  •
  grants of stock options or SARs for no more than 30% of the Absolute Share Limit may be made to any participant during any single fiscal year;

  •
  no more than the number of shares of common stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of stock options designed to constitute incentive stock options under Section 422 of the Code; and

  •
  no more than 30% of the Absolute Share Limit may be issued in respect of share-denominated performance compensation awards to any participant for a single fiscal year during a performance period (or with respect to each single fiscal year if a performance period extends beyond a single fiscal year), or, if such share-denominated performance compensation award is paid in cash, other securities, other awards or other property, no more than the fair market value of such shares on the last day of the applicable performance period.

In addition, (i) the maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director (as defined in the Plan), taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $1,000,000 (calculating the value of awards based on the grant date fair value for financial reporting purposes) and (ii) the maximum amount that can be paid to any participant for a single fiscal year during a performance period (or with respect to each single fiscal year if a performance period extends beyond a single fiscal year) pursuant to a performance compensation award denominated in cash will be $10,000,000.

        Awards may, in the sole discretion of the compensation committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by us or into which we merge. These substitute awards are not counted against the Absolute Share Limit; however, to the extent an award is issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as incentive stock options, then they are counted against the aggregate number of shares of common stock available for awards of incentive stock options under the Plan.

        If an award is an OP Interest then it will reduce the Absolute Share Limit on a one-for-one basis. Other than with respect to substitute awards, if an award expires or is canceled, forfeited, terminated, settled in cash or otherwise settled without delivery of the full number of shares of common stock (or OP Interests, if applicable) to which the award related, the undelivered shares or OP Interests will again be available for grant. Shares withheld in payment of the exercise or strike price of a stock option or SAR, or to satisfy applicable tax withholdings relating to an award and shares equal to the number of shares surrendered in payment of any exercise or strike price or to satisfy applicable tax withholding, are deemed not issued and are again available for awards unless either (i) the applicable shares are withheld or surrendered following termination of the Plan or (ii) at the time the applicable shares are withheld or surrendered, it would constitute a material revision of the Plan subject to stockholder approval under any then-applicable rules of the national securities exchange on which the common stock is listed.

        Changes in Capital Structure and Similar Events.    In the event of (i) any dividend (other than regular cash dividends) or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of common stock or other securities of our company, issuance of warrants or other rights to acquire shares of common stock or other securities of our company, or other similar corporate transaction or event that affects the shares of common stock (including a change in control), or (ii) unusual or nonrecurring events affecting our company, including changes in applicable rules, rulings, regulations or other requirements, that the compensation committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (i) or (ii), an "adjustment event"), the compensation committee will, in respect of any such adjustment event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (A) the Absolute Share Limit, or any other limit under the Plan with respect to the number of awards which may be granted under the Plan, (B) the number of shares of common Stock or other securities of our company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under the Plan or any sub-plan (described below), and (C) the terms of any outstanding award, including (I) the number of shares or other securities (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (II) the exercise price or strike price, or (III) any applicable performance measures; but, in the case of any "equity restructuring" (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement)), the compensation committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.

        In addition, except as otherwise provided in an award agreement, in connection with any adjustment event, the compensation committee may, in its sole discretion, provide for the following:

  •
  a substitution or assumption of awards (or awards of an acquiring company), accelerating the exercisability of, lapse of restrictions on, or termination of, awards, or providing for a period of time (which will not be required to be more than 10 days) for participants to exercise outstanding awards prior to such event (and any such award not exercised will terminate upon the event); and

  •
  subject to limitations or reductions necessary to comply with certain tax rules, cancelling any outstanding awards and causing to be paid to the holders of vested awards, the value of such awards (if any) as determined by the compensation committee (which value may be based upon the price per share received or to be received by other stockholders of our company in such event), including in the case of options or SAR, a cash payment equal to the excess (if any) of the fair market value (as of a date specified by the compensation committee) of the shares of common stock subject to such option or SAR over the aggregate exercise or strike price (it being understood that, in such event, any option or SAR having a per share exercise or strike price equal to, or in excess of, the fair market value of a share subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of restricted stock, restricted stock units or other equity-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation, or the underlying shares in respect thereof.

        Administration.    The Plan may be administered by the compensation committee or by any properly delegated subcommittee of the compensation committee. If no such compensation committee or subcommittee exists, the Plan may be administered by the board. In this summary, the term "compensation committee" refers to any such body administering the Plan. Additional requirements may be imposed on compensation committee members if determined desirable to comply with Section 162(m) of the Code or Rule 16b-3 of the Exchange Act, as and to the extent applicable.

        The compensation committee has sole and plenary authority, in addition to other express powers and authorizations conferred on the compensation committee by the Plan (and subject to the Plan and applicable law), to: (i) designate persons to receive awards under the Plan from among those eligible; (ii) determine the types of awards to be granted; (iii) determine the number of shares of common stock (or other securities into which such common stock may be converted or exchanged) to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award, which may provide participants with dividends or dividend equivalent or similar payments in respect of awards, whether payable in cash, common stock, other securities, other awards or other property; (v) determine whether, to what extent, and under what circumstances awards may be settled in, or exercised for, cash, shares of common stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of a participant or of the compensation committee; (vii) accelerate the vesting of any awards at any time for any reason; (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or award granted under, the Plan; (ix) establish, amend, suspend or waive any rules and regulations and appoint such agents as the compensation committee will deem appropriate for the proper administration of the Plan; (x) adopt sub-plans to the Plan for the purpose of permitting the offering of awards (A) to employees of certain of our subsidiaries organized under the laws of any jurisdiction or country other than the United States that are designated by the board or the compensation committee or (B) otherwise outside of the United States, and in each case designed to comply with local laws applicable to offerings in such foreign jurisdictions; and (xi) make any other determination and take any other action the compensation committee deems necessary or desirable for the administration of the Plan.

        The compensation committee may allocate its responsibilities and powers to any of its members and may delegate its responsibilities and powers to any person selected by it, subject to applicable law or rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded.

        Amendment and Termination of the Plan.    The board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, but (i) not without stockholder approval if: (w) such approval is necessary to comply with any regulatory requirement or for changes in GAAP to new accounting standards, (x) it would materially increase the number of securities which may be issued under the Plan (except for increases contemplated by the Plan), (y) it would materially modify the requirements for participation in the Plan or (z) it would modify the provisions addressing repricing of awards described below; and (ii) not without consent of an affected participant if the participant's rights (or the rights of a beneficiary) would be materially and adversely affected.

        Amendment of Award Agreements.    The compensation committee may, to the extent consistent with the applicable award agreement, waive any conditions or rights under, amend or alter, suspend, discontinue, cancel or terminate, any outstanding award or the associated award agreement, prospectively or retroactively (including after a participant's termination of employment, but not without (i) consent of an affected participant if the participant's rights (or the rights of a beneficiary) would be materially and adversely affected or (ii) stockholder approval (except as permitted by Plan provisions allowing adjustments in connection with changes in capital structure or similar events (as described above)) if (x) it would reduce the exercise or strike price of any option or SAR; (y) it would cancel any outstanding option or SAR and replace it with a new option or SAR (with a lower exercise or strike price) or other award or cash payment that is greater than the intrinsic value (if any) of the cancelled option or SAR and (z) be considered a "repricing" for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

        Government and Other Regulations.    Our obligation to settle awards, grant awards and register any action in connection with awards is subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. The compensation committee may add certain terms to awards, cancel awards and take other steps under specific circumstances described in the Plan to comply with securities laws and similar legal obligations.

        No Rights as a Stockholder or for Continued Employment or Claim to Awards.    Except as provided in the Plan or any award agreement, no person is entitled to the privileges of ownership in respect of shares of common stock subject to awards until such shares have been issued or delivered to such person. The Plan does not confer any rights to continued employment or limit any of our or our subsidiaries' rights to terminate employees. No employee of ours or of our subsidiaries has any claim or right to be granted an award under the Plan or, having been selected for the grant of an award, to be selected for a grant of any other award.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

        We are externally managed and advised by KKR Real Estate Finance Manager LLC, a subsidiary of KKR. The executive offices of our Manager are located at 9 West 57th Street, Suite 4200, New York, New York 10019 and the telephone number of our Manager's executive offices is (212) 750-8300.

Officers of Our Manager

        The following sets forth certain information with respect to certain of the officers of our Manager:

Name	Age	Position Held with Our Manager
Christen E.J. Lee	38	Co-Chief Executive Officer and Co-President
Matthew A. Salem	43	Co-Chief Executive Officer and Co-President
W. Patrick Mattson	43	Chief Operating Officer and Secretary
William B. Miller	36	Chief Financial Officer and Treasurer

        For biographical information for Messrs. Lee, Salem, Mattson and Miller, see "Management—Our Directors and Executive Officers."

Investment Committee of Our Manager

        Our Manager has an investment committee that is currently comprised of Messrs. Rosenberg, Fisher, Lee, Salem and Mattson and Jamie M. Weinstein, Global Co-Head of KKR Special Situations. Our Manager's investment committee meets regularly to evaluate potential investments and review our investment portfolio. Additionally, the members of our Manager's investment committee are anticipated to be available to guide our Manager's investment professionals throughout their evaluation, underwriting and structuring of prospective investments. All of our investments require approval by our Manager's investment committee.

        The following sets forth certain information with respect to each of the members of the investment committee of our Manager:

Name	Age	Position Held with KKR
Ralph F. Rosenberg	52	Member, Global Head of KKR Real Estate
Todd A. Fisher	51	Member, Chief Administrative Officer
Jamie M. Weinstein	40	Member, Global Co-Head of KKR Special Situations
Christen E.J. Lee	38	Member, Co-Head of KKR Real Estate Credit
Matthew A. Salem	43	Director, Co-Head of KKR Real Estate Credit
W. Patrick Mattson	43	Director, KKR Real Estate

        For biographical information for Messrs. Rosenberg, Fisher, Lee, Salem and Mattson, see "Management—Our Directors and Executive Officers." Biographical information for Mr. Weinstein is set forth below.

        Jamie M. Weinstein joined KKR in 2005 and is the Global Co-Head of KKR Special Situations, which includes KKR's global activities in public and private distressed and structured principal investments. He is also a member of KKR's Credit Portfolio Management Committee and Real Estate Credit Investment Committee. Previously, he was a portfolio manager with responsibility across KKR's credit strategies. He also has extensive experience as a research analyst managing the financial services, healthcare and commercial real estate sectors. Prior to joining KKR, Mr. Weinstein was with Tishman Speyer Properties as Director of Acquisitions for Northern California and The Boston Consulting Group as a strategy consultant. He received a B.S.E. degree, cum laude, in Civil Engineering and Operations Research from Princeton University and an M.B.A. from the Stanford University Graduate

School of Business, where he was an Arjay Miller Scholar. He serves as a Trustee of the Contemporary Jewish Museum in San Francisco and is actively involved in the Jewish Community Federation of San Francisco on its Endowment Investment Committee and Capital Planning Committee.

Management Agreement

Engagement of Our Manager and Management Services

        Pursuant to the management agreement, we have engaged our Manager to serve as our investment manager and provide for the day-to-day management of our operations. The management agreement requires our Manager to manage our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager's role as investment manager is under the supervision and direction of our board of directors. Our investments are approved by our Manager's investment committee.

        Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our investments and business and affairs as may be appropriate, which may include, without limitation, the following:

  •
  serving as our advisor with respect to the establishment and periodic review of our investment guidelines for our investments, financing activities and operations, any modifications to which will be approved by a majority of our board of directors (which must include a majority of the independent directors);

  •
  identifying, investigating, analyzing, and selecting possible investment opportunities and originating, negotiating, acquiring, consummating, monitoring, financing, retaining, selling, negotiating for prepayment, restructuring, refinancing, hypothecating, pledging or otherwise disposing of investments consistent in all material respects with our investment guidelines;

  •
  with respect to prospective purchases, sales, exchanges or other dispositions of investments, conducting negotiations on our behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives;

  •
  negotiating and entering into, on our behalf, repurchase agreements, interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with our activities;

  •
  engaging and supervising, on our behalf and at our expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include affiliates of our Manager) that provide various services with respect to us, including, without limitation, investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to our activities or investments (or potential investments);

  •
  coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with the joint venture or co-investment partners;

  •
  providing executive and administrative personnel, office space and office services required in rendering services to us;

  •
  administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

  •
  communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

  •
  advising us in connection with policy decisions to be made by our board of directors;

  •
  engaging one or more sub-advisors with respect to our management, including, where appropriate, affiliates of our Manager;

  •
  evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with our qualification as a REIT and with our investment guidelines;

  •
  advising us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and U.S. Treasury regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

  •
  advising us regarding the maintenance of our exclusion from registration as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusion and using commercially reasonable efforts to cause us to maintain such exclusion from registration as an investment company under the Investment Company Act;

  •
  furnishing reports to us regarding our activities and services performed for us by our Manager and its affiliates;

  •
  monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

  •
  investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

  •
  causing us to retain a qualified independent public accounting firm and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and to conduct periodic compliance reviews with respect thereto;

  •
  assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

  •
  assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including (i) preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by any national securities exchange on which our common stock is listed, and facilitating compliance with the Sarbanes-Oxley Act of 2002, the listing rules of any national securities exchange, and the Dodd-Frank Act and (ii) in the event that we are a commodity pool under the U.S. Commodities Exchange Act, as amended, acting as our commodity pool operator for the period and on the terms and conditions set forth in the management agreement;

  •
  assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for all information required to the extent provided by the provisions of the Code and U.S. Treasury regulations applicable to REITs;

  •
  placing, or arranging for the placement of, all orders pursuant to our Manager's investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer), and selecting the markets in which such orders will be executed;

  •
  handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day activities (other than with our Manager or its affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by our board of directors;

  •
  using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

  •
  advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

  •
  serving as our advisor with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us, including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments (which, in accordance with applicable law and the terms and conditions of the management agreement and our charter and bylaws may include financing by our Manager or its affiliates);

  •
  providing us with portfolio management and other related services;

  •
  arranging marketing materials and other related documentation, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business; and

  •
  performing such other services from time to time in connection with the management of our business and affairs and our investment activities as our board of directors reasonably requests and/or our Manager deems appropriate under the particular circumstances.

        Pursuant to the terms of the management agreement, our Manager may retain, for and on our behalf, such services of persons and firms described elsewhere herein as our Manager deems necessary or advisable in connection with our management and operations, which may include affiliates of our Manager; provided, that any such services may be provided by affiliates of our Manager only to the extent (i) such services are on arm's-length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to our assets and our subsidiaries' assets, or (ii) such services are approved by a majority of the independent members of our board of directors. Pursuant to the terms of the management agreement, our Manager will keep our board of directors reasonably informed on a periodic basis as to any services provided by affiliates of our Manager not approved by a majority of the independent directors on our board of directors. Our Manager has used and expects to continue using third-party service providers for valuation, audit, legal, tax, accounting advisory and market data services. We are responsible for reimbursing our Manager for these expenses incurred by it on our behalf as described below under "—Management Fee, Incentive Fees and Expense Reimbursements—Reimbursement of Expenses." Apart from these services, the services required to be performed by our Manager under the management agreement are currently performed by the personnel of our Manager and its affiliates.

        Our Manager is required to refrain from any action that, in its sole judgment made in good faith:

  •
  is not in compliance with our investment guidelines; or

  •
  would adversely and materially affect our qualification as a REIT under the Code or our status or our subsidiaries' status as entities excluded from investment company status under the Investment Company Act; or

  •
  would materially violate our code of business conduct and ethics, corporate governance guidelines and policy on insider trading and other compliance and governance policies and procedures required under the Exchange Act, the Securities Act or the national securities exchange on which our common stock is listed or other securities exchange, any law, rule or regulation of any governmental body or agency having jurisdiction over us and our subsidiaries or of any exchange on which our securities may be listed or that would otherwise not be permitted by our charter and bylaws.

        If our Manager is ordered to take any action by our board of directors, our Manager will promptly notify our board of directors if it is our Manager's reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our charter or bylaws. Neither our Manager nor any of its affiliates will be liable to us, our board of directors or our stockholders for any act or omission by our Manager or any of its affiliates, except as provided in the management agreement.

Management Team

        Pursuant to the terms of the management agreement, our Manager is required to provide us with a management team, including a chief executive officer and president, chief financial officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. Our Manager is not obligated to dedicate any of its executives or other personnel exclusively to us. In addition, such executives and other personnel, including the management team supplied to us by our Manager, are not obligated to dedicate any specific portion of their time to our business. Instead, members of our management team are required to devote such amount of their time to our management as necessary and appropriate, commensurate with our level of activity.

Term and Termination

        The initial term of the management agreement expires on October 8, 2017 and will be automatically renewed for a one-year term each anniversary thereafter unless previously terminated as described below. Following the initial term, the management agreement may be terminated annually, without cause, upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to us and our subsidiaries taken as a whole or (2) our determination that the management fee and incentive fee payable to our Manager are not fair, subject to our Manager's right to prevent any termination due to unfair fees by accepting a reduction of management and/or incentive fees agreed to by at least two-thirds of our independent directors. We must provide our Manager 180 days' written notice of any termination. Unless terminated for cause as described below, our Manager will be paid a termination fee equal to three times the sum of (i) the average annual management fee and (ii) the average annual incentive fee, in each case earned by our Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the date of termination.

        In the event we terminate the management agreement without cause, for two years after such termination, we have agreed that we will not, without our Manager's consent, employ or otherwise retain any employee of our Manager or any of its affiliates or any person who has been employed by the Manager or any of its affiliates at any time within the two-year period immediately preceding the date on which such person commences employment with or is otherwise retained by us.

        We may also terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days' prior written notice from us upon the occurrence of a cause event, which is defined as:

  •
  a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within 30 days that our Manager, its agents or its assignees has committed a felony or a material violation of applicable securities laws that has a material adverse effect on our business or the ability of our Manager to perform its duties under the terms of the management agreement;

  •
  an order for relief in an involuntary bankruptcy case relating to our Manager or our Manager authorizing or filing a voluntary bankruptcy petition;

  •
  the dissolution of our Manager; or

  •
  a determination that our Manager has committed fraud against us, misappropriated or embezzled funds of ours, or has acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the management agreement, provided, however, that if any of these actions or omissions are caused by an employee and/or officer of our Manager or one of its affiliates and our Manager takes all necessary action against such person and cures the damage caused by such actions or omissions within 30 days of such determination, then we may not terminate the management agreement for cause.

        Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may decline to renew the management agreement by providing us with 180 days' written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance or observance of any material term, condition or covenant contained in the management agreement and the default continues for a period of 30 days after written notice to us requesting that the default be remedied within that period, our Manager may terminate the management agreement upon 60 days' written notice. If the management agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

Management Fee, Incentive Fees and Expense Reimbursements

  Management Fee

        Pursuant to the terms of the management agreement, we have agreed to pay our Manager a management fee in an amount equal to the greater of: (i) $250,000 per annum ($62,500 per quarter); and (ii) 1.50% per annum (0.375% per quarter) of our "Equity." The management fee is payable in cash, quarterly in arrears. For purposes of calculating the management fee, our "Equity" means: (a) the sum of (1) the net proceeds received by us (or, without duplication, our subsidiaries) from all issuances of our or our subsidiaries' equity securities since inception (allocated on a pro rata basis for such issuances during the calendar quarter of any such issuance), plus (2) our cumulative Core Earnings (as defined below) from and after October 8, 2014 to the end of the most recently completed calendar quarter, (b) less (1) any distributions to our stockholders (or owners of our subsidiaries (other than us or any of our subsidiaries)), (2) any amount that we or any of our subsidiaries have paid to repurchase our common stock or common equity securities of our subsidiaries since October 8, 2014 and (3) any incentive compensation (as described below) paid following October 8, 2014. All items in the foregoing sentence (other than clause (a)(2)) are calculated on a daily weighted average basis. Equity includes any restricted shares of common stock or common equity of subsidiaries and any other shares of common stock or common equity of subsidiaries underlying awards granted under one or more of our or our subsidiaries equity incentive plans. The amount of net proceeds received will be subject to the determination of our board of directors to the extent such proceeds are other than cash. Our Equity, for purposes of calculating the management fee, could be greater than or less than the amount of stockholders' equity shown on our financial statements prepared in accordance with GAAP.

        Our Manager will calculate each quarterly installment of the management fee and deliver the calculation to us within 30 days following the last day of each calendar quarter. We are obligated to pay the management fee within five business days after the date of delivery to us of such computations.

        The management fee that we have historically paid to our Manager was calculated based on the portion of equity capital commitments that had been drawn down. As a result, the management fee that we pay to our Manager will increase in connection with the drawdown of our remaining equity capital commitments and upon completion of this offering.

  Incentive Compensation

        Pursuant to the terms of the management agreement, our Manager is entitled to incentive compensation which is payable in arrears in cash, in quarterly installments. Incentive compensation means the incentive fee calculated and payable with respect to each calendar quarter following October 8, 2014 (or part thereof that the management agreement is in effect) in arrears in an amount, not less than zero, equal to the excess of (1) the product of (a) 20% and (b) the excess of (i) our Core Earnings for the previous 12-month period, over (ii) the product of (A) our Equity in the previous 12-month period, and (B) 7% per annum, over (2) the sum of any incentive compensation paid to our Manager with respect to the first three calendar quarters of such previous 12-month period; provided, however, that no incentive compensation is payable with respect to any calendar quarter unless Core Earnings for the 12 most recently completed calendar quarters in the aggregate is greater than zero.

        Our securities or those of any of our subsidiaries that are entitled to a specified periodic distribution or have other debt characteristics will not constitute equity securities and will not be included in "Equity" for the purpose of calculating incentive compensation. Instead, the aggregate distribution amount that accrues to such securities during the calendar quarter of such calculation will be subtracted from Core Earnings for purposes of calculation incentive compensation, unless such distribution is otherwise excluded from Core Earnings.

        "Core Earnings" means: the net income (loss) attributable to our stockholders or, without duplication, owners of our subsidiaries (excluding the unaffiliated third party that owns a 20% interest in our preferred equity investment), computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the incentive compensation payable to our Manager, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items after discussions between our Manager and our board of directors (and after approval by a majority of the independent directors). Pursuant to the terms of the management agreement, the exclusion of depreciation and amortization from the calculation of Core Earnings will only apply to debt investments related to real estate to the extent that we foreclose upon the property or properties underlying such debt investments.

        Our Manager will compute each quarterly installment of the incentive fee within 45 days after the end of the calendar quarter with respect to which such installment is payable and promptly deliver such calculation to our board of directors. The amount of the installment shown in the calculation will be due and payable no later than five business days after the date of delivery of such computations to our board of directors.

  Illustrative Incentive Compensation Calculation

        The table below sets forth a simplified, hypothetical example of the incentive compensation calculation pursuant to the management agreement using a hurdle rate (the rate of return on Equity above which our Manager earns incentive compensation) of 7.0% per annum and an incentive rate (the proportion of the rate of return on Equity above the hurdle rate earned by our Manager as incentive compensation) of 20.0%, based on the following assumptions:

  •
  Equity in the previous 12-month period of $1.0 billion;

  •
  Core Earnings for the previous 12-month period, representing an annual yield of 8.5% on Equity;

  •
  no prior incentive fees were earned and quarterly incentive fees earned during the hypothetical annual period are paid quarterly; and

  •
  quarterly distributions of all accumulated Core Earnings.

        This example of the incentive compensation earned by our Manager is provided for illustrative purposes only and is qualified in its entirety by the terms of the management agreement, which is filed as an exhibit to the registration statement on Form S-11 of which this prospectus forms a part.

		Illustrative Amount	Calculation
1.	What are the Core Earnings?	$85.0 million	The annual yield on Equity (8.5%) multiplied by Equity in the previous 12-month period ($1.0 billion)
2.	What is the Hurdle Amount?	$70.0 million	The hurdle rate (7.0% per annum) multiplied by Equity in the previous 12-month period ($1.0 billion)
3.	What is the Incentive Compensation?	$3.0 million	The incentive rate (20.0%) multiplied by the excess of the Core Earnings ($85.0 million) above the Hurdle Amount ($70.0 million)

  Reimbursement of Expenses

        We are required to reimburse our Manager or its affiliates for documented costs and expenses incurred by it and its affiliates on our behalf except those specifically required to be borne by our Manager under the management agreement as described below. The expenses required to be reimbursed by us include:

  •
  fees, costs and expenses in connection with the issuance and transaction costs incident to the acquisition, negotiation, structuring, trading, settling, disposition and financing of our investments and investments of our subsidiaries (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of actual or potential investments;

  •
  fees costs, and expenses of legal, tax, accounting, custodial, consulting, auditing (including internal audits), finance, administrative, investment banking, capital market and other similar services rendered to us (including, where the context requires, through one or more third parties and/or affiliates of our Manager);

  •
  reimbursements of costs and expenses (to the extent such costs and expenses would otherwise be reimbursable if incurred by our Manager or its affiliates) of a sub-advisor engaged in accordance with the management agreement;

  •
  the compensation and expenses of our directors (excluding those directors who are officers of our Manager) and the cost of "errors and omissions" and liability insurance to indemnify our directors and officers;

  •
  interest and fees and expenses arising out of borrowings made by us, including, but not limited to, costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

  •
  expenses connected with communications to holders of our securities or securities of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our securities on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders and any other reports or related statements;

  •
  our allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or affiliates of our Manager that is used for us, technology service providers and related software/hardware utilized in connection with our investment and operational activities;

  •
  our allocable share of expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of an investment or the establishment and maintenance of any of our securitizations or any of our securities offerings;

  •
  our allocable share of costs and expenses incurred with respect to market information systems and publications, research publications and materials, including, without limitation, news research and quotation equipment and services;

  •
  our allocable share of the compensation including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) our Manager's personnel serving as our chief financial officer based on the percentage of his or her time spent managing our affairs and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our Manager or its affiliates who spend all or a portion of their time managing our affairs (our share of such costs will be based on the percentage of time devoted by such personnel to our and our subsidiaries' affairs), provided that, prior to the completion of this offering, we are not required to reimburse our Manager for any amounts contemplated by (2) above in excess of $1.5 million per year;

  •
  the costs and expenses relating to ongoing regulatory compliance matters and regulatory reporting obligations relating to our activities;

  •
  the costs of any litigation involving us or our assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to our affairs;

  •
  all taxes and license fees;

  •
  all insurance costs incurred in connection with the operation of our business including those insurance coverages required by the management agreement and insurance reimbursements paid to sub-advisors;

  •
  compensation and expenses of our custodian, transfer agent or trustee, if any;

  •
  our allocable share of costs and expenses incurred in contracting with third parties, in whole or in part, on our behalf;

  •
  all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

  •
  expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our or our subsidiaries' investments separate from the office or offices of our Manager;

  •
  expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by our board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

  •
  any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

  •
  all other expenses actually incurred by our Manager (except as otherwise described above) that are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement.

        Except as specifically described above, our Manager is responsible for, and we do not reimburse our Manager or its affiliates for, the expenses related to any and all personnel of our Manager and its affiliates who provide services to us pursuant to the management agreement or otherwise (including, without limitation, each of our officers and any of our directors who are also directors, officers or employees of our Manager or any of its affiliates), including, without limitation, normal overhead expenses relating the business or operation of our Manager (including rent, office furniture, fixtures and computer equipment), salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.

        Our Manager will prepare a written expense statement documenting the costs and expenses we incurred during each calendar quarter to be reimbursed by us, and will use commercially reasonable efforts to deliver the statement to us within 45 days following the end of the applicable calendar quarter. We are obligated to pay the reimbursement amount within 10 days following delivery of the expense statement to us; provided, that such payments may be offset by the Manager against amounts due to us from the Manager.

        We reimbursed our Manager and its affiliates for expenses of $5.3 million from October 2, 2014 (commencement of operations) through December 31, 2016. We expect to reimburse our Manager and its affiliates for expenses of $1.8 million (excluding deal-related costs) for the year ended December 31, 2017.

Liability and Indemnification

        Pursuant to the management agreement, our Manager assumes no responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations, including as set forth in our investment guidelines. Under the terms of the management agreement, our Manager and its affiliates, including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders and equityholders, will not be liable to us, any subsidiary of ours, our board of directors, our stockholders or any of our subsidiary's stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts or omission constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its affiliates, and the directors, officers, employees and stockholders of our Manager and its affiliates, including but not limited to their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders and equityholders, of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees) in respect of or arising from any acts or omissions of such party performed in good faith under the management agreement and not constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties of such party under the management agreement. In addition, our Manager will not be liable for trade errors that may result from ordinary negligence, including, without limitation, errors in the investment decision making process and/or in the trade process. Our Manager has agreed to indemnify us, our subsidiaries and the directors, officers, employees and stockholders of us and our subsidiaries and each person, if any, controlling us, of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys' fees) in respect of or arising from (i) any acts or omissions of our Manager constituting bad faith, fraud, willful misconduct, gross negligence or reckless disregard of duties of our Manager under the management agreement or (ii) any claims by our Manager's or its affiliates' employees relating to the terms and conditions of their employment by our Manager or its affiliates. Notwithstanding the foregoing, our Manager will maintain "errors and omissions" insurance coverage and other customary insurance coverage during the term of the management agreement.

        Pursuant to the management agreement, any indemnified party entitled to indemnification thereunder will first seek recovery from any other indemnity then available with respect to portfolio entities and/or any applicable insurance policies by which such indemnified party is indemnified or covered and will obtain written consent of us or our Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of us or our Manager (as applicable) to indemnify such indemnified party. Any amounts actually recovered under any applicable insurance policies or other indemnity then available will offset any amounts owed by us or our Manager (as applicable) pursuant to indemnification obligations under the management agreement.

Assignment of the Management Agreement

        Our Manager may assign the management agreement in its entirety or delegate certain of its duties under the agreement to any of its affiliates without the approval of our independent directors if such assignment or delegation does not require our approval under the Investment Company Act or our consent under the Investment Advisers Act of 1940, as amended.

        We may not assign the management agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization that is our successor, in which case such successor organization will be bound under the management agreement and by the terms of such assignment in the same manner as we are bound under the management agreement.

Additional Activities of Our Manager; Allocation of Investment Opportunities; Conflicts of Interest

        The management agreement expressly provides that it does not (i) prevent our Manager or any of its affiliates, or any of its or their officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other person or entity, whether or not the investment objectives or policies of any such other person or entity are similar to those of ours, including, without limitation, the sponsoring, closing and/or managing of any KKR funds, that employ investment objectives or strategies that overlap, in whole or in part, with our investment guidelines, (ii) in any way bind or restrict our Manager or any of its affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom our Manager or any of its affiliates, or any of its or their officers, directors or employees may be acting, or (iii) prevent our Manager or any of its affiliates from receiving fees or other compensation or profits from the activities described in clauses (i) or (ii) above that will be for our Manager's (and/or its affiliates') sole benefit.

        The management agreement expressly acknowledges that, while information and recommendations supplied to us will, in our Manager's reasonable and good faith judgment, be appropriate under the circumstances and in light of our investment objectives and policies, such information and recommendations may be different in certain material respects from the information and recommendations supplied by our Manager or any affiliate of our Manager to others (including, for greater certainty, KKR funds and their investors, including KKR funds in which our Manager or its affiliates may have a beneficial interest, as described below). In addition, as acknowledged in the management agreement, (i) affiliates of our Manager sponsor, advise and/or manage one or more KKR funds and may in the future sponsor, advise and/or manage additional KKR funds, and (ii) our Manager will allocate investment opportunities that overlap with our investment guidelines and those of one or more of the KKR funds in accordance with the allocation policy and (iii) nothing in the management agreement will prevent us from investing in, acquiring, selling assets to or merging with any joint ventures with KKR funds or purchasing assets from, selling assets, merging with or arranging financing from or providing financing to KKR funds, provided any such transaction receives the prior approval of our board (and after approval by a majority of our independent directors).

        The allocation policy of our Manager and its affiliates is intended to fairly and equitably distribute investment opportunities among relevant KKR funds over time. This allocation policy may and is expected to change and be updated from time to time, for example, to reflect KKR's ongoing experience with respect to allocation matters, changes in circumstances, such as changes in relevant market conditions, and the establishment of new KKR funds. Generally, investments are allocated primarily based on the strategy and geographic characteristics of the investment opportunity, which in most cases is straightforward but in other cases is subject to KKR's discretion. Where more than one KKR fund may participate in an investment opportunity at the same level of priority pursuant to their allocation rights, the relevant opportunity will generally be allocated among such KKR funds at the discretion of our Manager and its affiliates on the basis of (i) the suitability of the investment opportunity for each KKR fund and (ii) other relevant considerations, including, but not limited to, investment objectives; available capital, the timing of capital inflows and outflows and anticipated capital commitments; applicable concentration limits and other investment restrictions; mandatory minimum investment rights and other contractual obligations applicable to participating KKR funds and/or to their investors; portfolio diversification; tax efficiencies and potential adverse tax consequences; policies and regulatory restrictions applicable to participating KKR funds and investors that could limit a KKR fund's ability to participate in a proposed investment; the overall risk profile of a portfolio; the potential return available from a debt investment as compared to an equity investment; and any other considerations deemed relevant by our Manager and its affiliates. As of December 31, 2016, there were 13 other KKR funds with investment objectives or guidelines that overlapped with ours that were in their investing stage, with approximately $5.1 billion of unused capital commitments in the aggregate.

        Pursuant to the terms of the management agreement, we acknowledged and/or agreed that (i) as part of KKR's or its affiliates' regular businesses, personnel of our Manager and its affiliates may from time to time work on other projects and matters (including with respect to one or more KKR funds), and that conflicts may arise with respect to the allocation of personnel between us and one or more KKR funds and/or our Manager and such other affiliates, (ii) there may be circumstances where investments that are consistent with our investment guidelines may be shared with or allocated to one or more KKR funds (in lieu of us) in accordance with the allocation policy, (iii) KKR funds may invest, from time to time, in investments in which we may also invest (including at a different level of an issuer's capital structure (e.g., an investment by a KKR fund in an equity or mezzanine interest with respect to the same portfolio entity in which we own a debt interest or vice versa) or in a different tranche of fundraising with respect to an issuer in which we have an interest) and while KKR and its affiliates will seek to resolve any such conflicts in a fair and equitable manner in accordance with the allocation policy and its prevailing policies and procedures with respect to conflicts resolution among KKR funds generally, such transactions are not required to be presented to our board of directors for approval, and there can be no assurance that any conflicts will be resolved in our favor, (iv) our Manager and its affiliates may from time to time receive fees from portfolio entities or other issuers for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees, administrative fees or advisory or asset management fees, including with respect to KKR funds and related portfolio entities, and while such fees may give rise to conflicts of interest we will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such KKR funds (including with respect to the economic, reporting, and other rights afforded to investors in such KKR funds) are materially different from the terms and conditions applicable to us and our stockholders, and neither we nor any of our stockholders (in such capacity) will have the right to receive the benefit of any such different terms applicable to investors in such KKR funds as a result of an investment in us or otherwise. In addition, pursuant to the terms of the management agreement, our Manager is required to keep our board of directors reasonably informed on a periodic basis in connection with the foregoing. With regard to transactions that present conflicts contemplated by clause (iii) above, our Manager is required to provide our board of directors with quarterly updates in respect of such matters.

        Pursuant to the terms of the management agreement, where investments that are consistent with our investment guidelines are shared with one or more KKR funds, our Manager may, but is not obligated to, aggregate our sales and purchase orders of securities and other investments with similar orders being made simultaneously for such KKR funds, if in our Manager's judgment, such aggregation is likely to result generally in an overall economic benefit to us. The determination of such economic benefit to us by our Manager is subjective and represents our Manager's evaluation that we are benefited by relatively better purchase or sales prices, lower commission expenses, increased access to investment opportunities, beneficial timing of transactions or a combination of these and other factors.

        Pursuant to the terms of the management agreement, and subject to applicable law, our Manager will not consummate on our behalf any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from KKR, any KKR fund or any of their affiliates unless such transaction (A) is on terms no less favorable to us than could have been obtained on an arm's length basis from an unrelated third party and (B) has been approved in advance by a majority of our independent directors. In addition, pursuant to the terms of the management agreement, it is agreed that our Manager will seek to resolve any conflicts of interest in a fair and equitable manner in accordance with the allocation policy and its prevailing policies and procedures with respect to conflicts resolution among KKR funds generally, but only those transactions set forth in this paragraph will be required to be presented for approval by the independent directors.

        Pursuant to the terms of the management agreement, at the reasonable request of our board of directors, our Manager will review the allocation policy with our board of directors and respond to reasonable questions regarding the allocation policy as it relates to services under the management agreement. Our Manager will promptly provide our board of directors with a description of any material amendments, updates and revisions to the allocation policy.

        See "Risk Factors—Risks Related to Our Relationship with Our Manager and Its Affiliates—There are various conflicts of interest in our relationship with KKR, including with our Manager and in the allocation of investment opportunities to KKR funds and us, which could result in decisions that are not in the best interests of our stockholders."

Relationship with SteepRock

        Our Manager is party to an investment advisory and asset management agreement (the "sub-advisory agreement") with SteepRock pursuant to which our Manager appointed SteepRock to provide advisory, sourcing and management responsibilities with respect to the small balance mezzanine loans and preferred equity interests secured principally by real estate that SteepRock identified for our investment.

        In October 2015, we entered into an amended and restated investment agreement with our Operating Partnership, SteepRock and REFH SR Mezz LLC ("SR Mezz"), our subsidiary that owns investments identified by SteepRock under the sub-advisory agreement. Pursuant to the investment agreement, SteepRock redeemed all of the limited partnership interests it owned in our Operating Partnership in exchange for common units in SR Mezz. Further, SteepRock agreed to make capital contributions to SR Mezz on each date on which our Operating Partnership made capital contributions to SR Mezz under the investment agreement in an amount equal to 5.0% of the aggregate amount of the capital contributions made to SR Mezz on such date. In exchange for such contributions, SteepRock received a number of common units of SR Mezz equal to 5.0% of the aggregate number of common units issued by SR Mezz in exchange for such contributions. The capital contributions from SteepRock and our Operating Partnership are to be used for the acquisition, origination or advance of target investments pursuant to the sub-advisory agreement or related expenses. The investment period during which the parties were obligated to fund any commitment terminated on October 8, 2016.

        Upon the end of the transfer restriction period as described below, SteepRock has the right to require us to exchange all or a portion of its common units for cash or shares of our common stock. The number of shares of our common stock that SteepRock is entitled to receive upon exchange (the "REIT Shares Amount") is equal to the product of (a) the number of common units offered for exchange by SteepRock, multiplied by (b) the conversion factor as of the exchange date, which is the quotient obtained by dividing the value of one common unit by the value of one share of our common stock. The value of one common unit will be determined by us acting in good faith in a manner consistent with the valuation methodologies used by KKR & Co. L.P. for similar securities. The cash amount that SteepRock is entitled to receive upon exchange is an amount equal to the value of the shares of common stock that SteepRock would have been entitled to receive on the exchange date. The transfer restriction period with respect to any common unit issued by SR Mezz ends on the earliest to occur of the (i) fifth anniversary of the date of issuance of such common unit, (ii) the date the sub-advisory agreement is terminated by our Manager other than a termination for cause and (iii) the earlier of (x) the date that our Manager is no longer controlled by KKR or one of its affiliates (other than by virtue of a change of control of KKR) and (y) the date on which our Manager is no longer involved in the management of our company unless we are then managed by KKR or an affiliate thereof or any of our personnel or employees. If SteepRock exercises this exchange right, however, in lieu of paying cash, we may exchange some or all of the common units tendered for exchange by issuing to SteepRock the REIT Shares Amount; provided that if the transfer restriction period ends pursuant to clause (ii) or (iii) above, we will not have this right unless the shares of our common stock that would be delivered to SteepRock pursuant to the foregoing are listed and freely transferable under the Securities Act by SteepRock.

        SteepRock has agreed to enter into a 180-day lock-up agreement with the underwriters as described under "Shares Eligible for Future Sale—Lock-up Agreements."

Non-Voting Manager Units

        In connection with our existing investors' subscription for shares of our common stock in the private placements prior to this offering, investors were also allocated Non-Voting Manager Units. For each $100.0 million of shares of our common stock that were acquired by investors participating in the private placements, the investors were allocated 6.67% of our Manager's then-outstanding Non-Voting Manager Units. Each investor was allocated its pro rata share of the Non-Voting Manager Units based on the investor's shares of our common stock. Except for the Non-Voting Manager Units, the limited liability company interests of our Manager are owned and controlled by an indirect subsidiary of KKR. The Non-Voting Manager Units constitute 29.2% of our Manager's outstanding units. KKR may exercise certain call rights with respect to the Non-Voting Manager Units beginning in October 2021 and holders may exercise certain put rights with respect to Manager Units beginning one year following this offering. To facilitate compliance by one investor with regulatory requirements applicable to it in connection with its investment in shares of our common stock in the private placements, we issued the investor one share of our special non-voting preferred stock in lieu of receiving Non-Voting Manager Units. The corresponding Non-Voting Manager Units are held by a taxable REIT subsidiary of our company. All distributions received by our subsidiary from these Non-Voting Manager Units are passed through to the investor as preferred distributions on its non-voting preferred stock, less applicable taxes and withholdings.

Historical Performance of Certain Real Estate Funds Managed by KKR

        The information presented in this section should not be considered as indicative of our possible operations and you should not rely on this information as an indication of our future performance. Investors who purchase shares of our common stock will not thereby acquire an ownership interest in any of the funds to which the following information relates. Our future returns could be substantially lower than returns achieved by affiliates of KKR in their previous endeavors. All information presented below is unaudited.

        Information about our historical performance is available in "Prospectus Summary—Summary Financial and Other Data," "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our consolidated financial statements and related notes included elsewhere in this prospectus. To supplement the information about our historical performance, this section provides information about certain other funds advised by KKR that, while not having similar investment objectives as us, are focused on real estate.

        Established in 2011 under the leadership of Ralph F. Rosenberg, Global Head of KKR Real Estate and Chairman of our board of directors, KKR Real Estate has invested or committed over $3.0 billion of capital through December 31, 2016. Mr. Rosenberg, who has 28 years of real estate equity and debt transaction experience, is supported at KKR Real Estate by a team of over 45 dedicated investment professionals across seven offices globally.

        KKR has not previously sponsored any other public or private funds that have investment objectives similar to ours, in that no such prior funds have focused on investing in commercial mortgages, subordinated CRE debt and preferred equity and CMBS. However, since KKR developed its dedicated real estate strategy in 2011, KKR has sponsored three funds focused on real estate or real estate-related investments, all of which are private funds. These funds are described below. In addition to these real estate-focused funds, certain of KKR's private equity and alternative credit funds have the ability to invest in real estate and real estate-related securities.

KKR Real Estate Partners Americas

        KKR Real Estate Partners Americas L.P. (together with its related investment vehicles, "REPA") primarily focuses on recapitalizations and repositionings of real estate assets or portfolios and investments in real estate-related companies. REPA's investments are primarily in real property and partnerships with third parties, but may also include investments in real estate-related debt. REPA primarily focuses on investment opportunities in North America, specifically the United States, although it may make investments in Western Europe as well.

        REPA began operations in May 2013 and its investment period is still open. See "—Performance" below for certain performance information of REPA.

KKR Real Estate Partners Americas II

        KKR Real Estate Partners Americas II L.P. (together with its related investment vehicles, "REPA II") has the same investment focus as REPA.

        As REPA II made its first investment in the fourth quarter of 2016, performance information of REPA II has not been included in "—Performance" below, which presents information as of December 31, 2016.

KKR Real Estate Partners Europe

        KKR Real Estate Partners Europe L.P. (together with its related investment vehicles, "REPE") has the same investment strategy as REPA and REPA II, but invests solely in Western Europe.

        REPE began operations in September 2015 and its investment period will conclude in June 2020. See "—Performance" below for certain performance information of REPE.

Performance

        The table below presents information as of December 31, 2016 relating to the historical performance of REPA and REPE since inception. The information presented under total investments includes all of the investments made by the specified investment vehicle, while the information presented under realized/partially realized investments includes only those investments that have been disposed of or have otherwise generated disposition proceeds or current income including dividends that has been distributed by the relevant fund. This data does not reflect additional capital raised since December 31, 2016 or acquisitions or disposals of investments, changes in investment values or distributions occurring after that date. Past performance is no guarantee of future results.

        These real estate programs have been in operation for only a relatively short period of time. During its limited operating history, REPA from time to time has realized losses on certain investments, and had tenants file for bankruptcy, vacate facilities prior to or at the end of, or cease operations during, a lease term. These events resulted in a reduction in cash flow and a corresponding reduction in property value for certain portfolio investments during certain periods. In the future, at certain points in the life of these real estate programs, the United States and international markets may experience high volatility, significant declines in real estate values, severe disruptions in the credit and capital markets and/or deteriorated property operating fundamentals. Such conditions could have a material adverse effect on these programs' performance.

	Amount		Fair Value of Investments
	Commitment	Invested(4)	Realized(4)	Unrealized	Total Value	Gross IRR(4)	Net IRR(4)	Multiple of Invested Capital(4)
		($ in millions)
Total Investments
Real Estate Partners Americas (2013)	$1,229.1	$892.5	$633.5	$596.0	$1,229.5	21.9%	16.2%	1.4
Real Estate Partners Europe (2015)(1)(2)	$688.2	$95.2	—	$102.8	$102.8	—	—	—
Realized/Partially Realized Investments(3)
Real Estate Partners Americas (2013)	$1,229.1	$688.3	$633.5	$372.3	$1,005.8	—	—	1.5
Real Estate Partners Europe (2015)(1)(2)(3)	$688.2	—	—	—	—	—	—	—

(1)
The capital commitments of REPE include euro-denominated commitments of €276.6 million. Such amounts have been converted into U.S. dollars based on (i) the foreign exchange rate at the date of purchase for each investment and (ii) the exchange rate prevailing on December 31, 2016 in the case of unfunded commitments.

(2)
The gross IRR, net IRR (each as described below) and multiple of invested capital are calculated for investment funds that made their first investment at least 24 months prior to December 31, 2016. REPE has not invested for at least 24 months as of December 31, 2016. KKR therefore has not calculated gross IRR, net IRR and multiple of invested capital with respect to that fund.

(3)
An investment is considered partially realized when it has been disposed of or has otherwise generated disposition proceeds or current income that has been distributed by the relevant fund. In periods prior to the three months ended September 30, 2015, realized proceeds excluded current income such as dividends and interest. REPE had not had any realizations as of December 31, 2016.

(4)
IRRs measure the aggregate annual compounded returns generated by a fund's investments over its holding period. Net IRRs are calculated after giving effect to the allocation of realized and unrealized carried interest and the payment of any applicable management fees. Gross IRRs are calculated before giving effect to the allocation of carried interest and the payment of any applicable management fees.

The multiples of invested capital measure the aggregate value generated by a fund's investments in absolute terms. Each multiple of invested capital is calculated by adding together the total realized and unrealized values of a fund's investments and dividing by the total amount of capital invested by the fund. Such amounts do not give effect to the allocation of any realized and unrealized returns on a fund's investments to the fund's general partner pursuant to a carried interest or the payment of any applicable management fees.

KKR funds may utilize third-party financing facilities to provide liquidity to such funds. In such event IRRs are calculated from the time capital contributions are due from fund investors to the time fund investors receive a related distribution from the fund, and the use of such financing facilities generally decreases the amount of invested capital that would otherwise be used to calculate IRRs and multiples of invested capital, which tends to increase IRRs and multiples when fair value grows over time and decrease IRRs and multiples when fair value decreases over time. KKR funds also generally provide in certain circumstances, which vary depending on the relevant fund documents, for a portion of capital returned to investors to be restored to unused commitments as recycled capital. Because both REPA and REPE have preferred returns, KKR takes into account recycled capital in the calculation of IRRs and multiples of invested capital because the calculation of the preferred return includes the effect of recycled capital. The inclusion of recycled capital generally causes invested and realized amounts to be higher and IRRs and multiples of invested capital to be lower than had recycled capital not been included.

        The performance of these funds should not be considered indicative of our company's current or future performance. Among other things, these funds have different strategies than we do, including different target returns and risk profiles. In addition, these funds operate as draw-down funds that can call on committed capital, which will not be the case for our company following this offering. There are important differences in the way performance is determined for draw-down funds and how it would be determined for our company, including that performance returns for these funds are measured only on called capital (not all committed capital) and that lower management fees are paid with respect to uncalled capital of these funds. There may be periods during which we are not able to fully invest our capital, which could have an adverse effect on our overall investment performance.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock immediately prior to and upon completion of this offering, assuming the full drawdown of capital commitments that will occur prior to the completion of this offering, by (1) each person known to us to beneficially own more than 5% of any class of our outstanding voting securities, (2) each of our directors, director nominees and named executive officers and (3) all of our directors, director nominees and executive officers as a group.

        A person is a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

        To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

        Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o KKR Real Estate Finance Trust Inc., 9 West 57th Street, Suite 4200, New York, New York 10019.

			Shares Beneficially Owned Upon Completion of This Offering
	Shares Beneficially Owned Immediately Prior to This Offering		Assuming No Exercise of the Underwriters' Option	Assuming Full Exercise of the Underwriters' Option
Name of Beneficial Owner	Number	Percent	Percent	Percent
KKR Affiliates(1)	23,758,616	56.7%
Makena Capital Holdings B, L.P.(2)	7,500,000	17.9%
Townsend Holdings, LLC(3)	5,626,470	13.4%
Nan Shan Life Insurance Co., Ltd.(4)	3,500,000	8.3%
Ralph F. Rosenberg(5)(6)	250,574	*
Todd A. Fisher(5)(7)	100,230	*
Terrance R. Ahern(8)	—	—
R. Craig Blanchard(9)	—	—
Deborah H. McAneny	—	—
Christen E.J. Lee(5)	25,057	*
Matthew A. Salem(5)	25,057	*
William B. Miller	—	—
All directors, director nominees and executive officers as a group (9 persons)(5)	405,930	*

*
Represents less than 1%.

(1)
20,000,000 shares of common stock are held by KKR REFT Holdings L.P. 3,758,616 shares of common stock are held by Tactical Value SPN-KREF Holdings L.P., which shares are held primarily for a third party.

  The general partner of KKR REFT Holdings L.P. is KKR REFT Holdings GP LLC, which is wholly owned by KKR REFT Asset Holdings. KKR REFT Asset Holdings is owned by KKR Fund Holdings L.P. and KKR Financial Holdings LLC, whose common shares are wholly owned by KKR Fund Holdings L.P. KKR Fund Holdings GP Limited is a general partner of KKR Fund Holdings L.P. KKR Group Holdings L.P. is a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited.

  The general partner of Tactical Value SPN-KREF Holdings L.P. is Tactical Value SPN-SPV GP LLC, the sole member of which is KKR Tactical Value SPN L.P., the general partner of which is KKR

  Associates TV SPN L.P. The general partner of KKR Associates TV SPN L.P. is KKR TV SPN GP Limited, the sole shareholder of which is KKR Management Holdings L.P. The general partner of KKR Management Holdings L.P. is KKR Management Holdings Corp., the sole shareholder of which is KKR Group Holdings L.P.

  KKR Group Limited is the general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the general partner of KKR & Co. L.P. Henry R. Kravis and George R. Roberts are the designated members of KKR Management LLC. In such capacities, each of the aforementioned entities and individuals may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the shares held by KKR REFT Holdings L.P. The address of each of the persons and entities listed in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

  KKR REFT Asset Holdings owns the one share of our special voting preferred stock. Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the share of our special voting preferred stock gives KKR REFT Asset Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors. See "Description of Capital Stock—Preferred Stock—Special Voting Preferred Stock."

(2)
Shares of common stock are held by Makena Capital Holdings B, L.P. Makena Capital Management, LLC manages investments held by this entity. The address of each of the entities listed in this footnote is c/o Makena Capital Management, LLC, 2755 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(3)
Shares of common stock are held by TTG KREF SA HoldCo, LLC (498,643), TREA II AIV ERISA, LP (643,226), TREA II AIV NON-ERISA, LP (1,361,369), Lake Tahoe III, L.P. (2,500,732) and GPF Real Estate Co-Investment L.P. (622,500). Townsend Holdings, LLC exercises full investment discretion and voting control over such shares. The address of each of the entities listed in this footnote is c/o Townsend Holdings, LLC, 1660 West 2nd Street, Suite 450, Cleveland, OH 44113.

(4)
The address of Nan Shan Life Insurance Co., Ltd. is No. 168, Zhuang Jing Road, Xinyi District, Taipei City 11049, Taiwan (Republic of China).

(5)
Shares of common stock are held indirectly through a feeder vehicle by Messrs. Rosenberg, Fisher, Lee, Salem, Mattson and the entities described in footnotes (6) and (7) below, which shares will be distributed to these individuals and entities prior to the completion of this offering.

(6)
Includes 125,287 shares of common stock held by Rosenberg Enterprises, L.P., over which Mr. Rosenberg has investment authority.

(7)
Includes 50,115 shares of common stock held by the Fisher Family 2002 Trust, of which Mr. Fisher is the investment trustee.

(8)
Mr. Ahern is the director nominee of Townsend. See "Management—Composition of the Board of Directors Upon Completion of this Offering." The address of Mr. Ahern is c/o Townsend Holdings, LLC, 1660 West 2nd Street, Suite 450, Cleveland, OH 44113.

(9)
Mr. Blanchard is the director nominee of Makena. See "Management—Composition of the Board of Directors Upon Completion of this Offering." The address of Mr. Blanchard is c/o Makena Capital Management, LLC, 2755 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

        Pursuant to the management agreement, our Manager provides the day-to-day management of our operations. For a summary of certain terms of the management agreement, see "Our Manager and the Management Agreement—Management Agreement." Our officers also are officers or employees of our Manager or its affiliates. As a result, the management agreement was negotiated between related parties, and its terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties. See "Risk Factors—Risks Related to Our Relationship with Our Manager and Its Affiliates—There are various conflicts of interest in our relationship with KKR, including our Manager, which could result in decisions that are not in the best interests of our stockholders."

Stockholders Agreement

        We have entered into a stockholders agreement with an affiliate of KKR REFT Asset Holdings and holders of our common stock sold in the private placements of our common stock prior to this offering. Except for the provisions described below, the stockholders agreement will terminate upon completion of this this offering.

        The stockholders agreement provides that so long as KKR REFT Asset Holdings and its affiliates own at least 25% of our outstanding common stock, KKR REFT Asset Holdings will have the right to nominate at least half of the directors to our board of directors and will be entitled to vote at least a majority of the votes eligible to vote on the election of directors.

        In addition, we agreed to adopt a program to repurchase in the open market up to $100.0 million in shares of our common stock during the period commencing four full calendar weeks after the completion of this offering and ending 12 months thereafter. Of this amount, a total of $50.0 million will be required to be repurchased during such times when the market price per share is below book value, with the remaining $50.0 million available at any time during the repurchase period, in each case based upon guidelines adopted by our board of directors. Repurchases may be made by us under the program either through direct transactions during open window periods or pursuant to a 10b5-1 plan with a registered broker-dealer (or a combination thereof) and otherwise will be subject to compliance with all applicable laws, including Rules 10b-5 and 10b-18 under the Exchange Act and Regulation M under the Securities Act. "Book value" means, as of the date of any repurchase, the book value per share of our common stock as of end of the most recent quarterly period for which financial statements are available, calculated in accordance with GAAP and adjusted to give effect to any subsequent cash distribution made to holders of our common stock from and after the record date for such distribution.

        Under the stockholders agreement, our existing stockholders (other than KKR REFT Asset Holdings and its affiliates) agreed to enter into 180-day lock-up agreements with the underwriters as described under "Shares Eligible for Future Sale—Lock-up Agreements."

Registration Rights Agreement

        We have entered into a registration rights agreement with an affiliate of KKR REFT Asset Holdings and holders of our common stock sold in the private placements that gives KKR REFT Asset Holdings and the holders an unlimited number of "demand" registrations and customary "piggyback" registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act.

        Under the registration rights agreement, our existing stockholders and KKR REFT Asset Holdings agreed to enter into 180-day lock-up agreements with the underwriters as described under "Shares Eligible for Future Sale—Lock-up Agreements."

Tag-along Rights

        Upon the completion of this offering, Makena and Townsend will have tag-along rights with respect to certain sales of our common stock intended by KKR REFT Asset Holdings, its permitted transferees and/or any of its affiliates (other than us or our subsidiaries) to a proposed buyer (other than a permitted transferee) in an amount equal to at least $20.0 million. The tag-along rights will terminate with respect to each investor when the investor and its affiliates no longer own at least 5% of our outstanding common stock. For more information, see "Shares Eligible for Future Sale—Tag-along Rights."

Non-Voting Manager Units

        In connection with our existing investors' subscription for shares of our common stock in the private placements prior to this offering, those investors were also allocated Non-Voting Manager Units. To facilitate compliance by one investor with regulatory requirements applicable to it, in February 2017 we issued the investor one share of our special non-voting preferred stock in lieu of that investor receiving Non-Voting Manager Units. The corresponding Non-Voting Manager Units are held by a taxable REIT subsidiary of our company. All distributions received by our subsidiary from these Non-Voting Manager Units are passed through to the investor as preferred distributions on its non-voting preferred stock, less applicable taxes and withholdings. These Non-Voting Manager Units constitute 4.7% of our Manager's outstanding units. For more information, see "Our Manager and the Management Agreement—Non-Voting Manager Units."

Purchases of Our Common Stock by KKR and Employees

        KKR REFT Asset Holdings and its affiliates will have purchased 20,000,000 shares of our common stock prior to completion of this offering (equal to an aggregate investment of $400.0 million at a purchase price of $20.00 per share). Certain current and former employees of and consultants to KKR have purchased 587,500 shares of our common stock (equal to an aggregate investment of $11.8 million at a purchase price of $20.00 per share) through a feeder vehicle in the private placements of our common stock prior to this offering, and were issued an additional 1,350 shares as a reimbursement settled in shares of our common stock pursuant to a true-up provision in our stockholders agreement. The feeder vehicle will distribute the shares to these individuals prior to completion of this offering. The transfer of such shares will be restricted until November 2021 unless we decide to lift such restrictions in our sole discretion.

Relationship with KKR Capital Markets

        KKR Capital Markets LLC, an underwriter in this offering, is a subsidiary of KKR & Co. L.P. and an affiliate of ours and KKR REFT Asset Holdings. As an underwriter in this offering, KKR Capital Markets LLC will receive its proportionate share of the underwriting discounts and commissions to be paid by us to the underwriters based on the number of shares allocated to it in this offering. See "Underwriting."

KKR License Agreement

        Prior to the completion of the offering, we will enter into a license agreement with KKR pursuant to which KKR will grant us a fully paid-up, royalty-free, non-exclusive license to use the name "KKR Real Estate Finance Trust Inc." and the ticker symbol "KREF". Under this agreement, we will have a right to use this name and ticker symbol for so long as our Manager (or another affiliate of KKR) serves as our Manager pursuant to the management agreement and our Manager (or another managing entity) remains an affiliate of KKR under the license agreement. The license agreement may also be earlier terminated by either party as a result of certain breaches or for convenience upon 90 days' prior written notice. KKR and its affiliates will retain the right to continue using the "KKR" name. In the event that the license agreement is terminated, we will be required to change our name and ticker symbol and cease using the "KKR" name.

Indemnification Agreements

        We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

        There is currently no pending material litigation or proceeding involving any of our directors and executive officers for which indemnification is sought.

Related Person Transaction Policy

        Our board of directors will adopt a written related person transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review, approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any financial transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. Under the policy, related person transactions will be approved or ratified by our board of directors or a duly authorized committee of the board of directors. Directors will recuse themselves from any vote on a related person transaction in which they have an interest.

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the terms of our common stock and preferred stock, specific provisions of the Maryland General Corporation Law and provisions of our charter and bylaws containing the material terms of our common stock and preferred stock, which are qualified in their entirety by reference to the Maryland General Corporation Law, our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is part. See "Where You Can Find More Information."

General

        Under our charter, we may issue up to 350,000,000 shares of stock comprised of the following:

  •
  300,000,000 shares of common stock, par value $0.01 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.01 per share.

        As of March 31, 2017 there were issued and outstanding:

  •
  31,544,600 shares of common stock;

  •
  125 shares of preferred stock that have been classified and designated as 12.5% series A cumulative non-voting preferred stock (the "series A preferred stock");

  •
  one share of preferred stock that has been classified and designated as special voting preferred stock; and

  •
  one share of preferred stock that has been classified and designated as special non-voting preferred stock.

        We intend to redeem all of the issued and outstanding series A preferred stock and reclassify such shares as shares of preferred stock without designation upon the completion of this offering. No warrants to purchase either common stock or preferred stock were issued or outstanding as of the date of this prospectus. As of March 31, 2017 there were 16 holders of our common stock.

        Under Maryland law, our stockholders generally are not liable for our debts or obligations.

        Our charter authorizes our board of directors, without stockholder approval, to:

  •
  classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock; and

  •
  amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that may be issued.

        We believe that the power to (i) issue additional shares of our common stock or preferred stock, (ii) increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue and (iii) classify or reclassify unissued shares of our common or preferred stock and thereafter to issue the classified or reclassified shares of stock, provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. In addition, under Maryland law, our board of directors may authorize the amendment of our charter to effect a reverse stock split that results in a combination of shares of stock at a ratio of not more than ten shares of stock into one share of stock in any 12-month period. These actions may be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Prior to the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on ownership and transfers of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Common Stock

        Holders of our common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock, including our preferred stock. All shares of common stock have equal dividend and liquidation rights.

        Subject to our charter restrictions on ownership and transfer of our stock and except as may otherwise be specified in a class or series of our stock, each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders. There is no cumulative voting in the election of our directors and our directors are elected by a plurality of the votes cast, so the holders of a simple majority of the outstanding common stock, voting at a stockholders meeting at which a quorum is present, will have the power to elect all of the directors nominated for election at the meeting. However, Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the share of our special voting preferred stock gives KKR REFT Asset Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors and thereby control our policy and operations. Holders of our common stock generally have no exchange, sinking fund, redemption or appraisal rights, except the right to receive fair value in connection with certain control share acquisitions, and have no preemptive rights to subscribe for any of our securities. Because holders of our common stock do not have preemptive rights, we may issue additional shares of stock that may reduce each stockholder's proportionate voting and financial interest in our company. Rights to receive dividends on our common stock may be restricted by the terms of any future classified and issued shares of our stock.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of all of the votes entitled to be cast on the matter, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, corporate opportunities and the vote required to amend such provisions.

Preferred Stock

        We are authorized to issue 50,000,000 shares of preferred stock, including:

  •
  125 shares of series A preferred stock;

  •
  one share of special voting preferred stock; and

  •
  one share of special non-voting preferred stock.

        Our board of directors has the authority, without further action by the stockholders, to authorize us to issue shares of preferred stock in one or more series and to fix the number of shares, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption applicable to each such series of preferred stock. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our issued and outstanding preferred stock has, and any additional preferred stock we may issue could have, a preference on dividend payments that affects our ability to make dividend distributions to the common stockholders.

Series A Preferred Stock

        We issued 125 shares of series A preferred stock in consideration for an aggregate amount of $0.1 million to satisfy the minimum 100 stockholder threshold required for us to qualify as a REIT. The series A preferred stock ranks senior to all classes or series of shares of our common stock and all other equity securities we may issue from time to time with respect to dividend and redemption rights and rights upon the liquidation, dissolution or winding up of our company. Holders of series A preferred stock are entitled to cumulative preferential cash dividends at a rate of 12.5% per year of the total of $1,000.00 per share plus all accrued and unpaid dividends thereon. Unless full cumulative dividends have been or are contemporaneously declared and paid for all past dividend periods, no dividends will be declared and paid (other than in junior securities) on any other equity securities issued by us, including our common stock, and no junior securities will be redeemed, repurchased or otherwise acquired for consideration by us (except by conversion into or exchange for junior securities and transfers made pursuant to the restrictions in our charter on ownership and transfer of our stock).

        In the event of our liquidation, dissolution or winding up, holders of series A preferred stock are entitled to be paid a liquidation preference equal to the sum of (i) $1,000.00 per share and (ii) all accrued and unpaid dividends thereon through and including the date of payment, before any distribution of assets is made to holders of all other equity securities. We may also redeem the series A preferred stock at any time at a redemption price equal to the sum of (i) $1,000.00 per share and (ii) all accrued and unpaid dividends thereon through and including the redemption date. The series A preferred stock is not convertible into or exchangeable for any property or securities of our company.

        Holders of the series A preferred stock are not entitled to vote on any matter submitted to our stockholders, except that the consent of the holders of a majority of the outstanding series A preferred stock, voting as a separate class, is required for (i) the authorization or issuance of any equity securities that are senior to or parity with the series A preferred stock, (ii) any amendment to our charter that has a material adverse effect on the rights and preferences of the series A preferred stock or that increases the number of authorized shares of series A preferred stock or (iii) any reclassification of the series A preferred stock.

        We intend to redeem all of the issued and outstanding series A preferred stock upon the completion of this offering.

Special Voting Preferred Stock

        KKR REFT Asset Holdings holds the one share of special voting preferred stock, which was purchased by an affiliate of KKR REFT Asset Holdings at a purchase price of $20.00. Until such time as (1) KKR and its affiliates cease to own at least 25% of the outstanding shares of our common stock, (2) KKR REFT Asset Holdings elects to convert the share of our special voting preferred stock into one share of our common stock or (3) beneficial and/or record ownership of the share of our special voting preferred stock is transferred to any person other than KKR or its affiliates, the share of our special voting preferred stock gives KKR REFT Asset Holdings the right, solely with respect to the election of members of our board of directors, to vote the number of votes necessary to equal a majority of the votes entitled to be cast in an election of directors. The consent of the holder of the special voting preferred stock, voting as a separate class, is required for (i) taking any action that would adversely affect the rights, preferences, privileges or voting powers of the special voting preferred stock, and (ii) increasing or decreasing the total number of authorized, outstanding or issued special voting preferred stock. The holder of the special voting preferred stock also has exclusive voting rights on any charter amendment that would alter only the contract rights of the special voting preferred stock as set forth in our charter.

        The special voting preferred stock has no economic rights other than the right to receive a liquidation preference of $20.00 per share, the right to convert into one share of our common stock and the right to participate in distributions on an as-converted basis.

Special Non-Voting Preferred Stock

        In lieu of Non-Voting Manager Units, we issued one share of special non-voting preferred stock to an investor that subscribed for shares of our common stock in a private placement prior to this offering to facilitate compliance by such investor with regulatory requirements applicable to such investor. The holder of the special non-voting preferred stock is entitled to receive preferred distributions in an amount equal to the distributions we receive from a taxable REIT subsidiary with respect to amounts received by that subsidiary from Non-Voting Manager Units owned by it.

        In the event that any put, call or other repurchase right is exercised with respect to the Non-Voting Manager Units owned by our taxable REIT subsidiary or such Non-Voting Manager Units are cancelled in accordance with their terms, we will redeem the special non-voting preferred stock at a redemption price equal to $0.01 per share, together with accumulated but unpaid preferred distributions. In the event of our liquidation, dissolution or winding up, holders of the special non-voting preferred stock are entitled to receive a liquidation preference equal to $0.01 per share, together with accumulated but unpaid preferred distributions. The special non-voting preferred stock has no voting rights, except that our charter may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the special non-voting preferred stock so as to affect it adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of special non-voting preferred stock, voting separately as a class (provided that an amendment authorizing or creating, or increasing the authorized amount of, any of our equity securities will not be deemed to materially and adversely affect the special non-voting preferred stock), and no holder of any other class or series of our stock will have the right to vote on amendments that only modify the terms of the special non-voting preferred stock.

        For information on the Non-Voting Manager Units allocated to investors in the private placements of our common stock prior to this offering, see "Our Manager and the Management Agreement—Non-Voting Manager Units."

Transfer Agent and Registrar

        The transfer agent and registrar for shares of our common stock will be American Stock Transfer & Trust Company, LLC.

Certain Provisions of Our Charter and Bylaws and of Maryland Law

REIT Qualification Restrictions on Ownership and Transfer

        Our charter contains restrictions on the number of shares of our capital stock that a person may own. No person may beneficially or constructively own in excess of 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock unless such person receives an exemption from our board of directors. Subject to certain limitations, our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from, or modify, these limits, if it obtains such representations, covenants and undertakings as it deems appropriate to conclude that granting the exemption will not cause us to lose our status as a REIT. Our charter provides for limited exemptions to certain persons, including KKR and its affiliates and any direct or indirect beneficial owner of KKR.

        Our charter further prohibits any person from, among other things:

  •
  beneficially owning shares of our capital stock that would result in our being "closely held" under Section 856(h) of the Code;

  •
  transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by less than 100 persons;

  •
  beneficially or constructively owning shares of our capital stock if such ownership would cause us to constructively own 10% or more of the ownership interests in a tenant of our company (other than a taxable REIT subsidiary); and

  •
  any other beneficial or constructive ownership of our capital stock that would otherwise cause us to fail to qualify as a REIT.

        Any person who acquires or attempts or intends to acquire shares of our capital stock that may violate any of these restrictions, or who is the intended transferee of shares of our capital stock that are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.

        Any attempted transfer of our capital stock that, if effective, would result in violation of the above limitations (except for a transfer that results in shares being owned by less than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee will not acquire any rights in the shares) will cause the number of shares causing the violation to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the intended transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our charter, prior to the date of the transfer. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the proposed transferee to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our charter, of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commissions and other sale expenses) from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess will be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee will acquire no rights in such shares.

        Each certificate, if any, or any notice in lieu of a certificate, representing shares of our capital stock will bear a legend summarizing the restrictions described above. Instead of a legend, the certificate, if any, may provide that we will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

        Every beneficial owner of more than 5% in number or value of our outstanding shares of capital stock (or such lower percentage as required by the Code or the regulations promulgated thereunder), within 30 days after the end of each taxable year, is required to give us written notice, stating the owner's name and address, the number of shares of capital stock beneficially owned and a description of the manner in which the shares are held. Each such owner will be required to provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will be required to provide us with such information as we may request in good faith to determine our status as a REIT and to ensure compliance with the ownership limits.

        These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a receipt of a premium price for the common stock or otherwise be in the best interest of the stockholders.

Business Combinations

        Under the Maryland General Corporation Law, certain "business combinations" between a Maryland corporation and an interested stockholder or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock; or

  •
  an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

        A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

        After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder or any affiliate of an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

  •
  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or the shares held by any affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that an interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of directors.

Control Share Acquisitions

        The Maryland General Corporation Law provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to such shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. A control share acquisition means the acquisition of control shares, subject to certain exceptions. Shares owned by the acquiror or by officers or directors of the target corporation who are also employees are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock that, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiror is entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation.

        A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting and delivering an "acquiring person statement" as described in the Maryland General Corporation Law. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares are considered and not approved or, if no meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting any acquisition of our stock by any person from the foregoing provisions on control shares. In the event that our bylaws are amended to modify or eliminate this provision, acquisitions of our common stock may constitute a control share acquisition.

Maryland Unsolicited Takeovers Act

        The Maryland Unsolicited Takeovers Act ("MUTA") permits a Maryland corporation with at least three independent directors and a class of stock registered under the Exchange Act to elect to be subject to any or all of the following provisions, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by the board of directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

  •
  a majority requirement for the calling by stockholders of a special meeting of stockholders.

        Our charter contains a provision whereby we have elected, at such time as we become eligible to do so (which we expect will be upon the completion of this offering), to be subject to the provisions of MUTA relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to MUTA, we already (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our board of directors or our president, chief executive officer or board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or be subject to one or more of the other provisions of MUTA.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of the board of directors; or

  •
  by a stockholder who was a stockholder of record as of the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the meeting, at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

        With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may only be made:

  •
  pursuant to our notice of the meeting;

  •
  by or at the direction of the board of directors; or

  •
  provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record as of the record date set by our board of directors for the purposes of determining stockholders entitled to vote at the meeting, at the time of giving of notice and at the time of the special meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions of the bylaws.

Limitation of Liability and Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager, is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter and bylaws against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights.

Corporate Opportunities

        Our charter includes a provision that, among other things, subject to certain exceptions, neither our Manager nor its affiliates (including those serving as our directors or officers) will have any duty to refrain from engaging, directly or indirectly, in any business opportunities (except those opportunities that are expressly offered to such person in his or her capacity as a director or officer of our company), including any business opportunities in the same or similar business activities or lines of business in which we or any of our affiliates may from time to time be engaged or propose to engage, or from competing with us. In addition, with respect to two of our existing, unaffiliated investors, Makena and Townsend, and the directors nominated by such investors, our board of directors will adopt a resolution providing each investor and its nominee the same rights and benefits as our Manager and its affiliates relating to corporate opportunities, which resolution will remain in effect as long as the investor's nominee is one of our directors. See "Management—Composition of the Board of Directors Upon Completion of this Offering" for more information on these investors' nomination rights.

 SHARES ELIGIBLE FOR FUTURE SALE

General

        Upon completion of this offering, we will have a total of                shares of our common stock outstanding (or                shares if the underwriters exercise in full their option to purchase additional shares). Of the outstanding shares, the                shares sold in this offering (or                shares if the underwriters exercise their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, subject to the limitations on ownership and transfer set forth in our charter, and except for any shares held by our affiliates, as that term is defined by Rule 144 under the Securities Act.

        We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock."

Rule 144

        The                shares of common stock held by our existing owners after this offering will be "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of "restricted shares" of our common stock, are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding; or

  •
  the average weekly trading volume of shares of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Registration Rights

        Upon completion of this offering, the holders of                shares of our common stock (representing approximately        % of our common stock outstanding immediately after this offering

(or        %, if the underwriters exercise in full their option to purchase additional shares)), or their transferees, will be entitled to various rights with respect to the registration of these shares under the Securities Act. These shares would become fully tradable without restriction under the Securities Act immediately after they are sold under an effective registration statement, except for shares held by affiliates of the Company, which may be subject to resale restrictions under Rule 144. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement" for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the lock-up agreements described below, as applicable.

Lock-up Agreements

        In connection with this offering, we, our Manager, each of our directors, director nominees and executive officers and our existing stockholders have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period ending 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See "Underwriting."

Registration Statement on Form S-8

        We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock subject to issuance under the 2016 Omnibus Incentive Plan. We expect to file this registration statement as promptly as possible after the completion of this offering. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements or other substantially similar contractual restrictions, as applicable, and subject to the Rule 144 limitations applicable to affiliates and vesting of such shares, as applicable.

Tag-along Rights

        Upon the completion of this offering, Makena and Townsend (each, a "tagging stockholder") will have tag-along rights with respect to a sale of our common stock intended by KKR REFT Asset Holdings, its permitted transferees and/or any of its affiliates (other than us or our subsidiaries) (the "transferring stockholder") to a proposed buyer (other than a permitted transferee) in an amount equal to at least $20.0 million, and with respect to Makena, pursuant to a single transaction or through a series of transactions in any 30-day period. These tag-along rights may not be exercised in a sale pursuant to a public offering, a distribution-in-kind of our common stock or pursuant to Rule 144 of the Securities Act. The tagging stockholder will have the right to require the buyer to purchase, on the same terms that apply to the sale by the transferring stockholder, a number of shares of our common stock up to the product of (i) the aggregate number of shares of our common stock held by the tagging stockholder and (ii) the percentage of the transferring stockholder's shares that the transferring stockholder is proposing to sell relative to the aggregate number of shares owned by the transferring stockholder and its affiliates. If the shares of common stock proposed to be sold by the transferring stockholder and the tagging stockholder exceed the amount the buyer is willing to purchase, then the transferring stockholder and the tagging stockholder will reduce on a pro rata basis based on their respective ownership percentages the number of shares they would have otherwise sold so as to permit each of them to participate in the sale. The tag-along rights will terminate with respect to each investor when the investor and its affiliates no longer own at least 5% of our outstanding common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes material U.S. federal income tax considerations relating to the ownership of our common stock as of the date hereof by U.S. holders and non-U.S. holders, each as defined below. Except where noted, this summary deals only with shares of our common stock held as capital assets for U.S. federal income tax purposes and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities (except as described in "—Taxation of Tax-Exempt Holders of Our Common Stock" below), insurance companies, persons holding our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities or U.S. holders of our common stock whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

You should consult your tax advisors concerning the U.S. federal income tax consequences in light of your particular situation as well as consequences arising under the laws of any other taxing jurisdiction.

Our Taxation as a REIT

        We elected to be taxed as a REIT under the U.S. federal income tax laws beginning with our taxable year ended December 31, 2014. We believe that we have operated in a manner qualifying us as a REIT since our election and intend to continue to so operate. In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT under the federal income tax laws for our taxable years ended December 31, 2014 through December 31, 2016, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2017 and in the future. You should be aware that Hunton & Williams LLP's opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court, and speaks as of the date issued. In addition, Hunton & Williams LLP's opinion is based on customary assumptions and is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, all of which are described in the opinion. Moreover, our continued qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, certain qualification tests in the U.S. federal income tax laws. Those qualification tests involve the percentage of our income that we earn from specified sources, the percentages of our assets that fall within specified categories, the diversity of our share ownership and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP's opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify," below.

        The sections of the Code and the corresponding regulations that govern the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof. In any year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our net taxable income that we distribute currently to our stockholders, although taxable income generated by domestic taxable REIT subsidiaries, if any, will be subject to regular corporate income tax. Our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends. Distributions we make are not eligible for the dividends received deduction for corporations. We expect that ordinary dividends paid by us generally will not be eligible for the reduced rates that generally apply to distributions by non-REIT C corporations to certain U.S. individuals, trusts and estates.

        We are generally not subject to U.S. corporate income tax on income that we distribute currently to stockholders, but we will be subject to U.S. federal tax as follows:

  •
  We will pay U.S. federal income tax on our taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

  •
  Under some circumstances, we may be subject to the "alternative minimum tax" due to our undistributed items of tax preference and alternative minimum tax adjustments.

  •
  If we have net income from "prohibited transactions," which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

  •
  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as "foreclosure property," we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. corporate income tax at the highest applicable rate (currently 35%).

  •
  If due to reasonable cause and not willful neglect we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect our profitability.

  •
  If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test of the 10% vote or value test, as described below under "—Asset Tests") as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

  •
  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

  •
  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification as a REIT."

  •
  If we fail to distribute during each calendar year at least the sum of:

  •
  85% of our ordinary income for such calendar year;

  •
  95% of our capital gain net income for such calendar year; and

  •
  any undistributed taxable income from prior taxable years,

    we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. holder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the holder) in its income, and would receive a credit or a refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on amounts received by us from a taxable REIT subsidiary (or on certain expenses deducted by a taxable REIT subsidiary or income earned by a taxable REIT subsidiary) if certain arrangements between us and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

  •
  With respect to an interest in a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit, or "REMIC," the ownership of which is attributed to us or to a REIT in which we own an interest, although the law on the matter is unclear as to the ownership of an interest in a taxable mortgage pool, we may be taxable at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our stock that is held in record name by "disqualified organizations." For a discussion of "excess inclusion income," see "—Taxable Mortgage Pools and REMICs." A "disqualified organization" includes:

  •
  the United States;

  •
  any state or political subdivision of the United States;

  •
  any foreign government;

  •
  any international organization;

  •
  any agency or instrumentality of any of the foregoing;

  •
  any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

  •
  any rural electrical or telephone cooperative.

        We do not currently intend to hold REMIC residual interests or engage in financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool.

  •
  If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable U.S. Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the up to 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic taxable REIT subsidiary in which we own an interest will be subject to U.S. federal corporate income tax on its net income.

        Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year but neither conditions (5) nor (6) apply to the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership requirement described in (6) above, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement described in (6) above. We believe that we have maintained and will maintain sufficient diversity of ownership to allow us to continue to satisfy conditions (5) and (6) above. In addition, our Charter contains restrictions regarding the ownership and transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock (as discussed below), and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, U.S. Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below (see "—Asset Tests"), the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership or limited liability company, the partnership's or limited liability company's assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

        Qualified REIT Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned directly or indirectly by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

        In the event that a qualified REIT subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary's separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See "—Asset Tests" and "—Income Tests."

        Taxable REIT Subsidiaries.    A taxable REIT subsidiary is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a taxable REIT subsidiary. Overall, no more than 25% of the value of a REIT's assets (20% for taxable years beginning after December 31, 2017) may consist of stock or securities of one or more taxable REIT subsidiaries.

        Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a taxable REIT subsidiary without affecting our status as a REIT.

        Several provisions of the Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to affiliated REITs. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, a taxable REIT subsidiary if the IRS were to assert successfully that the economic arrangements between us and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Any income earned by a taxable REIT subsidiary that is attributable to services provided to us, or on our behalf to any of our tenants, that is less than the amounts that would have been charged based upon arm's length negotiations, will also be subject to a 100% penalty tax.

        Taxable Mortgage Pools and REMICs.    An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

  •
  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

  •
  the entity has issued debt obligations (liabilities) that have two or more maturities; and

  •
  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under the U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool. It is possible that certain of our financing activities, including securitizations, will result in the treatment of us or a portion of our assets as a taxable mortgage pool.

        Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, a portion of a REIT, or a REIT subsidiary that is disregarded as a separate entity from the REIT that is a taxable mortgage pool, however, special rules apply. The portion of a REIT's assets, held directly or through a REIT subsidiary that is disregarded as a separate entity from the REIT, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

        A portion of our income from a REMIC residual interest or taxable mortgage pool arrangement could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter).

        Our excess inclusion income would be allocated among our stockholders in proportion to dividends paid. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. holders. See "—Taxation of Non-U.S. Holders of Our Common Stock—Distributions." The manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a taxable mortgage pool equal to the percentage of its stock that is held in record name by "disqualified organizations" (as defined above under "—Our Taxation as a REIT"). Similar rules apply if we own a residual interest in a REMIC. To the extent that capital stock owned by "disqualified organizations" is held by a broker or other nominee, the broker/dealer or other nominees would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to the capital stock held by the broker/dealer or other nominee on behalf of the "disqualified organizations." A regulated investment company or other pass-through entity owning our common stock will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to its record name owners that are "disqualified organizations." We do not currently intend to hold REMIC residual interests or engage in financing activities that may result in treatment of us or a portion of our assets as a taxable mortgage pool.

        If a subsidiary partnership of ours, not wholly owned by us directly or through one or more disregarded entities, were a taxable mortgage pool, the foregoing rules would not apply. Rather, the partnership that is a taxable mortgage pool would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements.

        Tax-exempt investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common stock.

Income Tests

        To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income for each taxable year generally must be derived directly or indirectly from:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, stock in other REITs;

  •
  gain from the sale of real property or mortgage loans;

  •
  abatements and refunds of taxes on real property;

  •
  income and gain derived from foreclosure property (as described below);

  •
  amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property);

  •
  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets, in which case all of the income derived from the REMIC; and

  •
  interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest and (iii) gain from the sale or disposition of stock or securities.

        Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of both gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and the denominator for purposes of both of the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us. We will monitor the amount of our non-qualifying income and we will seek to manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

        Dividends.    Our dividend income from stock in any corporation (other than any REIT) and from any taxable REIT subsidiary will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. If we own stock in other REITs, the dividends that we receive from those REITs and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person, however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT. We do not expect that any of our loans will be based in whole or in part on the income or profits of any person.

        Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. If a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date (i) we agreed to originate or acquire the loan or (ii) as discussed below, in the event of a "significant modification," the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining the interest on such loan is qualifying income for purposes of the 75% gross income test. If apportionment is required, the portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        We expect that the CMBS in which we invest generally will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from such CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities.

        We may acquire participation interests, or subordinated mortgage interests, in mortgage loans and mezzanine loans. A subordinated mortgage interest is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant's investment depends upon the performance of the underlying loan and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations, which will be a first loss position in the event of a default by the borrower. We anticipate any participation interests we acquire will qualify as real estate assets for purposes of the REIT asset tests described below and that interest derived from such investments will be treated as qualifying interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment of any participation interests we acquire.

        We own interests in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95%

gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, our mezzanine loans typically may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we acquire do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We believe we have invested, and intend to continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

        There is limited case law and administrative guidance addressing whether instruments similar to our mezzanine loans or our preferred equity investments will be treated as equity or debt for U.S. federal income tax purposes. We expect that our mezzanine loans generally will be treated as a debt for U.S. federal income tax purposes and our preferred equity investments generally will be treated as equity for U.S. federal income tax purposes, but we typically do not anticipate obtaining private letter rulings from the IRS or opinions of counsel on the characterization of those investments for U.S. federal income tax purposes. If a mezzanine loan is treated as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan. As a result, we would not be treated as receiving interest income from the mezzanine loan, but rather we would be treated as receiving our proportionate share of the income of the entity that issued the mezzanine loan, and there can be no assurance that such an entity will not derive nonqualifying income for purposes of the 75% or 95% gross income test. Alternatively, if the IRS successfully asserts that a preferred equity investment is debt for U.S. federal income tax purposes, then that investment may be treated as producing interest income that would be qualifying income for the 95% gross income test, but not for the 75% gross income test. If the IRS successfully challenges the classification of our mezzanine loans or preferred equity investments for U.S. federal income tax purposes, no assurance can be provided that we will not fail to satisfy the 75% or 95% gross income test.

        We may modify the terms of our mortgage or mezzanine loans. Under the Code, if the terms of a loan are modified in a manner constituting a "significant modification," such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is (i) occasioned by a borrower default or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified, which could result in a portion of the interest income on the loan being treated as nonqualifying income for purposes of the 75% gross income test. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations.

        The interest, original issue discount, and market discount income that we will receive from our mortgage-related assets generally will be qualifying income for purposes of both gross income tests.

        We have entered, and intend to enter, into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings that are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

        Hedging Transactions.    We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by U.S. Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Treasury regulations before the close of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests that is clearly identified as such before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements, or (iii) in connection with the effective termination of certain hedging transactions described above, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

        We may conduct some or all of our hedging activities through a taxable REIT subsidiary or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

        Fee Income.    Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a taxable REIT subsidiary will not be included for purposes of the gross income tests.

        Rents from Real Property.    To the extent that we own or acquire real property or an interest therein, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary at least 90% of the property is leased to unrelated tenants, the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a "controlled taxable REIT subsidiary" (i.e., a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both usually or "customarily rendered" in connection with the rental of real property and not otherwise considered

"rendered to the occupant." We may, however, render services to our tenants through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. We may also own a taxable REIT subsidiary which provides non-customary services to tenants without tainting our rental income from the related properties.

        Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

        Prohibited Transactions Tax.    A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we generally intend to conduct our operations so that no asset that we own will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. We cannot assure you that we will comply with certain safe harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

        Foreclosure Property.    Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

  •
  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

  •
  for which the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

        Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

  •
  on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

  •
  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a taxable REIT subsidiary.

        We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

        We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules could affect a decision by us to foreclose on a particular mortgage loan and could affect whether we choose to foreclose with regard to a particular mortgage loan.

        Foreign Currency Gain.    Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. "Real estate foreign exchange gain" will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain "qualified business units" of a REIT that satisfies the 75% gross income test and 75% asset test on a stand-alone basis. "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

        Phantom income.    Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

        We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as "market discount" for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

        We may agree to modify the terms of distressed and other loans we hold. These modifications may be considered "significant modifications" for U.S. federal income tax purposes that give rise to a deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

        Some of the loans and debt securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument.

        In addition, in the event that any debt instruments or debt securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinated mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

        Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

        As a result of each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this "phantom income" is recognized. See "—Annual Distribution Requirements Applicable to REITs."

        Failure to Satisfy Gross Income Tests.    If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. That relief provision will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our U.S. federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See "—Our Taxation as a REIT."

Asset Tests

        At the close of each quarter of our taxable year, we must satisfy the following tests relating to the nature of our assets.

  •
  At least 75% of the value of our total assets must be represented by the following:

  •
  interests in real property, including leaseholds and options to acquire real property and leaseholds, and, for taxable years beginning after December 31, 2015, personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as "rents from real property";

  •
  interests in mortgages on real property;

  •
  stock in other REITs and debt instruments issued by "publicly offered" REITs;

  •
  cash and cash items;

  •
  government securities;

    •
    investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

    •
    regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

  •
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  •
  Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, or the "5% asset test."

  •
  Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class, we may not own more than 10% of any one issuer's outstanding voting securities or the "10% vote test."

  •
  Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below or the "10% value test."

  •
  Not more than 25% (20% for any taxable year beginning after December 31, 2017) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

  •
  Not more than 25% of the value of our total assets may be represented by debt instruments of "publicly offered" REITs that are not secured by real property or interests in real property.

        Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower's discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our "controlled taxable REIT subsidiaries" as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer's outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

        In addition, the following instruments will not be taken into account for purposes of the 10% value test: (i) a REIT's interest as a partner in a partnership; (ii) any debt instrument issued by a partnership (other than straight debt or any other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; (iii) any debt instrument issued by a partnership (other than straight debt or any other excluded security) will not be to the extent of the REIT's interest as a partner in the partnership; (iv) any loan to an individual or an estate; (v) any "section 467 rental agreement," other than an agreement with a related party tenant; (vi) any obligation to pay "rents from real property"; (vii) certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; and (viii) any security (including debt securities) issued by another REIT. For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described clause (i) and (ii) in the preceding sentence.

        For purposes of the 75% asset test, mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. The IRS has stated that it will not challenge a REIT's treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date or (ii) the greater of (a) the fair market value of the real property securing the loan on the date of the relevant quarterly REIT asset testing date or (b) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan.

        We believe that our existing investments comply with the foregoing asset tests, and we intend to monitor compliance on an ongoing basis. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote test or 10% value test). See "—Gross Income Tests." Although we anticipate that our mezzanine loans typically may not qualify for that safe harbor, we believe our mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or 10% value test. We intend to originate and acquire mezzanine loans only to the extent such loans will not cause us to fail the asset tests described above.

        Moreover, as noted above, there is limited case law and administrative guidance addressing whether instruments similar to our mezzanine loans or our preferred equity investments will be treated as equity or debt for U.S. federal income tax purposes. If a mezzanine loan is treated as equity for U.S. federal income tax purposes, we would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan. If that partnership or limited liability company owned nonqualifying assets, we may not be able to satisfy all of the asset tests. Alternatively, if the IRS successfully asserts a preferred equity investment is debt for U.S. federal income tax purposes, then that investment may be treated as a nonqualifying asset for purposes of the 75% asset test and would be subject to the 10% value test and the 5% asset test. It is possible that a preferred equity investment that is treated as debt for U.S. federal income tax purposes could cause us to fail one or more of those tests.

        We expect that our investments in CMBS will generally be treated as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. In the case of CMBS treated as an interest in a REMIC, such interests will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests.

        We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will be required to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS may not disagree with these determinations and assert that a different value is applicable, in which case we may not satisfy the 75% and the other asset tests.

        We will not lose our REIT status for a de minimis failure to meet the 5% or 10% asset requirements if the failure is due to ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets or $10 million. If we fail to satisfy any of the asset requirements for a particular tax quarter, we may still qualify as a REIT if we (1) identify the failure on a separate schedule, (2) the failure is due to reasonable cause and not willful neglect, (3) the assets causing the failure are disposed of within six months of the last day of the quarter in which the failure occurred and (4) we pay a tax computed as the greater of either $50,000 or the net income generated by the assets causing the failure multiplied by the highest tax rate under section 11.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. However, an acquisition of property by a REIT requires the REIT to revalue all of its assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by eliminating the discrepancy within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        We currently believe that the loans, securities and other assets that we hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the senior loans and mezzanine loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Annual Distribution Requirements Applicable to REITs

        To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

  •
  the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

  •
  the excess of the sum of specified items of non-cash income (including original issue discount on our senior loans and mezzanine loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

        Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

        Generally, in order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be "preferential dividends." A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents. However, to the extent we are a "publicly offered REIT," the preferential dividend rule will not apply to us.

        If we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed taxable income from prior years, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years) and (y) the amounts of income retained on which we have paid corporate income tax.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

        We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between the actual receipt of cash and the inclusion of items of income by us for U.S. federal income tax purposes. Other potential sources of non-cash taxable income include (i) loans and securities that are financed through loan or securitization structures that require some or all of the available interest income from these assets to be used to repay principal on these borrowings, (ii) distressed loans on which we may be required to accrue interest or discount income even though the borrower is unable to make current or past due debt service payments and (iii) loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable income in advance of the receipt of the related cash flow. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of taxable in-kind distributions of property (including, for example, our own debt securities or our stock).

        Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common stock or preferred stock.

        We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure creating a safe harbor authorizing publicly traded REITs to make elective cash/stock dividends, but that safe harbor has expired. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

        If we fail to satisfy one or more requirements of REIT qualification, other than the income tests or asset requirements, then we may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each failure.

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible by us. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to capital gains of ours. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced income tax rates on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Holders of Our Common Stock

        U.S. Holder.    As used in the remainder of this discussion, the term "U.S. holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its States or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your advisors. A "non-U.S. holder" is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

        Distributions Generally.    As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gains rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock and then to our common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder's stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder's stock, the distributions will be taxable as capital gains. A U.S. holder's initial tax basis in a share of our common stock is, in general, equal to the amount paid per share.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. holders of our stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the U.S. holders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate U.S. holders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

        Instead of paying capital gain dividends, we may elect to require U.S. holders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our common stock will increase the basis in its shares of our common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We must classify portions of our designated capital gain dividend into the following categories:

  •
  a 20% gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a rate of up to 20%; or

  •
  an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type.

        Passive Activity Loss and Investment Interest Limitation.    Distributions and gain from the disposition of our common stock will not be treated as passive activity income, and therefore U.S. holders will not be able to apply any "passive activity losses" against such income. Dividends paid by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.

        Other Tax Considerations.    U.S. holders of our common stock may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

        Sales of Our Common Stock.    Upon any taxable sale or other disposition of our common stock, a U.S. holder of our common stock will recognize gain or loss for federal income tax purposes on the disposition of our common stock in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on such disposition; and

  •
  the U.S. holder's adjusted basis in such REIT share for tax purposes.

        Gain or loss will be capital gain or loss. The applicable tax rate will depend on the holder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder's tax bracket.

        Medicare Tax.    Certain U.S. holders, including individuals and estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their "net investment income," which includes net gain from a sale or exchange of our common stock and income from dividends paid on our common stock. U.S. holders are urged to consult their tax advisors regarding the Medicare tax.

Taxation of Non-U.S. Holders of Our Common Stock

        The rules governing U.S. federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

        Distributions.    Distributions by us to a non-U.S. holder of our common stock that are neither attributable to gain from sales or exchanges by us of "United States real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent the income allocated to the non-U.S. holder is excess inclusion income. Excess inclusion income will generally be allocated to our stockholders to the extent we have "excess inclusion income" that exceeds our undistributed REIT taxable income in a particular year. See "—Our Taxation as a REIT—Taxable Mortgage Pools and REMICs." Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

  •
  a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, with us evidencing eligibility for that reduced rate is filed with us; or

  •
  the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in our common stock will reduce the non-U.S. holder's adjusted basis in our common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in our common stock will be treated as gain from the sale of its stock, the tax treatment of which is described below. See "—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock." Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.

        We would be required to withhold at least 15% of any distribution to a non-U.S. holder in excess of our current and accumulated earnings and profits if our common stock constitutes a United States real property interest with respect to such non-U.S. holder, as described below under "—Taxation of Non-U.S. Holders of Our Common Stock—Sales of Our Common Stock." This withholding would apply even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in our common stock is effectively connected with the non-U.S. holder's trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Under the Foreign Investment in Real Property Tax Act of 1980, which is referred to as "FIRPTA," distributions to certain non-U.S. holders that are attributable to gain from sales or exchanges by us of United States real property interests, whether or not designated as a capital gain dividend, will cause such non-U.S. holders to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Such non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. Unless the non-U.S. holder is a "qualified shareholder" or a "qualified foreign pension fund" (each as defined below), we will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of United States real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder's U.S. federal income tax liability.

        However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United

States if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any capital gain dividend to such holder will be treated as a distribution of ordinary income subject to the rules discussed above under "—Taxation of Non-U.S. Holders of Our Common Stock—Distributions." Also, the branch profits tax will not apply to such a distribution.

        Sales of Our Common Stock.    Gain recognized by a non-U.S. holder upon the sale or exchange of our common stock generally would not be subject to U.S. taxation unless:

  •
  the investment in our common stock is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  the non-U.S. holder is not a "qualified shareholder" or a "qualified foreign pension fund" and our common stock constitutes a United States real property interest within the meaning of FIRPTA, as described below.

        Our common stock will not constitute a United States real property interest if we either are not a United States real property holding corporation or we are a domestically-controlled REIT. Whether we are a United States real property holding corporation will depend upon whether the fair market value of United States real property interests owned by us equals or exceeds 50% of the fair market value of these interests, any interests in real estate outside of the United States, and our other trade and business assets. The term "United States real property interests" generally does not include mortgage loans or mortgage-backed securities, such as CMBS. As a result, we do not anticipate that we will be a United States real property holding corporation, but no assurance can be provided that we will not be treated as such. Even if we are a United States real property holding corporation, the disposition of our common stock will not be subject to FIRPTA if we are a domestically-controlled REIT. Generally, a REIT is domestically controlled if, at all times during a specified testing period, less than 50% of the value of its shares is held directly or indirectly by non-U.S. persons.

        Because our common stock will be publicly traded after this offering, no assurance can be given that we are or will be a domestically-controlled REIT. Even if we were a United States real property holding corporation and were not a domestically-controlled REIT, a sale of common stock by a non-United States holder would nevertheless not be subject to taxation under FIRPTA as a sale of a United States real property interest if:

  •
  our common stock were "regularly traded" on an established securities market within the meaning of applicable Treasury regulations; and

  •
  the non-U.S. holder did not actually, or constructively under specified attribution rules under the Code, own more than 10% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder's holding period.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. In such case, under FIRPTA, the purchaser of common stock may be required to withhold 15% of the purchase price and remit this amount to the IRS.

        Qualified Shareholders.    Subject to the exception discussed below, any distribution to a "qualified shareholder" who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to FIRPTA withholding. While a "qualified shareholder" will not be subject to FIRPTA withholding on distributions by us or dispositions of our common stock, certain investors of a "qualified shareholder" (i.e., non-U.S. persons who hold interests in the "qualified shareholder" (other than interests solely as a creditor) that hold more than 10% of our common stock (whether or not by reason of the investor's ownership interest in the "qualified shareholder")) may be subject to FIRPTA withholding.

        A "qualified shareholder" is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a "qualified collective investment vehicle" (within the meaning of Section 897(k)(3)(B) of the Code), and (iii) maintains records on the identity of each person who, at any time during the foreign person's taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

        Qualified Foreign Pension Funds.    Any distribution to a "qualified foreign pension fund" (or an entity all of the interests of which are held by a "qualified foreign pension fund") who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to FIRPTA withholding on distributions by us or dispositions of our common stock.

        A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate. Congress recently proposed clarifications to the definition of a qualified foreign pension fund. If enacted, such legislation would provide that a qualified foreign pension fund would include Social Security-like arrangements where the government, instead of the employer, is the sponsor. No assurance can be given that such clarifications will become law.

Taxation of Tax-Exempt Holders of Our Common Stock

        Provided that a tax-exempt holder has not held its common stock as "debt-financed property" within the meaning of the Code, the dividend and interest income from us generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt-financed property within the meaning of the Code. To the extent, however, that we, or a part of us, or a disregarded subsidiary of ours, is a taxable mortgage pool, a portion of the dividends paid to a tax-exempt stockholders that is allocable to excess inclusion income may be subject to tax as UBTI. See "—Our Taxation as a REIT—Taxable Mortgage Pools and REMICs."

        Notwithstanding the above, however, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Moreover, a portion of the dividends paid by a "pension-held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts."

        A REIT is a "pension-held REIT" if it meets the following two tests:

  •
  it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  •
  either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT's stock, collectively owns more than 50% of the value of the REIT's stock.

        The percentage of any REIT dividend from a "pension-held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension-held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts). Our 9.8% ownership limit may make it less likely that a pension trust would hold more than 25% of the value of our capital stock or that a group of pension trusts each holding more than 10% of the value of our capital stock would hold more than 50% of the value of our capital stock. No assurance can be given, however, that we will not be a "pension-held REIT" because of ownership waivers or otherwise.

Backup Withholding Tax and Information Reporting

        U.S. Holders of Our Common Stock.    In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of our common stock held by U.S. holders, unless an exception applies. The payor is required to withhold tax on such payments if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. In addition, a payor of the dividends or interest on our common stock is required to withhold tax if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. A U.S. holder that does not provide us with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their U.S. status to us. Some U.S. holders of our common stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's U.S. federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

        Non-U.S. Holders of Our Common Stock.    Generally, information reporting will apply to payments of interest and dividends on our common stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable U.S. Treasury regulations provide presumptions regarding the status of a holder of our common stock when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these U.S. Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of Our Investments in the Partnerships

        The following discussion summarizes material U.S. federal income tax considerations applicable to our direct or indirect investments in any subsidiary partnerships or limited liability companies that we own an interest in, each individually a "Partnership" and, collectively, the "Partnerships." This discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

        General.    We plan to continue to conduct our activities through our Operating Partnership, and we anticipate that our Operating Partnership will be treated as an entity disregarded as separate from us for U.S. federal income tax purposes or, if it admits a partner that is not an entity disregarded as separate from us for U.S. federal income tax purposes, as a partnership for U.S. federal income tax purposes. Our Operating Partnership holds certain investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships are "pass-through" entities that are not subject to U.S. federal income tax. Rather, the partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of any partnership items arising from Partnerships in which we or our Operating Partnership holds an interest for purposes of the various REIT income tests and in computation of our taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by such Partnerships. Recently enacted legislation that is scheduled to become effective for taxable years beginning after December 31, 2017, however, may impose liability for adjustments to a partnership's tax returns on the partnership itself in certain circumstances absent an election to the contrary. The effects of the application of this new legislation on the Partnerships is uncertain, and prospective investors should consult their tax advisors regarding all aspects of this legislation as it affects their particular circumstances.

        Classification as Partnerships.    We will be entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

  •
  is treated as a partnership under the U.S. Treasury regulations relating to entity classification (the "check-the-box regulations"); and

  •
  is not a "publicly-traded partnership."

        Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity is treated as having only one owner or member for U.S. federal income tax purposes) for U.S. federal income tax purposes.

        A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest (other than interest derived from a financial or insurance business), and dividends. U.S. Treasury regulations provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors or the "private placement exclusions," interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in an entity that is a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We expect that the Partnerships in which we own an interest will qualify for the private placement exception.

        We have not requested, and do not intend to request, a ruling from the IRS that any Partnership will be classified as a partnership for United Stares federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT unless we qualified for certain relief provisions. See "—Income Tests" and "—Asset Tests." In addition, any change in a Partnership's classification for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "—Annual Distribution Requirements Applicable to REITs." Further, items of income and deduction of such Partnership would not pass through to us or its other partners, and we and its other partners would be treated as stockholders for tax purposes. Consequently, such partners, and we and its other partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to us and its other partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

State and Local Taxes

        We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Consequently, prospective stockholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

Tax Shelter Reporting

        If a stockholder recognizes a loss with respect to stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Additional Withholding Requirements

        Under Sections 1471 through 1474 of the Code (such sections commonly referred to as "FATCA"), a 30% U.S. federal withholding tax will apply to dividends that we pay and, beginning January 1, 2019, gross proceeds from the disposition of our common stock, in each case paid to certain foreign entities if such entities do not satisfy disclosure requirements related to U.S. accounts or ownership. Foreign entities must provide documentation evidencing compliance with or an exemption from FATCA, typically provided on IRS Form W-8BEN-E, to avoid this withholding tax. If a payment is both subject to withholding under FATCA and subject to withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders and U.S. holders holding through foreign accounts or intermediaries should consult their tax advisors to determine the applicability of FATCA in light of their individual circumstances.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase of our common stock by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in our common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

        This offering is not directed to any particular purchaser, nor does it address the needs of any particular purchaser. We will not provide, and none of KKR, any of our respective affiliates or the underwriters will provide any advice or recommendation with respect to the management of any purchase of our common stock or the advisability of acquiring, holding, disposing or exchanging of our common stock.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        Whether or not our underlying assets were deemed to include "plan assets," as described below, the acquisition and/or holding of our common stock by an ERISA Plan with respect to which we, KKR or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, acquisition and holding of our common stock. These PTCEs include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, such as the "Best Interest Contract Exemption" (PTCE 2016-10), once they become effective, may provide relief for certain transactions involving certain investment advisers who are fiduciaries. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

        ERISA and the regulations (the "Plan Asset Regulations") promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan's assets include, for purposes of applying the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code, both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by "benefit plan investors" as defined in Section 3(42) of ERISA (the "25% Test") or that the entity is an "operating company," as defined in the Plan Asset Regulations. For purposes of the 25% Test, the assets of an entity will not be treated as "plan assets" if, immediately after the most recent acquisition of any equity interest in the entity, less than 25% of the total value of each class of equity interest in the entity is held by "benefit plan investors," excluding equity interests held by persons (other than benefit plan investors) who have discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. The term "benefit plan investors" is generally defined to include employee benefit plans subject to Title I of ERISA or Section 4975 of the Code (including "Keogh" plans and IRAs), as well as any entity whose underlying assets include plan assets by reason of a plan's investment in such entity (e.g., an entity of which 25% or more of the value of any class of equity interests is held by benefit plan investors and which does not satisfy another exception under ERISA or the Plan Asset Regulations).

        There can be no assurance that we will satisfy the 25% Test and it is not anticipated that we will qualify as an operating company or register as an investment company under the Investment Company Act.

        For purposes of the Plan Asset Regulations, a "publicly offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. We intend to effect such a registration under the Securities Act and the Exchange Act. The Plan Asset Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common stock will be "widely held" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common stock will be "freely transferable" within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

        If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and the Code.

        Because of the foregoing, our common stock should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of our common stock, each purchaser and subsequent transferee of our common stock will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our common stock constitutes assets of any Plan or (ii) the purchase and holding of our common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether such investment will constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA, Section 4975 of the Code or any applicable Similar Laws.

 UNDERWRITING

        We are offering the shares of common stock described in this prospectus through a number of underwriters. Wells Fargo Securities, LLC and Morgan Stanley & Co. LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
KKR Capital Markets LLC
Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Keefe, Bruyette & Woods, Inc.

Total

        The underwriters are committed to purchase all the shares of our common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        The underwriters propose to offer the shares of our common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of our common stock offered in this offering.

        The underwriters have an option to purchase up to                additional shares of common stock from us. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Underwriting discount	Without exercise of option to purchase additional shares	With full exercise of option to purchase additional shares
Per share	$	$
Total	$	$

        We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discount, will be approximately $            .

        A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus.

        Our Manager, directors, director nominees and executive officers and our existing stockholders have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the representatives of the underwriters, (1) offer, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, assign, pledge, hypothecate or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired or (2) enter into any swap, hedge, short sale, derivative, put or call, or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

        We intend to apply for listing of the common stock on the NYSE under the symbol "KREF".

        Prior to this offering, there has been no public market for our common stock. The initial public offering price per share of our common stock will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  the general condition of the securities markets at the time of this offering;

  •
  prevailing market conditions;

  •
  the present stage of our development;

  •
  the market capitalizations and stages of development of other companies that we and the underwriters believe to be comparable to our business;

  •
  estimates of our business potential; and

  •
  other factors deemed relevant by the underwriters and us.

        Neither we nor the underwriters can assure investors that an active trading market will develop for the shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over the counter market or otherwise. KKR Capital Markets LLC does not intend to conduct these activities.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

        KKR Capital Markets LLC, an underwriter in this offering, is a subsidiary of KKR & Co. L.P. and an affiliate of ours and KKR REFT Asset Holdings, which owns the one share of our special voting preferred stock and accordingly controls a majority of the voting power of shares eligible to vote in the election of our directors. See "Description of Capital Stock—Preferred Stock—Special Voting Preferred Stock." After giving effect to this offering, KKR will own        % of the outstanding shares of our common stock (or         %, if the underwriters exercise their option to purchase additional shares of common stock in full). As an underwriter in this offering, KKR Capital Markets LLC will receive its proportionate share of the underwriting discounts and commissions to be paid by us to the underwriters based on the number of shares allocated to it in this offering.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and short positions in such securities and instruments.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain tax matters will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York. Venable LLP, Baltimore, Maryland has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby.

EXPERTS

        The consolidated financial statements of KKR Real Estate Finance Trust Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 and the related financial statement schedule included elsewhere in this prospectus have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-11 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

        Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website.

        We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Management and Stockholders of
KKR Real Estate Finance Trust Inc.
New York, NY

        We have audited the accompanying consolidated balance sheets of KKR Real Estate Finance Trust Inc. and subsidiaries (the "Company") as of December 31, 2016 and 2015 and the related consolidated statements of operations, statements of changes in equity, and statements of cash flows for the years ended December 31, 2016 and 2015. Our audits also included the financial statement schedule listed at Schedule IV. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of KKR Real Estate Finance Trust Inc. and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years ended December 31, 2016 and 2015 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

New York, NY
March 10, 2017

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)

	December 31,
	2016	2015
Assets
Cash and cash equivalents	$96,189	$26,686
Restricted cash and cash equivalents	157	100
Commercial mortgage loans, held-for-investment, net	674,596	290,128
Commercial mortgage loans, held-for-sale, net	26,230	—
Preferred interest in joint venture, held-to-maturity	36,445	24,407
Accrued interest receivable	2,974	1,327
Other assets	2,728	4,956
Commercial mortgage loans held in variable interest entities, at fair value	5,426,084	4,369,323

Total Assets	$6,265,403	$4,716,927

Liabilities and Equity
Liabilities
Secured financing agreements, net	$439,144	$122,133
Accounts payable, accrued expenses and other liabilities	2,297	4,676
Accrued interest payable	593	139
Due to affiliates	1,728	2,125
Variable interest entity liabilities, at fair value	5,313,574	4,296,837

Total Liabilities	5,757,336	4,425,910

Commitments and Contingencies
Temporary Equity
Redeemable noncontrolling interests in equity of consolidated joint venture	3,030	4,643

Permanent Equity
Preferred stock, 50,000,000 authorized (125 shares with stated value of $1,000.00 issued and outstanding as of December 31, 2016 and 2015 and 1 share with par value of $0.01 issued and outstanding as of December 31, 2016)	125	125
Common stock, 300,000,000 authorized (24,158,392 and 13,636,416 shares with par value of $0.01 issued and outstanding as of December 31, 2016 and 2015, respectively)	242	136
Additional paid-in capital	479,417	272,518
Retained earnings	17,914	8,681

Total KKR Real Estate Finance Trust Inc. stockholders' equity	497,698	281,460
Noncontrolling interests in equity of consolidated joint venture	7,339	4,914

Total Permanent Equity	505,037	286,374

Total Liabilities and Equity	$6,265,403	$4,716,927

See Notes to Consolidated Financial Statements.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

	For the Year Ended December 31,
	2016	2015
Net Interest Income
Interest income	$32,659	$12,536
Interest expense	7,432	554

Total net interest income	25,227	11,982

Other Income
Realized gain on sale of investments	285	1,155
Change in net assets related to consolidated variable interest entities	15,461	8,868
Other income	222	305

Total other income	15,968	10,328

Operating Expenses
General and administrative	2,270	1,994
Management fees to affiliate	5,934	2,620
Incentive compensation to affiliate	365	131

Total operating expenses	8,569	4,745

Income (Loss) Before Income Taxes, Noncontrolling Interests and Preferred Dividends	32,626	17,565
Income tax expense	354	393

Net Income (Loss)	32,272	17,172
Redeemable Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	302	272
Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	813	137

Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	31,157	16,763
Preferred Stock Dividends	16	15

Net Income (Loss) Attributable to Common Stockholders	$31,141	$16,748

Net Income (Loss) Per Share of Common Stock, Basic and Diluted	$1.61	$1.95

Weighted Average Number of Shares of Common Stock Outstanding, Basic and Diluted	19,299,597	8,605,876

See Notes to Consolidated Financial Statements.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Statements of Changes in Equity

For the Years Ended December 31, 2016 and 2015

(Amounts in thousands, except share data)

	Permanent Equity
	KKR Real Estate Finance Trust Inc.									Temporary Equity
	Preferred Stock						Total KKR Real Estate Finance Trust Inc. Stockholders' Equity
			Common Stock							Redeemable Noncontrolling Interests in Equity of Joint Venture
						Retained Earnings (Accumulated Deficit)		Noncontrolling Interests in Equity of Joint Venture
	Shares	Stated Value	Shares	Par Value	Additional Paid-In Capital				Total Permanent Equity
Balance at December 31, 2014	—	$—	795,145	$8	$15,895	$(522)	$15,381	$—	$15,381	$809
Issuance of stock	125	125	12,841,271	128	256,697	—	256,950	—	256,950	—
Offering costs	—	—	—	—	(74)	—	(74)	—	(74)	—
Preferred dividends declared	—	—	—	—	—	(15)	(15)	—	(15)	—
Common dividends declared	—	—	—	—	—	(7,545)	(7,545)	—	(7,545)	—
Capital contributions	—	—	—	—	—	—	—	4,777	4,777	3,768
Capital distributions	—	—	—	—	—	—	—	—	—	(206)
Net income (loss)	—	—	—	—	—	16,763	16,763	137	16,900	272

Balance at December 31, 2015	125	125	13,636,416	136	272,518	8,681	281,460	4,914	286,374	4,643
Issuance of stock	1	—	10,521,976	106	209,898	—	210,004	—	210,004	—
Offering costs	—	—	—	—	(2,999)	—	(2,999)	—	(2,999)	—
Preferred dividends declared	—	—	—	—	—	(16)	(16)	—	(16)	—
Common dividends declared	—	—	—	—	—	(21,908)	(21,908)	—	(21,908)	—
Capital contributions	—	—	—	—	—	—	—	2,049	2,049	—
Capital distributions	—	—	—	—	—	—	—	(437)	(437)	(1,915)
Net income (loss)	—	—	—	—	—	31,157	31,157	813	31,970	302

Balance at December 31, 2016	126	$125	24,158,392	$242	$479,417	$17,914	$497,698	$7,339	$505,037	$3,030

See Notes to Consolidated Financial Statements.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Amounts in thousands)

	For the Year Ended December 31,
	2016	2015
Cash Flows From Operating Activities
Net income (loss)	$32,272	$17,172
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of deferred debt issuance costs	2,044	175
Accretion of net deferred loan fees and discounts	(1,021)	(171)
Interest paid-in-kind	(1,799)	(681)
Change in noncash net assets of consolidated variable interest entities	(3,363)	(3,653)
Gain on sale of investment securities	—	(1,101)
Gain on sale of commercial mortgage loans, held-for-sale	(285)	(54)
Changes in operating assets and liabilities:
Accrued interest receivable, net	(1,647)	(1,053)
Other assets	4,826	(4,545)
Due to affiliates	(398)	1,330
Accounts payable, accrued expenses and other liabilities	(5,677)	3,984
Accrued interest payable	454	139

Net cash provided by operating activities	25,406	11,542

Cash Flows From Investing Activities
Proceeds from sales of commercial mortgage-backed securities	—	83,773
Proceeds from principal repayments of commercial mortgage loans, held-for-investment	7,403	13,284
Proceeds from sale of commercial mortgage loans	31,539	21,554
Origination and purchase of commercial mortgage loans, held-for-investment	(448,344)	(307,970)
Purchases of commercial mortgage-backed securities	(36,351)	(150,787)
Investment in preferred interest in joint venture	(10,240)	(23,887)
Purchases of other capitalized assets	(455)	(274)

Net cash used in investing activities	(456,448)	(364,307)

Cash Flows From Financing Activities
Proceeds from borrowings under secured financing agreements	520,408	123,900
Proceeds from issuances of common stock	210,004	256,825
Proceeds from issuances of preferred stock	—	125
Proceeds from redeemable noncontrolling interest contributions	—	3,768
Proceeds from noncontrolling interest contributions	2,049	4,777
Payments of common stock dividends	(21,908)	(7,545)
Payments of preferred stock dividends	(16)	(15)
Principal repayments on borrowings under secured financing agreements	(198,726)	—
Payments of debt issuance costs	(4,652)	(2,065)
Payments of stock issuance costs	(4,205)	(74)
Payments of redeemable noncontrolling interest distributions	(1,915)	(206)
Payments of noncontrolling interest distributions	(437)	—

Net cash provided by financing activities	500,602	379,490

Net Increase in Cash, Cash Equivalents, and Restricted Cash	69,560	26,725
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	26,786	61

Cash, Cash Equivalents, and Restricted Cash at End of Period	$96,346	$26,786

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$5,546	$239
Cash paid during the period for income tax expense	521	—
Supplemental Schedule of Non-Cash Investing and Financing Activities
Consolidation of variable interest entities (incremental assets and liabilities)	$940,806	$4,119,235
Investment in preferred interest in joint venture, interest paid-in-kind	(1,799)	(681)
Expense reimbursements to affiliate not yet paid	—	644

See Notes to Consolidated Financial Statements.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 1. Business and Organization

        KKR Real Estate Finance Trust Inc. (together with its subsidiaries, "KREF") is a Maryland corporation that was formed and commenced operations on October 2, 2014 as a mortgage "real estate investment trust" ("REIT") that focuses primarily on originating and acquiring senior loans secured by commercial real estate assets. KREF has operated as a subsidiary of KKR Fund Holdings L.P. ("KKR Fund Holdings"), a subsidiary of KKR & Co. L.P. (together with its subsidiaries, "KKR"), from the date of its formation through December 31, 2016.

        KREF has elected and intends to maintain its qualification to be taxed as a REIT under the requirements of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), for U.S. federal income tax purposes. As such, KREF will generally not be subject to U.S. federal income tax on that portion of its income that it distributes to stockholders if it distributes at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. See Note 11 regarding taxes applicable to KREF.

        KREF is externally managed by KKR Real Estate Finance Manager LLC ("KKR Manager"), a subsidiary of KKR, through a management agreement ("Management Agreement") pursuant to which the KKR Manager provides a management team and other professionals who are responsible for implementing KREF's business strategy, subject to the supervision of KREF's board of directors. For its services, the KKR Manager is entitled to management fees and incentive compensation, both defined in, and in accordance with the terms of, the Management Agreement (Note 9).

        As of December 31, 2016, KKR owned 18,236,165 shares of KREF's common stock.

        As of December 31, 2016, KREF's principal business activities related to the origination and purchase of credit investments related to commercial real estate. Management assesses performance of KREF's current portfolio of leveraged and unleveraged commercial mortgage loans and commercial mortgage-backed securities ("CMBS") as a whole and makes operating decisions accordingly. Management considers revenues generated by corporate activities unrelated to KREF's investment activity as incidental. As a result, management presents KREF's operations within a single segment.

Note 2. Summary of Significant Accounting Policies

        Basis of Presentation—The accompanying consolidated financial statements and related notes of KREF are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The consolidated financial statements include the accounts of KREF and its consolidated subsidiaries, and all intercompany transactions and balances have been eliminated. In the opinion of management, all adjustments considered necessary for a fair presentation of KREF's financial position, results of operations and cash flows have been included and are of a normal and recurring nature.

        Going Concern—In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. This guidance pertains to management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

disclosures. The new guidance requires that management evaluate whether conditions exist, at each annual and interim reporting period, that give rise to substantial doubt about the entity's ability to continue as a going concern within one year from the financial statement issuance date, and if so, provide related disclosures. Substantial doubt exists when conditions and events, considered in the aggregate, indicate that it is probable that a company will be unable to meet its obligations as they become due within one year after the financial statement issuance date. The new guidance applies to all companies. The guidance is effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. This guidance has been adopted for the year ended December 31, 2016 and there was no impact on the consolidated financial statements.

        Consolidation—KREF consolidates those entities for which (i) it controls significant operating, financial and investing decisions of the entity or (ii) management determines that KREF is the primary beneficiary of entities deemed to be variable interest entities ("VIEs"). As of December 31, 2016, KREF did not exercise significant influence over entities that do not meet the requirements for consolidation.

        Variable Interest Entities—VIEs are defined as entities in which equity investors do not have an interest with the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. A VIE is required to be consolidated only by its primary beneficiary, which is defined as the party that has the power to direct the activities of the VIE that most significantly impact its economic performance and that has the obligation to absorb losses of, or the right to receive benefits from, the VIE that could be potentially significant to the VIE (Note 6).

        To assess whether KREF has the power to direct the activities of a VIE that most significantly impact the VIE's economic performance, KREF considers all the facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE's economic performance; and second, identifying which party, if any, has power to direct those activities. To assess whether KREF has the obligation to absorb losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE, KREF considers all of its economic interests and applies judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE.

        CMBS—KREF consolidates those trusts that issue beneficial ownership interests in mortgage loans secured by commercial real estate (commonly known as CMBS) when KREF holds a variable interest in, and management considers KREF to be the primary beneficiary of, those trusts. Management believes the performance of the assets that underlie CMBS issuances most significantly impacts the economic performance of the trust, and the primary beneficiary is generally the entity that conducts activities that most significantly impact the performance of the underlying assets. In particular, the most subordinate tranches of CMBS expose the holder to the greater variability of economic performance when compared to more senior tranches since the subordinate tranches absorb a disproportionately higher amount of the credit risk related to the underlying assets. Generally, a trust designates the most junior subordinate tranche outstanding as the controlling class, which entitles the holder of the controlling class to unilaterally appoint and remove the special servicer for the trust. The special

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

servicer is responsible for the servicing and administration of delinquent and nonperforming loans as well as real estate owned ("REO") properties held as collateral delivered on foreclosed loans. While the special servicer cannot prevent losses, its services to the trust are designed to mitigate credit losses to holders of the CMBS.

        For the trusts that KREF consolidates, KREF holds non-investment grade rated and unrated CMBS that represent the most subordinate tranches of the CMBS issued by those trusts, which include the controlling class. As the holder of the most subordinate tranche, KREF is in a first loss position and has the right to receive benefits. As the holder of the controlling class, KREF has the ability to unilaterally appoint and remove the special servicer for the trust. In these cases, management considers KREF to be the primary beneficiary and consolidates the CMBS trusts.

        For VIEs in which management determines KREF is the primary beneficiary, all of the underlying assets, liabilities and equity of the trusts are recorded on KREF's books, and the initial investment, along with any associated unrealized holding gains and losses, are eliminated in consolidation. Similarly, the interest income earned from these trusts is eliminated in consolidation.

        Management elected the fair value option for KREF's initial and subsequent recognition of the assets and liabilities of KREF's consolidated CMBS VIEs in order to provide users of the financial statements with better information regarding the effects of credit risk and other market factors on the CMBS beneficially held by KREF's stockholders. Since the changes in fair value include the interest income and interest expense associated with these CMBSVIEs, management does not consider the separate presentation of the components of fair value changes to be relevant. Management has elected to present these items in aggregate as "Other Income—Change in net assets related to consolidated variable interest entities" in the accompanying Consolidated Statements of Operations; the residual difference represents KREF's beneficial interest in the CMBS VIEs.

        Management separately presents the assets and liabilities of KREF's consolidated VIEs as individual line items on KREF's Consolidated Balance Sheets for entities in which the VIEs assets can only be used to settle the VIE's obligations and for which the VIE's creditors have no recourse against the general credit of the primary beneficiary. The liabilities of KREF's consolidated VIEs consist solely of obligations to the CMBS holders of the consolidated trusts, excluding CMBS held by KREF as such interests are eliminated in consolidation, and the interest accrued thereon, presented as "Liabilities—Variable interest entity liabilities, at fair value." The assets of KREF's consolidated VIEs consist principally of commercial mortgage loans and the interest accrued thereon, and are likewise presented as a single line item entitled "Assets—Commercial mortgage loans held in variable interest entities, at fair value."

        Assets of a CMBS trust, as a whole, can only be used to settle the obligations of the consolidated CMBS VIE. The assets of KREF's CMBS VIEs are not individually accessible by, and obligations of the CMBS VIEs are not recourse to, the bondholders.

        REO assets generally represent a small percentage of the overall asset pool of a CMBS trust. In a new issue CMBS trust there are no REO assets, and no REO existed in KREF's consolidated VIE assets as of December 31, 2016. KREF derives the fair value of its Level 3 CMBS VIE assets from its

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

Level 3 CMBS VIE liabilities, which management considers to possess more observable market value data than the CMBS VIE assets. See "—Fair Value—Valuation of Consolidated VIEs" for additional discussion regarding management's valuation of consolidated CMBS VIEs.

        Commercial Mezzanine Loan Joint Venture—KREF consolidates a joint venture that holds a portion of KREF's investments in commercial mezzanine loans, and in which a third-party owns a 5.0% redeemable noncontrolling interest (Note 6). Management determined the joint venture to be a VIE as the third-party owners of the redeemable noncontrolling interest do not have substantive, participating, or kick-out rights. KREF owns 95.0% of the equity interests in the joint venture and participates in the profits and losses. Management considers KREF to be the primary beneficiary of the joint venture as KREF holds decision-making power over the activities that most significantly impact the economic performance of the joint venture.

        Preferred Interest in Joint Venture—KREF consolidates a joint venture that holds a lending agreement with an entity engaged in the construction of a multi-family tower, and in which a third-party owns a 20.0% noncontrolling interest (Note 4). Management determined the joint venture to be a VIE as the third-party owners of the noncontrolling interest do not have substantive, participating, or kick-out rights. KREF owns 80.0% of the equity interests in the joint venture and participates in the profits and losses. Management considers KREF to be the primary beneficiary of the joint venture as KREF holds decision-making power over the activities that most significantly impact the economic performance of the joint venture.

        Noncontrolling Interests—Noncontrolling interests represent the ownership interests in certain consolidated subsidiaries held by entities or persons other than KREF. Those noncontrolling interests that allow the holder to redeem before liquidation or termination of the entity that issued those interests are considered redeemable noncontrolling interests.

        The redeemable noncontrolling interests issued by subsidiaries of KREF are subject to certain restrictions and require KREF to transfer assets or issue equity to satisfy the redemption. As KREF does not control the circumstances under which the noncontrolling interests may redeem their interests, management considers these redeemable noncontrolling interests as temporary equity, presented as "Temporary Equity—Redeemable noncontrolling interests in equity of consolidated joint venture" in the accompanying Consolidated Balance Sheets and their share of "Net Income (Loss)" as "Redeemable Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture" in the Consolidated Statements of Operations. KREF recorded the redeemable noncontrolling interests at fair value upon issuance by subsidiaries of KREF, and accretes to the redemption values at each subsequent reporting period date if KREF determines the noncontrolling interests are redeemable or probable to become redeemable. As of December 31, 2016, KREF determined that the redeemable noncontrolling interests were not currently redeemable or probable to become redeemable, and as a result did not adjust the value of the redeemable noncontrolling interests.

        KREF reflects noncontrolling interests that are not redeemable as permanent equity that is not attributable to KREF's stockholders. KREF presents these interests as "Permanent Equity—Noncontrolling interests in equity of consolidated joint venture" in the accompanying Consolidated

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

Balance Sheets and their share of "Net Income (Loss)" as "Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture" in the Consolidated Statements of Operations.

        Risks and Uncertainties—In the normal course of business, KREF primarily encounters two significant types of economic risk: credit and market. Credit risk is the risk of default on KREF's investments that results from a borrower's or counterparty's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments due to changes in interest rates, spreads or other market factors, including risks that impact the value of the collateral underlying KREF's investments. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated financings, collateral values and other information.

        Tax Risks—KREF is subject to significant tax risks. If KREF fails to maintain its qualification as a REIT in a given taxable year, it may be subject to penalties as well as federal, state and local income tax on its taxable income, which could be material. It will also not be able to qualify as a REIT for the subsequent four taxable years, unless entitled to relief under certain statutory provisions.

        A REIT must distribute at least 90% of its taxable income to its stockholders. In addition to the 90% distribution requirement, a REIT is subject to a nondeductible excise tax if it fails to make certain minimum distributions by calendar year-end. The excise tax imposed is equal to 4% of the excess of the required distribution (generally, the sum of 85% of the REIT's ordinary income and 95% of the REIT's capital gain net income for the calendar year) over the distributed amount for such year. Distribution of the remaining balance may extend until timely filing of the REIT's tax return in the subsequent taxable year. Qualifying distributions of taxable income are deductible by a REIT in computing taxable income.

        In addition to the distribution requirements, qualification as a REIT also depends on the ability to comply with several organizational requirements, including various restrictions on ownership, continuing compliance with tests concerning the nature of the assets and sources of income, and the maintenance of records. KREF has not operated, but may operate, various securitization vehicles and make certain investments through taxable REIT subsidiaries ("TRSs") that are subject to regular corporate income taxes. KREF and its subsidiaries file income tax returns with the U.S. federal government and various state and local jurisdictions. Generally, these income tax returns will be subject to tax examinations by tax authorities for a period of three years after the date of filing.

        Regulatory Risks—KREF is subject to significant regulatory risks. If KREF were unable to rely upon an exemption from registration available under the Investment Company Act of 1940, as amended. KREF could be required to restructure its assets or activities, including the disposition of assets during periods of adverse market conditions that could result in material losses to KREF.

        Use of Estimates—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management makes subjective estimates to project cash flows KREF expects to receive on its

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

investments in loans and securities as well as the related market discount rates, which significantly impacts the interest income, impairments, valuation allowances and fair values recorded or disclosed. Actual results could differ from those estimates.

        Fair Value—GAAP requires the categorization of the fair value of financial instruments into three broad levels that form a hierarchy based on the transparency of inputs to the valuation.

Level 1	—Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2

—Inputs are other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

Level 3	—Inputs are unobservable for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

        KREF follows this hierarchy for its financial instruments. The classifications are based on the lowest level of input that is significant to the fair value measurement.

        Valuation Process—The KKR Manager reviews the valuation of Level 3 financial instruments as part of KKR's quarterly process. As of December 31, 2016, KKR's valuation process for Level 3 measurements, as described below, subjected valuations to the review and oversight of various committees. KKR has a global valuation committee assisted by valuation subcommittees, including a real estate subcommittee that reviews and approves preliminary Level 3 valuations for certain real estate assets including the financial instruments held by KREF. The global valuation committee provides general oversight of the valuation subcommittees. The global valuation committee is responsible for coordinating and implementing KKR's valuation process to ensure consistency in the application of valuation principles across portfolio investments and between periods. All valuations are subject to approval by the global valuation committee.

        Valuation of Consolidated VIEs—Management categorizes the financial assets and liabilities of the CMBS trusts that KREF consolidates as Level 3 assets and liabilities in the fair value hierarchy and has elected the fair value option for financial assets and liabilities of each CMBS trust. Management has adopted the measurement alternative included in ASU No. 2014-13, Measuring the Financial Assets and the Financial Liabilities of a Consolidated Collateralized Financing Entity ("ASU 2014-13"). Pursuant to ASU 2014-13, management measures both the financial assets and financial liabilities of the CMBS trusts consolidated by KREF using the fair value of the financial liabilities, which management considers more observable than the fair value of the financial assets. As a result, KREF presents the CMBS issued by the consolidated trust, but not beneficially owned by KREF's stockholders, as financial liabilities in KREF's consolidated financial statements, measured at their estimated fair value; KREF measures the financial assets as the total estimated fair value of the CMBS issued by the consolidated trust, regardless of whether such CMBS represent interests beneficially owned by KREF's stockholders. Under the measurement alternative prescribed by ASU 2014-13, KREF's "Net Income (Loss)" reflects the economic interests in the consolidated CMBS beneficially owned by KREF's stockholders,

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

presented as "Change in net assets related to consolidated variable interest entities" in the Consolidated Statements of Operations, which includes applicable (i) changes in the fair value of CMBS beneficially owned by KREF, (ii) interest and servicing fees earned from the CMBS trust and (iii) other residual returns or losses of the CMBS trust, if any (Note 6).

        Management categorizes the preferred interest and commercial mortgage loans held by separate joint ventures, VIEs consolidated by KREF as primary beneficiary, as Level 3 assets in the fair value hierarchy as such assets are illiquid, structured instruments that are specific to the properties and their corresponding operating performance (Note 10).

        Other Valuation Matters—For Level 3 financial assets originated, or otherwise acquired, and financial liabilities assumed during the calendar month immediately preceding a quarter end that were conducted in an orderly transaction with an unrelated party, management generally believes that the transaction price provides the most observable indication of fair value given the illiquid nature of these financial instruments, unless management is aware of any circumstances that may cause a material change in the fair value through the remainder of the reporting period. For instance, significant changes to the underlying property or its planned operations may cause material changes in the fair value of commercial mortgage loans acquired, or originated, by KREF.

        KREF's determination of fair value is based upon the best information available for a given circumstance and may incorporate assumptions that are management's best estimates after consideration of a variety of internal and external factors. When an independent valuation firm expresses an opinion on the fair value of a financial instrument in the form of a range, management selects a value within the range provided by the independent valuation firm, generally the midpoint, to assess the reasonableness of management's estimated fair value for that financial instrument.

        See Note 10 for additional information regarding the valuation of KREF's financial assets and liabilities.

        Sales of Financial Assets and Financing Agreements—KREF will, from time to time, sell loans, securities and other assets as well as finance assets in the form of secured borrowings. In each case, management evaluates whether the transaction constitutes a sale through legal isolation of the transferred financial asset from KREF, the ability of the transferee to pledge or exchange the transferred asset without constraint and the transfer of control of the transferred asset. For transfers that constitute sales, KREF (i) recognizes the financial assets it retains and liabilities it has incurred, if any, (ii) derecognizes the financial assets it has sold, and derecognizes liabilities when extinguished and (iii) recognizes a realized gain, or loss, based upon the excess, or deficient, proceeds received over the carrying value of the transferred asset. KREF does not recognize a gain, or loss, on interests retained, if any, where management elected the fair value option prior to sale.

        Derivative Instruments—KREF may invest in derivative instruments, such as interest rate swaps or cap agreements, or certain other agreements that may include embedded derivative instruments (collectively referred to as derivatives), to mitigate the effects of market fluctuations on results of operations and financial condition. KREF records derivative instruments as either an asset or liability measured at its fair value on the Consolidated Balance Sheets. KREF may elect hedge accounting for

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

derivative instruments that are designated and qualifying as a hedge of changes in the fair value or cash flows of an asset or liability attributable to a particular risk. Hedge accounting allows for changes in the fair value of the effective portion of a derivative instrument to be recognized in accumulated other comprehensive income (loss). Changes in the fair value of the ineffective portion of a derivative instrument are included in net income. Amounts are reclassified out of accumulated other comprehensive income (loss) and into net income when the hedged item is either sold or substantially liquidated. To the extent a derivative does not qualify for hedge accounting and is deemed a freestanding derivative, the changes in its value are included in net income. As of December 31, 2016 and 2015, KREF did not have any material investments in derivative instruments.

Balance Sheet Measurement

        Cash, Cash Equivalents and Restricted Cash and Cash Equivalents—KREF considers cash equivalents as all highly liquid short-term investments with maturities of 90 days or less when purchased. Substantially all amounts on deposit with major financial institutions exceed insured limits.

        As of December 31, 2016 and 2015, KREF held $0.2 million and $0.1 million, respectively, of restricted cash related to good faith deposits and surety bond deposits. KREF receives good faith deposits from potential borrowers when originating or acquiring commercial mortgage loans, which KREF must return to the borrower in the event of a successful transaction or use to pay the costs it incurs in the event of a broken deal. Management considers these deposits restricted until the good faith deposit is returned to the borrower or management considers the deal broken.

        The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows.

	As of December 31,
	2016	2015
Cash and cash equivalents	$96,189	$26,686
Restricted cash and cash equivalents	157	100

Total cash, cash equivalents and restricted cash and cash equivalents shown in the Consolidated Statements of Cash Flows	$96,346	$26,786

        KREF must also maintain sufficient cash and cash equivalents to satisfy liquidity covenants related to its secured financing agreements. However, such amounts are not restricted from use in KREF's current operations, and KREF does not present these cash and cash equivalents as restricted. As of December 31, 2016 and 2015, KREF was required to maintain unrestricted cash and cash equivalents of at least $11.1 million and $6.2 million, respectively, to satisfy its liquidity covenants (Note 5).

        In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This guidance requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The guidance does not provide a definition of restricted cash or restricted cash equivalents. KREF has applied using a retrospective transition method to each period presented.

        Commercial Mortgage Loans Held-For-Investment and Provision for Loan Losses—Loans that are held-for-investment are carried at their aggregate outstanding face amount, net of applicable (i) unamortized origination or acquisition premiums and discounts, (ii) unamortized deferred nonrefundable fees and other direct loan origination costs, (iii) valuation allowances for loan losses and (iv) charge-offs or write-downs of impaired loans. If a loan is determined to be impaired, management writes down the loan through a charge to the provision for loan losses. See "—Expense Recognition—Loan Impairment" for additional discussion regarding management's determination for loan losses. KREF applies the effective interest method to amortize origination or acquisition premiums and discounts and deferred nonrefundable fees or other direct loan origination costs. Loans for which management elects the fair value option at the time of origination, or acquisition, are carried at fair value on a recurring basis (Note 3).

        Commercial Mortgage Loans Held-For-Sale—Loans that KREF originates, or acquires, for which KREF is unable to hold, or management intends to sell or otherwise dispose of, in the foreseeable future are classified as held-for-sale and are carried at the lower of amortized cost or fair value (Note 3).

        Preferred Interest in Joint Venture Held-To-Maturity—KREF invests in preferred equity issued by a limited liability company engaged in commercial real estate activities that KREF accounts for as a debt security. Management intends, and believes KREF has the ability, to hold this investment until maturity. Accordingly, KREF presents this preferred interest in joint venture held-to-maturity for which management did not elect the fair value option, at cost, net of unamortized premiums and discounts; KREF applies the effective interest method to amortize applicable premiums and discounts. In the event that the fair value of the preferred interest in joint venture held-to-maturity is less than its amortized cost, management considers whether the unrealized holding loss represents an other-than-temporary impairment ("OTTI"). If management does not expect to recover the carrying value of the preferred interest in joint venture held-to-maturity based on future expected cash flows, an OTTI exists and KREF reduces the carrying value by the impairment amount, recognizes the portion of the impairment related to credit factors in earnings and the portion of the impairment related to other factors in accumulated other comprehensive income. For the years ended December 31, 2016 and 2015, KREF has not recognized an OTTI related to its investment in preferred interest in joint venture held-to-maturity (Note 4).

        Secured Financing Agreements—KREF's secured financing agreements are treated as collateralized financing transactions and consist of floating rate, uncommitted repurchase facilities carried at their contractual amounts, net of unamortized debt issuance costs (Note 5).

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

        Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities—Other assets and liabilities are comprised of the following:

	Other Assets			Accounts Payable, Accrued Expenses And Other Liabilities
	December 31,			December 31,
	2016	2015		2016	2015
Deferred stock issuance costs(A)	$1,326	$2,169	Accounts payable	$1,538	$2,214
Accounts receivable	542	49	Accrued expenses	558	37
Deferred debt issuance costs, net(A)(B)	448	2,419	Income taxes payable	141	393
Due from affiliates	360	—	Accrued stock issuance costs	60	2,000
Other assets	30	70	Deferred revenue	—	32
Prepaid expenses, net	22	249

	$2,728	$4,956		$2,297	$4,676

(A)
Deferred debt and stock issuance costs decreased during the year ended December 31, 2016 as these amounts were accrued as assets until KREF borrowed amounts under related repurchase facilities or raised related equity, respectively, at which time KREF presents such costs net of related borrowings as "Secured financing agreements, net" or related equity in "Additional paid-in capital," respectively, in KREF's Consolidated Balance Sheets.

(B)
Deferred debt issuance costs related to undrawn repurchase facilities are presented net of accumulated amortization of $0.0 million and $0.1 million as of December 31, 2016 and 2015, respectively.

Income Recognition

        Interest Income—Loans where management expects to collect all contractually required principal and interest payments are considered performing loans. KREF accrues interest income on performing loans based on the outstanding principal amount and contractual terms of the loan. Interest income also includes origination fees and direct loan origination costs for loans that KREF originates, but where management did not elect the fair value option, as a yield adjustment using the effective interest method over the loan term. KREF expenses origination fees and direct loan origination costs for loans acquired, but not originated, by KREF as well as loans for which management elected the fair value option, as incurred. KREF also includes interest income arising from its preferred interest in joint venture held-to-maturity.

        Realized Gain (Loss) on Sale of Investments—KREF recognizes the excess, or deficiency, of net proceeds received, less the net carrying value of such investments, as realized gains or losses, respectively. KREF reverses cumulative, unrealized gains or losses previously reported in its Consolidated Statements of Operations with respect to the investment sold at the time of sale.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

Expense Recognition

        Loan Impairment—Management performs a quarterly evaluation of loans classified as held-for-investment for impairment on a loan-by-loan basis. If management deems that it is probable that KREF will be unable to collect all amounts owed according to the contractual terms of a loan, impairment of that loan is indicated. If management considers a loan to be impaired, management establishes an allowance for loan losses, through a valuation provision in earnings, that reduces the carrying value of the loan to the present value of expected future cash flows discounted at the loan's contractual effective rate or the fair value of the collateral, if repayment is expected solely from the collateral. Significant judgment is required in determining impairment and in estimating the resulting loss allowance, and actual losses, if any, could materially differ from those estimates.

        Management considers loans to be past due when a monthly payment is due and unpaid for 60 days or more. Loans are placed on nonaccrual status and considered non-performing when full payment of principal and interest is in doubt, which generally occurs when principal or interest is 120 days or more past due unless the loan is both well secured and in the process of collection. Management may return a loan to accrual status when repayment of principal and interest is reasonably assured under the terms of the restructured loan. As of December 31, 2016, KREF did not hold any loans that management placed on nonaccrual status or otherwise considered past due.

        In addition to reviewing commercial mortgage loans, held-for-investment, for impairment, management evaluates KREF's commercial mortgage loans to determine if an allowance for loan loss should be established. In conjunction with this review, management assesses the risk factors of each loan, and assigns a risk rating based on a variety of factors, including, without limitation, underlying real estate performance and asset value, values of comparable properties, durability and quality of property cash flows, sponsor experience and financial wherewithal, and the existence of a risk-mitigating loan structure. Additional key considerations include LTVs, debt service coverage ratios, loan structure, real estate and credit market dynamics, and risk of default or principal loss. Based on a 5-point scale, KREF's loans are rated "1" through "5," from less risk to greater risk, which ratings are defined as follows:

  1—Very Low Risk

  2—Low Risk

  3—Average Risk

  4—High Risk/Potential for Loss: A loan that has a risk of realizing a principal loss.

  5—Impaired/Loss Likely: A loan that has a very high risk of realizing a principal loss or has otherwise incurred a principal loss.

        As of December 31, 2016, the average risk rating of KREF's portfolio was 3 (Average Risk), weighted by investment carrying value, with 97.7% of commercial mortgage loans, held-for-investment, rated 3 (Average Risk) or lower by KKR Manager. As of December 31, 2016 and 2015, no investments were rated 5 (Impaired/Loss Likely).

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

        As of December 31, 2016 and 2015, management did not establish a valuation allowance for commercial mortgage loans, held-for-investment (Note 3).

        Interest Expense—Management expenses contractual interest due in accordance with KREF's financing agreements as incurred.

        Deferred Debt Issuance Costs—Management capitalizes and amortizes deferred debt facility costs incurred when entering repurchase agreements on a straight-line basis over the expected term of the facility and incremental costs incurred when KREF draws on those facilities using the effective interest method over the expected term of the draw. KREF presents such expensed amounts, as well as deferred amounts written off, as additional interest expense in its Consolidated Statements of Operations.

        General and Administrative Expenses—Management expenses general and administrative costs, including legal, diligence and audit fees; information technology costs; insurance premiums and other costs as incurred.

        Management and Incentive Compensation to Affiliate—Management expenses compensation earned by the KKR Manager on a quarterly basis in accordance with the Management Agreement (Note 9).

        Income Taxes—Certain activities of KREF are conducted through joint ventures formed as limited liability companies, taxed as partnerships, and consolidated by KREF. Some of these joint ventures are subject to state and local income taxes (Note 11).

        As of December 31, 2016 and 2015, KREF did not have any material deferred tax assets or liabilities arising from future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in accordance with GAAP and their respective tax bases.

        KREF recognizes tax benefits for uncertain tax positions only if it is more likely than not that the position is sustainable based on its technical merits. Interest and penalties on uncertain tax positions are included as a component of the provision for income taxes in KREF's Consolidated Statements of Operations. As of December 31, 2016, KREF did not have any material uncertain tax positions.

Recent Accounting Pronouncements

        In May 2014, the FASB issued ASU No. 2014-09, Revenues from Contracts with Customers (Topic 606). The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which it expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under today's guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The ASU is effective for KREF in the first quarter of 2018. Early adoption is permitted. Entities have the option of using either a full retrospective or a modified approach to adopt the guidance in the ASU. KREF does not expect the adoption of this new guidance to have a material impact on its consolidated financial statements.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 2. Summary of Significant Accounting Policies (Continued)

        In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10)—Recognition and Measurement of Financial Assets and Financial Liabilities. The standard: (i) requires that certain equity investments be measured at fair value, and modifies the assessment of impairment for certain other equity investments, (ii) changes certain disclosure requirements related to the fair value of financial instruments measured at amortized cost, (iii) changes certain disclosure requirements related to liabilities measured at fair value, (iv) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset, and (v) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity's other deferred tax assets. ASU No. 2016-01 is effective for KREF in the first quarter of 2018. Early adoption is permitted subject to certain application guidance. An entity should apply ASU No. 2016-01 by means of a cumulative-effect adjustment to the balance sheet as of the beginning of the fiscal year of adoption. KREF is currently evaluating the new guidance to determine the impact it may have on its consolidated financial statements.

        In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses. The standard amends the existing credit loss model to reflect a reporting entity's current estimate of all expected credit losses and requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at a net amount expected to be collected through deduction of an allowance for credit losses from the amortized cost basis of the financial asset(s). ASU No. 2016-13 is effective for KREF in the first quarter of 2020. Early adoption is permitted beginning in the first quarter of 2019. KREF is currently evaluating the new guidance to determine the impact it may have on its consolidated financial statements.

        The FASB has recently issued or discussed a number of proposed standards on such topics as consolidation, financial statement presentation, financial instruments, restricted cash and hedging. Some of the proposed changes are significant and could have a material impact on KREF's reporting. KREF has not yet fully evaluated the potential impact of these proposals, but will make such an evaluation as the standards are finalized.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 3. Commercial Mortgage Loans

        KREF recognizes its investments in commercial mortgage loans based on management's intent, and KREF's ability, to hold those investments through their contractual maturity. Management classifies those loans that management does not intend to sell in the foreseeable future, and KREF is able to hold until maturity, as held-for-investment. See Note 2 for additional information regarding KREF's accounting for its investments in commercial mortgage loans. The following table summarizes KREF's investments in commercial mortgage loans as of December 31, 2016 and 2015:

				Weighted Average
Loan Type	Outstanding Face Amount	Carrying Value	Loan Count	Floating Rate Loan %(A)	Coupon(A)	Yield(B)	Life (Years)(B)(C)
December 31, 2016
Loans held-for-investment
Senior loans	$625,638	$618,779	7	100.0%	4.4%	6.5%	4.1
Mezzanine loans(D)	55,932	55,817	3	100.0	9.5	11.5	2.9

	681,570	674,596	10	100.0	4.8	6.9	4.0

Loans held-for-sale
Mezzanine loans(D)	26,230	26,230	6	—	10.6	11.3	6.5

	26,230	26,230	6	—	10.6	11.3	6.5

	$707,800	$700,826	16	96.3	5.0	7.1	4.1

December 31, 2015
Loans held-for-investment
Senior loans	$171,916	$169,508	2	100.0%	4.8%	4.9%	4.6
Mezzanine loans	121,812	120,620	15	51.9	10.2	10.2	4.5

	$293,728	$290,128	17	80.1	7.0	7.1	4.6

(A)
Average weighted by outstanding face amount of loan.

(B)
Average weighted by carrying value of loan.

(C)
The weighted average life of each loan is based on the expected timing of the receipt of contractual cash flows.

(D)
A joint venture consolidated as a VIE in which a third-party owns a 5.0% redeemable noncontrolling interest (Note 6) holds (i) one commercial mezzanine loan, held-for-investment, with $35.0 million outstanding face amount and carrying value and (ii) six commercial mezzanine loans, held-for-sale, with $26.2 million outstanding face amount and carrying value as of December 31, 2016.

        A joint venture consolidated as a VIE holds $61.2 million outstanding face amount of KREF's investments in certain commercial mezzanine loans, in which a third-party owns a 5.0% redeemable noncontrolling interest (Note 7).

        As of December 31, 2016 and 2015, management had not established a loan loss allowance for KREF's investments in commercial mortgage loans held-for-investment as management expected to

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 3. Commercial Mortgage Loans (Continued)

collect contractual cash flows in the foreseeable future and substantially all such loans were valued above their carrying amount as of December 31, 2016 and 2015 (Note 10).

        Concentration of Credit Risk—The following tables present the geographies and property types of collateral underlying KREF's commercial mortgage loans as a percentage of the loans' carrying values, net of noncontrolling interests:

Loans Held-for-Investment

	December 31,			December 31,
	2016	2015		2016	2015
Geography			Collateral Property Type
New York	25.9%	1.2%	Office	39.2%	8.2%
California	20.3	1.8	Retail	37.2	49.2
Oregon	17.6	36.8	Industrial	9.8	23.6
Washington D.C.	10.6	—	Multifamily	8.8	3.4
Georgia	9.8	22.6	Hospitality	5.0	15.6

Tennessee	7.9	1.4	Total	100.0%	100.0%

Florida	5.1	15.6
Illinois	2.4	7.9
South Carolina	0.2	1.1
Alabama	0.2	0.4
Other U.S.	—	11.2

Total	100.0%	100.0%

Loans Held-for-Sale

	December 31,			December 31,
	2016	2015		2016	2015
Geography			Collateral Property Type
Florida	30.5%	—%	Multifamily	32.2%	—%
California	21.2	—	Hospitality	30.5	—
Michigan	16.3	—	Retail	21.0	—
Texas	11.1	—	Office	16.3	—

Iowa	8.9	—	Total	100.0%	—%

Illinois	5.9	—
Oklahoma	3.9	—
Missouri	2.2	—

Total	100.0%	—%

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 3. Commercial Mortgage Loans (Continued)

        Activities—Activities related to the carrying value of KREF's commercial mortgage loans were as follows:

	Held-for-Investment	Held-for-Sale	Total
Balance at December 31, 2014	$16,737	$—	$16,737
Purchases and originations, net(A)	308,004	—	308,004
Transfer to held-for-sale(B)	(21,500)	21,500	—
Proceeds from principal repayments	(13,284)	—	(13,284)
Proceeds from principal repaid upon loan sale	—	(21,500)	(21,500)
Accretion of loan discount and other amortization, net(C)	171	—	171

Balance at December 31, 2015	290,128	—	290,128
Purchases and originations, net(A)	448,344	—	448,344
Transfer to held-for-sale(B)	(57,490)	57,490	—
Proceeds from principal repayments	(7,398)	(5)	(7,403)
Proceeds from principal repaid upon loan sale	—	(31,264)	(31,264)
Accretion of loan discount and other amortization, net(C)	1,012	9	1,021

Balance at December 31, 2016	$674,596	$26,230	$700,826

(A)
Net of applicable premiums, discounts and deferred loan origination costs.

(B)
Non-cash transfer of commercial mortgage loan carrying values at time of transfer.

(C)
Includes amortization and accretion of applicable premiums, discounts and deferred loan origination costs.

        In September 2016, KREF entered into a plan of sale for twelve loans, comprising all of the fixed-rate mezzanine loans in KREF's portfolio held by a joint venture consolidated as a VIE in which a third-party owns a 5.0% redeemable noncontrolling interest and transferred these loans to held-for-sale.

        In October 2016, KREF, through a joint venture consolidated as a VIE in which a third-party owns a 5.0% redeemable noncontrolling interest, sold six of the twelve fixed-rate mezzanine loans held-for-sale with a carrying value of $31.3 million and $0.2 million of accrued interest for proceeds of $31.7 million, recognizing a gain of $0.3 million, and incurred and expensed $0.3 million of transaction costs in connection with the sale.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 4. Preferred Interest in Joint Venture

        During 2015, KREF invested in a joint venture that entered into a lending agreement with an entity engaged in the construction of a multi-family tower. The consolidated joint venture classifies that lending agreement as a debt security held-to-maturity. See Note 2 for additional information regarding KREF's accounting for the joint venture's investment treated as a debt security under GAAP. The following table summarizes the joint venture's investment as of December 31, 2016 and 2015:

	December 31, 2016							December 31, 2015
			Gross Unrealized Holding
	Outstanding Face Amount	Amortized Cost Basis			Total OTTI	Net Carrying Amount	Fair Value	Net Carrying Amount
Investment			Gains	Losses
Preferred interest in joint venture, held-to-maturity(A)	$36,445	$36,445	$37	$—	$—	$36,445	$36,482	$24,407

	$36,445	$36,445	$37	$—	$—	$36,445	$36,482	$24,407

(A)
The preferred interest has a preferred return between 3.5% and LIBOR plus 7.0%, subject to a LIBOR floor of 1.0%, and initially matures in February 2020. The borrower may extend the maturity to February 2022, subject to certain conditions and rate increases of LIBOR plus 8.0% and LIBOR plus 9.0% in each extension year.

        During 2016, KREF invested $12.0 million in the preferred interest. KREF consolidated the joint venture as primary beneficiary of the VIE as of December 31, 2016 and 2015 (Note 6).

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 5. Debt

        The following table summarizes KREF's secured financing agreements and other consolidated debt obligations in place as of December 31, 2016 and 2015:

	December 31, 2016
	Facility							Collateral
						Weighted Average(B)						December 31, 2015
											Weighted Average Life (Years)(C)
	Month Issued	Outstanding Face Amount	Carrying Value(A)	Maximum Facility Size	Final Stated Maturity	Funding Cost	Life (Years)	Outstanding Face Amount	Amortized Cost Basis	Carrying Value		Carrying Value(A)
Secured Financing Agreements(D)
Wells Fargo(E)	Oct 2015	$265,650	$262,883	$500,000	Oct 2021	2.8%	2.0	$377,263	$373,314	$373,314	4.0	$122,133
Morgan Stanley(F)	Dec 2016	179,932	177,764	500,000	Dec 2020	3.3	3.0	248,375	245,465	245,465	4.3	n.a.
JP Morgan(G)	Oct 2015	—	(1,503)	250,000	Oct 2018	0.6	—	n.a.	n.a.	n.a.	n.a.	—
Goldman Sachs(H)	Sep 2016	—	—	250,000	Sep 2019	0.2	—	n.a.	n.a.	n.a.	n.a.	n.a.

		445,582	439,144	1,500,000		3.0	2.4					122,133

VIE Liabilities
CMBS(I)	Various	5,042,380	5,313,574	n.a.	Mar 2048 to Feb 2049	4.5	8.1	5,351,539	n.a.	5,426,084	8.1	4,296,837

		5,042,380	5,313,574	n.a.		4.5	8.1					4,296,837

Total / Weighted Average		$5,487,962	$5,752,718	$1,500,000		4.3	7.5					$4,418,970

(A)
Net of $6.4 million and $1.8 million unamortized debt issuance costs as of December 31, 2016 and 2015, respectively.

(B)
Average weighted by the outstanding face amount of borrowings under the secured financing agreement.

(C)
Average based on the fully extended loan maturity, weighted by the outstanding face amount of the collateral.

(D)
Borrowings under these repurchase agreements are collateralized by senior loans, held-for-investment, and bear interest equal to the sum of (i) a floating rate index, subject to a floor of no less than zero, equal to one-month LIBOR, or an index approximating LIBOR, and (ii) a margin, based on the collateral. As of December 31, 2016 and 2015, the percentage of the outstanding face amount of the collateral sold and not borrowed under these repurchase agreements, or average "haircut" weighted by outstanding face amount of collateral, was 28.8% and 27.9%, respectively.

(E)
The current stated maturity of the facility is October 2018, which does not reflect three, twelve-month facility term extensions available to KREF, which is contingent upon certain covenants and thresholds and, even if such covenants and thresholds are satisfied, is at the sole discretion of Wells Fargo Bank, National Association ("Wells Fargo"). In September 2016, KREF and Wells Fargo amended the repurchase agreement to increase the maximum facility size from $250.0 million to $500.0 million. As of December 31, 2016, the collateral-based margin was between 1.90% and 2.15%.

(F)
In December 2016, KREF entered into a new $500.0 million repurchase facility with Morgan Stanley Bank, N.A. ("Morgan Stanley"). The current stated maturity of the facility is December 2019, which does not reflect one, twelve-month facility term extension available to KREF, which is contingent upon certain covenants and thresholds and, even if such covenants and thresholds are satisfied, is at the sole discretion of Morgan Stanley. As of December 31, 2016, the collateral-based margin was between 2.25% and 2.35%.

(G)
The current stated maturity of the facility is October 2018, which does not reflect facility term extensions available to KREF at the discretion of JPMorgan Chase Bank, National Association ("JP Morgan"). In December 2016, KREF used the new $500.0 million repurchase facility with Morgan Stanley to repurchase all of the senior loans financed by the master repurchase facility with JP Morgan. The negative carrying value reflects unamortized debt issuance costs presented in KREF's Consolidated Balance Sheets as a direct deduction from the carrying amount of the recognized debt liability in accordance with ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.

(H)
In September 2016, KREF entered into a new $250.0 million repurchase facility with Goldman Sachs Bank USA ("Goldman Sachs"). The facility has a revolving period of one year, and a three-year term on a per-asset basis as those assets are pledged to the facility. As of December 31, 2016, the carrying value excludes $0.4 million unamortized debt issuance costs presented as "Assets—Other assets" in KREF's Consolidated Balance Sheets.

(I)
Facility amounts represent CMBS issued by five trusts that KREF consolidates, but that are not beneficially owned by KREF's stockholders. The facility and collateral carrying amounts included $18.8 million accrued interest payable and $19.9 million accrued interest receivable as of December 31, 2016. As of December 31, 2015, the facility and collateral carrying amounts included $15.3 million accrued interest payable and $16.0 million accrued interest receivable. The final stated maturity date represents the rated final distribution date of CMBS issued by trusts that KREF consolidates, but that are not beneficially owned by KREF's stockholders.

        KREF had outstanding repurchase agreements where the amount at risk with any individual counterparty, or group of related counterparties, exceeded 10% of KREF's stockholders' equity. The amount at risk under repurchase agreements is the net counterparty exposure, defined as the excess of the carrying amount (or market value, if higher than the carrying amount) of the assets sold under

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 5. Debt (Continued)

agreement to repurchase, including accrued interest plus any cash or other assets on deposit to secure the repurchase obligation, over the amount of the repurchase liability, adjusted for accrued interest. The following table summarizes certain characteristics of KREF's repurchase agreements where the amount at risk with any individual counterparty, or group of related counterparties, exceeded 10% of KREF's stockholders' equity as of December 31, 2016 and 2015:

	Amount Outstanding	Net Counterparty Exposure	Percent of Stockholders' Equity	Weighted Average Years to Maturity(A)
December 31, 2016
Wells Fargo Bank, National Association	$265,650	$107,664	21.6%	2.0
Morgan Stanley Bank, N.A.	179,932	65,533	13.2%	3.0

Total/ Weighted Average	$445,582	$173,197	34.8%	2.4

December 31, 2015
Wells Fargo, National Association	$123,900	$45,929	16.3%	2.0

Total/ Weighted Average	$123,900	$45,929	16.3%	2.0

(A)
Average weighted by the outstanding face amount of borrowings under the secured financing agreement.

        Debt obligations included in the tables above are obligations of KREF's consolidated subsidiaries, which own the related collateral, and such collateral is generally not available to other creditors of KREF. In particular, holders of CMBS, including KREF, are unable to directly own the mortgages, properties or other collateral held by the issuing trust that KREF presents as "Assets—Commercial mortgage loans held in variable interest entities, at fair value" in its Consolidated Balance Sheets.

        While KREF is generally not required to post margin under repurchase agreement terms for changes in general capital market conditions such as changes in credit spreads or interest rates, KREF may be required to post margin for changes in conditions specific to mortgages that serve as collateral for those repurchase agreements. Such changes may include declines in the appraised value of property that secures a mortgage or a negative change in the borrower's ability or willingness to repay a mortgage. To the extent that KREF is required to post margin, KREF's liquidity could be significantly impacted. Both KREF and its lenders work cooperatively to monitor the performance of the properties and operations related to KREF's mortgage investments to mitigate investment-specific credit risks. Additionally, KREF incorporates terms in the mortgages it originates to further mitigate risks related to mortgage nonperformance.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 5. Debt (Continued)

        Activities—Activities related to the carrying value of KREF's secured financing agreements and other consolidated debt obligations were as follows:

	Secured financing agreements, net	Variable interest entity liabilities, at fair value	Total
Balance at December 31, 2014	$—	$—	$—
Principal assumed in consolidation(A)	—	4,119,235	4,119,235
Principal borrowings	123,900	—	123,900
Principal repayments	—	(11,324)	(11,324)
Deferred debt issuance costs, net of amortization	(1,767)	—	(1,767)
Fair value adjustment	—	148,747	148,747
Other(B)	—	40,179	40,179

Balance at December 31, 2015	122,133	4,296,837	4,418,970
Principal assumed in consolidation(A)	—	940,806	940,806
Principal borrowings	520,408	—	520,408
Principal repayments	(198,726)	(31,206)	(229,932)
Deferred debt issuance costs	(6,715)	—	(6,715)
Amortization of deferred debt issuance costs	2,044	—	2,044
Fair value adjustment	—	103,614	103,614
Other(B)	—	3,523	3,523

Balance at December 31, 2016	$439,144	$5,313,574	$5,752,718

(A)
Represents the unpaid principal balance of CMBS that KREF consolidates, but did not acquire at the time of securitization.

(B)
Amounts principally consist of changes in accrued interest payable.

        During the year ended December 31, 2016, KREF acquired CMBS issued by one trust that KREF consolidates. In aggregate, this trust, COMM-2016 CCRE28, issued CMBS with an outstanding principal balance of $0.9 billion at the time of securitization that KREF's stockholders do not beneficially own.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 5. Debt (Continued)

        Maturities—KREF's secured financing agreements and other consolidated debt obligations in place as of December 31, 2016 had current contractual maturities as follows:

Year	Nonrecourse(A)	Recourse(B)	Total
2017	$38,274	$—	$38,274
2018	49,610	265,650	315,260
2019	61,593	179,932	241,525
2020	455,101	—	455,101
2021	75,545	—	75,545
Thereafter	4,362,257	—	4,362,257

	$5,042,380	$445,582	$5,487,962

(A)
Amounts related to consolidated CMBS VIE liabilities that represent securities not beneficially owned by KREF's stockholders.

(B)
Amounts borrowed subject to a maximum 25% recourse limit.

        Covenants—KREF is required to comply with customary loan covenants and event of default provisions related to its secured financing agreements, including, but not limited to, negative covenants relating to restrictions on operations with respect to KREF's status as a REIT, and financial covenants. Such financial covenants include an interest income to interest expense ratio covenant (1.5 to 1.0); a minimum consolidated tangible net worth covenant (75% of the aggregate cash proceeds of any equity issuances made and any capital contributions received by KREF and certain subsidiaries); a cash liquidity covenant (the greater of $10 million or 10% of KREF's recourse indebtedness); and a total indebtedness covenant (75% of KREF's total assets, net of VIE liabilities). As of December 31, 2016 and 2015, KREF was in compliance with its financial loan covenants in all material respects.

Note 6. Variable Interest Entities

        CMBS—For the year ended December 31, 2016, KREF purchased $86.0 million face amount of CMBS for $30.3 million and $86.0 million stated amount of interest-only CMBS for $6.1 million, net of discounts, that represented beneficial interests in a CMBS trust beneficially owned by KREF's stockholders. KREF's stockholders beneficially owned CMBS with an unpaid principal balance and fair value of $309.2 million and $111.5 million, respectively, as of December 31, 2016.

        For the year ended December 31, 2015, KREF purchased $340.3 million face amount of CMBS for $138.6 million and $189.6 million stated amount of interest-only CMBS for $12.2 million, net of discounts, that represented beneficial interests in four CMBS trusts beneficially owned by KREF's stockholders. During the same period, KREF sold $117.1 million face amount of CMBS for $70.7 million for a gain of $0.2 million and $189.6 million stated amount of interest-only CMBS for $13.1 million for a gain of $0.9 million. In each case, KREF partially sold interests in each of the four trusts and retained generally nonrated interests beneficially owned by its stockholders with an unpaid

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 6. Variable Interest Entities (Continued)

principal balance and fair value of $223.2 million and $71.8 million, respectively, as of December 31, 2015.

        KREF was required to consolidate each of the five trusts from the date of acquisition through December 31, 2016 since KREF retained the controlling class and management determined it was the primary beneficiary of those trusts. Further, management irrevocably elected the fair value option for each of the five trusts and carries the fair values of the trusts' assets and liabilities at fair value in its Consolidated Balance Sheets; recognizes changes in the trusts' net assets, including fair value adjustments, in its Consolidated Statements of Operations; and records cash interest received from the trusts, net of cash interest paid to CMBS not beneficially owned by KREF, as operating cash flows. As of December 31, 2016, KREF recognized trust assets and liabilities of $5.4 billion, including $19.9 million of accrued interest receivable, and $5.3 billion, including $18.8 million of accrued interest payable but excluding amounts eliminated in consolidation, respectively, at their fair values.

        For the year ended December 31, 2016, the $15.5 million of "Other Income—Change in net assets related to consolidated variable interest entities" in the accompanying Consolidated Statements of Operations principally consists of $12.1 million of interest earned, net of amounts that KREF does not expect to collect, and $3.4 million of unrealized gain (loss) on KREF's investments in CMBS in which KREF stockholders hold a beneficial interest.

        See Note 10 for additional information regarding the valuation of financial assets and liabilities held by KREF's consolidated VIEs.

        Concentration of Credit Risk—The following tables present the geographies and property types of collateral underlying the CMBS trusts consolidated by KREF, as a percentage of the collateral unpaid principal balance and weighted by the fair value of the CMBS beneficially owned by KREF's stockholders:

	December 31,			December 31,
	2016	2015		2016	2015
Geography			Collateral Property Type
California	23.0%	13.9%	Office	26.3%	25.1%
Texas	12.7	13.7	Retail	25.2	26.0
New York	9.2	8.7	Hospitality	15.1	14.4
Illinois	7.1	10.3	Multifamily	10.6	10.4
Florida	5.5	6.8	Industrial	9.6	7.7
Missouri	4.6	1.9	Mixed Use	7.0	8.0
Pennsylvania	4.5	6.6	Self Storage	3.1	4.4
Georgia	3.0	2.1	Mobile Home	2.7	3.4
Michigan	2.7	3.7	Other	0.4	0.6

Ohio	2.5	3.4	Total	100.0%	100.0%

Other U.S.	25.2	28.9

Total	100.0%	100.0%

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 6. Variable Interest Entities (Continued)

        Commercial Mezzanine Loan Joint Venture—KREF holds a 95% interest, and is the primary beneficiary of, a joint venture consolidated as a VIE that invests in commercial mezzanine loans (Note 3). As of December 31, 2016, the joint venture held one loan with an amortized cost basis of $35.0 million, presented within "Assets—Commercial mortgage loans, held-for-investment, net" in the accompanying Consolidated Balance Sheets and six loans with an amortized cost basis of $26.2 million, presented as "Assets—Commercial mortgage loans, held-for-sale, net" in the accompanying Consolidated Balance Sheets. As of December 31, 2016, the joint venture did not have any liabilities.

        Preferred Interest in Joint Venture—KREF is the primary beneficiary of a consolidated VIE, a joint venture that entered into a lending agreement with an entity engaged in the construction of a multi-family tower, in which KREF holds an 80% interest (Note 4). As of December 31, 2016, the joint venture held the lending agreement with an amortized cost basis of $36.4 million, presented as "Assets—Preferred interest in joint venture, held-to-maturity" in the accompanying Consolidated Balance Sheets, and did not have any liabilities.

Note 7. Equity

        On October 2, 2014, KREF's board of directors authorized KREF to issue up to 350,000,000 shares of stock, at $0.01 par value per share, consisting of 300,000,000 shares of common stock and 50,000,000 shares of preferred stock, subject to certain restrictions on transfer and ownership of shares. Restrictions placed on the transfer and ownership of shares primarily relate to KREF's REIT qualification requirements.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 7. Equity (Continued)

        Common Stock—KREF issued the following shares of common stock at $20.00 per share, except as otherwise indicated:

Pricing Date	Shares Issued	Net Proceeds
As of December 31, 2014	795,145	$15,903
2015
January 22	1,737,823	34,756
January 23	500	10
February 12	36,153	723
February 19	144,775	2,896
February 25	124,174	2,483
March 9	317,919	6,358
March 11	1,253,477	25,070
May 14	1,962,600	39,252
June 4	1,850,000	37,000
June 17	3,100,000	62,000
July 30	128,850	2,577
August 14	1,365,000	27,300
August 19	70,000	1,400
December 17	750,000	15,000

As of December 31, 2015	13,636,416	272,728
2016
February 3	2,000,000	40,000
May 13	3,000,138	57,130
June 30, 2016(A)	21,838	—
August 26	5,500,000	109,875

As of December 31, 2016	24,158,392	$479,733

(A)
KREF did not receive any proceeds with respect to 21,838 shares of common stock issued to certain current and former employees of, and consultants to, KKR and third-party investors in the private placement completed in March 2016, in accordance with KREF's Stockholders Agreement dated as of March 29, 2016.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 7. Equity (Continued)

        KREF's board of directors declared the following common share dividends:

			Amount
Declaration Date(A)	Record Date	Payment Date	Per Share	Total
February 3, 2016	February 3, 2016	February 5, 2016	$0.36	$5,629
May 12, 2016	May 12, 2016	May 12, 2016	0.34	5,312
August 11, 2016	August 11, 2016	August 11, 2016	0.29	5,411
November 23, 2016	November 23, 2016	November 23, 2016	0.23	5,556

				$21,908

(A)
On February 3, 2016, KREF's board of directors declared a $5.6 million common dividend, or $0.36 per share of common stock, with respect to the fourth quarter of the year ended December 31, 2015, which KREF paid on February 5, 2016. See Note 12 for activities subsequent to December 31, 2016.

        In March 2016, KREF obtained $277.4 million of capital commitments in connection with the completion of a private placement priced at $20.00 per share. Of these capital commitments, $190.1 million consisted of approximately $178.4 million from third-parties and approximately $11.8 million from certain current and former employees of, and consultants to, KKR. KKR Fund Holdings committed $87.3 million in addition to its aggregate capital contributions of $312.7 million immediately prior to the completion of the private placement. In connection with the completion of the private placement, KREF formed an advisory board consisting of certain third-party investors. The advisory board possesses certain protective approval rights over KREF's activities outside its ordinary course of business, including certain business combinations and equity issuances. The advisory board will dissolve upon an initial public offering of KREF's equity.

        In May 2016, KREF issued 3,000,138 shares of common stock to investors in the private placement completed in March 2016 for $20.00 per share and received proceeds of $57.1 million, net of $2.9 million offering costs that KREF incurred in connection with the private placement. In June 2016, KREF issued an additional 21,838 common shares under the terms of the private placement completed in March 2016 and in accordance with KREF's Stockholders' Agreement.

        In August 2016, KREF issued 5,500,000 shares of common stock to investors in the private placement completed in March 2016 for $20.00 per share and received proceeds of $109.9 million, net of $0.1 million offering costs.

        In September 2016, KREF obtained $160.5 million of additional capital commitments from third-parties.

        In October and November 2016, KREF obtained $87.5 million of capital commitments, priced at $20.00 per share, from third-parties on terms substantially similar to those in connection with the private placement completed in September 2016. In connection with the commitment by one investor, KREF authorized an additional class of preferred stock, which had not been issued as of December 31, 2016.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 7. Equity (Continued)

        In connection with the capital commitments, third-party investors and certain current and former employees of, and consultants to, KKR were allocated non-voting common units of the KKR Manager. For each $100.0 million shares of KREF's common stock acquired by investors through the private placement, the investors were allocated non-voting limited liability company interests, representing 6.67% of the KKR Manager's then-outstanding total limited liability company interests. Each investor was allocated its pro rata share of the non-voting limited liability company interests of the KKR Manager based on the investor's shares of KREF's common stock.

        As of December 31, 2016, KREF had uncalled capital commitments of $355.3 million, including $35.3 million from KKR Fund Holdings, and 7.9% of the KKR Manager's outstanding limited liability company interests were held by certain existing investors in KREF's common stock.

        As of December 31, 2016, KKR owned 18,236,165 shares of KREF's common stock (Note 1).

        The value of KREF's common stock prior to trading in active markets has been based upon its equity value using a combination of net asset value (market) and discounted cash flow (income) approaches, as well as the pricing of third-party transactions involving KREF's common stock.

        Preferred Stock—On January 23, 2015, KREF issued 125 shares of Series A cumulative, non-voting preferred stock with a par value of $0.01 per share and a stated value of $1,000.00 per share ("Series A Preferred Stock") that are senior to common stock. Holders of Series A Preferred Stock are entitled to cumulative distributions of 12.5% of the stated value per annum, payable semi-annually in arrears on or before June 30 and December 31 of each year, but are unable to convert Series A Preferred Stock into common stock or vote on matters brought to KREF's stockholders. KREF may redeem Series A Preferred Stock at any time upon payment of the stated value and any unpaid distributions. As of December 31, 2016, KREF had paid all cumulative distributions to holders of Series A Preferred Stock as of the most recent payment date.

        In March 2016, KREF issued a share of special voting preferred stock to KKR Fund Holdings for $20.00 per share. The holder of the special voting preferred stock has special voting rights primarily related to the election of members to KREF's board of directors until KKR and its affiliates cease to own at least 25.0% of KREF's issued and outstanding common stock.

        See Note 12 regarding KREF's issuance of special non-voting preferred stock subsequent to December 31, 2016.

        Noncontrolling Interests—Noncontrolling interests represent a 20.0% third-party interest in a consolidated entity that holds KREF's investment in preferred joint venture interests (Note 4).

        Redeemable noncontrolling interests represent a 5.0% third-party interest in a joint venture consolidated as a VIE that holds a portion of KREF's investments in certain commercial mezzanine loans (Note 3). The redeemable noncontrolling interests issued by the joint venture are subject to certain restrictions and require KREF to transfer assets or issue equity to satisfy the redemption. As KREF does not control the circumstances under which the noncontrolling interests may redeem their interests, management considers these redeemable noncontrolling interests as temporary equity (Note 2).

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 7. Equity (Continued)

        Earnings per Share—KREF presents basic and diluted earnings per share ("EPS"). Basic EPS, or Net Income (Loss) Per Share of Common Stock, Basic and Diluted, is calculated by dividing Net Income (Loss) Attributable to Common Stockholders by the Weighted Average Number of Shares of Common Stock Outstanding, Basic and Diluted for the period. For each period presented, diluted EPS equals basic EPS.

Note 8. Commitments and Contingencies

        As of December 31, 2016, KREF was subject to the following commitments and contingencies:

        Litigation—From time to time, KREF may be involved in various claims and legal actions arising in the ordinary course of business. KREF establishes an accrued liability for legal proceedings only when those matters present loss contingencies that are both probable and reasonably estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. No loss contingency is recorded for matters where such losses are either not probable or reasonably estimable (or both) at the time of determination. Such matters may be subject to many uncertainties, including among others (i) the proceedings may be in early stages; (ii) damages sought may be unspecified, unsupportable, unexplained or uncertain; (iii) discovery may not have been started or is incomplete; (iv) there may be uncertainty as to the outcome of pending appeals or motions; (v) there may be significant factual issues to be resolved; or (vi) there may be novel legal issues or unsettled legal theories to be presented or a large number of parties. Consequently, management is unable to estimate a range of potential loss, if any, related to these matters. In addition, loss contingencies may be, in part or in whole, subject to insurance or other payments such as contributions and/or indemnity, which may reduce any ultimate loss.

        As of December 31, 2016, KREF was not involved in any material legal proceedings regarding claims or legal actions against KREF.

        Indemnifications—In the normal course of business, KREF enters into contracts that contain a variety of representations and warranties that provide general indemnifications and other indemnities relating to contractual performance. In addition, certain of KREF's subsidiaries have provided certain indemnities relating to environmental and other matters and has provided nonrecourse carve-out guarantees for fraud, willful misconduct and other customary wrongful acts, each in connection with the financing of certain real estate investments that KREF has made. KREF's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against KREF that have not yet occurred. However, KREF expects the risk of material loss to be low.

        Capital Commitments—KREF had future funding requirements of $163.9 million related to its investments in commercial mortgage loans. These future funding commitments primarily relate to construction projects, capital improvements, tenant improvements and leasing commissions. Generally, funding commitments are subject to certain conditions that must be met, such as customary construction draw certifications, minimum debt service coverage ratios or executions of new leases before advances are made to the borrower.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 8. Commitments and Contingencies (Continued)

        Environmental Costs—To the extent that KREF owns real estate, through nonperformance of a loan or otherwise, KREF is subject to potential environmental costs. At December 31, 2016, KREF did not own real estate and is not aware of any material environmental concerns.

        Debt Covenants—KREF's secured financing agreements contain various customary debt covenants. As of December 31, 2016, KREF was in compliance with its financial loan covenants in all material respects (Note 5).

Note 9. Related Party Transactions

        Management Agreement—The Management Agreement between KREF and the KKR Manager is a three-year agreement that provides for automatic one-year renewal periods starting October 8, 2017, subject to certain termination and nonrenewal rights, which in the case of KREF are exercisable by a two-thirds vote by KREF's board of directors (or, following an initial public offering of KREF's equity, a two-thirds vote by independent directors). If the board of directors declines to renew the Management Agreement other than for cause, KREF is required to pay the KKR Manager a termination fee equal to three times the total 24-month trailing average annual management fee and incentive compensation earned by the KKR Manager through the most recently completed calendar quarter.

        Pursuant to the Management Agreement, the KKR Manager, as agent to KREF and under the supervision of KREF's board of directors, manages the investments, subject to investment guidelines approved by KREF's board of directors; financing activities; and day-to-day business and affairs of KREF and its subsidiaries.

        For its services to KREF, the KKR Manager is entitled to a quarterly management fee equal to the greater of $62,500 or 0.375% of a weighted average adjusted equity and quarterly incentive compensation equal to 20.0% of the excess of (a) the trailing 12-month adjusted earnings over (b) 7.0% of the trailing 12-month weighted average adjusted equity, less incentive compensation KREF already paid to the KKR Manager with respect to the first three calendar quarters of such trailing 12-month period.

        Adjusted equity generally represents the proceeds received by KREF and its subsidiaries from equity issuances, without duplication and net of offering costs, and adjusted earnings, reduced by distributions, equity repurchases, and incentive compensation paid. Adjusted earnings generally represents the net income, or loss, attributable to equity interests in KREF and its subsidiaries, without duplication, as well as realized losses not otherwise included in such net income, or loss, excluding non-cash equity compensation expense, incentive compensation, depreciation and amortization and unrealized gains or losses. KREF's board of directors (or, following an initial public offering of KREF's equity, majority approval by independent directors) may also exclude one-time events pursuant to changes in GAAP and certain material non-cash income or expense items from adjusted earnings. For purposes of calculating incentive compensation, both adjusted equity and adjusted earnings exclude the effects of equity issued by KREF and its subsidiaries that provides for fixed distributions or other debt characteristics.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 9. Related Party Transactions (Continued)

        KREF is also required to reimburse the KKR Manager or its affiliates for documented costs and expenses incurred by it and its affiliates on behalf of KREF except those specifically required to be borne by the KKR Manager under the Management Agreement. The KKR Manager is responsible for, and KREF does not reimburse the KKR Manager or its affiliates for, the expenses related to investment personnel of the KKR Manager and its affiliates who provide services to KREF. However, KREF does reimburse the KKR Manager for KREF's allocable share of compensation paid to certain of the KKR Manager's non-investment personnel, based on the percentage of time devoted by such personnel to KREF's affairs.

        Management Incentive Plan—The KKR Real Estate Finance Trust Inc. 2016 Omnibus Incentive Plan was adopted on February 12, 2016 and amended and restated on November 17, 2016 (the "Management Incentive Plan"). KREF's compensation committee or board of directors may administer the Management Incentive Plan, which provides for awards of stock options; stock appreciation rights ("SARs"); restricted stock; restricted stock units; limited partnership interests of KKR Real Estate Finance Holdings L.P. ("Operating Partnership"), a wholly owned subsidiary of KREF, that are directly or indirectly convertible into or exchangeable or redeemable for shares of KREF's common stock pursuant to the limited partnership agreement of the Operating Partnership ("OP Interests"); awards payable by (i) delivery of KREF's common stock or other equity interests, or (ii) reference to the value of KREF's common stock or other equity interests, including OP Interests; cash-based awards; or performance compensation awards.

        No more than 7.5% of the issued and outstanding shares of common stock on a fully diluted basis, assuming the exercise of all outstanding stock options granted under the Management Incentive Plan and the conversion of all warrants and convertible securities into shares of common stock, will be available for awards under the Management Incentive Plan. In addition, (i) the maximum number of shares of common stock subject to awards granted during a single fiscal year to any non-employee director (as defined in the Management Incentive Plan), taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $1.0 million and (ii) the maximum amount that can be paid to any participant for a single fiscal year during a performance period (or with respect to each single fiscal year if a performance period extends beyond a single fiscal year) pursuant to a performance compensation award denominated in cash will be $10.0 million.

        No awards may be granted under the Management Incentive Plan on and after February 12, 2026. The Management Incentive Plan will continue to apply to awards granted prior to such date. There were no awards granted or outstanding during the year ended December 31, 2016.

        Due to Affiliates—The following table contains the amounts presented in KREF's Consolidated Balance Sheets that it owes to affiliates:

	As of December 31,
	2016	2015
Management fees	$1,616	$764
Incentive compensation	—	131
Expense reimbursements and other	112	1,230

	$1,728	$2,125

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 9. Related Party Transactions (Continued)

        Affiliates Expenses—The following table contains the amounts included in KREF's Consolidated Statements of Operations that arise from transactions with affiliates:

	Year Ended December 31,
	2016	2015
Management fees	$5,934	$2,620
Incentive compensation	365	131
Expense reimbursements and other(A)	486	63

	$6,785	$2,814

(A)
KREF presents these amounts in the "Operating Expenses—General and administrative" line item in its Consolidated Statements of Operations. Affiliate expense reimbursements presented in the table above exclude the out-of-pocket costs paid by the KKR Manager to parties unaffiliated with the KKR Manager on behalf of KREF, and for which KREF reimburses the KKR Manager in cash. For the years ended December 31, 2016 and 2015, these cash reimbursements were $3.0 million and $2.2 million, respectively.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 10. Fair Value of Financial Instruments

        The carrying values and fair values of KREF's financial assets and liabilities recorded at fair value on a recurring basis, as well as other financial instruments not carried at fair value, as of December 31, 2016 were as follows:

			Fair Value
	Principal Balance(A)	Carrying Value(B)
			Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$96,189	$96,189	$96,189	$—	$—	$96,189
Restricted cash and cash equivalents	157	157	157	—	—	157
Commercial mortgage loans, held-for-investment, net	681,570	674,596	—	—	676,169	676,169
Commercial mortgage loans, held-for-sale, net	26,230	26,230	—	—	26,495	26,495
Preferred interest in joint venture, held-to-maturity	36,445	36,445	—	—	36,482	36,482
Commercial mortgage loans held in variable interest entities, at fair value	5,351,539	5,426,084	—	—	5,426,084	5,426,084

	$6,192,130	$6,259,701	$96,346	$—	$6,165,230	$6,261,576

Liabilities
Secured financing agreements, net	$445,600	$439,144	$—	$—	$445,600	$445,600
Variable interest entity liabilities, at fair value	5,042,380	5,313,574	—	—	5,313,574	5,313,574

	$5,487,980	$5,752,718	$—	$—	$5,759,174	$5,759,174

(A)
The principal balance of commercial mortgage loans excludes premiums and discounts.

(B)
The carrying value of commercial mortgage loans is presented net of $9.2 million unamortized origination discounts and deferred nonrefundable fees. The carrying value of secured financing agreements is presented net of $6.4 million unamortized debt issuance costs.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 10. Fair Value of Financial Instruments (Continued)

        The carrying values and fair values of KREF's financial assets recorded at fair value on a recurring basis, as well as other financial instruments for which fair value is disclosed, as of December 31, 2015 were as follows:

			Fair Value
	Principal Balance(A)	Carrying Value(B)
			Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$26,686	$26,686	$26,686	$—	$—	$26,686
Restricted cash and cash equivalents	100	100	100	—	—	100
Commercial mortgage loans, held-for-investment, net	293,728	290,128	—	—	290,661	290,661
Preferred interest in joint venture, held-to-maturity	24,407	24,407	—	—	24,334	24,334
Commercial mortgage loans held in variable interest entities, at fair value	4,355,943	4,369,323	—	4,369,323	—	4,369,323

	$4,700,864	$4,710,644	$26,786	$4,369,323	$314,995	$4,711,104

Liabilities
Secured financing agreements, net	$123,900	$122,133	$—	$—	$123,900	$123,900
Variable interest entity liabilities, at fair value	4,132,779	4,296,837	—	4,296,837	—	4,296,837

	$4,256,679	$4,418,970	$—	$4,296,837	$123,900	$4,420,737

(A)
The principal balance of commercial mortgage loans excludes premiums and discounts.

(B)
The carrying value of commercial mortgage loans is presented net of $3.6 million origination discounts and deferred nonrefundable fees. The carrying value of secured financing agreements is presented net of $1.8 million unamortized debt issuance costs.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 10. Fair Value of Financial Instruments (Continued)

        KREF reported the following financial assets and liabilities at fair value on a recurring basis using Level 3 inputs as of December 31, 2016.

	Assets	Liabilities
	Commercial mortgage loans held in variable interest entities, at fair value	Variable interest entity liabilities, at fair value	Net
Balance at December 31, 2015	$—	$—	$—
Transfers(A)
Transfers from Level 3	—	—	—
Transfers to Level 3	4,369,323	4,296,837	72,486
Gains (losses) included in net income
Included in change in net assets related to consolidated variable interest entities	106,977	103,614	3,363
Purchases and repayments
Purchases	36,351	—	36,351
Repayments	(31,206)	(31,206)	—
Consolidation of variable interest entities	940,806	940,806	—
Other(B)	3,833	3,523	310

Balance at December 31, 2016	$5,426,084	$5,313,574	$112,510

(A)
Transfers are assumed to occur at the beginning of the quarter in which such transfer occurs.

(B)
Amounts principally consist of changes in accrued interest.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 10. Fair Value of Financial Instruments (Continued)

        The following table contains the Level 3 inputs used to value assets and liabilities on a recurring and nonrecurring basis or where KREF discloses fair value as of December 31, 2016:

	Fair Value	Valuation Methodologies	Unobservable Inputs(A)	Weighted Average(B)	Range
Assets
Commercial mortgage loans, held-for-investment, net	$676,169	Discounted cash flow	Loan-to-value ratio	64.9%	47.6% - 78.8%
			Discount rate	6.6%	2.6% - 12.3%
Commercial mortgage loans, held-for-sale, net	26,495	Discounted cash flow	Loan-to-value ratio	73.1%	59.1% - 82.2%
			Discount rate	10.2%	5.3% - 13.9%
Preferred interest in joint venture, held-to-maturity	36,482	Discounted cash flow	Discount rate	13.8%	13.5% - 14.0%
Commercial mortgage loans held in variable interest entities, at fair value(C)	5,426,084	Discounted cash flow	Yield	7.6%	1.8% - 31.3%

	$6,165,230

Liabilities
Secured financing agreements, net	$445,600	Market comparable	Credit spread	2.0%	1.2% - 2.8%
Variable interest entity liabilities, at fair value	5,313,574	Discounted cash flow	Yield	5.6%	1.8% - 26.5%

	$5,759,174

(A)
An increase (decrease) in the valuation input results in a decrease (increase) in value.

(B)
Represents the average of the input value, weighted by the unpaid principal balance of the financial instrument.

(C)
Management measures the fair value of "Commercial mortgage loans held in variable interest entities, at fair value" using the fair value of the CMBS trust liabilities. The Level 3 inputs presented in the table above reflect the inputs used to value the CMBS trust liabilities, including the CMBS beneficially owned by KREF stockholders eliminated in consolidation of the CMBS trusts.

Valuation methodologies

        Commercial Mortgage-Backed Securities—In the first quarter of 2016, KREF transferred the CMBS from Level 2 to Level 3 in the fair value hierarchy given new regulations that impact the liquidity of markets in which such CMBS trade. As of December 31, 2016, management categorizes CMBS investments as Level 3 assets and liabilities in the fair value hierarchy and obtain prices from an independent valuation firm, which uses a discounted cash flow model, to value each CMBS. The key input is the expected yield of each CMBS using both observable and unobservable factors, which may include recently offered or completed trades and published yields of similar securities, security-specific characteristics (e.g. securities ratings issued by nationally recognized statistical rating organizations, credit support by other subordinate securities issued by the CMBS and coupon type) and other characteristics. Management performs quarterly reviews of the inputs received from the independent

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 10. Fair Value of Financial Instruments (Continued)

valuation firm based on consideration given to a number of observable market data points including, but not limited to, trading activity in the marketplace of like-kind securities, benchmark security evaluations and bid list results from various sources. If prices received from the independent valuation firm are inconsistent with values determined in connection with management's independent review, management makes inquiries to the independent valuation firm about the prices received and related methods. In the event management determines the price obtained from an independent valuation firm to be unreliable or an inadequate representation of the fair value of the CMBS (based on consideration given to the observable market data points detailed above), management then compiles evidence independently and presents the independent valuation firm with such evidence supporting a different value. As a result, the independent valuation firm may revise their price. However, if management continues to disagree with the price from the independent valuation firm, in light of evidence presented that management compiled independently and believes to be compelling, management considers the quotation unreliable or an inadequate representation of the fair value of the CMBS.

        In the event that the quotation from the independent valuation firm is not available or determined to be unreliable or an inadequate representation of the fair value of the CMBS (based on the procedures detailed above), valuations are prepared using inputs based on non-binding broker quotes obtained from independent, well-known, major financial brokers that make markets in CMBS. In validating any non-binding broker quote used in this circumstance, management compares the non-binding quote to the observable market data points at such time and used to validate prices received from the independent valuation firm in addition to understanding the valuation methodologies used by the market makers. These market participants utilize a similar methodology as the independent valuation firm to value each CMBS, with the key input of expected yield determined independently based on both observable and unobservable factors (as described above). To avoid reliance on any single broker-dealer, management receives a minimum of two non-binding quotes, of which the average is used.

        The fair values of the CMBS not beneficially owned by KREF stockholders neither impact the net assets of KREF nor the net income attributable to KREF's stockholders.

        Commercial Mortgage Loans—Management generally considers KREF's commercial mortgage loans Level 3 assets in the fair value hierarchy as such assets are illiquid, structured investments that are specific to the property and its operating performance. These loans are valued using a discounted cash flow model using discount rates derived from observable market data applied to the capital structure of the respective sponsor and estimated property value. On a quarterly basis, KREF engages an independent valuation firm to express an opinion on the fair value of each loan categorized as a Level 3 asset in the form of a range. Management selects a value within the range provided by the independent valuation firm to assess the reasonableness of the fair value as determined by management.

        Preferred Interest in Joint Venture—Management categorizes KREF's preferred interest in joint venture as Level 3 assets in the fair value hierarchy. On a quarterly basis, management engages an independent valuation firm to express an opinion on the fair value of its preferred interest in joint venture based upon a range of values. Management selects a value within the range provided by the

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 10. Fair Value of Financial Instruments (Continued)

independent valuation firm to assess the reasonableness of management's estimated fair value for that security. The independent valuation firm employs a discounted cash flow model using discount rates derived from observable market data applied to the internal rate of return implied by the expected contractual cash flows.

        Secured Financing Agreements—Management considers KREF's repurchase facilities Level 3 liabilities in the fair value hierarchy as such liabilities represent borrowings on illiquid collateral with terms specific to each borrower. Given the short-to-moderate term of the floating rate facilities, management generally expects the fair value of KREF's repurchase facilities to approximate their outstanding principal balances. On a quarterly basis, management engages an independent valuation firm to express an opinion on the fair value of KREF's repurchase facilities. The independent valuation firm employs a market-based methodology to compare the pricing of KREF's financing agreements with other similar financing agreements entered into by other mortgage REIT and recent financing transactions.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

        Certain assets not measured at fair value on an ongoing basis but subject to fair value adjustments only in certain circumstances, such as when there is evidence of impairment, are measured at fair value on a nonrecurring basis. For commercial mortgage loans held-for-sale, KREF applies the lower of cost or fair value accounting and may be required, from time to time, to record a nonrecurring fair value adjustment. For commercial mortgage loans held-for-investment and preferred interest in joint venture held-to-maturity, KREF applies the amortized cost method of accounting, but may be required, from time to time, to record a nonrecurring fair value adjustment in the form of a valuation provision or impairment. KREF did not report any financial assets or liabilities at fair value on a nonrecurring basis as of December 31, 2016 or 2015.

Assets and Liabilities for Which Fair Value is Only Disclosed

        KREF does not carry its secured financing agreements at fair value as management did not elect the fair value option for these liabilities. As of December 31, 2016, the fair value of KREF's floating rate repurchase facilities approximated the outstanding principal balance.

Note 11. Income Taxes

        KREF has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with its taxable year ended December 31, 2014. A REIT is generally not subject to U.S. federal and state income tax on that portion of its income that is distributed to stockholders if it distributes at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. A REIT will also be subject to a nondeductible excise tax to the extent certain percentages of its taxable income are not distributed within specified dates. KREF expects to distribute 100% of its net taxable income for the foreseeable future, while retaining sufficient capital to support its ongoing needs. Accordingly, for tax years ended December 31, 2016 and 2015, KREF distributed 100% of its net taxable income.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 11. Income Taxes (Continued)

        KREF consolidates subsidiaries that incur state and local income taxes, based on the tax jurisdiction in which each subsidiary operates. During the years ended December 31, 2016 and 2015, KREF recorded a current income tax provision for state and local income taxes of $0.4 million and $0.4 million, respectively. There were no deferred tax assets or liabilities as of December 31, 2016 and 2015.

        As of December 31, 2016, tax years 2014 and 2015 remain subject to examination by taxing authorities.

        Common stock distributions were taxable as follows:

Year	Ordinary Income	Long-term Capital Gain	Return of Capital
2016	100.0%	—%	—%
2015	100.0%	—%	—%

Note 12. Subsequent Events

        These consolidated financial statements include a discussion of material events that have occurred subsequent to December 31, 2016 (referred to as "subsequent events") through the issuance of these Consolidated Financial Statements on March 10, 2017. Events subsequent to that date have not been considered in these consolidated financial statements.

Significant Investment Activities

        In January 2017, KREF committed $40.0 million to invest in an aggregator vehicle alongside KKR Real Estate Credit Opportunity Partners L.P., a recently established KKR-managed investment fund ("RECOP"). The aggregator vehicle is controlled and advised by affiliates of KKR Manager. RECOP intends to acquire junior tranches of commercial mortgage backed securities newly issued by third-parties and will not directly acquire mortgages that it will then securitize. KREF will not pay any fees to RECOP, although KREF will bear its pro rata share of RECOP's expenses.

Corporate Activities

        In February 2017, KREF's board of directors declared a $8.5 million dividend on its common stock, or $0.35 per share, with respect to the fourth quarter of 2016, which KREF paid on February 6, 2017.

        In February 2017, KREF called capital from investors in the private placements closed during the year ended December 31, 2016 and issued 7,386,208 common shares, at $20.00 per share, for net proceeds of $147.7 million. KREF also issued a share of special non-voting preferred stock, at $0.01 per share, to a third-party in connection with a $70.0 million capital commitment made in October 2016. The holder of the special non-voting preferred stock has no voting rights, other than protective rights, and is entitled to a portion of distributions received by KREF from the KKR Manager, payable quarterly in arrears.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 13. Summary Quarterly Consolidated Financial Information (Unaudited)

        The following tables summarize KREFs quarterly financial data which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of KREFs results of operations:

	2016
	Quarter Ended
					Year Ended December 31
	March 31	June 30	September 30	December 31
Net Interest Income
Interest income	$6,269	$6,719	$7,896	$11,775	$32,659
Interest expense	1,150	1,199	1,627	3,456	7,432

Total net interest income	5,119	5,520	6,269	8,319	25,227
Other Income (Loss)	(2,023)	5,842	6,284	5,865	15,968
Operating Expenses	1,899	2,133	2,169	2,368	8,569

Income (Loss) Before Income Taxes, Noncontrolling Interests and Preferred Dividends	1,197	9,229	10,384	11,816	32,626
Income tax expense	71	72	71	140	354

Net Income (Loss)	1,126	9,157	10,313	11,676	32,272
Redeemable Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	81	80	87	54	302
Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	184	207	210	212	813

Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	861	8,870	10,016	11,410	31,157
Preferred Stock Dividends	4	4	4	4	16

Net Income (Loss) Attributable to Common Stockholders	$857	$8,866	$10,012	$11,406	$31,141

Net Income (Loss) Per Share of Common Stock	$0.06	$0.51	$0.48	$0.47	$1.61

Weighted Average Number of Shares of Common Stock Outstanding	14,911,141	17,248,539	20,810,322	24,158,392	19,299,597

KKR Real Estate Finance Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2016

(dollars in tables in thousands, except per share amounts)

Note 13. Summary Quarterly Consolidated Financial Information (Unaudited) (Continued)

	2015
	Quarter Ended
					Year Ended December 31
	March 31	June 30	September 30	December 31
Net Interest Income
Interest income	$1,382	$2,505	$3,912	$4,737	$12,536
Interest expense	—	—	—	554	554

Total net interest income	1,382	2,505	3,912	4,183	11,982
Other Income	—	749	8,831	748	10,328
Operating Expenses	387	1,166	1,553	1,639	4,745

Income (Loss) Before Income Taxes, Noncontrolling Interests and Preferred Dividends	995	2,088	11,190	3,292	17,565
Income tax expense	107	107	107	72	393

Net Income (Loss)	888	1,981	11,083	3,220	17,172
Redeemable Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	40	65	84	83	272
Noncontrolling Interests in Income (Loss) of Consolidated Joint Venture	—	—	23	114	137

Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	848	1,916	10,976	3,023	16,763
Preferred Stock Dividends	3	4	4	4	15

Net Income (Loss) Attributable to Common Stockholders	$845	$1,912	$10,972	$3,019	$16,748

Net Income (Loss) Per Share of Common Stock	$0.32	$0.30	$0.90	$0.23	$1.95

Weighted Average Number of Shares of Common Stock Outstanding	2,635,102	6,471,007	12,155,691	13,008,698	8,605,876

KKR Real Estate Finance Trust Inc.
Schedule IV—Mortgage Loans on Real Estate
As of December 31, 2016
(amounts in millions)

Description/Location	Prior Liens(1)	Face Amount	Carrying Amount	Interest Rate(2)	Payment Terms(3)	Maturity Date(4)
Senior Loans:
Senior Loan 1, Portland, OR	N/A	$119.8	$118.5	L + 4.5%	I/O	11/5/2020
Senior Loan 2, San Diego, CA	N/A	$138.1	$136.6	L + 4.2%	I/O	10/5/2021
Senior Loan 3, Brooklyn, NY	N/A	$116.1	$114.8	L + 5.0%	I/O	10/5/2021
Senior Loan 4, Crystal City, VA	N/A	$71.8	$71.2	L + 4.5%	I/O	10/5/2021
Senior Loan 5, New York, NY	N/A	$60.2	$59.5	L + 4.4%	I/O	11/5/2021
Senior Loan 6, Atlanta, GA	N/A	$66.6	$66.0	L + 4.0%	I/O	1/5/2021
Senior Loan 7, Nashville, TN	N/A	$52.8	$52.3	L + 4.3%	36 mo I/O / 360 mo amort	6/5/2021
Mezzanine Loans:
Mezzanine 1, Clearwater, FL	N/A	$35.0	$35.0	L + 9.8%	I/O	2/9/2020
Mezzanine 2, Various	N/A	$4.4	$4.4	L + 8.5%	I/O	12/9/2019
Mezzanine 3, Chicago, IL	N/A	$16.5	$16.4	L + 9.2%	12 mo I/O; $250k/yr amort.	6/30/2020
Mezzanine 4, Santa Monica, CA	N/A	$5.6	$5.6	10.50%	I/O	12/6/2025
Mezzanine 5, Various	N/A	$5.5	$5.5	11.00%	I/O	7/6/2025
Mezzanine 6, Ann Arbor, MI	N/A	$4.3	$4.3	12.00%	I/O	7/6/2025
Mezzanine 7, Boca Raton, FL	N/A	$4.0	$4.0	10.00%	I/O	12/1/2024
Mezzanine 8, Fort Lauderdale, FL	N/A	$4.0	$4.0	10.00%	360 mo amort	12/1/2024
Mezzanine 9, Bryan, TX	N/A	$2.9	$2.9	10.00%	I/O	3/1/2025

(1)
Represents third-party priority liens. Third-party portions of pari-passu participations are not considered priority liens. Additionally, excludes the outstanding debt on third-party joint ventures of underlying borrowers.

(2)
L = one-month LIBOR rate.

(3)
I/O = interest only until final maturity.

(4)
Maturity date assumes all extension options are exercised, if applicable.

        For the activity within our loan portfolio during the year ended December 31, 2016, refer to Note 3 of our Consolidated Financial Statements.

S-1

Shares

KKR Real Estate Finance Trust Inc.

Common Stock

PROSPECTUS

                  , 2017

Wells Fargo Securities

Morgan Stanley

KKR

Barclays

Goldman, Sachs & Co.

J.P. Morgan

Keefe, Bruyette & Woods
                             A Stifel Company

        Through and including                  , 2017 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses and Issuance and Distribution.

        Set forth below are the fees and expenses, other than underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. All amounts set forth below are estimates, except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee.

SEC registration fee		$11,590
FINRA filing fee		15,500
Stock exchange listing fee			*
Legal fees and expenses			*
Printing and engraving expenses			*
Transfer agent's fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*

Total	$		*

*
To be completed by amendment.

Item 32.    Sales to Special Parties.

        Not applicable.

Item 33.    Recent Sales of Unregistered Securities.

        From October 2014 through March 2016, we issued to an affiliate of KKR REFT Asset Holdings a total of 15,636,416 shares of our common stock and one share of our special voting preferred stock, each at a price of $20.00 per share, for gross proceeds of $312,728,340. No placement agent was involved in this private placement. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.

        In January 2015, we issued 125 shares of our series A preferred stock to certain unaffiliated third parties as a price of $1,000.00 per share, for gross proceeds of $125,000. The placement agent for this offering was H&L Equities, LLC, an unaffiliated entity, which received a placement agent fee of $6,250 in connection with the placement. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof. We intend to redeem all of the issued and outstanding series A preferred stock and reclassify such shares as shares of preferred stock without designation upon the completion of this offering.

        In March 2016, we completed a private placement offering of 13,870,000 shares of our common stock at a price of $20.00 per share, of which 587,500 shares were subscribed for by certain current and former employees of and consultants to KKR through a feeder vehicle, 4,365,000 shares were subscribed for by an affiliate of KKR REFT Asset Holdings and 8,917,500 shares were subscribed for by a limited number of "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act). The placement agent for this offering was KCM, which did not receive a fee in connection with the placement. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In May 2016, we issued 3,000,138 shares of our common stock to investors in the private placement completed in March 2016 at a price of $20.00 per share, for gross proceeds of $60,002,760. In June 2016, we issued an additional 21,838 shares of our common stock to these investors as a reimbursement settled in shares of our common stock pursuant to our stockholders agreement.

        In August 2016, we issued 5,500,000 shares of our common stock to investors in the private placement completed in March 2016 at a price of $20.00 per share, for gross proceeds of $110,000,000.

        In September 2016, we completed a private placement offering of 8,025,000 shares of our common stock at a price of $20.00 per share to a limited number of "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act). The placement agent for this offering was KCM, which did not receive a fee in connection with the placement. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In October 2016, we completed a private placement offering of 3,500,000 shares of our common stock at a price of $20.00 per share, which were subscribed for by an "accredited investor" (as defined in Rule 501 of Regulation D under the Securities Act). The placement agent for this offering was KCM, which did not receive a fee in connection with the placement. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In November 2016, we completed a private placement offering of 872,500 shares of our common stock at a price of $20.00 per share to a limited number of "accredited investors" (as defined in Rule 501 of Regulation D under the Securities Act). The placement agent for this offering was KCM, which did not receive a fee in connection with the placement. In conducting this private placement, we relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act.

        In February 2017, we issued 7,386,208 shares of our common stock to investors in the private placements completed during the year ended December 31, 2016 at a price of $20.00 per share, for gross proceeds of $147.7 million. We also issued one share of special non-voting preferred stock for $0.01 per share to the investor that subscribed for shares of our common stock in the October 2016 private placement to facilitate compliance by such investor with regulatory requirements applicable to such investor.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains such a provision that eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the company and at the request of the company, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, member or manager, is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity, and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of the company in any of the capacities described above and any employee or agent of the company or a predecessor of the company.

        Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We intend to enter into indemnification agreements with our directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter and bylaws against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. The indemnification provided under the indemnification agreements will not be exclusive of any other indemnity rights.

        In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the organizational documents of certain of our subsidiaries.

        Furthermore, our officers and directors will be indemnified against specified liabilities by the underwriters, and the underwriters will be indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See "Underwriting."

Item 35.    Treatment of Proceeds from Stock Being Registered.

        None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.    Financial Statements and Exhibits.

        (a)    Financial Statements.    See page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

        (b)    Exhibits.    The following exhibits are filed as part of this registration statement on Form S-11:

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement among KKR Real Estate Finance Trust Inc. and the underwriters named therein

3.1	*	Form of Articles of Restatement of KKR Real Estate Finance Trust Inc.

3.2		Amended and Restated Bylaws of KKR Real Estate Finance Trust Inc.

5.1	*	Opinion of Venable LLP regarding validity of the shares being registered

8.1		Opinion of Hunton & Williams LLP regarding certain tax matters

10.1	*	Form of Third Amended and Restated Management Agreement between KKR Real Estate Finance Trust Inc. and KKR Real Estate Finance Manager LLC

10.2	**	Stockholders Agreement, dated as of March 29, 2016, among KKR Fund Holdings L.P., the stockholders party thereto, KKR Real Estate Finance Trust Inc. and KKR Real Estate Finance Manager LLC

10.3	**	First Amendment to the Stockholders Agreement, dated as of September 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Manager LLC, KKR Fund Holdings L.P. and the stockholders party thereto

10.4	**	Second Amendment to the Stockholders Agreement, dated as of January 9, 2017, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Manager LLC, KKR Fund Holdings L.P. and the stockholders party thereto

10.5	**	Registration Rights Agreement, dated as of March 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Fund Holdings L.P. and the other investors party thereto

10.6	**	First Amendment to the Registration Rights Agreement, dated as of September 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Fund Holdings L.P. and the other investors party thereto

10.7	**	Amended and Restated Investment Agreement, dated as of October 8, 2015, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Holdings L.P., SteepRock Capital II LLC and REFH SR Mezz LLC

10.8	**	Uncommitted Master Repurchase Agreement, dated as of October 15, 2015, between KREF Lending II LLC and JPMorgan Chase Bank, National Association

10.9	**	Guarantee Agreement, dated as of October 15, 2015, made by KKR Real Estate Finance Holdings L.P. in favor of JPMorgan Chase Bank, National Association

10.10	**	Master Repurchase and Securities Contract, dated as of October 21, 2015, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.11	**	Amendment No. 1 to Master Repurchase and Securities Contract and Omnibus Amendment to Repurchase Documents, dated as of February 4, 2016, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.12	**	Amendment No. 2 to Master Repurchase and Securities Contract, Guarantee Agreement, Servicing Agreement and Custodial Agreement, dated as of September 9, 2016, among KREF Lending I LLC, Wells Fargo Bank, National Association, KKR Real Estate Finance Holdings, L.P. and Situs Asset Management LLC

10.13	**	Guarantee Agreement, dated as of October 21, 2015, made by KKR Real Estate Finance Holdings L.P. in favor of Wells Fargo Bank, National Association

10.14	**	Master Repurchase Agreement, dated as of September 30, 2016, among KREF Lending III LLC, KREF Lending III TRS LLC and Goldman Sachs Bank USA

Exhibit Number		Exhibit Description
10.15	**	Limited Guaranty, dated as of September 30, 2016, made by KKR Real Estate Finance Holdings L.P. in favor of Goldman Sachs Bank USA

10.16	**	Master Repurchase and Securities Contract Agreement, dated as of December 6, 2016, between Morgan Stanley Bank, N.A. and KREF Lending IV LLC

10.17	**	Guaranty Agreement, dated as of December 6, 2016, made by KKR Real Estate Finance Holdings L.P. in favor of Morgan Stanley Bank, N.A.

10.18	*	Amended and Restated KKR Real Estate Finance Trust Inc. 2016 Omnibus Incentive Plan

10.19	*	Form of Director and Officer Indemnification Agreement

10.20		Amended and Restated Master Repurchase and Securities Contract, dated as of April 7, 2017, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.21		Amendment No. 3 to Guarantee Agreement, dated as of April 7, 2017, between Wells Fargo Bank, National Association and KKR Real Estate Finance Holdings L.P.

21.1	**	Subsidiaries of KKR Real Estate Finance Trust Inc.

23.1	*	Consent of Venable LLP (included in Exhibit 5.1)

23.2		Consent of Hunton & Williams LLP (included in Exhibit 8.1)

23.3		Consent of Deloitte & Touche LLP

23.4		Consent of Terrance R. Ahern to be named as a director nominee

23.5		Consent of R. Craig Blanchard to be named as a director nominee

23.6		Consent of Deborah H. McAneny to be named as a director nominee

24.1	**	Power of Attorney (included on signature pages to this registration statement)

*
To be filed by amendment.

**
Previously filed.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under

  Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 13, 2017.

KKR REAL ESTATE FINANCE TRUST INC.
By:	/s/ CHRISTEN E.J. LEE
	Name:	Christen E.J. Lee
	Title:	Co-Chief Executive Officer and Co-President

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Christen E.J. Lee, Matthew A. Salem and W. Patrick Mattson, and each of them, any of whom may act without joinder of the other, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTEN E.J. LEE Christen E.J. Lee	Co-Chief Executive Officer and Co-President (Principal Executive Officer)	April 13, 2017
* Matthew A. Salem	Co-Chief Executive Officer and Co-President (Principal Executive Officer)	April 13, 2017
* William B. Miller	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 13, 2017

Signature			Title	Date

* Ralph F. Rosenberg			Chairman of the Board of Directors	April 13, 2017
* Todd A. Fisher			Director	April 13, 2017
*By:	/s/ CHRISTEN E.J. LEE
	Name:	Christen E.J. Lee
	Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Exhibit Description
1.1	*	Form of Underwriting Agreement among KKR Real Estate Finance Trust Inc. and the underwriters named therein

3.1	*	Form of Articles of Restatement of KKR Real Estate Finance Trust Inc.

3.2		Amended and Restated Bylaws of KKR Real Estate Finance Trust Inc.

5.1	*	Opinion of Venable LLP regarding validity of the shares being registered

8.1		Opinion of Hunton & Williams LLP regarding certain tax matters

10.1	*	Form of Third Amended and Restated Management Agreement between KKR Real Estate Finance Trust Inc. and KKR Real Estate Finance Manager LLC

10.2	**	Stockholders Agreement, dated as of March 29, 2016, among KKR Fund Holdings L.P., the stockholders party thereto, KKR Real Estate Finance Trust Inc. and KKR Real Estate Finance Manager LLC

10.3	**	First Amendment to the Stockholders Agreement, dated as of September 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Manager LLC, KKR Fund Holdings L.P. and the stockholders party thereto

10.4	**	Second Amendment to the Stockholders Agreement, dated as of January 9, 2017, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Manager LLC, KKR Fund Holdings L.P. and the stockholders party thereto

10.5	**	Registration Rights Agreement, dated as of March 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Fund Holdings L.P. and the other investors party thereto

10.6	**	First Amendment to the Registration Rights Agreement, dated as of September 29, 2016, among KKR Real Estate Finance Trust Inc., KKR Fund Holdings L.P. and the other investors party thereto

10.7	**	Amended and Restated Investment Agreement, dated as of October 8, 2015, among KKR Real Estate Finance Trust Inc., KKR Real Estate Finance Holdings L.P., SteepRock Capital II LLC and REFH SR Mezz LLC

10.8	**	Uncommitted Master Repurchase Agreement, dated as of October 15, 2015, between KREF Lending II LLC and JPMorgan Chase Bank, National Association

10.9	**	Guarantee Agreement, dated as of October 15, 2015, made by KKR Real Estate Finance Holdings L.P. in favor of JPMorgan Chase Bank, National Association

10.10	**	Master Repurchase and Securities Contract, dated as of October 21, 2015, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.11	**	Amendment No. 1 to Master Repurchase and Securities Contract and Omnibus Amendment to Repurchase Documents, dated as of February 4, 2016, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.12	**	Amendment No. 2 to Master Repurchase and Securities Contract, Guarantee Agreement, Servicing Agreement and Custodial Agreement, dated as of September 9, 2016, among KREF Lending I LLC, Wells Fargo Bank, National Association, KKR Real Estate Finance Holdings, L.P., and Situs Asset Management LLC

Exhibit Number		Exhibit Description
10.13	**	Guarantee Agreement, dated as of October 21, 2015, made by KKR Real Estate Finance Holdings L.P. in favor of Wells Fargo Bank, National Association

10.14	**	Master Repurchase Agreement, dated as of September 30, 2016, among KREF Lending III LLC, KREF Lending III TRS LLC and Goldman Sachs Bank USA

10.15	**	Limited Guaranty, dated as of September 30, 2016, made by KKR Real Estate Finance Holdings L.P. in favor of Goldman Sachs Bank USA

10.16	**	Master Repurchase and Securities Contract Agreement, dated as of December 6, 2016, between Morgan Stanley Bank, N.A. and KREF Lending IV LLC

10.17	**	Guaranty Agreement, dated as of December 6, 2016, made by KKR Real Estate Finance Holdings L.P. in favor of Morgan Stanley Bank, N.A.

10.18	*	Amended and Restated KKR Real Estate Finance Trust Inc. 2016 Omnibus Incentive Plan

10.19	*	Form of Director and Officer Indemnification Agreement

10.20		Amended and Restated Master Repurchase and Securities Contract, dated as of April 7, 2017, between KREF Lending I LLC and Wells Fargo Bank, National Association

10.21		Amendment No. 3 to Guarantee Agreement, dated as of April 7, 2017, between Wells Fargo Bank, National Association and KKR Real Estate Finance Holdings L.P.

21.1	**	Subsidiaries of KKR Real Estate Finance Trust Inc.

23.1	*	Consent of Venable LLP (included in Exhibit 5.1)

23.2		Consent of Hunton & Williams LLP (included in Exhibit 8.1)

23.3		Consent of Deloitte & Touche LLP

23.4		Consent of Terrance R. Ahern to be named as a director nominee

23.5		Consent of R. Craig Blanchard to be named as a director nominee

23.6		Consent of Deborah H. McAneny to be named as a director nominee

24.1	**	Power of Attorney (included on signature pages to this registration statement)

*
To be filed by amendment.

**
Previously filed.